As filed with the Securities and Exchange Commission on July 28, 2021.

Registration No. 333-257176

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VALENS SEMICONDUCTOR LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3674	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Valens Semiconductor Ltd.

8 Hanagar St. POB 7152

Hod Hasharon 4501309

Israel

+972 (9) 762-6900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Michael Kaplan Brian Wolfe Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Tel: (212) 450-4000	Shachar Hadar Assaf Naveh Ran Camchy Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: +972 (3) 610-3100	Daniel Espinoza Jocelyn M. Arel Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Tel: (617) 570-1000	Aaron M. Lampert Goldfarb Seligman & Co. Ampa Tower 98 Yigal Alon Street Tel Aviv 6789141, Israel Tel: +972 (3) 608-9999

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(7)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Ordinary shares, no par value per share(4)	14,375,000	$9.93	$142,743,750	$15,573.34
Warrants to purchase ordinary shares(5)	9,080,000	—	—	—
Ordinary shares underlying warrants(6)	4,540,000	$11.99	$54,434,600	$5,938.81
Total			$197,178,350	$21,512.15(8)

(1)

The number of ordinary shares, no par value per share (“Valens ordinary shares”), of Valens Semiconductor Ltd. (“Valens”) and warrants (“Valens warrants”) to purchase Valens ordinary shares being registered is based upon an estimate of the sum of (a) the maximum number of shares of common stock, par value $0.0001 per share, of PTK Acquisition Corp. (“PTK”) that will be outstanding immediately prior to the Business Combination (as defined herein) and exchanged for one Valens ordinary share for each such share of PTK common stock, assuming the Capital Restructuring (as defined herein) has occurred; and (b) the maximum number of warrants of PTK (“PTK warrants”) that will be outstanding immediately prior to the Business Combination (as defined below) and exchanged for one Valens warrant for each such PTK warrant, assuming the Capital Restructuring has occurred. The par value of the Valens ordinary shares is based on an assumed stock split ratio that is subject to change.

(2)

In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on (i) in respect of Valens ordinary shares to be issued to PTK stockholders, the average of the high ($9.94) and low ($9.91) prices of the shares of PTK common stock on the New York Stock Exchange (the “NYSE”) on June 10, 2021, and (ii) in respect of Valens warrants to be issued to PTK warrant holders, the sum of (a) the average of the high ($0.50) and low ($0.47) prices for the PTK warrants on NYSE on June 10, 2021 and (b) $11.50, the exercise price of the PTK warrants, resulting in a combined maximum offering price per warrant of $11.99. The maximum number of Valens warrants and Valens ordinary shares issuable upon exercise of the Valens warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Valens warrants has been allocated to the underlying Valens ordinary shares and those Valens ordinary shares are included in the registration fee.

(3)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0001091.
(4)

Represents Valens ordinary shares issuable in exchange for outstanding PTK common stock upon the merger of Valens Merger Sub, Inc. (“Merger Sub”) with and into PTK pursuant to the Business Combination. Such maximum number of shares is based on the sum of: (a) 13,368,750 Valens ordinary shares to be issued to the holders of shares of PTK common stock, including PTK’s Sponsor (as defined here in); and (b) 1,006,250 shares of Valens ordinary shares that may be issued to PTK’s Sponsor pursuant to the earn out provisions of the Business Combination Agreement described herein.

(5)

Represents warrants of Valens, each whole warrant entitling the holder to purchase one-half (1/2) of a Valens ordinary share, to be issued in exchange for warrants of PTK upon the merger of Merger Sub with and into PTK pursuant to the Business Combination.

(6)	Represents Valens ordinary shares underlying warrants of Valens.
(7)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(8)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION DATED JULY 28, 2021

The information in this proxy statement/prospectus is not complete and may be changed. Valens Semiconductor Ltd. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is effective. This proxy statement/prospectus is neither an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

PROXY STATEMENT/PROSPECTUS

PTK Acquisition Corp.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

OF

PTK ACQUISITION CORP.

PROSPECTUS FOR UP TO 14,375,000 ORDINARY SHARES,

9,080,000 WARRANTS,

AND 4,540,000 ORDINARY SHARES UNDERLYING WARRANTS

OF

VALENS SEMICONDUCTOR LTD.

The board of directors of PTK Acquisition Corp., a Delaware corporation (“PTK”), has unanimously approved the business combination agreement (“Business Combination Agreement”), dated as of May 25, 2021, by and among PTK, Valens Semiconductor Ltd., a company organized under the laws of the State of Israel (the “Company” or “Valens”) and Valens Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Business Combination Agreement, Merger Sub will merge with and into PTK, with PTK surviving the merger (the “Business Combination”). As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement (the “Transactions”), PTK will become a wholly owned subsidiary of the Company, with the securityholders of PTK becoming securityholders of the Company.

Prior to the effective time of the Business Combination (the “Effective Time”), Valens intends to (a) have each of its preferred shares issued and outstanding at the end of the date immediately prior to the Effective Time converted into and become one Valens ordinary share effective as of the end of such date (the “Preferred Share Conversion”), and (b) effect a reverse stock split to cause the implied value of the outstanding Valens ordinary shares as of the Measurement Time (as defined below) to equal $10.00 per share based on a valuation methodology that values Valens equity prior to closing at $850 million plus Cash (as defined herein) plus Aggregate Vested Company Equity Awards Exercise Price (as defined herein) minus Indebtedness (as defined herein) in each case as of 5:00 P.M. Eastern Time on the later of (i) the date of PTK’s stockholder meeting and (ii) a date that is three business days prior to the Closing (the “Measurement Time”) (the “Total Deal Value”)) (the “Stock Split” and, together with the Preferred Share Conversion, the “Capital Restructuring”). The consideration to be issued to securityholders of PTK will be adjusted if the Capital Restructuring is not effected or if the Capital Restructuring results in a price per Valens ordinary share other than $10.00.

Pursuant to the Business Combination Agreement and assuming the Stock Split has occurred, at the Effective Time, (a) each share of PTK common stock, par value $0.0001 per share (“PTK Common Stock”), outstanding immediately prior to the Effective Time will be exchanged for one Valens ordinary share, (b) each warrant of PTK entitling the holder to purchase one-half share of PTK Common Stock per warrant at a price of $11.50 per whole share (each, a “PTK warrant”) outstanding immediately prior to the Effective Time will be assumed by Valens and will become one Valens warrant, with the number of Valens ordinary shares underlying the Valens warrants and the exercise price of such Valens warrants subject to adjustment in accordance with the Business Combination Agreement in the event of a stock split, share dividend or distribution, or any change in Valens’ share capital by reason of any split-up reverse stock split, recapitalization, combination, reclassification, exchange of shares, in each case after giving effect to the Capital Restructuring.

Concurrently with the execution of the Business Combination Agreement, Valens and certain accredited investors, including PTK’s sponsor (the “PIPE Investors”), entered into a series of subscription agreements (“Subscription Agreements”), providing for the purchase by the PIPE Investors at the Effective Time of an aggregate of 12,500,000 Valens ordinary shares (“PIPE Shares”) at a price per share of $10.00 (assuming the Capital Restructuring has been effected), for gross proceeds to Valens of $125.0 million (collectively, the “PIPE Financing”). The closing of the PIPE Financing is conditioned upon the consummation of the Transactions.

This proxy statement/prospectus covers the Valens ordinary shares and Valens warrants issuable to the securityholders of PTK as described above. Accordingly, we are registering up to an aggregate of 14,375,000 Valens ordinary shares, 9,080,000 Valens warrants, and 4,540,000 Valens ordinary shares issuable upon the exercise of the warrants. We are not registering the Valens ordinary shares currently owned by the Valens securityholders or issuable to the PIPE Investors.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of PTK stockholders scheduled to be held on                 , 2021 in virtual format.

Although Valens is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the closing of the Business Combination, Valens will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Valens intends to apply for listing of the Valens ordinary shares and Valens warrants on the NYSE under the proposed symbols “VLN” and “VLNW”, respectively, to be effective at the consummation of the Business Combination. It is a condition of the consummation of the Transactions that the Valens ordinary shares are approved for listing on the NYSE (subject only to official notice of issuance thereof and round lot holder requirements). While trading on the NYSE is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that Valens’ securities will be listed on the NYSE or that a viable and active trading market will develop. See “Risk Factors” beginning on page 11 for more information.

Valens will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Valens will also be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Valens’ officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Valens will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The accompanying proxy statement/prospectus provides PTK stockholders with detailed information about the Business Combination and other matters to be considered at the special meeting of PTK. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 11 of the accompanying proxy statement/prospectus.

None of the Securities and Exchange Commission, the Israel Securities Authority or any state securities commission has approved or disapproved of the securities to be issued in connection with the Business Combination, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                , 2021, and is first being mailed to PTK stockholders on or about                 , 2021.

Notice of Special Meeting of Stockholders

of PTK Acquisition Corp.

To Be Held on                , 2021

TO THE STOCKHOLDERS OF PTK ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of PTK Acquisition Corp., a Delaware corporation (“PTK”), will be held at                  a.m. Eastern Time, on                 , 2021 (the “special meeting”). Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, the special meeting will be a virtual meeting. You are cordially invited to attend and participate in the special meeting online by visiting https://                . The special meeting will be held for the following purposes:

1.    Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination whereby Valens Merger Sub, Inc., a Delaware corporation (“Merger Sub”), will merge with and into PTK, with PTK surviving the merger as a wholly owned subsidiary of Valens Semiconductor Ltd., a company organized under the laws of Israel (“Valens”) (the “Business Combination Proposal”);

2.    Proposal No. 2 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination (the “Adjournment Proposal”).

We also will transact any other business as may properly come before the special meeting or any adjournment or postponement thereof.

The items of business listed above are more fully described elsewhere in the proxy statement/prospectus. Whether or not you intend to attend the special meeting, we urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”

Only holders of record of shares of PTK common stock, par value $0.0001 per share (“PTK Common Stock”), at the close of business on                 , 2021 (the “record date”) are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

After careful consideration, PTK’s board of directors has determined that each of the proposals listed is fair to and in the best interests of PTK and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of PTK’s board of directors, you should keep in mind that PTK’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a stockholder of PTK. See the section entitled “Proposal One — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

The closing of the Business Combination is conditioned on approval of the Business Combination Proposal. If this proposal is not approved and the applicable closing condition in the Business Combination Agreement is not waived, the remaining proposal will not be presented to stockholders for a vote. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

All PTK stockholders are cordially invited to attend the special meeting, which will be held virtually over the Internet at https://                . To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of PTK

Common Stock on the record date, you may also cast your vote at the special meeting. If your PTK Common Stock is held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting, obtain a proxy from your broker or bank.

A complete list of PTK stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of PTK for inspection by stockholders during business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting virtually or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in ”street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted.

If you have any questions or need assistance voting your PTK Common Stock, please contact                 . Questions can also be sent by email to                . This notice of special meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://                .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors
Ker Zhang Secretary and Director

            , 2021

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL HOLDERS (THE “PUBLIC STOCKHOLDERS”) OF SHARES OF PTK COMMON STOCK ISSUED IN PTK’S INITIAL PUBLIC OFFERING (THE “PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH.

THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR STOCK TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, PTK’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF PTK STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the Securities and Exchange Commission, or SEC, by Valens, constitutes a prospectus of Valens under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Valens ordinary shares to be issued to PTK stockholders in connection with the Business Combination, as well as the warrants to acquire Valens ordinary shares to be issued to PTK warrant holders and the Valens ordinary shares underlying such warrants. This document also constitutes a proxy statement of PTK under Section 14(a) of the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of PTK stockholders to consider and vote upon the proposals to adopt the Business Combination Agreement, to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Agreement.

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to the terms “Valens” and the “Company” refer to Valens Semiconductor Ltd., together with its subsidiaries. All references in this proxy statement/prospectus to “PTK” refer to PTK Acquisition Corp.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning Valens’ industry and the regions in which it operates, including Valens’ general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and other industry publications, surveys and forecasts. Valens has not independently verified the accuracy or completeness of any third-party information. Similarly, internal surveys, industry forecasts and market research, which Valens believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While Valens believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of Valens’ future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” and “Valens’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

“Aggregate Vested Company Equity

Awards Exercise Price”	means the aggregate amount that would be paid to Valens if all vested options to purchase Valens ordinary shares were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Aggregate Transaction Proceeds”	means an amount equal to (a) the aggregate cash proceeds available for release to PTK from PTK’s trust account in connection with the transactions contemplated by the Business Combination Agreement (after, for the avoidance of doubt, giving effect to all of the SPAC Redemptions (as defined herein) but before release of any other funds), plus (b) the aggregate proceeds to be received by Valens in connection with the Closing from the PIPE Financing, minus (c) the aggregate amount of balance sheet liabilities of PTK, whether or not such liabilities are due and payable as of such time (excluding any PTK transaction expenses), which shall include any deferred underwriting commissions.

“Ancillary Documents”	means the Sponsor Letter Agreement (as defined herein), the Subscription Agreements (as defined herein), the Support Agreements (as defined herein), the Investors’ Rights Agreement (as defined herein), the Valens Warrant Agreement (as defined herein), and each other agreement, document, instrument and/or certificate contemplated by the Business Combination Agreement executed or to be executed in connection with the transactions contemplated thereby.

“Cash”	means (i) the cash on hand (including petty cash), cash in current accounts (including checking and savings accounts and money market accounts), cash in short-term deposit or similar accounts (including interest accrued with respect thereto), money orders, certified checks, checks and drafts received from third parties and not yet deposited and cleared, and cash equivalents (including negotiable or other readily marketable securities and short term investments or any short-term Indebtedness issued or guaranteed by the government of the United States or the State of Israel), but excluding any restricted cash, plus (ii) Valens transaction expenses paid by Valens prior to the Closing, plus (iii) any PTK transaction expenses paid by Valens prior to Closing, if any.

“Company Equity Award”	means, as of any determination time, each Valens option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Valens or its subsidiaries of rights of any kind to receive any equity security of Valens or its subsidiaries under any Company Equity Plan or otherwise that is outstanding.

“Company Equity Plan”

means, collectively, Valens’ 2007 Option Plan, the Company’s 2012 Option Plan and the U.S. Sub-Plan of the Company’s 2012 Option Plan, and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Valens or its subsidiaries of rights of any kind to receive Equity Securities of Valens or its subsidiaries or benefits measured in whole or in part by reference to equity securities of Valens or its subsidiaries.

“DGCL”	means the Delaware General Corporation Law, as amended.

“Exchange Act”	means the Securities Exchange Act of 1934, as amended.

“Founder Shares”	means the 2,875,000 shares of PTK common stock, par value $0.0001 per share, of PTK held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 prior to the PTK IPO.

“GAAP”	means accounting principles generally accepted in the United States of America.

“Indebtedness”	means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage, termination fees or other amounts payable upon the discharge thereof) arising under or in respect of (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred and unpaid purchase price of property, assets or services, including “earn-outs” and “seller notes” (but excluding any amounts payable under purchase orders made in the ordinary course of business, including any trade payables), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases (other than operating leases) required to be capitalized under GAAP, (f) derivative, hedging, swap, cap, collar, foreign exchange or similar arrangements, including all obligations or unrealized losses of Valens and its subsidiaries pursuant to hedging or foreign exchange arrangements, or (g) any of the obligations of any other person of the type referred to in clauses (a) through (f) above guaranteed by such person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“PCAOB”	means the Public Company Accounting Oversight Board.

“private placement warrants”	means the warrants PTK sold to Sponsor via private placement in connection with the PTK IPO.

“Securities Act”	means the Securities Act of 1933, as amended.

“Sponsor”	means PTK Holdings LLC, a Delaware limited liability company.

“PTK IPO”	means the initial public offering of PTK, which was consummated on July 15, 2020.

“Transactions”	means the transactions contemplated by the Business Combination Agreement and the Ancillary Documents.

“units”	means the 10,000,000 units sold as part of the PTK IPO and the 1,500,000 units sold to the underwriter following the exercise of its over-allotment option, each consisting of one share of PTK common stock and one-half of one redeemable PTK warrant.

“Valens preferred shares”	means, collectively, the redeemable convertible preferred shares composed of Series A, Series B1, Series B2, Series C, Series D and Series E preferred shares of Valens, in each case NIS 0.01 par value per share.

“Valens warrants”	means the warrants to be received by warrant holders of PTK in exchange for PTK warrants pursuant to the Business Combination Agreement.

v

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND

THE SPECIAL MEETING

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to PTK stockholders. PTK stockholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the special meeting.

Q: Why am I receiving this proxy statement/prospectus?

A: PTK and Valens have agreed to a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and PTK encourages its stockholders to read it in its entirety. PTK’s stockholders are being asked to consider and vote upon a proposal to approve the Business Combination Agreement, which, among other things, provides for Merger Sub to be merged with and into PTK with PTK surviving the Business Combination as a wholly owned subsidiary of Valens, and the other Transactions contemplated by the Business Combination Agreement. See “Proposal One — The Business Combination Proposal.”

Q: Are there any other matters being presented to stockholders at the meeting?

A: In addition to voting on the Business Combination Proposal, the stockholders of PTK will vote on the following proposal:

•

To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination for any reason. See the section of this proxy statement/prospectus titled “Proposal Two — The Adjournment Proposal.”

PTK will hold the special meeting of its stockholders to consider and vote upon this proposal. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

The vote of stockholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q: Why is PTK providing stockholders with the opportunity to vote on the Business Combination?

A: Pursuant to the PTK Charter, PTK is required to provide stockholders with an opportunity to have their shares of PTK Common Stock redeemed for cash, either through a stockholder meeting or tender offer. Due to the structure of the Transactions, PTK is providing this opportunity through a stockholder vote.

Q: Why am I receiving this proxy statement/prospectus if I only own PTK warrants?

A: The PTK warrants will become exercisable following the Business Combination and will entitle holders to purchase Valens ordinary shares, as described in more detail herein. This proxy statement/prospectus includes important information about Valens and the business of Valens and its subsidiaries following the closing of the Business Combination. Because holders of PTK warrants will be entitled to purchase Valens ordinary shares after the closing of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q: What will happen to PTK’s securities upon consummation of the Business Combination?

A: PTK’s units, PTK Common Stock and the PTK warrants are currently listed on the NYSE under the symbols PTK.U, PTK and PTK WS, respectively. PTK’s securities will cease trading upon consummation of the Business Combination. If you own PTK units, immediately prior to the consummation of the Business Combination your PTK units will split into the underlying shares of PTK Common Stock and PTK warrants, and you will receive Valens ordinary shares in exchange for your PTK Common Stock and Valens warrants in exchange for your PTK warrants as described herein. Valens intends to apply for listing of the Valens ordinary shares and Valens warrants on the NYSE under the proposed symbols “VLN” and “VLNW,” respectively, to be effective upon the consummation of the Business Combination. While trading on the NYSE is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that Valens’ securities will be listed on the NYSE or that a viable and active trading market will develop. See “Risk Factors — Risks Related to the Combined Company Following the Business Combination” for more information.

Q: Why is PTK proposing the Business Combination?

A: PTK was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On July 15, 2020, PTK consummated the PTK IPO of units, with each unit consisting of one share of its PTK Common Stock and one PTK warrant, raising total gross proceeds of approximately $115,000,000. Simultaneously with the closing of the PTK IPO, PTK consummated the sale of 6,800,000 private placement warrants at a price of $0.50 per warrant in a private placement to the Sponsor, generating gross proceeds of $3,400,000. Further, upon the consummation of the PTK IPO, 600,000 additional private placement warrants were issued to the Sponsor as a result of the conversion of a promissory note in the amount of $300,000, which the Sponsor and its affiliates had loaned to PTK to cover expenses related to its initial public offering. Subsequently, pursuant to the terms of the Sponsor Support Agreement, the Sponsor agreed to cancel 740,000 warrants to purchase an aggregate of 370,000 shares of Valens ordinary shares effective as of the Closing. The net proceeds from the IPO and private placement, $115,000,000 in the aggregate, were placed in a trust account (the “Trust Account”) established for the benefit of PTK’s public stockholders. Since the PTK IPO, PTK’s activity has been limited to the evaluation of business combination candidates.

PTK believes Valens is a company with an appealing market opportunity and growth profile, a strong position in its industry and a compelling valuation. As a result, PTK believes that the Business Combination will provide PTK stockholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “Proposal One — The Business Combination Proposal — PTK’s Board of Directors’ Reasons for the Business Combination and Recommendation of the Board of Directors.”

Q: Did PTK’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: No. PTK’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of PTK’s board of directors and its advisors in valuing Valens and will be assuming the risk that the PTK board of directors may not have properly valued the business. However, PTK’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have substantial experience with mergers and acquisitions. Furthermore, in analyzing the Business Combination, PTK’s board of directors conducted significant due diligence on Valens. Based on the foregoing, PTK’s board of directors concluded that its members’ collective experience and backgrounds, together with the experience and sector expertise of PTK’s advisors, enabled it to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its stockholders and that Valens’ fair market value was at least 80% of the assets held in the Trust

Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Business Combination. Additionally, concurrently with the execution of the Business Combination Agreement, the PIPE Investors entered into the Subscription Agreements, which provides for the purchase by the PIPE Investors at the Effective Time of an aggregate of 12,500,000 PIPE Shares for gross proceeds to Valens of $125.0 million.

There can be no assurance, however, that PTK’s board of directors was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by PTK’s board of directors in approving the Business Combination, see the section entitled “Proposal One — The Business Combination Proposal.”

Q: Do I have redemption rights?

A: If you are a holder of public shares, you have the right to demand that PTK redeem such shares for a pro rata portion of the cash held in PTK’s Trust Account, calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be converted.

Under the PTK Charter, the Business Combination may not be consummated if PTK has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of public shares. Pursuant to the Business Combination Agreement, the Company shall not be obligated to consummate the Transactions unless such Transactions will yield to the Company at least $215,000,000 Aggregate Transaction Proceeds, before the payment of any Valens transaction expenses and PTK transaction expenses.

Q: How do I exercise my redemption rights?

A: A holder of public shares may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of public shares on the record date. If you are a holder of public shares and wish to exercise your redemption rights, you must demand that PTK convert your public shares into cash and deliver your public shares to PTK’s transfer agent electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (“DWAC”) System no later than two (2) business days prior to the special meeting. Any holder of public shares seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $115,000,000, or $10 per share, as of the record date), less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the special meeting. If you deliver your shares for redemption to PTK’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that PTK’s transfer agent return the shares (physically or electronically). You may make such request by contacting PTK’s transfer agent at the address listed at the end of this section.

Any written demand of redemption rights must be received by PTK’s transfer agent at least two (2) business days prior to the vote taken on the Business Combination Proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of public shares (including through the ownership of PTK units) and you exercise your redemption rights, it will not result in the loss of any PTK warrants that you may hold (including those contained in any units you hold). Your whole warrants will become exercisable to purchase one-half of a Valens ordinary share following consummation of the Business Combination; provided, however, that such warrants are out of the money when the PTK Common Stock trades below $11.50. Please see “Questions and Answers about the Business Combination and the Special Meeting—Q. What percentage of the combined company will be owned by PTK stockholders who elect not to redeem their shares?” on page x for additional information with respect to the effect of redemptions under the No Redemption, Interim and Maximum Redemption scenarios as well as the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Q: Do I have appraisal rights if I object to the proposed Business Combination?

A: Under Section 262 of the General Corporation Law of the State of Delaware, the holders of PTK Common Stock and PTK warrants will not have appraisal rights in connection with the Business Combination.

Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A: The net proceeds of the PTK IPO, together with the full exercise of the over-allotment option by the underwriter and a portion of the amount raised from the private placement of PTK warrants for a total of $115,000,000, was placed in the Trust Account immediately following the PTK IPO. After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, holders of the public shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $4.0 million to the underwriter of the PTK IPO as deferred underwriting commissions) and for working capital and general corporate purposes.

Q: What happens if a substantial number of public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A: PTK’s public stockholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. To the extent that there are fewer public shares and public stockholders, the trading market for Valens ordinary shares may be less liquid than the market was for PTK prior to the Transactions and Valens may not be able to meet the listing standards of a national securities exchange. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to Valens to be used in its business following the consummation of the Business Combination. Pursuant to the Business Combination Agreement, the Company shall not be obligated to consummate the Transactions unless such Transactions will yield to the Company at least $215,000,000 Aggregate Transaction Proceeds, before the payment of any Valens transaction expenses and PTK transaction expenses.

Q: What happens if the Business Combination is not consummated?

A: If PTK does not complete the Business Combination with Valens for whatever reason, PTK would search for another target business with which to complete a business combination. If PTK does not complete the Business Combination with Valens or another business combination by January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK Charter), PTK must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of interest that may be used by the Company to pay income taxes or other taxes) divided by the number of outstanding public shares. The Sponsor and PTK’s officers and directors have waived their redemption rights with respect to their Founder Shares in the event a business combination is not effected in the required time period, and, accordingly, their Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to PTK’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q: How do the Sponsor and the officers and directors of PTK intend to vote on the proposals?

A: The Sponsor, as well as PTK’s officers and directors, beneficially own and are entitled to vote an aggregate of approximately 20.0% of the outstanding PTK Common Stock. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. In addition to the shares of PTK Common Stock held by the Sponsor and PTK’s officers and directors, PTK would need 4,828,994 shares, or approximately 42.0%, of the 11,500,000 public shares to be voted in favor of the Business Combination Proposal and other proposals in order for them to be approved (assuming all outstanding shares are voted on each proposal).

Q: What percentage of the combined company will be owned by PTK stockholders who elect not to redeem their shares?

A: After the completion of the Business Combination and Transactions, PTK’s stockholders will own a significantly smaller percentage of the combined company than they currently own of PTK. Consequently, PTK’s stockholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in PTK.

Assuming that no holder of PTK Common Stock exercises redemption rights as described in this proxy statement/prospectus (and including Sponsor shares that are subject to forfeiture, as described in the Sponsor Letter Agreement), at the Closing existing Valens shareholders would hold approximately 74% of the issued and outstanding ordinary shares of the combined company and current stockholders of PTK would hold approximately 14% of the issued and outstanding ordinary shares of the combined company (including the Sponsor, who would hold approximately 3% of the outstanding ordinary shares of the combined company). This is based on (i) the Capital Restructuring having been effected, (ii) 12,500,000 Valens ordinary shares having been issued to the PIPE Investors, (iii) 11,500,000 Valens ordinary shares having been issued to holders of shares of PTK Common Stock, (iv) 2,875,000 Valens ordinary shares (including the Forfeiture Shares) having been issued to the Sponsor of PTK, (v) 77,746,052 Valens ordinary shares issued and outstanding held by the existing shareholders of Valens, for a total of 104,621,052 Valens ordinary shares issued and outstanding immediately after the Closing, assuming the Stock Split has occurred based on an assumed stock split ratio. Assuming further that all outstanding 6,660,000 private placement warrants (which are out of the money when the PTK Common Stock trades below $11.50 per share) are exercised, former PTK Common Stock holders (other than Sponsor) will incur additional dilution of 3,330,000 shares and would hold approximately 11% of the issued and outstanding ordinary shares of the combined company.

Assuming that 50% of the outstanding PTK Common Shares are redeemed by holders of PTK Common Stock, at the Closing, existing Valens shareholders would hold approximately 78% of the issued and outstanding ordinary shares of the combined company and current stockholders of PTK would hold approximately 9% of the issued and outstanding ordinary shares of the combined company (including the Sponsor, who would hold approximately 3% of the outstanding ordinary shares of the combined company). This is based on the (i) the Capital Restructuring having been effected, (ii) 12,500,000 Valens ordinary shares having been issued to the PIPE Investors, (iii) 5,750,000 Valens ordinary shares having been issued to holders of shares of PTK Common Stock, (iv) 2,875,000 Valens ordinary shares having been issued to the Sponsor of PTK, (v) 77,746,052 Valens ordinary shares issued and outstanding held by the existing shareholders of Valens, for a total of 98,871,052 Valens ordinary shares issued and outstanding immediately after the Closing, assuming the Stock Split has occurred based on an assumed stock split ratio. Assuming further that all outstanding 6,660,000 private placement warrants (which are out of the money when the PTK Common Stock trades below $11.50 per share) are exercised, former PTK Common Stock holders (other than Sponsor) will incur additional dilution of 3,330,000 and would hold approximately 6% of the issued and outstanding ordinary shares of the combined company.

Assuming, conversely, that the maximum number of shares of PTK Common Stock are redeemed, at the Closing existing Valens shareholders would hold approximately 83% of the issued and outstanding ordinary shares of the combined company and current stockholders of PTK would hold approximately 4% of the issued and outstanding ordinary shares of the combined company (including the Sponsor, who would hold approximately 3% of the

x

outstanding ordinary shares of the combined company). This is based on the: (i) 1,000,000 Valens ordinary shares having been issued to holders of shares of PTK Common Stock, (ii) the Capital Restructuring having been effected, (iii) 12,500,000 Valens ordinary shares having been issued to the PIPE Investors, (iv) 2,875,000 Valens ordinary shares (including the Forfeiture Shares) having been issued to holders of shares of PTK Common Stock, (v) 77,746,052 Valens ordinary shares expected to be issued and outstanding held by the existing shareholders of Valens, for a total of 94,121,052 Valens ordinary shares expected to be issued and outstanding immediately after the Closing, assuming the Stock Split has occurred based on an assumed stock split ratio. Assuming further that all outstanding 6,660,000 private placement warrants (which are out of the money when the PTK Common Stock trades below $11.50 per share) are exercised, former PTK Common Stock holders (other than Sponsor) will incur additional dilution of 3,330,000 shares and would hold approximately 1% of the issued and outstanding ordinary shares of the combined company.

Q: What factors did PTK’s board consider in evaluating the Business Combination?

A: PTK’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to:

•

Massive Structural Growth in the Automotive Market. PTK’s board of directors noted the market opportunity for Valens, as the global automotive semiconductor TAM is expected to reach $68B by 2026, and Valens automotive Serviceable Available Market (SAM) is expected to reach $8B by 2026;

•

Strong Take-Ups by a Leading OEM and Robust Customer Pipeline. PTK’s board of directors noted that Valens has strong take-ups by a leading OEM with a robust customer pipeline, as its products are deployed widely in Mercedes models and are being sold currently to other auto Tier-1s, and was additionally awarded 2023 start of production projects, as well as actively collaborating with leading players to integrate A-PHY-compliant chipsets into next generation ADAS platforms;

•

Leveraging Leadership Position in Audio-Video Connectivity. PTK’s board of directors noted Valens’ leadership position in audio-video connectivity, including the fact that Valens currently serves top audio-video players, and that Valens has a well-defined roadmap to expand its audio-video offering to strengthen its market leadership position;

•	Experienced Leadership Team with a Proven Track Record. Valens is led by an experienced management team in Valens’ industry;

•

Stockholder Liquidity. The obligation in the Business Combination Agreement to have ordinary shares of Valens issued as consideration listed on the NYSE, a major U.S. stock exchange, which PTK’s board of directors believes has the potential to offer stockholders greater liquidity;

•

Attractive Valuation. PTK’s board of directors believes Valens’ implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies in the vehicle data services sector is favorable for PTK;

•	Due Diligence. PTK’s due diligence examinations of Valens and discussions with Valens’ management and financial and legal advisors;

•	Lock-Up. Certain equityholders of Valens have agreed to be subject to a one-hundred and eighty (180) day lockup in respect of their Valens ordinary shares;

•

Other Alternatives. PTK’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to PTK, that the Business Combination represents the best potential business combination for PTK and the most attractive opportunity for PTK’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential combination targets, and PTK’s board of directors’ belief that such process has not presented a better alternative; and

•

Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between PTK and Valens.

PTK’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•

Industry Cyclicality; COVID-19. The cyclicality of the semiconductor industry generally, and the effects of health epidemics, such as the recent global COVID-19 pandemic specifically, on Valens’ operations;

•	Competition. Competition in the semiconductor industry, and the failure to introduce new technologies and products in a timely manner to compete successfully against competitors;

•	Lack of Integration Risk. Any difficulty selling Valens’ products if customers do not design its products into their product offerings;

•	Dependence on Design Wins. Valens’ dependence on winning selection processes and that Valens may not generate timely or sufficient net sales or margins from those wins;

•

Limited Operating History. Valens’ limited operating history makes evaluating its business and future prospects difficult and the need to update Valens’ financial systems and operations necessary for a public company;

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•

Redemption Risk. The potential that a significant number of PTK stockholders elect to redeem their shares prior to the consummation of the merger and pursuant to PTK’s existing charter, which would potentially make the merger more difficult or impossible to complete;

•	Stockholder Vote. The risk that PTK’s stockholders may fail to provide the respective votes necessary to effect the merger;

•	Closing Conditions. The fact that the completion of the merger is conditioned on the satisfaction of certain closing conditions that are not within PTK’s control;

•	Litigation. The possibility of litigation challenging the merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the merger;

•	No Third-Party Valuation. The risk that PTK did not obtain a third-party valuation or fairness opinion in connection with the merger;

•

Liquidation of PTK. The risks and costs to PTK if the merger is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in PTK being unable to effect a business combination by January 15, 2022;

•	PTK Stockholders Receiving Minority Position. The fact that existing PTK stockholders will hold a minority position in the combined company; and

•	Fees and Expenses. The fees and expenses associated with completing the merger.

Q: What interests do the Sponsor and the current officers and directors of PTK have in the Business Combination?

A: In considering the recommendation of PTK’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and certain of PTK’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. PTK’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to stockholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

•	If the Business Combination with Valens or another business combination is not consummated by January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the

PTK charter), PTK will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and PTK’s board of directors, dissolving and liquidating. In such event, the 2,875,000 Founder Shares held by the Sponsor, which were acquired by the Sponsor for $25,000, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $28.6 million based upon the closing price of $9.94 per share on the NYSE on June 10, 2021. On the other hand, if the Business Combination is consummated, each outstanding share of PTK Common Stock will be converted into one Valens ordinary share.

•

The Sponsor has spent $25,000 to purchase 2,875,000 Founder shares and $3,400,000 to purchase 6,800,000 private placement warrants from PTK for $0.50 per private warrant. Additionally, the Sponsor was issued 600,000 additional private placement warrants as a result of the conversion of a promissory note in the amount of $300,000, which the Sponsor and its affiliates had loaned to PTK to cover expenses related to its initial public offering. Subsequently, pursuant to the terms of the Sponsor Support Agreement, the Sponsor agreed to cancel 740,000 warrants to purchase an aggregate of 370,000 shares of Valens ordinary shares effective as of the Closing (the “Cancelled Warrants”). The Founder Shares had an aggregate value of $28.6 million based upon the closing price of $9.95 per share on the NYSE on June 10, 2021 and the private placement warrants (excluding the Cancelled Warrants) had an aggregate market value of $3.33 million based upon the closing price of $0.50 per warrant on the NYSE on June 10, 2021. The Founder Shares and the private placement warrants will become worthless if PTK does not consummate a business combination by January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK Charter).

•

If PTK is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PTK for services rendered or contracted for or products sold to PTK. If PTK consummates a business combination, on the other hand, PTK will be liable for all such claims.

•

The Sponsor and PTK’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on PTK’s behalf, such as identifying and investigating possible business targets and business combinations. However, if PTK fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, PTK may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK Charter). As of the record date, the Sponsor and PTK’s officers and directors and their affiliates had incurred approximately $     of unpaid reimbursable expenses

•

The Business Combination Agreement provides for the continued indemnification of PTK’s current directors and officers and the continuation of directors and officers liability insurance covering PTK’s current directors and officers.

•

PTK’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to PTK to fund certain capital requirements. If the Business Combination is not consummated, any such loans will not be repaid and will be forgiven except to the extent there are funds available to PTK outside of the Trust Account.

•

Ker Zhang will be a member of the board of directors of Valens following the closing of the Business Combination and, therefore, in the future Mr. Zhang will receive any cash fees, stock options or stock awards that the board of directors of Valens determines to pay to its non-executive directors.

•

PTK’s Sponsor has agreed to invest an aggregate amount of $4.0 million to purchase 400,000 Valens ordinary shares in connection with the PIPE Financing to be completed at the closing of the Business Combination.

•

The Sponsor will benefit financially from the completion of any business combination even if the stock price declines after the Business Combination, generating a negative return for other shareholders. The Sponsor will lose substantially all of its investment in PTK and will not be reimbursed for any out-of pocket expenses if an initial business combination is not completed prior to January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK charter). Thus, if the proposed Business Combination with Valens is not consummated, PTK may seek to complete a business combination with a less favorable target company or on terms less favorable to PTK stockholders rather than choose to dissolve and liquidate.

•

The Sponsor paid an aggregate of $25,000 for 2,875,000 Founder Shares, which had an aggregate market value of $28.6 million based upon the closing price of $9.95 per share on the NYSE on June 10, 2021. If the proposed Business Combination with Valens is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return in post-Business Combination.

Q: When do you expect the Business Combination to be completed?

A: It is currently anticipated that the Business Combination will be consummated promptly following the PTK special meeting, which is set for                 , 2021; however, such meeting could be adjourned or postponed to a later date, as described above. The Closing is also subject to the approval of the holders of Valens ordinary shares and Valens preferred shares, as well as other customary closing conditions. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing of the Transactions.”

Q: What do I need to do now?

A: PTK urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or a warrant holder of PTK. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q: When and where will the special meeting take place?

A: The special meeting will be held on                , 2021, at                a.m., Eastern Time, solely over the Internet by means of a live audio webcast. You may attend the special meeting webcast by accessing the web portal located at https://                and following the instructions set forth below. Stockholders participating in the special meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the special meeting, virtual attendees will be able to:

•	vote via the web portal during the special meeting webcast; and

•	submit questions or comments to PTK’s directors and officers during the special meeting.

Stockholders may submit questions or comments during the meeting through the special meeting webcast by typing in the “Submit a question” box.

Q: How do I attend the Special Meeting?

A: Due to health concerns stemming from the COVID-19 pandemic and to support the health and well-being of PTK’s stockholders, the special meeting will be held virtually. To register for and attend the special meeting, please follow these instructions as applicable to the nature of your ownership of PTK Common Stock:

•

Shares Held of Record. If you are a record holder, and you wish to attend the virtual special meeting, go to https://                , enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to register for the online meeting” link at the top of the page.

Immediately prior to the start of the special meeting, you will need to log back into the meeting site using your control number.

•

Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the virtual special meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the special meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the special meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the special meeting. “Street” name holders should contact Continental Stock Transfer on or before                , 2021.

Stockholders will also have the option to listen to the special meeting by telephone by calling:

•	Within the U.S. and Canada: (888) 965-8995 (toll-free)

•	Outside of the U.S. and Canada: (415) 655-0243 (standard rates apply)

The passcode for telephone access:                #. You will not be able to vote or submit questions unless you register for and log in to the special meeting webcast as described above.

Q: How do I vote?

A: If you are a holder of record of PTK Common Stock on the record date, you may vote by virtually attending the special meeting and submitting a ballot via the special meeting webcast or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual special meeting and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to ”non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

The Business Combination Proposal and the Adjournment Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Stockholders of record may send a later-dated, signed proxy card to PTK’s transfer agent at the address set forth below so that it is received prior to the vote at the special meeting or virtually attend the special meeting and submit a ballot through the web portal during the special meeting webcast. Stockholders of record also may revoke their proxy by sending a notice of revocation to PTK’s transfer agent, which must be received prior to the vote at the special meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to virtually attend the special meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q: What constitutes a quorum for the special meeting?

A: A quorum is the minimum number of shares of PTK Common Stock that must be present to hold a valid meeting. A quorum will be present at the PTK special meeting if a majority of the voting power of the issued and outstanding shares of PTK Common Stock entitled to vote at the meeting are represented at the virtual special meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Q: What stockholder vote thresholds are required for the approval of each proposal brought before the special meeting?

•

Business Combination Proposal — The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the votes cast by the then outstanding shares of PTK Common Stock present and entitled to vote at the special meeting. Abstentions will have no effect on the Business Combination Proposal. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Business Combination Proposal. The Transactions will not be consummated if PTK has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act) immediately upon consummation of the Transactions.

•

Adjournment Proposal — The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of PTK Common Stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” on the Adjournment Proposal. Broker non-votes will have no effect on the Adjournment Proposal.

Q: What happens if I fail to take any action with respect to the special meeting?

A: If you fail to take any action with respect to the meeting and the Business Combination is approved by the PTK stockholders and consummated, you will become a shareholder and/or warrant holder of Valens.

If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of PTK, as applicable, and PTK will continue to search for another target business with which to complete an initial business combination. If PTK does not complete an initial business combination by January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK Charter), PTK must cease all operations except for the purpose of winding up, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of interest that may be used by the Company to pay income taxes or other taxes), and as promptly as reasonably possible following such redemption, subject to the approval of PTK’s remaining stockholders and its board of directors, dissolve and liquidate.

Q: What should I do with my share and/or warrant certificates?

A: Warrant holders and those stockholders who do not elect to have their shares of PTK Common Stock redeemed for a pro rata share of the Trust Account should wait for instructions from PTK’s transfer agent regarding what to do with their certificates. PTK stockholders who exercise their redemption rights must deliver their share certificates to PTK’s transfer agent (either physically or electronically) no later than two (2) business days prior to the special meeting as described above.

Upon consummation of the Transactions, the PTK warrants, by their terms, will entitle holders to purchase shares of Valens. Therefore, warrant holders need not deliver their warrants to PTK or Valens at that time.

Q: What should I do if I receive more than one set of voting materials?

A: Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of PTK Common Stock.

Q: Who can help answer my questions?

A: If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitor at                 .

Tel:

Attn:

Email:

You may also obtain additional information about PTK from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to PTK’s transfer agent at the address below at least two (2) business days prior to the vote at the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes, to fully understand the Business Combination Agreement, the Business Combination and the other matters being considered at the special meeting of PTK stockholders. For additional information, see “Where You Can Find More Information” beginning on page 223. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties to the Business Combination

Valens Semiconductor Ltd.

Valens is a leading provider of semiconductor products, pushing the boundaries of connectivity by enabling long-reach, high-speed video and data transmission for the professional audio-video and automotive industries. Valens’ Emmy® award-winning HDBaseT technology is the leading standard in the professional audio-video market, with tens of millions of Valens chipsets integrated into thousands of HDBaseT-enabled products. Valens technology for Automotive is a key enabler of the evolution of autonomous driving, providing chipsets that support Advanced Driver-Assistance Systems (“ADAS”), Automated Driving Systems (“ADS”), infotainment, telecommunications and basic connectivity. Valens’ underlying technology has been selected by the MIPI Alliance as the basis for the new standard for high-speed automotive video connectivity.

The mailing address of Valens’ principal executive office is 8 Hanagar St. POB 7152, Hod Hasharon 4501309, Israel and its telephone number is +(972) 9-762-6900.

PTK Acquisition Corp.

PTK was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. PTK was incorporated under the laws of the State of Delaware on August 19, 2019. In October 2019, PTK issued 2,875,000 shares of common stock to PTK Holdings LLC, for an aggregate purchase price of $25,000. In addition, PTK has issued to PTK Holdings LLC 6,800,000 private warrants.

On July 15, 2020, PTK consummated the PTK IPO of 11,500,000 units, which included the exercise in full of the underwriters’ option to purchase an additional 1,500,000 units to cover over-allotments, with each unit consisting of one share of PTK Common Stock and one redeemable warrant, with each whole warrant entitling the holder to purchase one-half share of PTK Common Stock at a price of $11.50 per whole share, exercisable on the later of (i) the completion of an initial business combination and (ii) 12 months from the PTK IPO (the “Public Warrants”). Simultaneously with the closing of the PTK IPO, the Company consummated the sale of 6,800,000 warrants at a price of $0.50 per private placement warrant in a private placement to the Sponsor and thereafter issued another 600,000 private warrants to the Sponsor, that resulted from the conversion of a $300,000 promissory note, such that in total, PTK issued to the Sponsor an aggregate amount of 7,400,000 warrants (the “Private Warrants”). Each Private Warrant is identical to the Public Warrants sold except the Private Warrants will, in connection with the consummation of the Business Combination, be amended such that they are non-redeemable and may be exercised on a cashless basis.

PTK’s units, the PTK Common Stock and the PTK warrants are listed on the NYSE under the symbols PTK.U, PTK and PTK WS, respectively.

The mailing address of PTK’s principal executive office is 4601 Wilshire Boulevard, Suite 240, Los Angeles, California 90010, and its telephone number is (213) 625-8886.

Valens Merger Sub, Inc.

Valens Merger Sub, Inc. (“Merger Sub”) is a newly formed Delaware corporation and a wholly owned subsidiary of Valens. Merger Sub was formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Valens.

The Business Combination Agreement (page 79)

The terms and conditions of the merger of Merger Sub with and into PTK, with PTK surviving the merger as a wholly owned subsidiary of Valens are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination.

Merger Consideration

Prior to the Effective Time, Valens will effect (a) the Preferred Share Conversion and (b) the Stock Split.

The pro forma equity valuation of the Company upon consummation of the Transactions is estimated to be approximately $1.16 billion, assuming no redemptions. We estimate that, upon consummation of the Transactions, assuming none of PTK’s public stockholders demand redemption (“SPAC Redemptions”) pursuant to PTK’s amended and restated certificate of incorporation (“PTK Charter”), the securityholders of Valens will own approximately 74% of the outstanding Valens ordinary shares and the securityholders of PTK and certain accredited investors purchasing PIPE Shares will own the remaining Valens ordinary shares.

Pursuant to the Business Combination Agreement and assuming the Preferred Share Conversion and the Stock Split have occurred, at the Effective Time (a) each share of PTK common stock, par value $0.0001 per share (“PTK Common Stock”), outstanding immediately prior to the Effective Time will be exchanged for one Valens ordinary share (b) each warrant of PTK entitling the holder to purchase one-half share of PTK Common Stock per warrant at a price of $11.50 per whole share (each, a “PTK warrant”) outstanding immediately prior to the Effective Time will be assumed by Valens and will become a Valens warrant entitling the holder to purchase one-half share of Valens ordinary shares, with the number of Valens ordinary shares underlying the Valens warrants and the exercise price of such Valens warrants subject to adjustment in accordance with the Business Combination Agreement in the event of a stock split, share dividend or distribution, or any change in Valens’ share capital by reason of any split-up reverse stock split, recapitalization, combination, reclassification, exchange of shares, in each case less any applicable withholding taxes.

Agreements Entered Into in Connection with the Business Combination Agreement (page 90)

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, Valens entered into subscription agreements (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”) with certain parties subscribing for Valens ordinary shares, pursuant to which the PIPE Investors have agreed to subscribe for and purchase from Valens, and Valens has agreed to sell to the PIPE Investors, an aggregate of 12,500,000 Valens ordinary shares at a purchase price of $10.00 per share, for an aggregate purchase price of $125.0 million, which price per share and aggregate purchase price assume that Valens has effected the Stock Split prior to the Effective Time. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, the consummation of the transactions contemplated by the Business Combination Agreement.

The Subscription Agreements provide that Valens is required to file with the SEC, within thirty (30) calendar days after the Closing, a registration statement registering the resale of the shares of Valens ordinary shares to be issued to any such investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Valens that it will “review” such registration statement) following the Closing and (ii) the 10th business day after the date Valens is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

Company Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, holders of a majority of Valens’ outstanding shares and at least 65% of Valens’ outstanding preferred shares entered into agreements (the “Transaction Support Agreements”) pursuant to which they agreed with PTK and Valens to (i) appear at a shareholder meeting called by Valens for the purpose of approving the Business Combination and other transactions contemplated by the Business Combination, for the purpose of establishing a quorum, (ii) execute a written consent in favor of the Business Combination and against all other action that would reasonably be expected to materially impede the Business Combination, (iii) not to solicit, initiate, encourage, or facilitate certain alternate business combinations, (iv) vote, consent or approve any other consent or other approval that may be required under Valens’ governing documents or otherwise sought in furtherance of the transactions contemplated by the Business Combination, and (v) not to transfer, assign, or sell their respective shares, except to certain permitted transferees, prior to the consummation of the Transactions. In addition, Primerose Development Group Ltd, one of PTK’s public stockholders, has also agreed to vote 1,000,000 of its shares in favor of the Business Combination Proposal and not redeem such shares in connection with the Business Combination.

Investors’ Rights Agreement

Concurrently with the execution of the Business Combination Agreement, Valens, the Sponsor and certain securityholders of Valens entered into the second amended and restated investors’ rights agreement (the “Investors’ Rights Agreement”) pursuant to which, following completion of the Transactions, Valens agreed to register for resale upon demand certain Valens ordinary shares that are held by the parties thereto from time to time. In certain circumstances, various parties to the Investors’ Rights Agreement will also be entitled to customary piggyback registration rights, in each case subject to certain limitations set forth in the Investors’ Rights Agreement. In addition, the Investors’ Rights Agreement provides that Valens will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Investors’ Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to Valens securities, and all such prior agreements shall be terminated.

Additionally, under the Investors’ Rights Agreement, each of the securityholders of Valens party thereto (other than the Sponsor) have agreed not to transfer its Valens ordinary shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing for a period of one hundred eighty (180) days thereafter. The Sponsor has agreed not to transfer any Valens ordinary shares, Sponsor Warrants or Valens ordinary shares underlying the Sponsor Warrants held by the Sponsor (including the Forfeiture Shares but excluding any shares issued in connection with the Sponsor’s investment in the PIPE Financing) (the “Sponsor Lock-Up Shares”), except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing until the earlier of (i) one hundred eighty (180) days thereafter and (ii) when Valens completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all Valens shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Separately, the articles of association of Valens will be amended and restated as of the consummation of the Business Combination. Pursuant to such amendment, each securityholder of Valens as of immediately prior to such amendment will be restricted from transferring its Valens ordinary shares, except to certain permitted transferees, beginning on the date of such amendment and continuing for a period of one hundred eighty (180) days thereafter.

Valens Warrant Agreement

Upon the closing of the Business Combination, Valens, PTK and Continental Stock Transfer & Trust Company (“Continental”) will enter into a warrant agreement (the “Valens Warrant Agreement”). Such agreement will amend and restate that certain Warrant Agreement, dated as of July 14, 2020, between PTK and Continental (the “Existing Warrant Agreement”), to provide for the assignment by PTK of all its rights, title and interest in the outstanding warrants of PTK to Valens and to amend the terms of the private placement warrants such that they remain, following the consummation of the Transactions contemplated by the Business Combination Agreement, exercisable on a cashless basis at any time at the holder’s option and are not redeemable regardless of the holder’s identity. Pursuant to the Valens Warrant Agreement, all PTK warrants under the Existing Warrant Agreement will no longer be exercisable for shares of PTK Common Stock, but instead will be exercisable for Valens ordinary shares.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into a letter agreement (the “Sponsor Support Agreement”) in favor of Valens and PTK, pursuant to which it has agreed to (i) vote all shares of common stock of PTK beneficially owned by it in favor of the Business Combination and each other proposal related to the Business Combination proposed by the PTK board of directors at the meeting of PTK shareholders called to approve the Business Combination, (ii) appear at such shareholder meeting for the purpose of establishing a quorum, (iii) vote all such shares against any action that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the Business Combination or any of the other transactions contemplated by the Business Combination Agreement, and (iv) not to transfer, assign, or sell such shares, except to certain permitted transferees, prior to the consummation of the Transactions. Additionally, pursuant to an existing letter agreement between the Sponsor and PTK, the Sponsor has agreed not to redeem any shares of common stock of PTK in connection with the Business Combination.

Pursuant to the terms of the Sponsor Support Agreement, the Sponsor agreed, with respect to the ordinary shares of Valens to be received by it in connection with the Business Combination, not to transfer:

•

287,500 of such shares (the “Initial Earnout Shares”) until the date on which the closing price of the ordinary shares exceeds $12.00 per share for any 20 trading days within any 30-day trading period commencing after the Closing, subject to forfeiture if such price target is not satisfied within three years following the Closing;

•

359,375 of such shares (the “Secondary Earnout Shares”) until the date on which the closing price of the ordinary shares exceeds $12.50 per share for any 20 trading days within any 30-day trading period commencing after the Closing, subject to forfeiture if such price target is not satisfied within three years following the Closing; and

•

359,375 of such shares (the “Tertiary Earnout Shares” and together with the Initial Earnout Shares and the Secondary Earnout Shares, the “Earnout Shares”) until the date on which the closing price of the ordinary shares exceeds $15.00 per share for any 20 trading days within any 30-day trading period commencing after the Closing, subject to forfeiture if such price target is not satisfied within four years following the Closing.

In the event of a Valens change in control transaction within three years following the Closing, fifty percent of the Earnout Shares to the extent not earlier released will be released from such transfer restrictions if the effective price per share to be received by Valens shareholders in such change in control transaction is at least $11.25 per share.

In the event of a Valens change in control transaction within four years following the Closing, one hundred percent of the Earnout Shares to the extent not earlier released will be released from such transfer restrictions if the effective price per share to be received by Valens shareholders in such change in control transaction is at least $12.50 per share.

In addition, pursuant to the terms of the Sponsor Support Agreement, the Sponsor agreed to cancel 740,000 warrants to purchase an aggregate of 370,000 shares of Valens ordinary shares effective as of the Closing.

The Adjournment Proposal

If PTK is unable to consummate the Business Combination at the time of the special meeting for any reason, the chairman presiding over the special meeting may submit a proposal to adjourn the special meeting to a later date or dates, if necessary. See the section of this proxy statement/prospectus titled “Proposal Two—The Adjournment Proposal.”

Date, Time and Place of Special Meeting of PTK’s Stockholders

The special meeting will be held at                , Eastern time, on                 , 2021, via live webcast at https://                , or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.

Voting Power; Record Date

PTK stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned PTK Common Stock at the close of business on                 , 2021, which is the record date for the special meeting. PTK stockholders will have one vote for each share of PTK Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. PTK warrants do not have voting rights. On the record date, there were                 shares of PTK Common Stock outstanding, of which                  were public shares with the rest being held by the initial stockholders and their respective affiliates (including the Sponsor).

Redemption Rights

Pursuant to the PTK Charter, a holder of public shares may demand that PTK convert such shares into cash if the Business Combination is consummated; provided that PTK may not consummate the Business Combination if it has less than $5,000,001 of net tangible assets either immediately prior to or upon consummation of the Business Combination. Holders of public shares will be entitled to receive cash for these shares only if they deliver their shares to PTK’s transfer agent no later than two (2) business days prior to the special meeting. Holders of public shares do not need to affirmatively vote on the Business Combination Proposal or be a holder of such public shares as of the record date to exercise conversion rights. If the Business Combination is not consummated, these shares will not be converted into cash. If a holder of public shares properly demands conversion, delivers his, her or its shares to PTK’s transfer agent as described above, and the Business Combination is consummated, PTK will convert each public share into a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the date of the special meeting. It is anticipated that this would amount to approximately $                 per share. If a holder of public shares exercises his, her or its conversion rights, then it will be exchanging its shares of PTK Common Stock for cash and will not become a shareholder of Valens. See the section of this proxy statement/prospectus titled “Special Meeting of PTK Stockholders — Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

PTK warrant holders do not have conversion rights with respect to such securities.

Appraisal Rights

PTK stockholders and PTK warrant holders do not have appraisal rights in connection with the Transactions under the DGCL. See the section of this proxy statement/prospectus titled “Special Meeting of PTK Stockholders—Appraisal Rights.”

PTK’s Board of Directors’ Reasons for the Business Combination

PTK’s board of directors, in evaluating the Business Combination, consulted with PTK’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of PTK and its stockholders and (ii) to recommend that the stockholders adopt the Business Combination Agreement and approve the Business Combination and the transactions contemplated thereby, PTK’s board of directors considered a range of factors, including, but not limited to, the factors discussed in the section referenced below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, PTK’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. PTK’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of PTK’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”

In approving the Business Combination, PTK’s board of directors determined not to obtain a fairness opinion. The officers and directors of PTK have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, PTK’s officers and directors have substantial experience with mergers and acquisitions.

PTK’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby. PTK’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination.

PTK’s board of directors concluded that the potential benefits that it expected PTK and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, PTK’s board of directors unanimously determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of PTK and its stockholders. See the section of this proxy statement/prospectus titled ”Proposal One—The Business Combination Proposal—PTK’s Board of Directors’ Reasons for the Business Combination and Recommendation of the Board of Directors.”

Interests of PTK’s Directors and Officers in the Business Combination

In considering the recommendation of PTK’s board of directors to vote in favor of approval of the Business Combination Proposal, stockholders should keep in mind that the Sponsor and PTK’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of PTK’s stockholders generally. In particular:

•	If the Business Combination with Valens or another business combination is not consummated by January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK Charter), PTK will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and PTK’s board of directors, dissolving and liquidating. In such event, the 2,875,000 Founder Shares, which were acquired by the Sponsor for $25,000, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $                 based upon the closing price of $                 per share on the NYSE on                 , 2021. On the other hand, if the Business Combination is consummated, each outstanding share of PTK Common Stock will be converted into one Valens ordinary share, subject to adjustment described herein.

•

The Sponsor has spent $25,000 to purchase 2,875,000 Founder Shares and $3,400,000 to purchase 6,800,000 private placement warrants from PTK for $0.50 per private warrant. Additionally, the Sponsor was issued 600,000 additional private placement warrants as a result of the conversion of the promissory note in the amount of $300,000 which the Sponsor and its affiliates had loaned PTK to cover expenses related to its initial public offering. Subsequently, pursuant to the terms of the Sponsor Support Agreement, the Sponsor agreed to cancel 740,000 warrants to purchase an aggregate of 370,000 shares of Valens ordinary shares effective as of the Closing. The Founder Shares had an aggregate value of $28.6 million based upon the closing price of $9.95 per share on the NYSE on June 10, 2021 and the private placement warrants (excluding the Cancelled Warrants) had an aggregate market value of $3.33 million based upon the closing price of $0.50 per warrant on the NYSE on June 10, 2021. The Founder Shares and the private placement warrants will become worthless if PTK does not consummate a business combination by January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK Charter).

•

If PTK is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PTK for services rendered or contracted for or products sold to PTK. If PTK consummates a business combination, on the other hand, PTK will be liable for all such claims.

•

The Sponsor and PTK’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on PTK’s behalf, such as identifying and investigating possible business targets and business combinations. However, if PTK fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, PTK may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK Charter). As of the record date, the Sponsor and PTK’s officers and directors and their affiliates had incurred approximately $                  of unpaid reimbursable expenses.

•

The Business Combination Agreement provides for the continued indemnification of PTK’s current directors and officers and the continuation of directors and officers liability insurance covering PTK’s current directors and officers.

•

PTK’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to PTK to fund certain capital requirements. If the Business Combination is not consummated, any such loans will not be repaid and will be forgiven except to the extent there are funds available to PTK outside of the Trust Account.

•

Ker Zhang will be a member of the board of directors of Valens following the closing of the Business Combination and, therefore, in the future Mr. Zhang will receive any cash fees, stock options or stock awards that Valens’ board of directors determines to pay to its non-executive directors.

•

PTK’s Sponsor has agreed to invest an aggregate amount of $4.0 million to purchase 400,000 Valens ordinary shares in connection with the PIPE Financing to be completed at the closing of the Business Combination.

•

The Sponsor will benefit financially from the completion of any business combination even if the stock price declines after the Business Combination, generating a negative return for other shareholders. The Sponsor will lose substantially all of its investment in PTK and will not be reimbursed for any out-of pocket expenses if an initial business combination is not completed prior to January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK charter). Thus, if the proposed Business Combination with Valens is not consummated, PTK may seek to complete a business combination with a less favorable target company or on terms less favorable to PTK stockholders rather than choose to dissolve and liquidate.

•

The Sponsor paid an aggregate of $25,000 for 2,875,000 Founder Shares, which had an aggregate market value of $28.6 million based upon the closing price of $9.95 per share on the NYSE on June 10, 2021. If the proposed Business Combination with Valens is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return in post-Business Combination.

Recommendation to PTK Stockholders

PTK’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of PTK and its stockholders and recommended that PTK stockholders vote “FOR” the business combination proposal and “FOR” the adjournment proposal, if presented.

Material U.S. Federal Income Tax Considerations (page 173)

For a description of material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of shares of PTK Common Stock and the ownership and disposition of Valens ordinary shares and/or Valens warrants, please see “Material U.S. Federal Income Tax Considerations”.

Certain Material Israeli Tax Considerations (page 189)

For a description of certain material Israeli tax consequences of the ownership and disposition of Valens ordinary shares and/or Valens warrants, please see “Certain Material Israeli Tax Considerations”.

Anticipated Accounting Treatment

The Transaction is comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transaction will be effectuated by three main steps:

1.

The conversion of outstanding Valens preferred shares into Valens ordinary shares, and thereafter the Stock Split of Valens ordinary shares such that each such ordinary share has an implied value of $10.00 per share as of an agreed measurement time shortly prior to Closing (and valuing Valens equity as of such agreed measurement time at the Total Deal Value).

2.

The merger of PTK with Merger Sub results in the exchange of shares held by PTK shareholders with newly issued shares of Valens. The merger is not within the scope of ASC 805 (“Business Combinations”) because PTK does not meet the definition of a business in accordance with ASC 805. The merger will be accounted for as a recapitalization; as such, any difference between the fair value of Valens ordinary shares issued and the fair value of PTK’s identifiable net assets should be recorded as additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual Valens ordinary share issued to PTK stockholders is equal to the fair value of each individual Valens shareholder resulting from the Total Deal Value assigned to Valens in the Business Combination Agreement.

3.

As part of the Transactions, PTK Private Warrants will be amended such that there will be no change in their terms (including as to lack of redemption and cashless exercise) based on the identity of the holder thereof. Accordingly, such warrants will be classified as equity.

4.

35% of the Valens ordinary shares that the PTK Sponsor will receive in respect of its PTK common stock, will be subject to forfeiture if certain price targets for the Valens ordinary shares are not achieved within a certain period of time after the Effective Time or if an M&A Transaction does not occur at a certain minimum price (the “Forfeiture Shares”). Such Forfeiture Shares will be classified as a liability and presented at fair value, although they are considered outstanding shares and are entitled to voting rights and distributions.

5.

The Subscription Agreements related to the PIPE, which were executed concurrently with the Business Combination Agreement, will result in the issuance of Valens ordinary shares, leading to an increase in share capital and share premium.

Comparison of Rights of Stockholders of PTK and Shareholders of Valens (page 209)

If the Business Combination is successfully completed, holders of PTK Common Stock will become holders of Valens ordinary shares and their rights as shareholders will be governed by Valens’ organizational documents. There are also differences between the laws governing PTK, a Delaware corporation, and Valens, an Israeli company. Please see “Comparison of Rights of Valens Shareholders and PTK Stockholders” for more information.

Emerging Growth Company

Each of PTK and Valens is, and consequently, following the Business Combination, Valens will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, Valens will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find Valens’ securities less attractive as a result, there may be a less active trading market for Valens’ securities and the prices of Valens’ securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Valens has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Valens, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Valens’ financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Valens will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date on which Valens ordinary shares were offered in exchange for PTK Common Stock in connection with the Transactions, (b) in which Valens has total annual gross revenue of at least $1.07 billion, or (c) in which Valens is deemed to be a large accelerated filer, which means the market value of Valens’ common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Valens has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the Business Combination.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors”. Such risks include, but are not limited to:

•	The cyclicality of the semiconductor industry;

•	The effects of health epidemics, such as the recent global COVID-19 pandemic;

•	Competition in the semiconductor industry, and the failure to introduce new technologies and products in a timely manner to compete successfully against competitors;

•	If Valens fails to adjust its supply chain volume due to changing market conditions or fails to estimate its customers’ demand;

•	Disruptions in relationships with any one of Valens’ key customers;

•	Any difficulty selling Valens’ products if customers do not design its products into their product offerings;

•	Valens’ dependence on winning selection processes;

•	Even if Valens succeeds in winning selection processes for its products, Valens may not generate timely or sufficient net sales or margins from those wins;

•	Sustained yield problems or other delays in the manufacturing process of products;

•	If PTK’s stockholders fail to properly demand redemption rights, they will not be entitled to convert their PTK Common Stock into a pro rata portion of the Trust Account;

•	The fact that PTK’s board of directors did not obtain a third-party fairness opinion in determining whether or not to proceed with the Business Combination;

•	The financial and other interests of PTK’s board of directors may have influenced PTK’s board of directors’ decision to approve the Business Combination;

•

The Valens securities to be received by PTK’s securityholders as a result of the Business Combination will have different rights from PTK securities, and PTK’s stockholders will have a reduced ownership and voting interest of Valens after consummation of the Business Combination; and

•	The other matters described in the section titled “Risk Factors”.

RISK FACTORS

If the Business Combination is completed, Valens will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties not presently known to Valens and PTK or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, Valens’ business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of Valens ordinary shares or, if the Business Combination is not consummated, PTK Common Stock could decline, and you may lose part or all of the value of any Valens ordinary shares or, if the Business Combination is not consummated, you may lose part or all of the value of any shares of PTK Common Stock that you hold.

Risks Related to Valens Following the Business Combination

Any of the following risk factors could cause Valens’ actual results to differ materially from anticipated results. These risks and uncertainties are not the only ones that Valens faces.

Risks Related to Valens’ Business and Industry

The semiconductor industry is highly cyclical.

The semiconductor industry is highly cyclical and is characterized by short product life cycles and wide fluctuations in product supply and demand. The industry has, from time to time, experienced significant downturns, often connected with, or in anticipation of, excess manufacturing capacity worldwide, maturing product cycles of both semiconductor companies’ and their customers’ products and declines in general economic conditions. Cyclical downturns can result from a variety of market forces including constant and rapid technological change, rapid product obsolescence, price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand.

The industry has experienced downturns in the past and may experience such downturns in the future. For example, the industry experienced a significant downtown in connection with the most recent global recession in 2008, and further experienced a downturn from 2019 to 2020, which may be prolonged as a result of the economic impact of the COVID-19 pandemic. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices.

Recent downturns in the semiconductor industry have been attributed to a variety of factors, including the COVID-19 pandemic, trade disputes among the United States and China, weakness in demand in certain markets, supply chain capacity challenges and pricing for semiconductors across applications and excess inventory. Recent downturns have directly impacted our business, as has been the case with many other companies, suppliers, distributors and customers in the semiconductor industry and other industries around the world, and any prolonged or significant future downturns in the semiconductor industry could have a material adverse effect on our business, financial condition and results of operations.

Conversely, significant upturns can cause us to be unable to satisfy demand in a timely and cost-efficient manner and could result in increased competition for access to third-party foundry and assembly capacity. In the event of such an upturn, we may not be able to procure adequate capacity within our semiconductor supply chains, resources and raw materials, some of which are single-sourced or locate suitable third-party suppliers or other third-party subcontractors to respond effectively to changes in demand for our existing products, all of which may lead to extended lead-times beyond our standard lead time and may impact our ability to obtain future design wins, while potentially increasing order cancellations. If the availability of those materials and supplies is interrupted, we may not be able to find suitable replacements and, as a result, our business, financial condition and results of operations could be materially and adversely affected.

Downturns or volatility in general economic conditions could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Our net sales, gross margin, and profitability depend significantly on general economic conditions and the demand for products in the markets in which our customers compete. Weaknesses in the global economy and financial markets, including the current weaknesses resulting from the ongoing COVID-19 pandemic, have led to, and any adverse changes in general domestic and global economic conditions that may occur in the future, including any recession, economic slowdown or disruption of credit markets, may also lead to, lower demand for products that incorporate our solutions, particularly in the automotive and audio-video markets. A decline in end-user demand can affect our customers’ demand for our products, the ability of our customers to obtain credit and otherwise meet their payment obligations. Our net sales, financial condition and results of operations could be negatively affected by such actions. Volatile and/or uncertain economic conditions can adversely impact sales, gross margin and profitability and make it difficult for us to accurately forecast and plan our future business activities. To the extent we incorrectly plan for favorable economic conditions that do not materialize or take longer to materialize than expected, we may face oversupply of our products relative to customer demand. Conversely, if we underestimate customer demand, we may manufacture products that we may not be able to sell. As a result, we would have excess inventory, which could result in losses. To the extent that our sales, profitability and strategies are negatively affected by downturns or volatility in general economic conditions, our business, financial condition and results of operations may be materially and adversely affected. In addition, any disruption in the credit markets, including as a result of the current COVID-19 pandemic, could impede our access to capital, which could be further adversely affected if we are unable to obtain or maintain favorable credit ratings. If we have limited access to additional financing sources, we may be required to defer capital expenditures or seek other sources of liquidity, which may not be available to us on acceptable terms or at all. Similarly, if our suppliers face challenges in obtaining credit or other financial difficulties, they may be unable to provide the materials we need to manufacture our products. All of these factors related to global economic conditions, which are beyond our control, could adversely impact our business, financial condition, results of operations and liquidity.

The effects of health epidemics, such as the recent global COVID-19 pandemic, have had and could in the future have an adverse impact on our revenue, our employees and results of operations.

Our business and operations have been and could in the future be adversely affected by health epidemics, such as the global COVID-19 pandemic. The COVID-19 pandemic and efforts to control its spread have curtailed the movement of people, goods and services worldwide, including in the regions in which we and our clients and partners operate, and are significantly impacting economic activity and financial markets. During 2020, we noticed a negative impact from COVID-19 on some of our customers’ demand, particularly with respect to end users’ audio-video and multimedia products that are used in public areas and for public events. In addition, many automotive companies decreased or paused their manufacturing in early 2020 as a response to COVID, which negatively impacted our revenue and results of operations. In addition, our customers’ businesses or cash flows have been and may continue to be negatively impacted by COVID-19, which may continue to lead them to seek adjustments to payment terms or delay making payments or default on their payables, any of which may impact the timely receipt and/or collectability of our receivables.

Our operations are subject to a range of external factors related to the COVID-19 pandemic that are not within our control. We have taken precautionary measures intended to minimize the risk of the spread of the virus to our employees, customers, and the communities in which we operate. A wide range of governmental restrictions has also been imposed on our employees’ and customers’ physical movement to limit the spread of COVID 19. There can be no assurance that precautionary measures, whether adopted by us or imposed by others, will be effective, and such measures could negatively affect our sales, marketing, business development activities and client service efforts, delay and lengthen our sales cycles, decrease our employees’ and clients’ productivity, or create operational or other challenges especially with respect to extended supply lead times, any of which could harm our business and results of operations.

Although there are effective vaccines for COVID-19 that have been approved for use, distribution of vaccines did not begin until late 2020, and a majority of the public will likely not be able to be vaccinated until later in 2021. In addition, new strains of the virus have appeared, which may complicate treatment and vaccination programs. Accordingly, concerns remain regarding additional surges of COVID-19 and the economic impact thereof, all of which may impact our future results of operations and financial condition.

The economic uncertainty caused by the COVID-19 pandemic may continue to make it difficult for us to forecast revenue and operating results and to make decisions regarding operational cost structures and investments. We have committed, and we plan to continue to commit, resources to grow our business, including to expand our international presence, employee base, and technology development, and such investments may not yield anticipated returns, particularly if worldwide business activity continues to be impacted by COVID-19. The duration and extent of the impact from the COVID-19 pandemic depend on future developments that cannot be accurately predicted at this time, and if we are not able to respond to and manage the impact of such events effectively, our business may be harmed.

Events beyond our control could have an adverse effect on our business, financial condition, results of operations and cash flows.

Our ability to make, transport and sell products in coordination with our suppliers, customers, distributors and third-party manufacturers or other subcontractors is critical to our success. Damage or disruption to our supply, manufacturing, supply chain or distribution capabilities resulting from weather, freight carrier availability, any potential effects of climate change, natural disaster, disease, fire, explosion, cyber-attacks, terrorism, pandemics, epidemics or other outbreaks of infectious disease, strikes, civil unrest, repairs or enhancements at facilities manufacturing or distribution of our products or other reasons could impair our ability to manufacture, sell our products, and to deliver products to our customers on a timely basis or at all.

Similarly, over demand on existing supply chain manufacturing lines as well as disruptions in the operations of our key suppliers or in the services provided by contract manufacturers, including disruptions due to natural disasters, materials shortages or other disruptions, or by the transition by us to other suppliers or third-party manufacturers could lead also to supply chain problems and otherwise impair or delay our ability to deliver products to our customers on a timely basis or at all. Additionally, we do not have long-term agreements for the materials and supplies used in our business, which could make it more difficult to obtain such materials and supplies.

Other companies in our industry may be affected differently by natural disasters or other disruptions depending on the location of their suppliers, operations and customers. In addition, many of our competitors are larger companies with more substantial financial and other resources and, as a result, may be better able to plan for, withstand or otherwise mitigate the effects of any such disruption. While we may take steps to plan for or address the occurrence of any such event, we cannot guarantee that we will be successful. If we fail to take adequate steps to reduce the likelihood or mitigate the potential impact of such events, or to effectively manage such events if they occur, it could adversely affect our business, financial condition, results of operations and cash flows and/or require additional resources to restore our supply chain.

Any downturn in the automotive or audio-video markets could significantly harm our financial results.

Approximately 6% and 94% of our total net sales in fiscal year 2020 are attributable to our automotive products or audio-video products, respectively. This concentration of sales as well as current government-imposed restrictions on businesses, operations and travel due to the COVID-19 pandemic and the related economic uncertainty have impacted demand in many global markets exposing us to the risks associated with such markets as follows:

•

Audio Video market: During 2020, we noticed a negative impact from the COVID-19 pandemic on some of our Audio Video customers’ demand, particularly with respect to end users’ audio-video and multimedia products that are used in public areas and for public events. However, at the same time, we did receive an increase in demand for high-speed connectivity products driven by a need for products and infrastructure to support trends that emerged from the impact of the COVID-19 pandemic such as working from home, hybrid educational models and remote healthcare.

•

Automotive market: Automotive sales generally correlate with economic conditions and consumer spending. A downturn in the automotive market could delay automakers’ plans to introduce new vehicles with these features, which would negatively impact the demand for our products and our ability to grow our business. In addition, many automotive manufacturers were forced to suspend manufacturing operations and have only recently resumed production. While demand in the automotive industry is dependent on a number of factors, automotive manufacturers expect the impact of COVID-19 to be highly dependent on its duration and severity. The foregoing impacts and other adverse effects on the automotive industry could have a material adverse effect on our business, financial condition and results of operations, as well as our ability to execute our growth strategy.

The semiconductor industry is highly competitive. If we fail to introduce new technologies and products in a timely manner, this could adversely affect our business.

The semiconductor industry is highly competitive and characterized by constant and rapid technological change, short product lifecycles (in certain cases), significant price erosion and evolving standards. Our ability to compete in this industry depends on many factors, including our ability to identify emerging markets and technology trends in an accurate and timely manner, introduce new and innovative technologies and products, implement advanced manufacturing technologies at a sustainable pace, maintain the performance and quality of our products, and manufacture our products in a cost-effective manner, as well as our competitors’ performance and general economic and industry market conditions.

The success of our business depends to a significant extent on our ability to develop new technologies and products that are ultimately successful in the market. The costs related to the research and development necessary to develop new technologies and products are significant and any reduction of our research and development budget could harm our competitiveness. Meeting evolving industry requirements and introducing new products to the market in a timely manner and at prices that are acceptable to our customers are significant factors in determining our competitiveness and success. Given the long development cycle of semiconductor products, commitments to develop new products must be made well in advance of any resulting sales, and technologies and standards may change during development, potentially rendering our products outdated or uncompetitive before their introduction. If we are unable to successfully develop new products, our revenues may decline substantially.

Moreover, some of our competitors are well-established entities, are larger than us and have greater resources than we do. If these competitors increase the resources they devote to developing and marketing their products, we may not be able to compete effectively. Any consolidation among our competitors could enhance their product offerings and financial resources, further strengthening their competitive position. In addition, some of our competitors operate in narrow business areas relative to us, allowing them to concentrate their research and development efforts directly on products and services for those areas, which may give them a competitive advantage. As a result of these competitive pressures, we may face declining sales volumes or lower prevailing prices for our products, and we may not be able to reduce our total product costs in line with these declining revenues. If any of these risks materialize, they could have a material adverse effect on our business, financial condition and results of operations.

The semiconductor industry is characterized by significant price erosion, especially after a product has been on the market for a significant period of time.

The products we develop and sell are subject to rapid declines in average selling prices over the life of the products. Product life cycles can be relatively short, and as a result, products tend to be replaced by more technologically advanced substitutes on a regular basis. In turn, demand for older technology falls, causing the price at which such products can be sold to drop, in some cases precipitously. Additionally, competitors may be able to quickly introduce new products to compete with our products, and sometimes competitors will anticipate our entry into a market and start to lower the prices on their products before our entry. To the extent we are unable to reduce the prices of our products and remain competitive, our net sales will likely decline, resulting in further pressure on our gross margins, which could have a material adverse effect on our business, financial condition and results of operations and our ability to grow our business.

In order to continue profitably supplying our products, we must reduce our production costs in line with the lower revenues we can expect to receive per unit. Usually, this must be accomplished through improvements in process technology and production efficiencies. If we cannot advance our process technologies or improve our efficiencies to a degree sufficient to maintain required margins, we will no longer be able to make a profit from the sale of these products. Additionally, we may not be able to cease production of such products, either due to contractual obligations or for customer relationship reasons, and as a result may be required to bear a loss on such products. We cannot guarantee that competition in our core product markets will not lead to price erosion, lower revenue growth rates and lower margins in the future. Should reductions in our manufacturing costs fail to keep pace with reductions in market prices for the products we sell, this could have a material adverse effect on our business, financial condition and results of operations.

Failure to adjust our supply chain volume due to changing market conditions or failure to estimate our customers’ demand could adversely affect our net sales and could result in additional charges for obsolete or excess inventories or non-cancelable purchase commitments.

We make significant decisions, including determining the levels of business that we will seek and accept, production schedules, levels of reliance on outsourced contract manufacturing, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of the commitments by many of our customers and the possibility of rapid changes in demand for their products reduces our ability to accurately estimate future requirements of our customers. On occasion, our customers may require rapid increases in production, which can challenge our resources. We may not have sufficient capacity at any given time to meet our customers’ demands. Conversely, downturns in the semiconductor industry have in the past caused and may in the future cause our customers to significantly reduce the solutions or the amount of products ordered from us. Because many of our sales, research and development, and manufacturing expenses are relatively fixed, a reduction in customer demand may decrease our gross margins and operating income.

In addition, we base many of our operating decisions, and enter into purchase commitments, on the basis of anticipated net sales trends which are highly unpredictable. Some of our purchase commitments are not cancelable, and in some cases we are required to recognize a charge representing the amount of material purchased or ordered which exceeds our actual requirements. These non-cancelable purchase commitments could reduce our ability to adjust our inventory to address declining market demands. If demand for our products is less than we expect, we may experience additional excess and obsolete inventories and be forced to incur additional charges. If net sales in future periods fall substantially below our expectations, or if we fail to accurately forecast changes in demand mix, we could again be required to record substantial charges for obsolete or excess inventories or non-cancelable purchase commitments.

Moreover, during a market upturn, we may not be able to purchase sufficient supplies or components to meet increasing product demand, which could prevent us from taking advantage of opportunities and reduce our net sales. In addition, a supplier could discontinue a component necessary for our design, extend lead times, limit supply or increase prices due to capacity constraints or other factors. Our failure to adjust our supply chain volume or estimate our customers’ demands could have a material adverse effect on our net sales, business, financial condition and results of operations.

Disruptions in our relationships with any one of our key customers could adversely affect our business.

Approximately 40% of our 2020 revenues were derived from our top three customers, that purchase products from us based on short term purchase orders that reflect the demand they have from their end customers. We cannot guarantee that we will be able to generate similar levels of revenues from our largest customers in the future. Should one or more of these customers substantially reduce their purchases from us, this could have a material adverse effect on our business, financial condition and results of operations.

Our customers continued success will depend in large part on growth within the markets for our automotive and audio-video solutions and products and their success within such markets. Demand in these markets fluctuates significantly, driven by consumer spending, consumer preferences, the development of new technologies and prevailing economic conditions. Factors affecting these markets could seriously harm our customers and, as a result, harm us, including:

•

the effects of catastrophic and other disruptive events at our customers’ offices or facilities including, but not limited to, natural disasters, telecommunications failures, cyber-attacks, terrorist attacks, pandemics, epidemics or other outbreaks of infectious disease, including the current COVID-19 pandemic, breaches of security or loss of critical data;

•	increased costs associated with potential disruptions to our customers’ supply chain and other manufacturing and production operations; the deterioration of our customers’ financial condition;

•

delays and project cancellations as a result of design flaws in the products developed by our customers; the inability of customers to dedicate the resources necessary to promote and commercialize their products;

•	the inability of our customers to adapt to changing technological demands resulting in their products becoming obsolete; and

•	the failure of our customers’ products to achieve market success and gain broad market acceptance.

Any slowdown in the growth of these end markets could adversely affect our financial results.

We will have difficulty selling our products if customers do not design our products into their product offerings.

Our products are not sold directly to the end-users, but are components of other products. Our products are generally incorporated into our customers’ products at the design stage. As a result, we rely on our customers to select our products from among alternative offerings to be designed into the products they sell. If they do not include our products in their designs, we will have difficulty selling our products. Even after a customer designs our products into the products it sells, the customer is not obligated to purchase our products, nor can we guarantee that the customer is not using competitive products. In addition, the customer can choose at any time to reduce or discontinue their use of our products, for example, if its own products are not commercially successful, or for any other reason. In addition, we often incur significant expenditures on the development of a new product without any assurance that our product will be designed into our customers’ products. Once a customer designs a competitor’s product into its product offering, it becomes significantly more difficult for us to sell our products to that customer because changing suppliers involves significant cost, time, effort and risk for the customer. Our customers may not continue to design our products into their products or we might not be able to convert any such design into actual sales, either of which could materially and adversely affect our results of operations.

If we are unable to manage our growth effectively, our business and financial results may be adversely affected.

To continue to grow, we must continue to expand our operational, engineering, accounting and financial systems, procedures, controls and other internal management systems. This may require substantial managerial and financial resources, and our efforts in this regard may not be successful. Our current systems, procedures and controls may not be adequate to support our future operations. Unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected. If we fail to adequately manage our growth effectively, improve our operational, financial and management information systems, or effectively train, motivate and manage our new and future employees, it could adversely affect our business, financial condition and results of operations.

The estimates of market opportunity and growth forecasts included in this disclosure may prove to be inaccurate.

Market opportunity estimates and growth forecasts are inherently uncertain. Our estimates regarding the expected growth in our served available markets are based on our experience, as well as internal research and industry forecasts, which are subject to a number of estimates and assumptions. While we believe our assumptions and the data underlying our estimates to be reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates regarding the size and expected growth rates of our served available markets may prove to be incorrect. If our served available markets are smaller than we have estimated, our sales growth and/or market share may fail to reach the levels implied by these estimates.

Our quarterly net sales and operating results are difficult to predict accurately and may fluctuate significantly from period to period. As a result, we may fail to meet the expectations of investors, which could cause our share price to decline.

We operate in a highly dynamic industry and our future operating results could be subject to significant fluctuations, particularly on a quarterly basis. Our quarterly net sales and operating results have fluctuated significantly in the past and may continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. Although some of our customers provide us with rolling forecasts of their future requirements for our products, a significant percentage of our net sales in each fiscal quarter is dependent on sales that are booked and shipped during that fiscal quarter, and are typically attributable to a large number of orders from diverse customers and markets. As a result, accurately forecasting our operating results in any fiscal quarter is difficult. If our operating results do not meet the expectations of securities analysts and investors, our share price may decline.

Additional factors that can contribute to fluctuations in our operating results include:

•	the rescheduling, increase, reduction or cancellation of significant customer orders;

•	the timing of customer qualification of our products and commencement of volume sales by our customers of systems that include our products;

•	the timing and amount of research and development and sales and marketing expenditures;

•	the rate at which our present and future customers and end users adopt our technologies in our target end markets;

•	the timing and success of the introduction of new products and technologies by us and our competitors, and the acceptance of our new products by our customers;

•	our ability to anticipate changing customer product requirements; our gain or loss of one or more key customers;

•	the availability, cost and quality of materials and components that we purchase from third-party vendors and any problems or delays in the manufacturing, testing or delivery of our products;

•

the availability of production capacity at our third-party facilities or other third-party subcontractors and other interruptions in the supply chain, including as a result of materials shortages, bankruptcies or other causes;

•	supply constraints for and changes in the cost of the other components incorporated into our customers’ products;

•	our ability to reduce the manufacturing costs of our products;

•	fluctuations in manufacturing yields;

•	the changes in our product mix or customer mix;

•	the timing of expenses related to the acquisition of technologies or businesses;

•	product rates of return or price concessions in excess of those expected or forecasted;

•	the emergence of new industry standards;

•	product obsolescence;

•	unexpected inventory write-downs or write-offs;

•	costs associated with litigation over intellectual property rights and other litigation;

•	the length and unpredictability of the purchasing and budgeting cycles of our customers;

•	loss of key personnel or the inability to attract qualified engineers;

•	the quality of our products and any remediation costs;

•	adverse changes in economic conditions in various geographic areas where we or our customers do business;

•	the general industry conditions and seasonal patterns in our target end markets, particularly the automotive market and the audio-video market;

•	other conditions affecting the timing of customer orders or our ability to fill orders of customers subject to export control or economic sanctions; and

•

geopolitical events, such as war, threat of war or terrorist actions, or the occurrence of pandemics, epidemics or other outbreaks of disease, including the current COVID-19 pandemic, or natural disasters, and the impact of these events on the factors set forth above.

We may experience a delay in generating or recognizing revenues for a number of reasons. For example, open backlogs at the beginning of each quarter are typically lower than expected net sales for that quarter and are generally cancelable or reschedulable with minimal notice. Accordingly, we depend on obtaining orders during each quarter for shipment in that quarter to achieve our net sales objectives and failure to fulfill such orders by the end of a quarter may adversely affect our operating results. Furthermore, our customer agreements typically provide that the customer may delay scheduled delivery dates and cancel orders within specified timeframes without significant penalty. In addition, we maintain an infrastructure of facilities and human resources in several locations around the world and have a limited ability to reduce the expenses required to maintain such infrastructure. Because we base our operating expenses on anticipated revenue trends and a high percentage of our expenses are fixed in the short term, any delay in generating or recognizing forecasted net sales or changes in levels of our customers’ forecasted demand could materially and adversely impact our business, financial condition and results of operations. Due to our limited ability to reduce expenses, in the event our revenues decline or our forecasted net sales do not meet our expectations, it is likely that in some future quarters our operating results will decrease from the previous quarter or fall below the expectations of securities analysts and investors. As a result of these factors, our operating results may vary significantly from quarter to quarter. Accordingly, we believe that period-to-period comparisons of our results of operations should not solely be relied upon as indications of future performance. Any shortfall in net sales or net income from a previous quarter or from levels expected by the investment community could cause a decline in the trading price of our share.

We depend on winning selection processes, and failure to be selected could adversely affect our business in those market segments.

One of our business strategies is to participate in and win competitive bid selection processes to develop products for use in our customers’ equipment and products. These selection processes can be lengthy and require us to incur significant design and development expenditures, with no guarantee of winning a contract or generating revenues. Incurrence of such significant expenditures, failure to win new design projects and delays in developing new products with anticipated technological advances or in commencing volume shipments of these products may have an adverse effect on our business. This risk is particularly pronounced in markets where there are only a few potential customers and in the automotive market, where, due to the longer design cycles involved, failure to win a design-in could prevent access to a customer for several years. Our failure to win a sufficient number of these bids could result in reduced revenues and hurt our competitive position in future selection processes because we may not be perceived as being a technology or industry leader, each of which could have a material adverse effect on our business, financial condition and results of operations.

Even if we succeed in winning selection processes for our products, we may not generate timely or sufficient net sales or margins from those wins and our financial results could suffer.

After incurring significant design and development expenditures, a substantial period of time generally elapses before we generate meaningful net sales relating to such product, if at all, particularly with respect to the automotive industry. The reasons for this delay include, among other things, the following:

•	changing customer requirements, resulting in an extended development cycle for the product;

•	delay in the ramp-up of volume production of the customer’s products into which our solutions are designed;

•	delay or cancellation of the customer’s product development plans;

•	competitive pressures to reduce our selling price for the product;

•	the discovery of design flaws, defects, errors or bugs in the products;

•	lower than expected customer acceptance of the solutions designed for the customer’s products;

•	lower than expected acceptance of our customers’ products; and

•	higher manufacturing costs than anticipated.

If we do not continue to win selection processes for our products in the short term, then we may not be able to achieve expected net sales levels associated with these winnings. If we experience delays in achieving such sales levels, our operating results could be adversely affected. Moreover, even if a customer selects our product, we cannot guarantee that this will result in any sales of our products, as the customer may ultimately change or cancel its product plans, or our customer’s efforts to market and sell its product may not be successful.

If we fail in a timely and cost-effective manner to develop new product features or new products that address customer preferences and achieve market acceptance, our operating results could be adversely affected.

Our customers are constantly seeking new products with more features and functionality at a lower cost, and our success relies heavily on our ability to continue to develop and market to our customers new and innovative products and improvements of existing products. In order to respond to new and evolving customer demands, achieve strong market share and keep pace with new technological, processing and other developments, we must constantly introduce new and innovative products into the market. Although we strive to respond to customer preferences and industry expectations in the development of our products, we may not be successful in developing, introducing or commercializing any new or enhanced products on a timely basis or at all. Further, if initial sales volumes for new or enhanced products do not reach anticipated levels within the time periods we expect, we may be required to engage in additional marketing efforts to promote such products and the costs of developing and commercializing such products may be higher than we predict. Moreover, new and enhanced products may not perform as expected. We may also encounter lower manufacturing yields and longer delivery schedules in commencing volume production of new products that we introduce, which could increase our costs and disrupt our supply of such products.

A fundamental shift in technologies, the regulatory climate or demand patterns and preferences in our existing product markets or the product markets of our customers or end-users could make our current products obsolete, prevent or delay the introduction of new products or enhancements to our existing products or render our products irrelevant to our customers’ needs. If our new product development efforts fail to align with the needs of our customers, including due to circumstances outside of our control like a fundamental shift in the product markets of our customers and end users or regulatory changes, our business, financial condition and results of operations could be materially and adversely affected.

The development of our products is highly complex. New and enhanced products require substantial financial and other resources to research and development. Occasionally, we have experienced delays in completing the development and introduction of new products and product enhancements, and we could experience delays in the future. Unanticipated problems in developing products could also divert substantial research and development and engineering resources, which may impair our ability to develop new products and enhancements and could substantially increase our costs. Even if we introduce new and enhanced products to the market, we may not be able to achieve market acceptance of these products in a timely manner or at all.

Our competitive position could be adversely affected if we are unable to meet customers’ quality requirements.

Suppliers in the semiconductor industry must meet increasingly stringent quality standards of certain original equipment manufacturers and customers, particularly for automotive and audio-video applications. While our quality performance to date has generally met these requirements, we may experience problems in achieving acceptable quality results in the manufacture of our products, particularly in connection with the production of new products or adoption of a new manufacturing process. Our failure to achieve acceptable quality levels could adversely affect our business results.

Changes in industry standards could limit our ability to sell our products and force us to write down our inventory.

The markets for semiconductors are characterized by rapidly evolving industry standards. We must continuously develop new products or upgrade our existing products to keep pace with these evolving standards. Changes in industry standards, or the development of new industry standards, may make our products less competitive or obsolete. Our products comprise only a component of an automotive vehicle or a part of an electronic device. All components of these end products must uniformly comply with industry standards (if any) in order to operate efficiently together. We depend on companies that provide other components of the end products to support prevailing industry standards. Many of these companies are significantly larger and more influential in driving industry standards than we are. Some industry standards may not be widely adopted or implemented uniformly, and competing standards may emerge that may be preferred by our customers or end users. If larger companies do not support the same industry standards that we do, or if competing standards emerge, market acceptance of our products could be adversely affected, which would harm our business.

Because it is not practicable to develop products that comply with all current standards and new standards that may be adopted in the future, our ability to compete effectively will depend on our ability to select industry standards that will be widely adopted by the market and to design our products to support those relevant industry standards. We may be required to invest significant effort and to incur significant expense to redesign our products to address relevant standards, and we may lose market share if we do not redesign our products quickly enough. If our products do not meet relevant industry standards that are widely adopted for a significant period of time, our results of operations, business, and prospects would be adversely affected.

If we encounter sustained yield problems or other delays in the manufacturing process of our products, we may lose sales and damage our customer relationships.

The manufacture of our products, including the fabrication of semiconductor microchip, and the assembly and testing of our products, involve highly complex processes. For example, difficulties in the microchip fabrication process or other factors can cause a substantial portion of the components on a microchip to be nonfunctional. These problems may be difficult to detect at an early stage of the manufacturing process and often are time-consuming and expensive to correct. From time to time, we have experienced problems achieving acceptable yields at our third-party facilities, resulting in delays in the availability of components. Moreover, an increase in the rejection rate of products during the quality control process before, during or after manufacture and/or shipping of such products, results in lower yields and margins. In addition, changes in manufacturing processes required as a result of changes in product specifications, changing customer needs and the introduction of new product lines have historically significantly reduced our manufacturing yields, resulting in low or negative margins on those products. Poor manufacturing yields over a prolonged period of time could adversely affect our ability to deliver our products on a timely basis and harm our relationships with customers, which could materially and adversely affect our business, financial condition and results of operations.

Our ability to raise capital in the future may be limited and could prevent us from executing our growth strategy.

Our ability to operate and expand our business depends on the availability of adequate capital, which in turn depends on cash flow generated by our business and the availability of debt, equity or other applicable financing arrangements. However, we cannot assure you that our existing resources will be sufficient to meet our future liquidity needs. We may require additional capital to respond to business opportunities, challenges, acquisitions or other strategic transactions and/or unforeseen circumstances. The timing and amount of our working capital and capital expenditure requirements may vary significantly depending on numerous factors, including: market acceptance of our products; the need to adapt to changing technologies and technical requirements; the existence of opportunities for expansion; and access to and availability of sufficient management, technical, marketing and financial personnel.

If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity securities or debt securities or obtain debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our shareholders. Additional debt would result in increased expenses and could result in covenants that would restrict our operations and our ability to incur additional debt or engage in other capital-raising activities. We have not made arrangements to obtain additional financing and there is no assurance that financing, if required, will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow and support our business and respond to business opportunities and challenges could be significantly limited.

We are exposed to a variety of financial risks, including currency risk, interest rate risk, liquidity risk, commodity price risk, credit risk and other non-insured risks, which may have an adverse effect on our financial results.

We are a global company and, as a direct consequence, movements in the financial markets may impact our financial results. We are exposed to a variety of financial risks, including currency fluctuations, interest rate risk, liquidity risk, commodity price risk and credit risk and other noninsured risks. If we create debt, the rating thereof by major rating agencies may further improve or deteriorate. As a result, our additional borrowing capacity and financing costs may be impacted. Credit risk represents the loss that would be recognized at the reporting date if counterparties failed to perform upon their agreed payment obligations. Credit risk is present within our trade receivables. Such exposure is reduced through ongoing credit evaluations of the financial conditions of our customers and by adjusting payment terms and credit limits when appropriate. We invest available cash and cash equivalents with various financial institutions and are in that respect exposed to credit risk with these counterparties. Cash is invested and financial transactions are concluded where possible with financial institutions with a strong credit rating. If we are unable to successfully manage these risks, they could have a material adverse effect on our business, financial condition and results of operations.

We may pursue acquisitions and investments in new businesses, products or technologies, joint ventures and other strategic transactions, which may not be successful and could disrupt our business and divert financial and management resources from more productive uses.

If we identify appropriate opportunities, we may acquire or invest in technologies, businesses or assets that are strategically important to our business or form alliances with key players in the semiconductor industry to further expand our business. If we decide to pursue a strategy of selective acquisitions, we may not be successful in identifying suitable acquisition opportunities or completing such transactions. Our competitors may be more effective in executing and closing acquisitions in competitive bid situations than us. Our ability to enter into and complete acquisitions may be restricted by, or subject to, various approvals under U.S. law and Israeli law or may not otherwise be possible, may result in a possible dilutive issuance of our securities, or may require us to seek additional financing. We also may experience difficulties integrating acquired operations, technology, and personnel into our existing business and operations. Completed acquisitions may also expose us to potential risks, including risks associated with unforeseen or hidden liabilities, the diversion of resources from our existing business, and the potential loss of, or harm to, relationships with our employees as a result of our integration of new businesses. In addition, following completion of an acquisition, our management and resources may be diverted from their core business activities due to the integration process, which diversion may harm the effective management of our business. Furthermore, it may not be possible to achieve the expected level of any synergy benefits on integration and/or the actual cost of delivering such benefits may exceed the anticipated cost. Any of these factors may have an adverse effect on our competitive position, results of operations and financial condition.

We may have difficulty attracting, motivating and retaining executives and other key employees.

Our success depends to a large extent upon the continued services of our executive officers, managers and skilled personnel, including our development engineers. Generally, our employees are not bound by obligations that require them to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time. Given these limitations, we may not be able to continue to attract, retain and motivate qualified personnel necessary for our business.

Uncertainty about the effect of the merger may also impair Valens’ ability to attract, retain and motivate key personnel. Employee retention may be particularly challenging during the pendency of the merger, as employees of Valens may experience uncertainty about their future roles with the combined business. Additionally, Valens’ officers and employees own ordinary shares of Valens and/or have vested share options and, if the merger is consummated (and in the case of vested options, if such vested options are exercised prior to consummation of the merger), are therefore entitled to a portion of the merger consideration, the payment of which could provide sufficient financial incentive for certain officers and employees to no longer pursue employment with the combined business. In some of the fields in which Valens operate, there are only a limited number of people in the job market who possess the requisite skills and it may be increasingly difficult for the combined company to hire personnel over time. If key employees of PTK or Valens depart because of issues relating to the uncertainty and difficulty of integration, financial incentives or a desire not to become employees of the combined business, the combined company may have to incur significant costs in identifying, hiring and retaining replacements for departing employees, which could reduce the combined company’s ability to realize the anticipated benefits of the merger. The loss of services of any key personnel or the inability to hire new personnel with the requisite skills could restrict the ability of the combined company to develop new products or enhance existing products in a timely matter, to sell products to customers or to manage the business of the combined company effectively.

We may not be able to adequately protect or enforce our intellectual property rights, which could harm our competitive position.

Our success and future revenue growth will depend, in part, on our ability to protect our intellectual property. We will primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect its proprietary technologies and processes. It is difficult and costly to monitor the use of our intellectual property. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose, illegally or otherwise, the combined company’s proprietary technologies and processes, despite efforts by the combined company to protect its proprietary technologies and processes. Moreover, the semiconductor industry is generally subject to high turnover of employees, so the risk of trade secret misappropriation may be amplified. If any of our trade secrets are subject to unauthorized disclosure or are otherwise misappropriated by third parties, our competitive position may be materially and adversely affected. The failure to identify any violations of our intellectual property rights could materially and adversely affect our business, financial condition and result of operations and hurt our competitive advantage.

While we will hold a significant number of patents, there can be no assurances that any additional patents will be issued. Even if new patents are issued, the claims allowed may not be sufficiently broad to protect the combined company’s technology. In addition, any of Valens’ existing patents, and any future patents issued to the combined company, may be challenged, invalidated or circumvented, either in connection with the merger or otherwise. As such, any rights granted under these patents may not provide the combined company with meaningful protection or commercial advantage.

In addition, the protection afforded under the patent and other intellectual property laws of one country may not be the same as that in other countries. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the U.S. This means, for example, that our right to exclusively commercialize a product in those countries where we have patent rights for that product can vary on a country-by-country basis. We also may not have the same scope of patent protection in every country where we do business. If the combined company’s patents do not adequately protect its technology, competitors may be able to offer products similar to the combined company’s products. The combined company’s competitors may also be able to develop similar technology independently or design around its patents.

Our ability to compete successfully depends in part on our ability to commercialize our products without infringing intellectual property rights of others.

To the same extent that we seek to protect our technology and inventions with patents and trade secrets, our competitors and other third parties do the same for their technology and inventions. We have no means of knowing the content of patent applications filed by third parties until they are published. It is also difficult and costly to continuously monitor the intellectual property portfolios of our competitors to ensure our technologies do not violate the intellectual property rights of any third parties.

The semiconductor industry is ripe with patent assertion entities and is characterized by frequent litigation regarding patent and other intellectual property rights. From time to time, we receive communications from third parties that allege that our products or technologies infringe their patent, copyrights, trademark or other intellectual property rights. As a public company with an increased profile and visibility, we may receive similar communications in the future. Lawsuits or other proceedings resulting from allegations of infringement could subject us to significant liability for damages, invalidate our proprietary rights and adversely affect our business. Defending these proceedings may be costly and time consuming and may divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks.

In the event that any third-party succeeds in asserting a valid claim against us or any of our customers, we could be forced to do one or more of the following:

•	discontinue selling, importing or using certain technologies that contain the allegedly infringing intellectual property which could cause us to stop manufacturing certain products;

•	seek to develop non-infringing technologies, which may not be feasible;

•	incur significant legal expenses;

•	pay substantial monetary damages to the party whose intellectual property rights we may be found to be infringing; and/or

•	we or our customers could be required to seek licenses to the infringed technology that may not be available on commercially reasonable terms, if at all.

If a third party causes us to discontinue the use of any of our technologies, the combined company may be required to design around those technologies. This could be costly and time consuming and could have an adverse effect on our financial results. Any significant impairments of our intellectual property rights from any litigation we face could materially and adversely impact our business, financial condition, results of operations and our ability to compete in our industry.

We may be subject to disruptions or breaches of our information technology systems that could irreparably damage our reputation and our business, expose us to liability and materially and adversely affect our results of operations.

We are subject to a number of legal requirements, contractual obligations and industry standards regarding security, data protection and privacy and any failure to comply with these requirements, obligations or standards could have an adverse effect on our reputation, business, financial condition and operating results.

In conducting our business, we routinely collect and store sensitive data, including proprietary technology and information about our business and our customers, suppliers and business partners, including proprietary technology and information owned by our customers. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. We may be subject to disruptions or breaches of our secured network caused by computer viruses, illegal hacking, criminal fraud or impersonation, acts of vandalism or terrorism or employee error. Our security measures, those of our third-party suppliers, or our customers may not detect or prevent such security breaches. The costs to us to reduce the risk of or alleviate cyber security breaches and vulnerabilities could be significant. Any type of security breach, attack or misuse of data, whether experienced by us or an associated third party, could harm our reputation or deter existing or prospective customers from using our products and applications, increase our operating expenses in order to contain and remediate the incident, expose us to unbudgeted or uninsured liability, disrupt our operations, divert management focus away from other priorities, increase our risk of regulatory scrutiny, result in the imposition of penalties and fines under state, federal and foreign laws or by payment networks and adversely affect our continued payment network registration and financial institution sponsorship. Moreover, any such compromise of our information security could result in the misappropriation or unauthorized publication of our confidential business or proprietary information or that of other parties with which we do business, an interruption in our operations, the unauthorized transfer of cash or other of our assets, the unauthorized release of customer or employee data or a violation of privacy or other laws. Computer programmers and hackers also may be able to develop and deploy viruses, worms and other malicious software programs that attack our products, or that otherwise exploit any security vulnerabilities, and any such attack, if successful, could expose us to liability to customer claims. Any of the foregoing could irreparably damage our reputation and business, which could have a material adverse effect on our results of operations.

There may exist deficiencies in control system and disclosure procedures that could adversely affect the accuracy and reliability of our periodic reporting.

Prior to the merger, Valens was a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

Upon the completion of the merger, we will become a public company in the United States and be subject to the periodic reporting requirements of the SEC, including, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of December 31, 2021. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.” The combined company will have designed disclosure controls and procedures to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. However, despite the disclosure and compliance procedures, there may from time to time exist deficiencies in our control systems that could adversely affect the accuracy and reliability of our periodic reporting. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected. Imperfections in our periodic reporting could create uncertainty regarding the reliability of our results of operations and financial results, which in turn could have a material adverse impact on our reputation or share price. Furthermore, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

Risks Related to Laws and Regulation

Our global business requires us to comply with laws and regulations in countries across the world and exposes us to international business risks that could adversely affect our business.

We are subject to environmental, labor, health, safety and other laws and regulations in Israel, the United States and other jurisdictions in which we operate. We are also required to obtain environmental permits and other authorizations or licenses from governmental authorities for certain of our operations and have to protect our intellectual property worldwide. In the jurisdictions where we operate, we need to comply with differing standards and varying practices of regulatory, tax, judicial and administrative bodies.

The business environment is also subject to many uncertainties, including the following international business risks:

•	negative economic developments in economies around the world and the instability of governments, currently for example the sovereign debt situation in certain European countries;

•

Social and political instability in a number of countries around the world, including the recent developments in the Middle East, and also including the threat of war, terrorist attacks in the United States or in EMEA, epidemics or civil unrest;

•	pandemics or national and international environmental, nuclear or other disasters, which may adversely affect our workforce, as well as our local suppliers and customers;

•	adverse changes in governmental policies, especially those affecting trade and investment;

•	foreign currency exchange, in particular with respect to the U.S. dollar, and transfer restrictions, in particular in Greater China; and

•	threats that our operations or property could be subject to nationalization and expropriation.

No assurance can be given that we have been or will be at all times in complete compliance with the laws and regulations to which we are subject or that we have obtained or will obtain the permits and other authorizations or licenses that we need. If we violate or fail to comply with laws, regulations, permits and other authorizations or licenses, we could be fined or otherwise sanctioned by regulators. In addition, if any of the international business risks were to materialize or become worse, they could also have a material adverse effect on our business, financial condition and results of operations.

We are subject to governmental regulation and other legal obligations, particularly related to privacy, data protection and information security, across different markets where we conduct our business. Our actual or perceived failure to comply with such obligations could harm our business.

In Israel, the United States and other jurisdictions in which we operate, we are subject to various laws and related regulations. If we are found to have breached any laws or regulations in any such jurisdiction, we may be subject to enforcement actions that require us to change our business practices in a manner which may negatively impact our revenue, as well as expose us to litigation, fines, civil and/or criminal penalties and adverse publicity that could cause our customers to lose trust in us, negatively impacting our reputation and business in a manner that harms our financial position.

As part of our business development, we collect information about individuals, also referred to as personal data, and other potentially sensitive and/or regulated data from our customers. Laws and regulations in Israel, the United States and around the world restrict how personal information is collected, processed, stored, used and disclosed, as well as set standards for its security, implement notice requirements regarding privacy practices, and provide individuals with certain rights regarding the use, disclosure and sale of their protected personal information.

For example, in the United States, various federal and state regulators, including governmental agencies like the Federal Trade Commission, or the FTC, have adopted, or are considering adopting, laws and regulations concerning privacy and data protection. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to personal information than federal, international or other state laws, and such laws may differ from each other, all of which may complicate compliance efforts. For example, the California Consumer Privacy Act of 2018, or the CCPA, which increases privacy rights for California residents and imposes obligations on companies that process their personal information (including device identifiers, IP addresses, cookies and geo-location), came into effect on January 1, 2020. Among other things, the CCPA requires covered companies to provide new disclosures to California consumers and provide such consumers new data protection and privacy rights, including the ability to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. Additionally, voters approved a new privacy law, the California Privacy Rights Act, or the CPRA, in the November 2020 election. Effective starting on January 1, 2023, the CPRA will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. State laws are changing rapidly and there is discussion in Congress of a new comprehensive federal data privacy law to which we would become subject if it is enacted.

Internationally, laws, regulations and standards in many jurisdictions apply broadly to the collection, use, retention, security, disclosure, transfer and other processing of personal information. For example, the GDPR, which became effective in May 2018, greatly increased the European Commission’s jurisdictional reach of its laws and adds a broad array of requirements for handling personal data (including online identifiers and location data). EU member states are tasked under the GDPR to enact, and have enacted, certain implementing legislation that adds to and/or further interprets the GDPR requirements and potentially extends our obligations and potential liability for failing to meet such obligations. The GDPR, together with national legislation, regulations and guidelines of the EU member states and the United Kingdom governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, use, retain, protect, disclose, transfer and otherwise process personal data. In particular, the GDPR includes obligations and restrictions concerning the consent and rights of individuals to whom the personal data relates, the transfer of personal data out of the European Economic Area or the United Kingdom, security breach notifications and the security and confidentiality of personal data. The GDPR authorizes fines for certain violations of up to 4% of global annual revenue or €20 million, whichever is greater. In addition, some countries are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering our services.

In addition, in Israel, the Privacy Protection Law, 5741-1981 (“PPL”), and the regulations enacted thereunder, including the Privacy Protection Regulations (Data Security), 5777-2017 (“Data Security Regulations”), as well as guidelines issued by the Israeli Privacy Protection Authority, and Amendment No. 40 to the Communications Law (Telecommunications and Broadcasting), 5742-1982, impose obligations with respect to the manner certain personal data is processed, maintained, transferred, disclosed, accessed and secured. Failure to comply with the PPL, its regulations and guidelines issued by the Israeli Privacy Protection Authority may expose us to administrative fines, civil claims (including class actions) and in certain cases criminal liability. Current pending legislation may result in a change of the current enforcement measures and sanctions and may also require us to modify the manner personal data is collected, processed and maintained by us. The Israeli Privacy Protection Authority may initiate administrative inspection proceedings, from time to time, without any suspicion of any particular breach of the PPL, as it has done in the past with respect to dozens of Israeli companies in various business sectors. In addition, to the extent that any administrative supervision procedure is initiated by the Israeli Privacy Protection Authority and reveals certain irregularities with respect to our compliance with the PPL, in addition to our exposure to administrative fines, civil claims (including class actions) and in certain cases criminal liability, we may also need to take certain remedial actions to rectify such irregularities, which may increase our costs.

Restrictions on the collection, use, sharing or disclosure of personal information or additional requirements and liability for security and data integrity could require us to modify our solutions and features, possibly in a material manner, could limit our ability to develop new products and features and could subject us to increased compliance obligations and regulatory scrutiny. Our failure to comply with applicable laws and regulations, or to protect personal data, could result in enforcement or litigation action against us, including fines, sanctions, penalties, judgments, imprisonment of our officers and public censure, claims for damages by consumers and other affected individuals, damage to our reputation and loss of goodwill, any of which could have a material adverse impact on our business, financial condition and results of operations.

Failure to comply with the Foreign Corrupt Practices Act, other applicable anti-corruption and anti-bribery laws, and applicable trade control laws could subject us to penalties and other adverse consequences.

We have extensive international operations and a substantial portion of our business, particular with respect to our manufacturing processes, is conducted outside of the United States. Our operations are subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), as well as the anti-corruption and anti-bribery laws in the countries where we do business. The FCPA prohibits covered parties from offering, promising, authorizing or giving anything of value, directly or indirectly, to a “foreign government official” with the intent of improperly influencing the official’s act or decision, inducing the official to act or refrain from acting in violation of lawful duty, or obtaining or retaining an improper business advantage. The FCPA also requires publicly traded companies to maintain records that accurately and fairly represent their transactions, and to have an adequate system of internal accounting controls. In addition, other applicable anti-corruption laws prohibit bribery of domestic government officials, and some laws that may apply to our operations prohibit commercial bribery, including giving or receiving improper payments to or from non-government parties, as well as so-called “facilitation” payments. In addition, we are subject to U.S. and other applicable trade control regulations that restrict with whom we may transact business, including the trade sanctions enforced by the U.S. Treasury, Office of Foreign Assets Control.

Though we maintain policies, internal controls and other measures reasonably designed to promote compliance with applicable anticorruption and anti-bribery laws and regulations, and certain safeguards designed to ensure compliance with U.S. trade control laws, our employees or agents may nevertheless engage in improper conduct for which we might be held responsible. Any violations of these anti-corruption or trade controls laws, or even allegations of such violations, can lead to an investigation and/or enforcement action, which could disrupt our operations, involve significant management distraction, and lead to significant costs and expenses, including legal fees. If we, or our employees or agents acting on our behalf, are found to have engaged in practices that violate these laws and regulations, we could suffer severe fines and penalties, profit disgorgement, injunctions on future conduct, securities litigation, bans on transacting government business, delisting from securities exchanges and other consequences that may have a material adverse effect on our business, financial condition and results of operations. In addition, our reputation, our net sales or our share price could be adversely affected if we become the subject of any negative publicity related to actual or potential violations of anti-corruption, anti-bribery or trade control laws and regulations.

Environmental laws and regulations may expose us to liability, and such liability and compliance with these laws and regulations may adversely affect our business.

The semiconductor industry is subject to a variety of international, federal, state, local and non-U.S. laws and regulations governing pollution, environmental protection and occupational health and safety, including those relating to the release, storage, use, discharge, handling, generation, transportation, disposal, and labeling of, and human exposure to, hazardous and toxic materials, product composition, and the investigation and cleanup of contaminated sites, including sites we currently or formerly owned or operated, due to the release of hazardous materials, regardless of whether we caused such release. We are also required to obtain environmental permits from governmental authorities for certain of our operations. We cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. Failure to comply with such laws and regulations could subject us to civil or criminal costs, obligations, sanctions or property damage or personal injury claims, or suspension of our facilities’ operating permits. In addition, we may be strictly liable for joint and several costs associated with investigation and remediation of sites at which we have arranged for the disposal of hazardous wastes if such sites become contaminated, even if we fully comply with applicable environmental laws and regulations. Compliance with current or future environmental and occupational health and safety laws and regulations could restrict our ability to expand our business or require us to modify processes or incur other substantial expenses which could harm our business.

In the event of an incident involving hazardous materials, we could be liable for damages and such liability could exceed the amount of any liability insurance coverage and the resources of our business. In addition, in the event of the discovery of contaminants or the imposition of clean up obligations for which we are responsible, we may be required to take remedial or other measures which could have a material adverse effect on our business, financial condition and results of operations. In response to environmental concerns, some customers and government agencies impose requirements for the elimination and/or labeling of hazardous substances, such as lead (which is widely used in soldering connections in the process of semiconductor packaging and assembly), in electronic equipment, as well as requirements related to the take-back of products discarded by customers. Environmental and occupational health and safety laws and regulations have tended to become more stringent over time, causing a need to redesign technologies, imposing greater compliance costs and increasing risks and penalties associated with violations, which could seriously harm our business.

Scientific examination of, political attention to and rules and regulations on issues surrounding the existence and extent of climate may result in an increase in the cost of production due to increase in the prices of energy and introduction of energy or carbon tax. A variety of regulatory developments have been introduced that focus on restricting or managing the emission of carbon dioxide, methane and other greenhouse gasses. Enterprises may need to purchase at higher costs new equipment or raw materials with lower carbon footprints. These developments and further legislation that is likely to be enacted could affect our operations negatively.

Changes to tax laws or regulations in Israel, the United States and other jurisdictions expose us to tax uncertainties and could adversely affect our results of operations or financial condition.

As a multinational business, operating in multiple jurisdiction such as Israel, the United States, the EU, Japan and China, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. Changes to tax laws or regulations in the jurisdictions in which we operate, or in the interpretation of such laws or regulations, could, significantly increase our effective tax rate and reduce our cash flow from operating activities, and otherwise have a material adverse effect on our financial condition. Changes to tax laws or regulations in the jurisdictions in which we operate, or in the interpretation of such laws or regulations, could, significantly increase our effective tax rate and reduce our cash flow from operating activities, and otherwise have a material adverse effect on our financial condition. Since a significant portion of our operations are located in Israel, changes in tax laws or regulations in Israel could significantly affect our operating results. Further changes in the tax laws of foreign jurisdictions could arise, in particular, as a result of different initiatives undertaken by the Organization for Economic Co-operation and Development (the “OECD”). Any changes in the OECD policy or recommendations, if adopted, could increase tax uncertainty and may adversely affect our provision for income taxes and increase our tax liabilities. In addition, other factors or events, including business combinations and investment transactions, changes in the valuation of our deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, changes in transfer pricing methodologies, other changes in the apportionment of our income and other activities among tax jurisdictions, and changes in tax rates, could also increase our effective tax rate.

We are subject to regular review and audit by Israeli and other foreign tax authorities. Although we believe our tax estimates are reasonable, the authorities in these jurisdictions could review our tax returns and impose additional taxes, interest, linkage and penalties, and the authorities could claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could materially affect our income tax provision, net income, or cash flows in the period or periods for which such determination and settlement is made. We may also be liable for taxes in connection with businesses we acquire. Our determinations are not binding on any taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in our tax provisions, accruals and returns. An assessment of additional taxes because of an audit could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Transfer pricing rules may adversely affect our corporate income tax expense.

Many of the jurisdictions in which we conduct business have detailed transfer pricing rules, which require contemporaneous documentation establishing that all transactions with non-resident related parties be priced using arm’s length pricing principles. The tax authorities in these jurisdictions could challenge our related party transfer pricing policies and as a consequence the tax treatment of corresponding expenses and income. International transfer pricing is an area of taxation that depends heavily on the underlying facts and circumstances and generally involves a significant degree of judgment. If any of these tax authorities were to be successful in challenging our transfer pricing policies, we may be liable for additional corporate income tax, and penalties and interest related thereto, which may have a significant impact on our results of operations and financial condition.

Proposed changes to the U.S. tax system, if enacted, could have a material adverse effect on our ongoing liability for U.S. corporate tax.

The Biden administration has proposed a number of changes to the U.S. tax system. The proposals include changes to the U.S. corporate tax system that would increase U.S. corporate tax rates, impose a corporate minimum book tax, and double the tax rate on and make other tax changes to GILTI earned by foreign subsidiaries. Additionally, the proposals include changes to the anti-inversion rules that prevent U.S. companies from inverting, including by strengthening the rules to treat a foreign acquiring corporation as a U.S. company based on a reduced 50 percent continuing ownership threshold.

Many aspects of the proposals are unclear or undeveloped. We are unable to predict which, if any, U.S. tax reform proposals will be enacted into law, and what effects any enacted legislation might have on our liability for U.S. tax.

Changes in government trade policies, including the imposition of tariffs and export restrictions, could limit our ability to sell our products to certain customers or demand from certain customers, which may materially and adversely affect our sales and results of operations.

The U.S. government has in the past made public statements indicating possible significant changes in U.S. trade policy and have taken certain actions that may impact U.S. trade policy, including imposing new or increased tariffs on certain goods imported into the United States. Since our current products are manufactured outside the United States, such changes, if adopted, could have a disproportionate impact on our business and make our products more expensive and less competitive in the U.S. market. Furthermore, changes in U.S. trade policy could trigger retaliatory actions by affected countries, which could impose restrictions on our ability to do business in or with affected countries or prohibit, reduce or discourage purchases of our products by foreign customers, leading to increased costs of components contained in our products, increased costs of manufacturing our products, and higher prices for our products in foreign markets. For example, there are risks that the Chinese government may, among other things, require the use of local suppliers in place of non-Chinese suppliers like us, compel companies that do business in China to partner with local companies to conduct business and provide incentives to government-backed local customers to buy from local suppliers. Changes in, and responses to, U.S. trade policy could reduce the competitiveness of our products and cause our sales to decline, which could materially and adversely impact our business, financial condition and results of operations. The U.S. or foreign governments may take administrative, legislative or regulatory action that could materially interfere with our ability to sell products in certain countries and/or to certain customers, particularly in China. We cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the United States and China or other countries, what products may be subject to such actions, or what actions may be taken by the other countries in retaliation. The institution of trade tariffs both globally and between the United States and China specifically carries the risk of negatively impacting China’s overall economic condition, which could have negative repercussions for our business.

We will be subject to legal and regulatory consequences if we do not comply with applicable export control laws and regulations.

Products developed and manufactured in Israel and other locations are subject to export controls of the applicable nation. Obtaining export licenses can be difficult, costly and time-consuming and we may not always be successful in obtaining necessary export licenses, and our failure to obtain required import or export approval for our products or limitations on our ability to export or sell our products imposed by these laws may harm our international and domestic revenues. Noncompliance with these laws could have negative consequences, including government investigations, penalties and reputational harm. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position. Failure to obtain export licenses for our products or having one or more of our customers be restricted from receiving exports from us could significantly reduce our net sales and materially and adversely affect our business, financial condition and results of operations.

Changing foreign exchange rates may have an adverse effect on our financial results.

We have operations and assets in Israel, the United States and other foreign jurisdictions. We prepare our consolidated financial statements in U.S. dollars, but a portion of our expenditures are denominated in Israeli new shekel and other currencies. We therefore must translate our foreign assets, liabilities, revenue and expenses into U.S. dollars at applicable exchange rates. Consequently, fluctuations in the value of Israeli new shekel and other foreign currencies relative to the U.S. dollar may negatively affect the value of these items in our financial statements. Additionally, currency exchange rates have been especially volatile in the recent past, and these currency fluctuations may make it difficult for us to predict our results of operations. To the extent we fail to manage our foreign currency exposure adequately, we may suffer losses in the value of our net foreign currency investment, and our business, financial condition, results of operations and cash flows may be negatively affected.

Risks Related to Being a Public Company

Valens will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

Upon the completion of the Business Combination, Valens will become a public company subject to reporting requirements in the United States, and it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after Valens is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Valens will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the NYSE. Valens’ management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Valens expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. For example, Valens expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Valens cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Valens to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

The listing of Valens securities on the New York Stock Exchange will not benefit from the process undertaken in connection with an underwritten initial public offering, which could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Valens’ securities.

Valens will apply to list the Valens ordinary shares and Valens warrants on the NYSE under the symbols “VLN” and “VLNW,” respectively, to be effective at Closing. Unlike an underwritten initial public offering of the Valens securities, the initial listing of Valens’ securities as a result of the Business Combination will not benefit from the following:

•	the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities;

•	underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing; and

•

underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

The lack of such a process in connection with the listing of Valens’ securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Valens’ securities during the period immediately following the listing than in connection with an underwritten initial public offering.

A market for Valens’ securities may not develop or be sustained.

Following the Business Combination, the price of Valens’ securities may fluctuate significantly due to general market and economic conditions. An active trading market for Valens’ securities following the Business Combination may not develop as expected or, if developed, it may not be sustained. In addition, the price of Valens’ securities after the Business Combination can vary due to general economic conditions and forecasts, Valens’ general business condition and the release of Valens’ financial reports. Additionally, if Valens’ securities become delisted from the NYSE and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of Valens’ securities may be more limited than if Valens was quoted or listed on the NYSE, the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Valens’ internal controls over financial reporting may not be effective and its independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on Valens’ business and reputation.

After the Business Combination, Valens will continue to carry out its business and will be subject to the reporting requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the NYSE. Valens expects that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on its personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that Valens maintain effective disclosure controls and procedures and internal control over financial reporting. Valens is continuing to develop and refine its disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to Valens’ principal executive and financial officers.

Valens’ current controls and any new controls that it develops may become inadequate because of changes in conditions in its business. Further, weaknesses in Valens’ internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect Valens’ operating results or cause it to fail to meet its reporting obligations and may result in a restatement of Valens’ financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations. Since the Company is an “emerging growth company,” as defined in the Securities Act, as modified by the Jumpstart Business Startups Act of 2012 (the “JOBS Act”), it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Valens’ reported financial and other information.

In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Valens has expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase Valens’ operating costs and could materially and adversely affect its ability to operate its business. In the event that Valens’ internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in Valens’ operating results and the stock price of Valens may decline. In addition, if Valens is unable to continue to meet these requirements, it may not be able to obtain or maintain listing on the NYSE.

Valens independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after Valens is no longer an emerging growth company. At such time, Valens’ independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Valens’ controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on Valens’ business and operating results.

Risks Relating to Our Incorporation and Location in Israel

Conditions in Israel could adversely affect our business.

We are incorporated under the laws of the State of Israel, and our principal offices are located in Israel. Accordingly, political, economic and geo-political instability in Israel may affect our business.

Several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or geo-political instability in the region continues or increases. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or significant downturn in the economic or financial condition of Israel, could adversely affect our business.

Investors’ rights and responsibilities as our shareholders will be governed by Israeli law, which differs in some respects from the rights and responsibilities of shareholders of non-Israeli companies.

We were incorporated under Israeli law and the rights and responsibilities of our shareholders are governed by our articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders of U.S. and other non-Israeli corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of an office holder in the company has a duty to act in fairness towards the company. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.

Provisions of Israeli law and our amended and restated articles of association to be effective upon the closing of the Business Combination may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.

Provisions of Israeli law and our amended and restated articles of association to be effective upon the closing of the Business Combination could have the effect of delaying or preventing a change in control and may make it more difficult for a third-party to acquire us or our shareholders to elect different individuals to our board of directors, even if doing so would be considered to be beneficial by some of our shareholders, and may limit the price that investors may be willing to pay in the future for our ordinary shares. Among other things:

•	Israeli corporate law regulates mergers and requires that a tender offer be effected when more than a specified percentage of shares in a company are purchased;

•

Israeli corporate law requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions;

•	Israeli corporate law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;

•	our amended and restated articles of association to be effective upon the closing of the Business Combination divide our directors into three classes, each of which is elected once every three years;

•

our amended and restated articles of association to be effective upon the closing of the Business Combination generally require a vote of the holders of a majority of our outstanding ordinary shares entitled to vote present and voting on the matter at a general meeting of shareholders (referred to as simple majority), and the amendment of a limited number of provisions, such as the provision dividing our directors into three classes, requires a vote of the holders of 65% of the total voting power of our shareholders;

•

our amended and restated articles of association to be effective upon the closing of the Business Combination do not permit a director to be removed except by a vote of the holders of at least 65% of the total voting power of our shareholders; and

•	our amended and restated articles of association to be effective upon the closing of the Business Combination provide that director vacancies may be filled by our board of directors.

Further, Israeli tax considerations may make potential transactions undesirable to us or some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including, a holding period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.

Our amended and restated articles of association to be effective upon the closing of the Business Combination provide that unless the Company consents otherwise, the competent courts of Tel Aviv, Israel shall be the sole and exclusive forum for substantially all disputes between the Company and its shareholders under the Companies Law and the Israeli Securities Law, which could limit our shareholders’ ability to brings claims and proceedings against, as well as obtain favorable judicial forum for disputes with the Company, its directors, officers and other employees.

Unless we agree otherwise, the competent courts of Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law. Such exclusive forum provision in our amended and restated articles of association will not relieve the Company of its duties to comply with federal securities laws and the rules and regulations thereunder, and shareholders of the Company will not be deemed to have waived the Company’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Company or its directors or other employees which may discourage lawsuits against the Company, its directors, officers and employees. The foregoing exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims for which the federal courts would have exclusive jurisdiction, whether by law (as is the case under the Exchange Act) or pursuant to our amended and restated articles of association, including claims under the Securities Act for which there is a separate exclusive forum provision in our amended and restated articles of association. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our amended and restated articles of association. If a court were to find the choice of forum provision contained in our amended and restated articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.

Our amended and restated articles of association to be effective upon the closing of the Business Combination provide that unless we consent to an alternate forum, the federal district courts of the United States shall be the exclusive forum of resolution of any claims arising under the Securities Act which may impose additional litigation costs on our shareholders.

Our amended and restated articles of association to be effective upon the closing of the Business Combination provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any claims arising under the Securities Act or the federal forum provision in our amended and restated articles of association (the “Federal Forum Provision”). While the Federal Forum Provision does not restrict the ability of our shareholders to bring claims under the Securities Act, nor does it affect the remedies available thereunder if such claims are successful, we recognize that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs which may discourage the filing of claims under the Securities Act against the Company, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our amended and restated articles of association. If a court were to find the choice of forum provision contained in our amended and restated articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.

We have received Israeli government grants for certain research and development activities. The terms of those grants require us to satisfy specified conditions as defined in Israel’s Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984 (the “Innovation Law”).

We received Israeli government grants for certain of our research and development activities. When a company develops know-how, technology or products using grants from the Israel Innovation Authority of the Israeli Ministry of Economy and Industry (formerly known as Office of Chief Scientist) (“IIA”), the terms of these grants and the Innovation Law restrict the transfer or license of such know-how, and the transfer of manufacturing or manufacturing rights of such products, technologies or know-how outside of Israel, without the prior approval of the IIA. Therefore, the discretionary approval of an IIA committee would be required for any transfer or license to third parties inside or outside of Israel of know how or for the transfer outside of Israel of manufacturing or manufacturing rights related to those aspects of such technologies. We may not receive those approvals, in the future, while in the past the Company did receive approvals of requests submitted by it according to the Innovation Law, including for the manufacturing of Company products outside of Israel. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits us to transfer technology or development outside of Israel.

The transfer or license of IIA-supported technology or know-how outside of Israel and the transfer of manufacturing of IIA-supported products, technology or know-how outside of Israel, may require payment to the IIA of amounts which are determined taking into consideration the following elements: (i) the value of the transferred or licensed technology or know-how; (ii) our research and development expenses; (iii) the amount of IIA accumulated grants. Over the years, Valens has received various grants from the IIA in the total amount of $6 million, out of which the latest grants in the amount of $2.05 million were received from the IIA in 2016; (iv) accumulated revenue-based royalties already paid by the Company; and (v) the time that has passed since the completion of IIA supported period and other factors. These restrictions and requirements for payment may impair our ability to sell, license or otherwise transfer our technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. Furthermore, despite the fact that as of December 31, 2019 the Company paid in full all the grants received from the IIA, Valens remains subject to the restrictions and obligations under the Innovation Law described above, and the net consideration available to our shareholders in certain transactions (such as a merger or similar change of control transaction) involving the transfer outside of Israel of technology or know-how developed with IIA funding may be reduced by any amounts that we may be required to pay to the IIA.

If Valens or any of its subsidiaries are characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, U.S. investors may suffer adverse tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income (including cash). For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains. Based on the current and anticipated composition of the income, assets and operations of Valens and its subsidiaries, Valens does not believe it will be treated as a PFIC for the taxable year that includes the Business Combination. However, there can be no assurances in this regard or any assurances that Valens will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and Valens cannot assure you that the Internal Revenue Services (the “IRS”) will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether Valens or any of its subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of Valens’ income and assets, and the value of its and its subsidiaries’ shares and assets. Changes in the composition of the income or assets of Valens and its subsidiaries may cause Valens to be or become a PFIC for the current or subsequent taxable years. Whether Valens is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If Valens is a PFIC for any taxable year, a U.S. investor who owns Valens ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.” U.S. investors who own Valens ordinary shares and/or Valens warrants are strongly encouraged to consult their own advisors regarding the potential application of these rules to Valens and the ownership of Valens ordinary shares and/or Valens warrants.

If a U.S. investor is treated for U.S. federal income tax purposes as owning at least 10% of the Valens ordinary shares, such U.S. investor may be subject to adverse U.S. federal income tax consequences.

For U.S. federal income tax purposes, if a U.S. investor who is a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the Valens ordinary shares, such U.S. investor may be treated as a “United States shareholder” with respect to Valens, or any of its non-U.S. subsidiaries, if Valens or such subsidiary is a “controlled foreign corporation.” A non-U.S. corporation is considered a controlled foreign corporation if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation is owner, or is considered as owned by applying certain constructive ownership rules, by United States shareholders on any day during the taxable year of such non-U.S. corporation. If Valens has one or more U.S. subsidiaries, certain of Valens’ non-U.S. subsidiaries could be treated as a controlled foreign corporation regardless of whether Valens is treated as a controlled foreign corporation (although there are recently promulgated final and currently proposed Treasury regulations that may limit the application of these rules in certain circumstances).

Certain United States shareholders of a controlled foreign corporation may be required to report annually and include in their U.S. federal taxable income their pro rata share of the controlled foreign corporation’s “Subpart F income” and, in computing their “global intangible low-taxed income,” “tested income” and a pro rata share of the amount of certain U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. The amount includable by a United States shareholder under these rules is based on a number of factors, including potentially, but not limited to, the controlled foreign corporation’s current earnings and profits (if any), tax basis in the controlled foreign corporation’s assets, and foreign taxes paid by the controlled foreign corporation on its underlying income. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may extend the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due. Valens cannot provide any assurances that it will assist U.S. investors in determining whether Valens or any of its non-U.S. subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. investor is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if Valens, or any of its non-U.S. subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes. U.S. investors who hold 10% or more of the combined voting power or value of Valens ordinary shares are strongly encourage to consult their own advisors regarding the U.S. tax consequences of owning or disposing of Valens ordinary shares.

Certain tax benefits that may be available to Valens, if obtained by Valens, would require it to continue to meet various conditions and may be terminated or reduced in the future, which could increase Valens’ costs and taxes.

Valens may be eligible for certain tax benefits provided to “Preferred Technological Enterprises” under the Israeli Law for the Encouragement of Capital Investments, 5719-1959, referred to as the Investment Law. If Valens obtains tax benefits under the “Preferred Technological Enterprises” regime then, in order to remain eligible for such tax benefits, it will need to continue to meet certain conditions stipulated in the Investment Law and its regulations, as amended. If these tax benefits are reduced, cancelled or discontinued, Valens’ Israeli taxable income may be subject to the Israeli corporate tax rate of 23% in 2021 and thereafter. Additionally, if Valens increases its activities outside of Israel through acquisitions, for example, its activities might not be eligible for inclusion in future Israeli tax benefit programs. See “Certain Material Israeli Tax Considerations.”

It may be difficult to enforce a U.S. judgment against Valens, its officers and directors in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on Valens’ officers and directors.

Most of Valens’ directors or officers are not residents of the United States and most of their and Valens’ assets are located outside the United States. Service of process upon Valens or its non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against Valens or its non-U.S. directors and executive officers may be difficult to obtain within the United States, although our amended and restated articles of association to be effective upon the closing of the Business Combination provide that unless we consent to an alternate forum, the federal district courts of the United States shall be the exclusive forum of resolution of any claims arising under the Securities Act. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against Valens or its non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against Valens or its non-U.S. officers and directors.

Moreover, among other reasons, including but not limited to, fraud or absence of due process, or the existence of a judgment which is at variance with another judgment that was given in the same matter if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, an Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. For more information, see “Enforceability of Civil Liabilities.”

Risks Related to Ownership of the Combined Company’s Shares

The Valens Articles and Israeli law could prevent a takeover that shareholders consider favorable and could also reduce the market price of Valens ordinary shares.

Certain provisions of Israeli law and the Valens Articles could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire Valens or for Valens’ shareholders to elect different individuals to its board of directors, even if doing so would be beneficial to its shareholders, and may limit the price that investors may be willing to pay in the future for the Valens ordinary shares. For example,

Israeli corporate law regulates mergers and requires that a tender offer be effected when certain thresholds of percentage ownership of voting power in a company are exceeded (subject to certain conditions). Further, Israeli tax considerations may make potential transactions undesirable to Valens or to some of its shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. See the section titled “Certain Material Israeli Tax Considerations—Taxation of our shareholders.”

Valens has never declared or paid any cash dividends on its shares. Valens does not intend to pay dividends for the foreseeable future. It currently intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any dividends on the Valens ordinary shares in the foreseeable future. Consequently, you may be unable to realize a gain on your investment except by selling sell such shares after price appreciation, which may never occur.

Valens’ board of directors has sole discretion whether to pay dividends. If Valens’ board of directors decides to pay dividends, the form, frequency, and amount will depend upon its future, operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that its directors may deem relevant. The Israeli Companies Law, 5759-1999 (the “Companies Law”) imposes restrictions on Valens’ ability to declare and pay dividends. See the section titled “Description of Valens ordinary shares—Dividend and Liquidation Rights” for additional information. Payment of dividends may also be subject to Israeli withholding taxes. See the section titled “Certain Material Israeli Tax Considerations” for additional information.

The Valens ordinary shares and Valens warrants may not be listed on a national securities exchange after the Business Combination, which could limit investors’ ability to make transactions in such securities and subject Valens to additional trading restrictions.

Valens intends to apply to have the Valens ordinary shares and Valens warrants approved for listing on the NYSE after the consummation of the Business Combination. Valens will be required to meet certain initial listing requirements to be listed, including having a minimum number of round lot shareholders. Valens may not be able to meet the initial listing requirements in connection with the Business Combination. Further, even if the Valens ordinary shares and Valens warrants are so listed, Valens may be unable to maintain the listing of such securities in the future. If Valens fails to meet the initial listing requirements and the NYSE does not list the Valens ordinary shares and Valens warrants (and the related closing condition with respect to the listing of the Valens ordinary shares is waived by the parties), Valens could face significant material adverse consequences, including:

•	a limited availability of market quotations for the Valens ordinary shares and Valens warrants;

•	a reduced level of trading activity in the secondary trading market for the Valens ordinary shares and Valens warrants;

•	a limited amount of news and analyst coverage for Valens;

•	a decreased ability to issue additional securities or obtain additional financing in the future; and

•

Valens’ securities would not be “covered securities” under the National Securities Markets Improvement Act of 1996, which is a federal statute that prevents or pre-empts the states from regulating the sale of certain securities, including securities listed on the NYSE, in which case Valens’ securities would be subject to regulation in each state where Valens offers and sells securities.

The market price and trading volume of the Valens ordinary shares may be volatile and could decline significantly following the Business Combination.

The stock markets, including the NYSE on which Valens intends to list the Valens ordinary shares and Valens warrants to be issued in the Business Combination under the symbol “VLN,” and “VLNW,” respectively, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Valens ordinary shares and Valens warrants following the Business Combination, the market price of the Valens ordinary shares and Valens warrants ordinary shares may be volatile and could decline significantly. In addition, the trading volume in the Valens ordinary shares and Valens warrants may fluctuate and cause significant price variations to occur. If the market price of the Valens ordinary shares and Valens warrants ordinary shares declines significantly, you may be unable to resell your shares or warrants at or above the market price of the ordinary shares Valens ordinary shares and Valens warrants as of the date immediately following the consummation of the Business Combination. Valens and PTK cannot assure you that the market price of the Valens ordinary shares and Valens warrants ordinary shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	actual or anticipated differences in Valens’ estimates, or in the estimates of analysts, for Valens’ revenues, earnings, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of the NYSE;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of PTK’s securities including due to the expiration of contractual lock-up agreements;

•	publication of research reports about Valens;

•	the performance and market valuations of other similar companies;

•

failure of securities analysts to initiate or maintain coverage of Valens, changes in financial estimates by any securities analysts who follow Valens or Valens’ failure to meet these estimates or the expectations of investors;

•	new laws, regulations, subsidies, or credits or new interpretations of existing laws applicable to Valens;

•	commencement of, or involvement in, litigation involving Valens;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•

other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 public health emergency), natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert Valens’ management’s attention and resources, which could have a material adverse effect on us.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about Valens, its business, or its market, or if they change their recommendations regarding the Valens ordinary shares adversely, then the price and trading volume of the Valens ordinary shares could decline.

The trading market for the Valens ordinary shares will be influenced by the research and reports that industry or financial analysts publish about its business. Valens does not control these analysts, or the content and opinions included in their reports. As a new public company, Valens may be slow to attract research coverage and the analysts who publish information about the Valens ordinary shares will have relatively little experience with Valens, which could affect their ability to accurately forecast Valens’ results and make it more likely that Valens fails to meet their estimates. In the event Valens obtains industry or financial analyst coverage, if any of the analysts who cover Valens issues an inaccurate or unfavorable opinion regarding it, Valens’ share price would likely decline. In addition, the share prices of many companies in the technology industry have declined significantly after those companies have failed to meet, or significantly exceed, the financial guidance publicly announced by the companies or the expectations of analysts. If Valens’ financial results fail to meet, or significantly exceed, its announced guidance or the expectations of analysts or public investors, analysts could downgrade the Valens ordinary shares or publish unfavorable research about it. If one or more of these analysts cease coverage of Valens or fail to publish reports on it regularly, Valens’ visibility in the financial markets could decrease, which in turn could cause its share price or trading volume to decline.

Valens’ failure to meet the continued listing requirements of the NYSE could result in a delisting of its Securities.

If, after listing, Valens fails to satisfy the continued listing requirements of the NYSE such as the corporate governance requirements or the minimum closing bid price requirement, the NYSE may take steps to delist its securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, Valens can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its securities to become listed again, stabilize the market price or improve the liquidity of its securities, prevent its securities from dropping below the NYSE minimum bid price requirement or prevent future non-compliance with the NYSE’s listing requirements. Additionally, if Valens’ securities are not listed on, or become delisted from, the NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of Valens’ securities may be more limited than if it were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Valens will qualify as an emerging growth company within the meaning of the Securities Act, and if Valens takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make Valens’ securities less attractive to investors and may make it more difficult to compare Valens’ performance with other public companies.

Valens is eligible to be treated as an emerging growth company, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised financial accounting standards until such time as those standards apply to private companies. Valens intends to take advantage of this extended transition period under the JOBS Act for adopting new or revised financial accounting standards.

For as long as Valens continues to be an emerging growth company, it may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, its shareholders may not have access to certain information that they may deem important. Valens could be an emerging growth company for up to five years, although circumstances could cause it to lose that status earlier, including if its total annual gross revenue exceeds $1.07 billion, if it issues more than $1.0 billion in non-convertible debt securities during any three-year period, or if before that time it is a “large accelerated filer” under U.S. securities laws.

Valens cannot predict if investors will find Valens ordinary shares less attractive because it may rely on these exemptions. If some investors find Valens ordinary shares less attractive as a result, there may be a less active trading market for Valens ordinary shares and Valens’ share price may be more volatile. Further, there is no guarantee that the exemptions available to Valens under the JOBS Act will result in significant savings. To the extent that Valens chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact Valens’ financial condition.

We are a foreign private issuer and, as a result, are not subject to U.S. proxy rules but are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. issuer.

Because we qualify as a foreign private issuer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and although we follow Israeli laws and regulations with regard to such matters, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including: (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, foreign private issuers will be required to file their annual report on Form 20-F by 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, even though we are contractually obligated and intend to make interim reports available to our shareholders, copies of which we are required to furnish to the SEC on a Form 6-K, and even though we are required to file reports on Form 6-K disclosing whatever information we have made or are required to make public pursuant to Israeli law or distribute to our shareholders and that is material to our company, you may not have the same protections afforded to shareholders of companies that are United Sates domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2022. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the New York Stock Exchange. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

As we are a “foreign private issuer” and follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all New York Stock Exchange corporate governance requirements.

As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of the New York Stock Exchange, provided that we disclose the requirements we are not following and describe the home country practices we are following. We intend to rely on this “foreign private issuer exemption” with respect to the New York Stock Exchange rules requiring shareholder approval. We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all New York Stock Exchange corporate governance requirements.

Risks Related to the Business Combination

PTK may not have sufficient funds to consummate the Business Combination.

As of March 31, 2021, PTK had approximately $177,972 available to it outside the Trust Account to fund its working capital requirements. If PTK is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to PTK in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to PTK upon completion of the Business Combination. If PTK is unable to consummate the Business Combination because it does not have sufficient funds available, PTK will be forced to cease operations and liquidate the Trust Account. Consequently, PTK’s public stockholders may receive less than $10 per share and their warrants will expire worthless.

If PTK’s stockholders fail to properly demand redemption rights, they will not be entitled to convert their PTK Common Stock into a pro rata portion of the Trust Account.

PTK stockholders holding public shares may demand that PTK convert their public shares into a pro rata portion of the Trust Account, calculated as of two (2) business days prior to the special meeting. To demand redemption rights, PTK stockholders must deliver their shares (either physically or electronically) to PTK’s transfer agent no later than two (2) business days prior to the special meeting. Any stockholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its shares into a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus titled “Special Meeting of PTK Stockholders—Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.

The Business Combination remains subject to conditions that PTK cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of conditions, including the condition that PTK have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-5(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Business Combination, that there is no legal prohibition against consummation of the Business Combination, that the Valens ordinary shares be approved for listing on the NYSE subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, receipt of securityholder approvals, continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the truth and accuracy of PTK’s and Valens’ representations and warranties made in the Business Combination Agreement, the non-termination of the Business Combination Agreement and consummation of certain ancillary agreements. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected.

If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), either PTK or Valens may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement. See the section of this proxy statement/prospectus titled “The Business Combination Agreement—Termination.”

The exercise of PTK’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in PTK’s stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require PTK to agree to amend the Business Combination Agreement, to consent to certain actions taken by Valens or to waive rights that PTK is entitled to under the Business Combination Agreement. Waivers may arise because of changes in the course of Valens’ business, a request by

Valens to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Valens’ business and would entitle PTK to terminate the Business Combination Agreement. In any of such circumstances, it would be at PTK’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in the following risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what he or they may believe is best for PTK and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, PTK does not believe there will be any changes or waivers that PTK’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, PTK will circulate a new or amended proxy statement/prospectus and resolicit PTK’s stockholders if changes to the terms of the Business Combination that would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

Future resales of the Valens ordinary shares issued in connection with the Business Combination may cause the market price of Valens to drop significantly, even if Valens’ business is doing well.

Concurrently with the execution of the Business Combination Agreement, Valens, certain equityholders of Valens and certain equityholders of PTK entered into the Investors’ Rights Agreement, providing such stockholders with customary demand registration rights and piggyback registration rights with respect to registration statements filed by Valens after the closing. Under the Investors’ Rights Agreement, the securityholders of Valens party thereto (other than the Sponsor) have agreed not to transfer its Valens ordinary shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing for a period of one hundred eighty (180) days thereafter. The Sponsor has agreed not to transfer the Sponsor Lock-Up Shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing until the earlier of (i) one hundred eighty (180) days thereafter and (ii) when Valens completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all Valens shareholders having the right to exchange their ordinary shares for cash, securities or other property. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—Investors’ Rights Agreement.”

Separately, the articles of association of Valens will be amended and restated as of the consummation of the Business Combination. Pursuant to such amendment, each securityholder of Valens as of immediately prior to such amendment will be restricted from transferring its Valens ordinary shares, except to certain permitted transferees, beginning on the date of such amendment and continuing for a period of one hundred eighty (180) days thereafter.

Upon expiration of the applicable lockup period and upon the effectiveness of any registration statement Valens files pursuant to the above-referenced Investors’ Rights Agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, the Valens shareholders may sell large amounts of Valens ordinary shares and warrants in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the Valens ordinary shares or the Valens warrants or putting significant downward pressure on the price of the Valens ordinary shares or warrants. Additionally, downward pressure on the market price of the Valens ordinary shares or Valens warrants likely will result from sales of Valens ordinary shares issued in connection with the exercise of warrants. Further, sales of Valens ordinary shares or warrants upon expiration of the applicable lockup period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of Valens ordinary shares or warrants could have a tendency to depress the price of the Valens ordinary shares or the Valens warrants, respectively, which could increase the potential for short sales.

Additionally, through the Subscription Agreements, Valens has agreed with the PIPE Investors, including the Sponsor, to register the PIPE Shares on a resale registration statement following the closing of the Transactions. These shares will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of PTK’s “affiliates” as such term is defined in Rule 144 under the Securities Act. This additional liquidity in the market for Valens ordinary shares may lead to downward pressure on the market price of the Valens ordinary shares.

We cannot predict the size of future issuances of Valens ordinary shares or warrants or the effect, if any, that future issuances and sales of shares of Valens ordinary shares or warrants will have on the market price of the Valens ordinary shares or warrants. Sales of substantial amounts of Valens ordinary shares (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may adversely affect prevailing market prices of Valens ordinary shares or warrants.

PTK’s board of directors did not obtain a third-party fairness opinion in determining whether or not to proceed with the Business Combination.

PTK’s board of directors did not obtain a third-party fairness opinion in connection with their determination to approve the Business Combination. In analyzing the Business Combination, PTK’s board of directors and management conducted due diligence on Valens and researched the industry in which Valens operates and concluded that the Business Combination was fair to and in the best interest of PTK and its stockholders. Accordingly, investors will be relying solely on the judgment of PTK’s board of directors and management in valuing Valens’ business, and PTK’s board of directors and management may not have properly valued such business. The lack of a third-party fairness opinion may lead an increased number of stockholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact PTK’s ability to consummate the Business Combination or adversely affect Valens’ liquidity following the consummation of the Business Combination.

PTK and Valens will incur significant transaction and transition costs in connection with the Business Combination.

PTK and Valens have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Transactions and operating as a public company following the consummation of the Transactions. All expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by Valens following the Closing.

Subsequent to the completion of the Business Combination, Valens may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and its ordinary share price, which could cause you to lose some or all of your investment.

Although PTK has conducted extensive due diligence on Valens, there is no assurance that this diligence surfaced all material issues that may be present in Valens’ business, that it has uncovered all material issues through a customary amount of due diligence, or that factors outside of Valens’ business and outside of its control will not later arise. As a result of these factors, the Valens may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if PTK’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with PTK’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on Valens’ liquidity, the fact that Valens reports charges of this nature could contribute to negative market perceptions of it or its securities. Accordingly, any stockholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

The Valens securities to be received by PTK’s securityholders as a result of the Business Combination will have different rights from PTK securities.

Following completion of the Business Combination, PTK’s securityholders will no longer be securityholders of PTK but will instead be securityholders of Valens. There will be important differences between current rights as a PTK securityholder and rights as a Valens securityholder. See “Comparison of Rights of Valens Shareholders and PTK Stockholders” for a discussion of the different rights associated with the Valens securities.

PTK’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination and Transactions, PTK’s stockholders will own a smaller percentage of Valens than they currently own of PTK. At the Closing, existing Valens shareholders would hold approximately 74% of the issued and outstanding Valens ordinary shares and current stockholders of PTK (including the Sponsor) would hold approximately 14% of the issued and outstanding Valens ordinary shares (assuming no holder of PTK Common Stock exercises redemption rights as described in this proxy statement/prospectus and including Sponsor shares that are subject to forfeiture, as described in the Sponsor Letter Agreement). Consequently, PTK’s stockholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in PTK.

Valens may issue additional Valens ordinary shares or other equity securities without seeking approval of the Valens shareholders, which would dilute your ownership interests and may depress the market price of the Valens ordinary shares.

Upon consummation of the Business Combination, Valens will have warrants outstanding to purchase up to an aggregate of 4,540,000 Valens ordinary shares. Further, Valens may choose to seek third party financing to provide additional working capital for the Valens business, in which event Valens may issue additional equity securities. Following the consummation of the Business Combination, Valens may also issue additional Valens ordinary shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional Valens ordinary shares or other equity securities of equal or senior rank would have the following effects:

•	Valens’ existing shareholders’ proportionate ownership interest in Valens will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding Valens ordinary share may be diminished; and

•	the market price of the Valens ordinary shares may decline.

Even if we consummate the Business Combination, there is no guarantee that the Valens warrants will ever be in the money, and they may expire worthless and the terms of PTK’s warrants may be amended.

The exercise price for the Valens warrants will be $11.50 per whole ordinary share, with each Valens warrant exercisable for one-half Valens ordinary share. Upon consummation of the Business Combination, each PTK warrant will become one Valens warrant, and the exercise price and number of shares issuable upon exercise of such warrants may change if the Capital Restructuring is not effected or does not result in a price per Valens ordinary share of $10.00. There is no guarantee that the Valens warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

PTK’s current directors’ and executive officers’ affiliates own shares of PTK Common Stock and private placement warrants that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

If the Business Combination or another business combination is not consummated by January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK Charter), PTK will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 2,875,000 shares of PTK Common Stock held by the Sponsor, which is affiliated with certain of PTK’s directors and officers and other certain officers, that were acquired for an aggregate purchase price of $25,000 prior to the PTK IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Further, the Sponsor purchased an aggregate of 7,400,000 private placement warrants at a price of $0.50 per warrant, for an aggregate purchase price of $3,700,000. The private placement warrants will become worthless if PTK does not consummate a business combination by January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK Charter). On the other hand, if the Business Combination is consummated, each outstanding share of PTK Common Stock will convert into one Valens ordinary share, subject to adjustment described herein, at the closing and each outstanding PTK warrant will become a Valens warrant. Such shares and warrants had an aggregate market value of $                 and $                , respectively, based upon the closing price of $                 per share and $                 per warrant on the NYSE on                , 2021.

In addition, the Sponsor agreed to invest in Valens as part of the PIPE Financing, which investment will not take place if the Business Combination is not approved. These financial interests may have influenced the decision of PTK’s directors and officers to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of PTK’s board of directors to vote for the Business Combination Proposal and other proposals, its stockholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Transactions.”

The Sponsor, an affiliate of current officers and directors of PTK, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced PTK’s board of directors’ decision to pursue the Business Combination and PTK’s board of directors’ decision to approve it.

If the Business Combination or another business combination is not consummated by PTK on or before January 15, 2022, the Sponsor, an affiliate of current officers and directors of PTK, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PTK for services rendered or contracted for or for products sold to PTK, but only if such a vendor or target business has not executed a waiver agreement. If PTK consummates a business combination, on the other hand, PTK will be liable for all such claims. PTK has no reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to PTK.

These obligations of the Sponsor may have influenced PTK’s board of directors’ decision to pursue the Business Combination with Valens or PTK’s board of directors’ decision to approve the Business Combination. In considering the recommendations of PTK’s board of directors to vote for the Business Combination Proposal and other proposals, stockholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Transactions.”

PTK’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to PTK’s public stockholders in the event a business combination is not consummated.

If proceeds in the Trust Account are reduced below $10.00 per public share and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, PTK’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While PTK currently expects that its independent directors would take legal action on PTK’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that PTK’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If PTK’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to PTK’s public stockholders may be reduced below $10.00 per share.

Activities taken by existing PTK stockholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the PTK Common Stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding PTK or its securities, PTK, the Sponsor, PTK’s officers and directors, Valens, the Valens officers and directors and/or their respective affiliates may purchase PTK Common Stock from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of PTK Common Stock or vote their shares of PTK Common Stock in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood of approval of the Business Combination Proposal by the holders of a majority of the outstanding shares of PTK Common Stock and ensure that PTK has in excess of $5,000,001 of net assets to consummate the Business Combination where it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the PTK Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of PTK Common Stock at a price lower than market and may therefore be more likely to sell the PTK Common Stock he owns, either prior to or immediately after the special meeting.

In addition, if such purchases are made, the public “float” of the Valens ordinary shares following the Business Combination and the number of beneficial holders of Valens securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Valens securities on the NYSE or another national securities exchange or reducing the liquidity of the trading market for the Valens ordinary shares.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either PTK or Valens may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on Valens or PTK, including the following events (except, in certain cases where the change has a disproportionate effect on a party):

•	changes generally affecting the economy and the financial or securities markets, including the COVID-19 pandemic;

•	the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

•	changes (including changes in law) or general conditions in the industry in which the party operates;

•	changes in GAAP, or the authoritative interpretation of GAAP;

•	changes that are generally applicable to the industries or markets in which Valens operates;

•	changes attributable to the public announcement or pendency of the Transactions or the execution or performance of the Business Combination Agreement;

•	any failure by Valens to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions; or

•

any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, explosions, epidemics, pandemics (including COVID-19), acts of God or other natural disasters or comparable events.

Furthermore, PTK or Valens may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of the Valens ordinary shares and Valens warrants may suffer.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, PTK expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that PTK expects to achieve from the Business Combination.

PTK and Valens have no history operating as a combined company. The unaudited pro forma condensed combined financial information may not be an indication of Valens’ financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate Valens and your investment decision.

Valens has a limited operating history and Valens and PTK have no prior history as a combined entity and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of PTK and Valens, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of PTK following the Business Combination. Certain adjustments and assumptions have been made regarding PTK after giving effect to the Business Combination. Valens and PTK believe these assumptions are reasonable, however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect PTK’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect Valens’ results of operations and financial condition and the actual financial condition and results of operations of Valens following the Business Combination may not be consistent with, or evident from, this pro forma financial information.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Valens’ future results.

This proxy statement/prospectus contains projections and forecasts prepared by Valens. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or GAAP. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of Valens and PTK and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of Valens’ operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: client demand for Valens’ products, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

If PTK is unable to complete the Business Combination or another business combination by January 15, 2022 (or such other date as approved by PTK stockholders through approval of an amendment to the PTK Charter), PTK will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, PTK public stockholders may only receive $10 per share (or less than such amount in certain circumstances) and PTK warrants will expire worthless.

If PTK is unable to complete the Business Combination or another business combination within the required time period, PTK will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PTK to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding PTK public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PTK’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to PTK’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, PTK public stockholders may only receive $10 per share, and PTK warrants will expire worthless. In certain circumstances, PTK public stockholders may receive less than $10 per share on the redemption of their shares.

If the Business Combination is not completed, potential target businesses may have leverage over PTK in negotiating a business combination, PTK’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, and it may have insufficient working capital to continue to pursue potential target businesses, each of which could undermine its ability to complete a business combination on terms that would produce value for PTK stockholders.

Any potential target business with which PTK enters into negotiations concerning an initial business combination will be aware that, unless PTK amends its existing charter to extend its life and amend certain other agreements it has entered into, then PTK must complete its initial business combination by January 15, 2022. Consequently, if PTK is unable to complete this Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if PTK does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as PTK gets closer to the timeframe described above. In addition, PTK may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, PTK may have insufficient working capital to continue efforts to pursue a business combination.

In the event of liquidation by PTK, third parties may bring claims against PTK and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10 per share.

Under the terms of the PTK Charter, PTK must complete the Business Combination or another business combination by January 15, 2022 (unless such date is extended by PTK’s stockholders) or PTK must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against PTK. Although PTK has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of PTK’s public stockholders. If PTK is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable to PTK if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below $10.00 per public share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under PTK’s indemnity of the underwriter of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Furthermore, the Sponsor will not be liable to public stockholders and instead will only have liability to PTK. PTK has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and, therefore, the Sponsor may not be able to satisfy those obligations. PTK has not asked the Sponsor to reserve for such eventuality. Therefore, the per-share distribution from the Trust Account in such a situation may be less than the approximately $                 estimated to be in the Trust Account as of two business days prior to the special meeting date, due to such claims.

Additionally, if PTK is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if PTK otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy

PTK’s stockholders may be held liable for claims by third parties against PTK to the extent of distributions received by them.

If PTK is unable to complete the Business Combination or another business combination within the required time period, PTK will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PTK to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding PTK public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PTK’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to PTK’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. PTK cannot assure you that it will properly assess all claims that may be potentially brought against PTK. As a result, PTK’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, PTK cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by PTK.

Additionally, if PTK is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by PTK’s stockholders. Because PTK intends to distribute the proceeds held in the Trust Account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, PTK’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and PTK to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. PTK cannot assure you that claims will not be brought against it for these reasons.

PTK may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on PTK’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transactions, then that injunction may delay or prevent the Transactions from being completed. Currently, PTK is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Transactions.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how PTK’s public stockholders vote.

The Sponsor owns and is entitled to vote an aggregate of approximately 20% on an as-converted basis of the outstanding PTK Common Stock. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. Accordingly, it is more likely that the necessary stockholder approval for the Business Combination Proposal and the other proposals will be received than would be the case if these holders agreed to vote their Founder Shares in accordance with the majority of the votes cast by PTK’s public stockholders. In addition, Primerose Development Group Ltd., one of PTK’s public stockholders, has also agreed to vote 1,000,000 of its shares in favor of the Business Combination Proposal and not redeem such shares in connection with the Business Combination.

The ongoing COVID-19 pandemic may adversely affect PTK’s and Valens’ ability to consummate the Transactions.

The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this proxy statement/prospectus.

PTK and Valens may be unable to complete the Transactions if continued concerns relating to COVID-19 restrict travel and limit the ability to have meetings with potential investors or the Valens personnel. The extent to which COVID-19 impacts PTK’s and Valens’ ability to consummate the Transactions will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, PTK’s and Valens’ ability to consummate the Transactions may be materially adversely affected.

The Business Combination may not qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or may be taxable under Section 367(a) of the Code, potentially causing U.S. investors who own PTK Common Stock and/or PTK warrants to recognize gain or loss for U.S. federal income tax purposes.

It is intended that (i) the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) any transfer of PTK Common Stock by a U.S. investor pursuant to the Business Combination qualify for an exception to Section 367(a)(1) of the Code as of the Effective Time (other than with respect to any such investor that would own, actually or constructively, 5% or more (by vote or value) of the outstanding Valens ordinary shares immediately after the Business Combination and that fails to enter into a valid “gain recognition agreement” with respect to the transferred PTK Common Stock) (collectively, the “Intended Tax Treatment”). The parties intend to report the Business Combination in a manner consistent with the Intended Tax Treatment to the extent permitted by law. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify for the Intended Tax Treatment. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as PTK. Moreover, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that where a U.S. investor exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization within the meaning of Section 368(a) of the Code, the U.S. investor is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. There are significant factual and legal uncertainties concerning the determination of certain of these requirements. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify for the Intended Tax Treatment, and neither PTK nor Valens intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain a challenge by the IRS.

If, as of the Closing Date, any requirement for Section 368(a) of the Code is not met or the IRS at a later date successfully challenges the Intended Tax Treatment, then a U.S. investor who owns PTK Common Stock and/or PTK warrants would recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Closing Date) of Valens ordinary shares and/or Valens warrants received in the Business Combination, over such U.S. investor’s tax basis in the corresponding PTK Common Stock and/or PTK warrants surrendered by such U.S. investor in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the PTK securities for more than one year (or short-term capital gain otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. It is unclear, however, whether the redemption rights with respect to the PTK securities described herein may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the PTK securities is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the Valens ordinary shares and/or Valens warrants received in the Business Combination, if any, would not include the holding period for the PTK securities surrendered in exchange therefor. In the case of a U.S. Holder that holds PTK securities with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules must be applied separately to each identifiable block of PTK securities.

If the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, but any requirement for Section 367(a) of the Code is not satisfied, then a U.S. investor who owns PTK

Common Stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the Closing Date of Valens ordinary shares (and, if the U.S. investor’s PTK warrants are converted into Valens warrants, the fair market value of the Valens warrants) received in the Business Combination, over such U.S. investor’s tax basis in the corresponding PTK Common Stock and/or PTK warrants surrendered by such U.S. investor in the Business Combination.

U.S. investors who own PTK Common Stock and/or PTK warrants are urged to consult their own tax advisors to determine the tax consequences if the Business Combination does not qualify for the Intended Tax Treatment.

The IRS may not agree that Valens should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, Valens, which is incorporated and tax resident in Israel, would generally be classified as a non-U.S. corporation for U.S. federal income tax purposes. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that Valens is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, Valens would be liable for U.S. federal income tax on its income in the same manner as any other U.S. corporation and certain distributions made by Valens to Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) of Valens may be subject to U.S. withholding tax.

As more fully described in the section titled “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of Valens—Tax Residence of Valens for U.S. Federal Income Tax Purposes,” based on the terms of the Business Combination and certain factual assumptions, Valens does not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code after the Business Combination. However, the application of Section 7874 of the Code is complex, subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. Treasury regulations with possible retroactive effect) and subject to certain factual uncertainties, some of which must be finally determined after the completion of the Business Combination. Accordingly, there can be no assurance that the IRS will not challenge the status of Valens as a non-U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of the Code Valens’ status as a non-U.S. corporation for U.S. federal income tax purposes, Valens and certain Valens shareholders may be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Valens and the application of U.S. withholding taxes on dividends paid on Valens ordinary shares to non-U.S. shareholders, subject to reduction under an applicable income tax treaty.

See “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of Valens—Tax Residence of Valens for U.S. Federal Income Tax Purposes” for a more detailed discussion of the application of Section 7874 of the Code to Valens. Investors should consult their own tax advisors regarding the application of Section 7874 of the Code to the Business Combination and the tax consequences to Valens and its shareholders if the classification of Valens as a non-U.S. corporation is not respected.

Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, PTK’s board of directors will not have the ability to adjourn the special meeting to a later date.

If, at the special meeting, the chairman presiding over the special meeting determines that it would be in the best interests of PTK to adjourn the special meeting to give PTK more time to consummate the Business

Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if PTK would have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Transactions, or if additional time is needed to fulfil other closing conditions), the chairman presiding over the special meeting will seek approval to adjourn the special meeting to a later date or dates. If the Adjournment Proposal is not approved, the chairman will not have the ability to adjourn the special meeting to a later date in order to solicit further votes. In such event, the Business Combination would not be completed.

Risks Related to Redemption

The ability of PTK public stockholders to exercise redemption rights with respect to a large number of PTK Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem PTK stock.

Pursuant to the Business Combination Agreement, the Company shall not be obligated to consummate the Transactions unless such Transactions will yield to the Company at least $215,000,000 Aggregate Transaction Proceeds, before the payment of any Valens transaction expenses and PTK transaction expenses. If the Business Combination is not consummated, you would not receive your pro rata portion of the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your PTK Shares in the open market; however, at such time PTK Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with PTK’s redemption until PTK liquidates or you are able to sell your PTK Shares in the open market.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 20% of the public shares.

A public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 20% of the public shares. Accordingly, if you hold more than 20% of the public shares and the Business Combination Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 20% or sell them in the open market. PTK cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of PTK Shares will exceed the per-share redemption price.

There is no guarantee that a PTK stockholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

There is no assurance as to the price at which an PTK stockholder may be able to sell its Valens ordinary shares in the future following the completion of the Transactions or shares with respect to any alternative business combination. Certain events following the consummation of any initial business combination, including the Transactions, may cause an increase in the share price, and may result in a lower value realized now than a stockholder of PTK might realize in the future had the stockholder not redeemed his, her or its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Valens’, PTK’s or the combined company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Valens’ or PTK’s expectations concerning the outlook for their or the combined company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the combined company as set forth in the sections of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—PTK’s Board of Directors’ Reasons for the Business Combination and Recommendation of Its Board of Directors.” Forward-looking statements also include statements regarding the expected benefits of the proposed Business Combination between Valens and PTK.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	The cyclicality of the semiconductor industry;

•	The effects of health epidemics, such as the recent global COVID-19 pandemic;

•	Competition in the semiconductor industry, and the failure to introduce new technologies and products in a timely manner to compete successfully against competitors;

•	If Valens fails to adjust its supply chain volume due to changing market conditions or fails to estimate its customers’ demand;

•	Disruptions in relationships with any one of Valens’ key customers;

•	Any difficulty selling Valens’ products if customers do not design its products into their product offerings;

•	Valens’ dependence on winning selection processes;

•	Even if Valens succeeds in winning selection processes for its products, Valens may not generate timely or sufficient net sales or margins from those wins;

•	Sustained yield problems or other delays in the manufacturing process of products;

•	If PTK’s stockholders fail to properly demand redemption rights, they will not be entitled to convert their PTK Common Stock into a pro rata portion of the Trust Account;

•	PTK’s board of directors did not obtain a third-party fairness opinion in determining whether or not to proceed with the Business Combination;

•	The financial and other interests of PTK’s board of directors may have influenced PTK’s board of directors’ decision to approve the Business Combination;

•

The Valens securities to be received by PTK’s securityholders as a result of the Business Combination will have different rights from PTK securities and PTK’s stockholders will have a reduced ownership and voting interest of the combined company after consummation of the Business Combination; and

•	The other matters described in the section titled “Risk Factors”.

In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement and the absence of events that could give rise to the termination of the Business Combination Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for Valens.

Valens and PTK caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither Valens nor PTK undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Valens or PTK will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in PTK’s public filings with the SEC or, upon and following the consummation of the Business Combination, in Valens’ public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”

Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of Valens’ management, which in turn are based upon Valens’ management’s review of internal surveys, independent industry surveys and publications, and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Valens is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Valens’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

SPECIAL MEETING OF PTK STOCKHOLDERS

General

PTK is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting of PTK stockholders and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of Special Meeting of PTK’s Stockholders

The special meeting will be held on                 , 2021, at                  a.m., Eastern Time, solely over the Internet by means of a live audio webcast. You may attend the special meeting webcast by accessing the web portal located at https://                 and following the instructions set forth on your proxy card.

Purpose of the PTK Special Meeting

At the special meeting, PTK is asking its stockholders:

1.

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination;

2.

Proposal No. 2 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination.

Recommendation of PTK’s Board of Directors

PTK’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of PTK and its stockholders and recommended that PTK stockholders vote “FOR” the Business Combination Proposal and “FOR” the Adjournment Proposal, if presented.

Record Date; Persons Entitled to Vote

PTK Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of PTK Common Stock at the close of business on                 , 2021, which is the record date for the special meeting. Stockholders will have one vote for each share of PTK Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. PTK’s warrants do not have voting rights. On the record date, there were                  shares of PTK Common Stock outstanding, of which 11,500,000 were public shares.

Quorum

A quorum is the minimum number of shares of PTK Common Stock that must be present to hold a valid meeting. A quorum will be present at the PTK special meeting if a majority of the voting power of the issued and outstanding shares of PTK Common Stock entitled to vote at the meeting are represented at the virtual special meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Vote Required

The proposals to be presented at the special meeting will require the following votes:

Business Combination Proposal — The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the votes cast by the then outstanding shares of PTK Common Stock present and entitled to vote at the special meeting. Abstentions will have no effect on the Business Combination Proposal. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Business Combination Proposal. The Transactions will not be consummated if PTK has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Transactions.

Adjournment Proposal — The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of PTK Common Stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” on the Adjournment Proposal. Broker non-votes will have no effect on the Adjournment Proposal.

Voting Your Shares

If you are a holder of record of PTK Common Stock, there are two ways to vote your shares of PTK Common Stock at the special meeting:

•

By Mail. You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of PTK’s board of directors. Proxy cards received after a matter has been voted upon at the special meeting will not be counted.

•

In Person. You may attend the special meeting webcast and vote electronically using the ballot provided to you during the webcast. You may attend the special meeting webcast by accessing the web portal located at https://                 and following the instructions set forth on your proxy card. See “Questions and Answers about the Business Combination and the Special Meeting —When and where will the special meeting take place?” for more information.

Revoking Your Proxy

If you are a holder of record of PTK Common Stock and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•

you may send another proxy card to PTK’s secretary with a later date so that it is received prior to the vote at the special meeting or attend the live webcast of the special meeting and vote electronically;

•	you may notify PTK’s secretary in writing, prior to the vote at the special meeting, that you have revoked your proxy; or

•

you may attend the live webcast of the special meeting and vote electronically or revoke your proxy electronically, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your PTK Common Stock in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.

Who Can Answer Your Questions About Voting Your Shares

If you are a PTK stockholder and have any questions about how to vote or direct a vote in respect of your shares of PTK Common Stock, you may call                 , PTK’s proxy solicitor, at                 .

Redemption Rights

Holders of public shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any stockholder holding public shares may demand that PTK redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $                 per share as of                 , 2021, the special meeting record date), calculated as of two (2) business days prior to the anticipated consummation of the merger. If a holder properly seeks redemption as described in this section and the merger with Valens is consummated, PTK will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the merger.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

Holders of Founder Shares will not have redemption rights with respect to such shares.

Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to PTK’s transfer agent prior to the vote at the Special Meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed merger is not consummated this may result in an additional cost to stockholders for the return of their shares.

PTK’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

1 State Street — 30th Floor

New York, New York 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the merger is not approved or completed for any reason, then PTK’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, PTK will promptly return any shares delivered by public holders. If PTK would be left with less than $5,000,001 of net tangible assets as a result of the holders of public shares properly demanding redemption of their shares for cash, PTK will not be able to consummate the merger.

The closing price of PTK Common Stock on                 , 2021, the special meeting record date, was $                . The cash held in the Trust Account on such date was approximately $                 million ($                 per public share). Prior to exercising redemption rights, stockholders should verify the market price of PTK Common Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. PTK cannot assure its stockholders that they will be able to sell their shares of PTK Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises his, her or its redemption rights, then he, she or it will be exchanging its shares of PTK Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to PTK’s transfer agent prior to the vote at the Special Meeting, and the merger is consummated.

For a detailed discussion of the material U.S. federal income tax considerations for stockholders with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences — U.S. Holders Exercising Redemption Rights with Respect to PTK Common Stock” beginning on page 179. The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

PTK stockholders and holders of PTK warrants do not have appraisal rights in connection with the Transactions under the DGCL.

Proxy Solicitation Costs

PTK is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. PTK and its directors, officers and employees may also solicit proxies online. PTK will file with the SEC all scripts and other electronic communications as proxy soliciting materials. PTK will bear the cost of the solicitation.

PTK has hired                  to assist in the proxy solicitation process. PTK will pay to                  a fee of $                , plus disbursements.

PTK will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. PTK will reimburse them for their reasonable expenses.

Other Matters

As of the date of this proxy statement/prospectus, PTK’s board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Interests of PTK’s Officers and Directors in the Transactions

In considering the recommendation of PTK’s board of directors to vote in favor of approval of the Business Combination Proposal, stockholders should keep in mind that the Sponsor and PTK’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of PTK’s stockholders generally. In particular:

•

If the Business Combination with Valens or another business combination is not consummated by January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK Charter), PTK will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and PTK’s board of directors, dissolving and liquidating. In such event, the 2,875,000 Founder Shares, which were acquired by the Sponsor for $25,000, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $28.6 million based upon the closing price of $9.94 per share on the NYSE on June 10, 2021. On the other hand, if the Business Combination is consummated, each outstanding share of PTK Common Stock will be converted into one Valens ordinary share, subject to adjustment described herein.

•

The Sponsor has spent $25,000 to purchase 2,875,000 Founder Shares and $3,400,000 to purchase 6,800,000 private placement warrants from PTK for $0.50 per private warrant. Additionally, the Sponsor was issued 600,000 additional private placement warrants as a result of the conversion of the promissory note in the amount of $300,000 which the Sponsor and its affiliates had loaned PTK to cover expenses related to its initial public offering. Subsequently, pursuant to the terms of the Sponsor Support Agreement, the Sponsor agreed to cancel 740,000 warrants to purchase an aggregate of 370,000 shares of Valens ordinary shares effective as of the Closing. The Founder Shares had an aggregate value of $28.6 million based upon the closing price of $9.95 per share on the NYSE on June 10, 2021 and the private placement warrants (excluding the Cancelled Warrants) had an aggregate market value of $3.33 million based upon the closing price of $0.50 per warrant on the NYSE on June 10, 2021. The Founders Shares and the private placement warrants will become worthless if PTK does not consummate a business combination by January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK Charter).

•

If PTK is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PTK for services rendered or contracted for or products sold to PTK. If PTK consummates a business combination, on the other hand, PTK will be liable for all such claims.

•

The Sponsor and PTK’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on PTK’s behalf, such as identifying and investigating possible business targets and business combinations. However, if PTK fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, PTK may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK Charter). As of the record date, the Sponsor and PTK’s officers and directors and their affiliates had incurred approximately $                  of unpaid reimbursable expenses.

•

The Business Combination Agreement provides for the continued indemnification of PTK’s current directors and officers and the continuation of directors and officers liability insurance covering PTK’s current directors and officers.

•	PTK’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to PTK to fund certain capital requirements. If the Business Combination is not consummated, any such loans will not be repaid and will be forgiven except to the extent there are funds available to PTK outside of the Trust Account.

•

Ker Zhang will be a member of the board of directors of Valens following the closing of the Business Combination and, therefore, in the future Mr. Zhang will receive any cash fees, stock options or stock awards that Valens’ board of directors determines to pay to its non-executive directors.

•

PTK’s Sponsor has agreed to invest an aggregate amount of $4.0 million to purchase 400,000 Valens ordinary shares in connection with the PIPE Financing to be completed at the closing of the Business Combination.

•

The Sponsor will benefit financially from the completion of any business combination even if the stock price declines after the Business Combination, generating a negative return for other shareholders. The Sponsor will lose substantially all of its investment in PTK and will not be reimbursed for any out-of pocket expenses if an initial business combination is not completed prior to January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK charter). Thus, if the proposed Business Combination with Valens is not consummated, PTK may seek to complete a business combination with a less favorable target company or on terms less favorable to PTK stockholders rather than choose to dissolve and liquidate.

•

The Sponsor paid an aggregate of $25,000 for 2,875,000 Founder Shares, which had an aggregate market value of $28.6 million based upon the closing price of $9.95 per share on the NYSE on June 10, 2021. If the proposed Business Combination with Valens is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return in post-Business Combination.

Purchases of PTK Shares

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding PTK or its securities, the Sponsor, PTK’s officers and directors, Valens, Valens shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of PTK Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Valens’ consent, the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on PTK Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, PTK officers and directors, Valens, Valens shareholders or any of their respective affiliates. PTK will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL ONE—THE BUSINESS COMBINATION PROPOSAL

The following is a discussion of the proposed Business Combination and the Business Combination Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. PTK stockholders are urged to read this entire proxy statement/prospectus carefully, including the Business Combination Agreement, for a more complete understanding of the Business Combination.

General

Transaction Structure

The Business Combination Agreement provides for the merger of Merger Sub with and into PTK, with PTK surviving the Business Combination as a wholly owned subsidiary of Valens.

Pro Forma Capitalization

The pro forma equity valuation of Valens upon consummation of the Transactions is estimated to approximately $1.16 billion, assuming no redemptions. We estimate that at the Effective Time, assuming none of PTK’s public stockholders demand redemption of their public shares pursuant to the PTK Charter, the securityholders of Valens will own approximately 74% of the outstanding Valens ordinary shares and the securityholders of PTK, and certain accredited investors purchasing PIPE Shares will own the remaining Valens ordinary shares.

Merger Consideration

Prior to the Effective Time, Valens intends to (a) have each of its preferred share issued and outstanding at the end of the date immediately prior to the Effective Time converted into and become one Valens ordinary share effective as of the end of such date immediately prior to the Effective Time (the “Preferred Share Conversion”), and (b) effect a reverse stock split to cause the implied value of the outstanding Valens ordinary shares immediately prior to the Effective Time to equal $10.00 per share as of an agreed measurement time shortly prior to Closing (and valuing Valens equity as of such agreed measurement time at the Total Deal Value) (the “Stock Split” and, together with the Preferred Share Conversion, the “Capital Restructuring”).

Pursuant to the Business Combination Agreement and assuming the Capital Restructuring has occurred, at the Effective Time (a) each share of PTK Common Stock outstanding immediately prior to the Effective Time will be exchanged for one Valens ordinary share, subject to adjustment described herein, (b) each PTK warrant outstanding immediately prior to the Effective Time will be assumed by Valens and will become a Valens warrant, with the number of Valens ordinary shares underlying the Valens warrants and the exercise price of such Valens warrants subject to adjustment in accordance with the Business Combination Agreement in the event of a stock split, share dividend or distribution, or any change in Valens’ share capital by reason of any split-up reverse stock split, recapitalization, combination, reclassification, exchange of shares and (c) each outstanding Valens preferred share will be converted into one Valens ordinary share, in each case less any applicable withholding taxes.

Background of the Business Combination

PTK is a Delaware corporation formed on August 19, 2019, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination with Valens is the result of an active search for a potential transaction utilizing the network and investment experience of PTK’s management team and board of directors. The terms of the Business Combination Agreement and the other ancillary agreements are the result of arm’s-length negotiations between Valens and PTK and their respective representatives and advisors. The following is a discussion of the background of these negotiations, the Business Combination Agreement (and the ancillary agreements) and the Business Combination.

Prior to the pricing of PTK’s initial public offering, neither PTK, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving PTK.

The registration statement for the PTK IPO was declared effective on July 13, 2020. On July 15, 2020, PTK consummated the PTK IPO of 11,500,000 units, at a price of $10.00 per unit, generating gross proceeds of $115,000,000. Simultaneously with the closing of the PTK IPO, PTK consummated the sale of 6,800,000 private placement warrants at a price of $0.50 per warrant in a private placement to Sponsor, generating gross proceeds of $3,400,000. Following the closing of the PTK IPO on July 15, 2020, an amount of $115,000,000 from the net proceeds of the sale of the units in the PTK IPO and the sale of the private placement warrants to Sponsor was placed into the Trust Account.

From the date of the PTK IPO through the execution of the Business Combination Agreement with Valens on May 25, 2021, representatives of PTK commenced an active search for prospective acquisition targets, with an emphasis on companies in innovative subsectors within the semiconductor, technology hardware, automotive, gaming and digital media industries. During this period, representatives of PTK reviewed self-generated ideas, initiated contact and were contacted by a number of individuals and entities with respect to business combination opportunities. PTK identified the following general criteria in evaluating candidates for an initial business combination:

•

Expectation of Post-Acquisition Growth - A target PTK believed would experience both substantial organic growth and additional opportunities for add-on acquisitions through identification of multiple actionable targets.

•

Strong Management Team - Companies with strong and experienced public-ready management teams. Specifically, PTK looked for management teams that had a proven track record of driving revenue and value creation for their stakeholders.

•	Leadership Position - Companies that had a leadership position in their industry or a defensible niche within a target market as a result of differentiated technology or other competitive advantages.

•	Enterprise Value - A current total enterprise value of between $300 million and $1 billion.

•

Benefit from Being a Public Company - Business or businesses that would benefit from being publicly traded via access to broader sources of capital, greater visibility and expanded branding awareness in the market.

•

Benefit from PTK’s Network of Strategic Relationships - A business that would benefit from PTK’s management team’s relationships, including those in the Asia-Pacific region in order to accelerate growth and profitability from sales in that region.

•

Public Company Readiness - Companies that had a public company infrastructure substantially in place, in terms of corporate governance, audited financial statements and internal controls, depth of finance team, human resources and investor relations, as well as ready availability of key legal and financial documentation and supportive due diligence information.

Based on these criteria, PTK’s officers, directors and other representatives ultimately identified and evaluated over 140 potential target businesses from a wide range of industry segments during the period following the PTK IPO through the execution of the Business Combination Agreement with Valens on May 25, 2021. The potential target businesses considered included both private companies and divisions of publicly-traded companies, and ranged from pre-revenue companies to those with significant existing revenue streams.

In connection with such evaluation, representatives of PTK had discussions regarding potential transactions with members of management, the boards of directors and other representatives of certain potential acquisition targets. Representatives of PTK engaged in substantive discussions with a number of such potential acquisition targets with respect to a potential business combination and discussed potential valuations and structures. From the date of the PTK IPO through May 25, 2021, representatives of PTK entered into 47 non-disclosure or confidentiality agreements with potential business combination targets (including Valens). No such agreements imposed any “standstill” or similar restrictions that would restrict either the business combination target or PTK from proposing or pursuing an alternative transaction.

Over the course of these discussions and investigations, the list of potential targets was initially narrowed to approximately 26 companies and then to 12 companies, in respect of which representatives of PTK conducted substantial additional legal and financial due diligence, including multiple meetings with target board and management in person, on teleconference calls and via Zoom to discuss the terms of a potential business combination. Some of these potential targets were eliminated because PTK concluded that the target business would not be a suitable acquisition candidate given the specific criteria listed above, and some potential targets were eliminated because the target elected to pursue an alternative business combination or strategy. PTK ultimately submitted preliminary, non-binding indications of interest to five potential target companies, in addition to Valens.

The first of these companies, Company A, was in the fabless semiconductor sector. PTK signed a non-disclosure agreement with Company A on July 21, 2020 and conducted legal and financial due diligence via conference calls and Zoom sessions during July 2020 with Company A’s management, board members and other representatives. PTK submitted a preliminary and non-binding indication of interest to Company A on July 25, 2020. Company A subsequently advised PTK that the pre-transaction equity value indicated in PTK’s letter did not meet Company A’s valuation expectations. On the basis of its extensive financial and legal due diligence efforts, PTK declined to increase its indicated pre-transaction equity value and negotiations with Company A were halted.

On October 8, 2020, PTK entered into a non-disclosure agreement with Company B, a company in the electric mobility sector. PTK conducted substantial business, financial, legal, technical and accounting due diligence, including reviewing historical and budgeted financial statements, and information regarding current partners and customers. Representatives of PTK also met with Company B’s management team and other representatives via Zoom on numerous occasions to discuss diligence and potential deal terms. On November 4, 2020, representatives of PTK provided Company B with an indication of interest that was subsequently countersigned by both parties and included a 60-day exclusivity period. Following further diligence and discussion of potential deal terms, in December 2020, the board of Company B and PTK decided to put further discussions on hold due to differences in timing expectations.

A third potential business combination candidate, Company C, was in the internet advertising technology sector. On January 8, 2021, PTK entered into a non-disclosure agreement with Company C and, during January and February of 2021, conducted legal and financial due diligence via conference calls and Zoom sessions with the management and representatives of Company C. On February 2, 2021, PTK submitted a preliminary and non-binding indication of interest to Company C. However, Company C advised PTK that it had engaged a new financial advisor and was now focusing its efforts on exploring the possibility of a traditional public offering, and as a result PTK did not pursue further conversations with Company C.

Company D, a fourth potential business combination candidate, was in the autonomous driving technology sector. On January 21, 2021, PTK entered into a non-disclosure agreement with Company D, and, during the first quarter of 2021, PTK and its representatives proceeded to conduct legal and financial due diligence discussions via Zoom on numerous occasions with the management and advisors of Company D. On February 5, 2021, representatives of PTK provided Company D with a non-binding indication of interest. However, Company D and its representatives had engaged with a number of other SPACs in connection with their strategic search and ultimately selected an alternate SPAC.

On January 29, 2021, PTK entered into a non-disclosure agreement with Company E, a company in the urban air mobility sector. PTK and its representatives proceeded to conduct legal and financial due diligence discussions via Zoom with the management of Company E during the first quarter of 2021. On February 12, 2021, representatives of PTK provided Company E with a non-binding indication of interest. Following the evaluation by Company E and its representatives of the indications of interests received, Company E declined to further engage with PTK.

On August 31, 2020, representatives of PTK were introduced to representatives of Valens. On September 7, 2020, PTK executed a customary non-disclosure agreement with Valens and Valens began providing preliminary confidential information to PTK regarding Valens and its business operations, including information pertaining to Valens’ chip technology and market demand. Over the week of September 14, 2020 the parties engaged in multiple telephone conversations and email exchanges with respect to the merits of a possible business combination involving PTK and Valens.

On October 12, 2020, representatives of PTK emailed to Valens an initial draft non-binding letter of intent, which assumed, consistent with PTK management’s preliminary analysis of the projected financial results of Valens and subject to further due diligence, an initial pre-transaction equity value of $600 million. The initial letter of intent also contemplated a PIPE financing of an unspecified amount.

In October, 2020, the board of directors of Valens defined a working group comprised of 4 members of the board and 2 executive officers (CEO and CFO) of Valens to review and advise the board with respect to potential business combination transactions with Special Purpose Acquisition Companies (the “Valens Special Committee”). On October 19, 2020, representatives of Valens informed PTK that the Valens board had determined to engage a financial advisor to assist it in the process of identifying a suitable business combination partner. On November 12, 2020, Valens engaged BofA Securities, Inc. (“BofA Securities”) as its financial advisor. In late November 2020, representatives of BofA Securities advised PTK that the formal marketing and evaluation process would begin in early January 2021.

On January 4, 2021, representatives of PTK engaged in discussions with representatives of BofA Securities regarding the Valens’ process and related timing. Given Valens’ business and financial developments, market performance of publicly traded comparables and initial public offerings, PTK considered revising its valuation. On February 1, 2021, following additional discussions with representatives of BofA Securities regarding valuation perspectives and developments in Valens’ business, PTK emailed BofA Securities a revised draft non-binding letter of intent, which, subject to due diligence, assumed an initial pre-transaction value of $900 million and a PIPE financing of $125 million.

On February 8, 2021, BofA Securities provided PTK with preliminary feedback from the Valens Special Committee, including that Valens was seeking a higher pre-transaction value. On February 15, 2021, PTK submitted a further revised letter of intent to BofA Securities, which, subject to continued due diligence, assumed a Total Deal Value based on a base equity value of $950 million. Also on February 15, 2021, members of PTK management and the PTK board were invited to make a presentation to the Valens’ Special Committee and board with respect to a proposed business combination transaction between PTK and Valens.

On February 22, 2021, principals of PTK and Valens convened by telephone call to discuss the terms of a non-binding term sheet outlining the parameters of a mutually agreed business combination transaction, and representatives of Goodwin Procter LLP (“Goodwin”), counsel to PTK, and Davis Polk & Wardwell LLP (“Davis Polk”), counsel to Valens, then exchanged drafts of the term sheet, including negotiations with respect transaction structure, PTK’s outstanding private placement warrants, the terms of Sponsor’s earn-out and other matters relating to Sponsor economics, the minimum cash at closing (including whether this would be a mutual or Valens-only condition), the size of the post-closing equity incentive plan and the treatment and allocation of fees and expenses. The final term sheet was attached as an exhibit to PTK’s revised non-binding letter of intent, which was then countersigned by Valens on February 25, 2021. The non-binding letter of intent included a 45-day mutual exclusivity period.

On March 1, 2021, Goodwin and Goldfarb Seligman & Co. (“Goldfarb”), Israeli counsel to PTK, commenced confirmatory legal due diligence. On March 12, 2021, Goodwin distributed an initial draft of the Business Combination Agreement to Davis Polk and Meitar Law Offices (“Meitar”), Israeli counsel to Valens.

On March 24, 2021, Valens entered into an agreement to appoint Citigroup Global Markets Inc., BofA Securities and Oppenheimer & Co. Inc. as lead placement agents for the PIPE. Beginning on March 24, 2021, PTK, Valens and the placement agents and their respective counsel began discussing the wall cross procedures and the preparation of confidential investor marketing materials and a proposed timeline to allow potential interested investors to consider participation in the proposed PIPE in connection with the pending business combination.

In late March 2021, with authorization from PTK and Valens, representatives of the placement agents began to contact potential investors to discuss their interest in making an equity investment in Valens pursuant to a private placement in connection with the potential business combination. During April and May 2021, PTK, Valens and the placement agents conducted several PIPE roadshow presentations with potential investors that were confidentially wall-crossed by the placement agents regarding the possibility of making an equity investment Valens in connection with the potential business combination. The meetings were facilitated and coordinated by representatives of the placement agents. The meetings were facilitated and coordinated by representatives of the placement agents.

During April 2021, the parties’ respective counsel drafted and circulated initial drafts of: (i) a sponsor letter agreement addressing, among other things, support of the PTK Sponsor of the proposed business combination and proposed restrictions on transfer of shares by the PTK Sponsor; (ii) form of transaction support agreement from Valens ordinary and preferred shareholders; and (iii) the investor rights agreement addressing, among other things, the form of registration statement, timing and commitments relating to the registration rights of the parties.

On April 1, 2021, Davis Polk circulated a revised draft of the Business Combination Agreement that proposed various revisions to the terms of the Business Combination, including revisions to the representations and warranties and the interim operating covenants of both Valens and PTK. During April and early May 2021, Goodwin, Goldfarb, Davis Polk and Meitar negotiated and finalized various terms of the Business Combination Agreement (and related disclosure schedules), as well as the terms of the subscription agreements with potential PIPE investors and the other ancillary agreements described above (including the sponsor letter agreement), and held calls to resolve the remaining significant open points in the transaction documents, including, among other things: (a) the standard for the “bring-down” at the closing for certain representations and warranties; (b) the definition of Company Material Adverse Effect; (c) the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement; (d) which party would hold the proxy granted by the shareholders of Valens pursuant to their respective transaction support agreements; (e) whether the transaction expenses of PTK would be capped and whether Aggregate Transaction Proceeds would be calculated before or after taking into account such expenses; (f) the timing of the approval of the Valens’ shareholder meeting and associated termination rights; and (g) the extent to which Sponsor’s private warrants (and the shares issuable thereunder) would be subject to the Sponsor’s 180-day lock-up. For further information related to the final terms of these documents, please see the section entitled “The Business Combination Agreement.”

On May 14, 2021, representatives of Valens and PTK held a call to discuss the proposed business combination, including the status of the PIPE process. On such call, the parties agreed that the Total Deal Value would be based on a base equity value of $850 million as shall be adjusted consistent with the terms of the Business Combination Agreement in order to permit additional selected investors to participate in the PIPE Financing. In connection therewith, the parties also agreed to adjust the vesting terms applicable to PTK’s earn-out, such that 35% (rather than 25%) of PTK’s shares would be subject to forfeiture, with the parties agreeing that the additional 10% would vest at a $12.00 per share trigger price within three years of the closing of the Business Combination.

On May 21, 2021, based on further discussions with prospective PIPE investors, (i) the PTK Sponsor agreed to cancel 740,000 warrants to purchase an aggregate of 370,000 Valens ordinary shares effective as of the

Closing, and (ii) the parties agreed that the post-closing equity incentive pool of Valens would be equal to (x) 6% of the total number of Valens ordinary shares on a fully diluted basis immediately following the Effective Time (including as a result of the PIPE Financing) plus (y) an additional fixed amount of 370,000 Valens ordinary shares.

On May 24, 2021, the respective counsels agreed on what became substantially the final form of the Business Combination Agreement and Ancillary Documents. On the same day, the board of directors of PTK met, reviewed the Business Combination Agreement and Ancillary Documents, reviewed the PTK board of directors’ fiduciary duties under Delaware law in the context of consideration of the proposed business combination transaction with Valens, and unanimously adopted resolutions (i) determining that it is in the best interests of PTK and its stockholders for PTK to enter into the Business Combination Agreement, (ii) adopting the Business Combination Agreement and approving PTK’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement including the issuance of the PIPE Shares and entry into the Ancillary Documents, and (iii) approving the filing of the proxy statement with the SEC, subject, in each case, to changes to the Business Combination Agreement and documentation acceptable to the Chairman of PTK.

During the days preceding the execution of the Business Combination Agreement, the board of directors of Valens held several discussions regarding the Business Combination Agreement and the results of the negotiations between the two parties, as well as the subscription agreements with the PIPE Investors. On May 25, 2021, the board of directors of Valens had executed a written resolution unanimously approving the execution of the Business Combination Agreement and Ancillary Documents, and following such approval the parties executed the Business Combination Agreement and Ancillary Documents. PTK then filed a Current Report on Form 8-K that included a press release and investor presentations as exhibits. In addition, on May 25, 2021, Valens entered into subscription agreements with certain PIPE investors pursuant to which, among other things, the investors agreed to subscribe for and purchase substantially concurrently with the closing of the Business Combination an aggregate of 12,500,000 Valens ordinary shares (on a post-Stock Split basis) for an aggregate purchase price of $125,000,000, of which Sponsor agreed to purchase 400,000 Valens ordinary shares for an aggregate purchase price of $4,000,000, in each case, subject to customary terms and conditions.

PTK’s Board of Directors’ Reasons for the Business Combination and The Recommendation of the Board of Directors

PTK’s board of directors, in evaluating the Business Combination, consulted with PTK’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of PTK and its stockholders and (ii) to recommend that the stockholders adopt the Business Combination Agreement and approve the Business Combination and the transactions contemplated thereby, PTK’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, PTK’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. PTK’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of PTK’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”

In approving the Business Combination, PTK’s board of directors determined not to obtain a fairness opinion. The officers and directors of PTK have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, PTK’s officers and directors have substantial experience with mergers and acquisitions.

PTK’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•

Redefining High-Speed, Zero Latency Connectivity in Automative. PTK’s board of directors noted that Valens was helping to redefine high-speed, zero latency connectivity in the automotive industry, by enabling fewer cables, lower weight and lower cost, as well as noting that Valens’ technology was selected as the basis for industry-wide end-to-end in-vehicle connectivity;

•

Driver of the New MIPI A-PHY Industry Standard, Positioned to Become Connectivity Platform of Choice. PTK’s board of directors noted that Valens is a driver of the new MIPI A-PHY industry standard, which is helping it to leapfrog other technologies and puts it well ahead of the curve with one of the fastest times to market;

•

Strong Take-Ups by a Leading OEM and Robust Customer Pipeline. PTK’s board of directors noted that Valens has strong take-ups by a leading OEM with a robust customer pipeline, as its products are deployed widely in Mercedes models and are being sold currently to other auto Tier-1s, and was additionally awarded 2023 start of production projects, as well as actively collaborating with leading players to integrate A-PHY-compliant chipsets into next generation ADAS platforms;

•

Massive Structural Growth in the Automotive Market. PTK’s board of directors noted the market opportunity for Valens, as the global automative semiconductor TAM is expected to reach $68B by 2026, and Valens automative Serviceable Available Market (SAM) is expected to reach $8B by 2026;

•

Leveraging Leadership Position in Audio-Video Connectivity. PTK’s board of directors noted Valens’ leadership position in audio-video connectivity, including the fact that Valens currently serves top audio-video players, and that Valens has a well-defined roadmap to expand its audio-video offering to strengthen its market leadership position;

•

Increase in Projected Revenue. PTK’s board of directors noted Valens’ strong financial profile, with $67m in revenue projected in 2021 at 70% gross margin, which Valens’ is projecting it to grow to approximately $480m in 2026 and $1B+ in 2030. Such projections are based on Valens’ management estimates that, in 2030, in addition to the growing revenue from the Company’s audio-video business, the Company’s share of the in-vehicle high speed connectivity solutions market could potentially reach 15-20%, with an estimated total addressable market at that time of approximately $5-6 billion. Some of the material assumptions underlying that estimate include (i) the addition of 100 million new cars every year, (ii), an assumed budget of $50-$60 per car for high speed connectivity semiconductor products and (iii) an average of 10-12 links for Advanced Driving Assistance Systems and high resolution displays in each car. For additional information, see “—Unaudited Prospective Financial Information of Valens” on page 71;

•	Experienced Leadership Team with a Proven Track Record. Valens is led by an experienced management team in Valens’ industry;

•

Stockholder Liquidity. The obligation in the Business Combination Agreement to have ordinary shares of Valens issued as consideration listed on the NYSE, a major U.S. stock exchange, which PTK’s board of directors believes has the potential to offer stockholders greater liquidity;

•

Attractive Valuation. PTK’s board of directors believes Valens’ implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies in the vehicle data services sector is favorable for PTK;

•	Due Diligence. PTK’s due diligence examinations of Valens and discussions with Valens’ management and financial and legal advisors;

•	Lock-Up. Certain equityholders of Valens have agreed to be subject to a one-hundred and eighty (180) day lockup in respect of their Valens ordinary shares;

•	Other Alternatives. PTK’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to PTK, that the Business Combination represents the best potential business combination for PTK and the most attractive opportunity for PTK’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential combination targets, and PTK’s board of directors’ belief that such process has not presented a better alternative; and

•

Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between PTK and Valens.

PTK’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Industry Cyclicality. The cyclicality of the semiconductor industry;

•	COVID-19. The effects of health epidemics, such as the recent global COVID-19 pandemic, on Valens’ operations;

•	Competition. Competition in the semiconductor industry, and the failure to introduce new technologies and products in a timely manner to compete successfully against competitors;

•	Supply & Demand Issues. If Valens fails to adjust its supply chain volume due to changing market conditions or fails to estimate its customers’ demand;

•	Customer Relationships. Disruptions in relationships with any one of its key customers;

•	Lack of Integration Risk. Any difficulty selling Valens’ products if customers do not design its products into their product offerings;

•	Dependence on Design Wins. Valens’ dependence on winning selection processes;

•	Margin from Design Wins. Even if Valens succeeds in winning selection processes for its products, Valens may not generate timely or sufficient net sales or margins from those wins;

•	Manufacturing Delays. Sustained yield problems or other delays in the manufacturing process of products;

•	Limited Operating History. Valens’ limited operating history makes evaluating its business and future prospects difficult;

•	Systems Update. The need to update Valens’ financial systems and operations necessary for a public company;

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•

Redemption Risk. The potential that a significant number of PTK stockholders elect to redeem their shares prior to the consummation of the merger and pursuant to PTK’s existing charter, which would potentially make the merger more difficult or impossible to complete;

•	Stockholder Vote. The risk that PTK’s stockholders may fail to provide the respective votes necessary to effect the merger;

•	Closing Conditions. The fact that the completion of the merger is conditioned on the satisfaction of certain closing conditions that are not within PTK’s control;

•	Litigation. The possibility of litigation challenging the merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the merger;

•	No Third-Party Valuation. The risk that PTK did not obtain a third-party valuation or fairness opinion in connection with the merger;

•

Liquidation of PTK. The risks and costs to PTK if the merger is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in PTK being unable to effect a business combination by January 15, 2022;

•	PTK Stockholders Receiving Minority Position. The fact that existing PTK stockholders will hold a minority position in the combined company; and

•	Fees and Expenses. The fees and expenses associated with completing the merger.

In addition to considering the factors described above, PTK’s board of directors also considered other factors including, without limitation:

•

Interests of Certain Persons. Some officers and directors of PTK may have interests in the merger. See the section titled “Proposal One — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 73 of this proxy statement/prospectus; and

•	Other Risks. Various other risks associated with Valens’ business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

PTK’s board of directors concluded that the potential benefits that it expected PTK and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, PTK’s board of directors unanimously determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of PTK and its stockholders.

Unaudited Prospective Financial Information of Valens

Valens does not as a matter of course make public projections as to future sales, earnings, or other results. However, Valens management prepared and provided to the Valens board of directors, Valens’ financial advisors, PTK and potential PIPE investors certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. Valens management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Valens. The inclusion of the below information should not be regarded as an indication that Valens or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. In addition, various assumptions underlying the forecasts may prove to not have been accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Valens management, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” and “Risk Factors.” Valens believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Valens had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the Valens business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Valens management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of Valens management’s knowledge and belief, the expected course of action and the expected future financial performance of Valens. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/consent solicitation statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

The prospective financial information included in this document has been prepared by, and is the responsibility of Valens. Neither Valens’ independent registered public accounting firm, Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, nor any other independent accountants, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The Kesselman & Kesselman, Certified Public Accountants (Isr.) report included in this document relates to the Company’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, VALENS DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF VALENS, PTK NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY VALENS SHAREHOLDER, PTK STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Valens may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

The following table sets forth certain summarized prospective financial information regarding Valens for the years 2021, 2022, 2023, 2024, 2025 and 2026:

	Forecast Year Ended December 31,
(USD in millions)	2021E		2022E	2023E	2024E	2025E	2026E
Revenue	$69	(1)	$83	$120	$197	$320	$482
Gross Profit	$48		$55	$74	$130	$210	$310
Adjusted EBITDA(2)	($18)		($38)	($24)	$32	$110	$204

(1)	Valens originally projected $67 million of revenue for 2021, but has since revised its projection to $69 million based on updated estimates by Valens management.
(2)

Adjusted EBITDA is defined as net profit (loss) before net financial expense, income tax provision, equity in earnings of investee and depreciation and amortization, further adjusted to exclude share-based compensation, which may vary from period-to-period. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate Adjusted EBITDA in the same manner. Adjusted EBITDA should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

The Valens prospective financial information was prepared using several assumptions, including the below assumptions that Valens management believed to be material.

Revenue. In making the foregoing assumptions, which imply a revenue compound annual growth rate of approximately 48% between 2021 and 2026 Valens management relied on a number of factors, including:

•	its estimates of market development over the projected period;

•	its estimates with respect to its products’ Average Selling Prices (ASPs) and their expected price erosion over time;

•	its best estimates of the timing for new product releases and overall product development process and costs;

•	the relevant uses of Valens products for different applications and market segments;

•	the historical system usage patterns of Valens customers; and

•	third party forecasts for industry growth.

•

In addition, 2021-2026 projected revenues are based on a variety of operational assumptions including, among others, that the product mix of Audio-Video and Automotive segments in revenues will change over time, as follows:

•

2021: The total expected revenue in 2021 is $69M. Audio-Video and Automotive are expected to contribute $62M (90%) and $7M (10%), respectively, based on existing products, customers and contracts of the Company.

•	2023: The total expected revenues in 2023 are $120M. Audio-Video and Automotive are expected to contribute $82M (68%) and $38M (32%), respectively.

•	Audio-Video

•	an increase of 18% in revenues in 2023 (in comparison to 2021) is derived from an increase in chip volumes;

•

an increase of 11% in revenues in 2023 (in comparison to 2021) is derived from an increase in the average selling price, among other things, as a result of the ramp up of the Company’s new product (VS3000), which is a more advanced and integrated product.

•	Automotive

•	the vast majority of the revenues in 2023 are expected to be contributed by existing customers, using the first generation of automotive products (VA6000);

•	the projections related to the increase in automotive revenues in 2023 (in comparison to 2021), are based, among other things, on long term forecast received from existing customers.

•	2026: The total expected revenues in 2026 are $482M. Audio Video and Automotive are expected to contribute $198M (41%) and $284M (59%), respectively.

•	Audio-Video

•

the increase in revenues in 2026 (in comparison to 2023) is derived from an annual growth of 15% derived from the expected market growth due to the growing need of audio video extension products in the new post-COVID-19 era and revenue contribution of $74M derived from new products that the Company plans to develop in 2021-2024.

•	Automotive

•

approximately 33% of the revenues in 2026 are expected to be contributed from customers using the first-generation automotive products, out of which, existing customers are expected to contribute 57% of the automotive revenues and the rest are to be contributed by new customers.

•	approximately 60% of the 2026 revenues are expected from the new MIPI A-PHY complaint products (VA7000 family), representing a projected penetration of 8% of the sensor market for 2026.

•	the balance of the 2026 revenues reflects a contribution from next generation products that expected to be developed by the Company in 2022-2024.

•	Gross Profit: 2021-2026 projected gross profit is driven by a multitude of factors including, among others:

•

an anticipated reduction in contribution margin (i.e., the difference between the products’ average sale price and the direct bill of materials) due to the competitive environment in which the company is anticipated to operate.

•

this expected erosion in contribution margin is partially offset by the reduction of the portion of the non-Bill of Materials (“non-BOM”) expenses. As the chip volumes sold by the Company increase, the fixed costs of production are expected to remain relatively stable and therefore the incremental gross profit will primarily reflect the difference between the products’ average sale price and the direct bill of materials, which will positively impact the overall gross profit margin as follows:

•

2021: Cost of goods is expected to be approximately 30% out of revenues, to be composed of 26% Bill of Material expenses related to Company’s semiconductor products and 4% derived from non-BOM expenses (such as payroll, storage, insurance and overhead).

•

2023: Cost of goods is expected to be approximately 38% out of revenues, to be composed of 35% Bill of Material expenses related to Company’s semiconductor products and 3% derived from non-BOM expenses (such as payroll, storage, insurance and overhead). The main reason for the increase in the portion of the BOM expenses out of revenues, is related to the increase in the portion of the automotive business, contributing in 2023 approximately 31% of the total revenues (compared to 10% in 2021) at a contribution margin of 45%.

•

2026: The cost of goods is expected to be approximately 36% out of revenues, to be composed of 35% Bill of Material expenses related to Company’s semiconductor products and 1% derived from non-BOM expenses (such as payroll, storage, insurance and overhead).

•	Adjusted EBITDA: 2021-2026 Adjusted EBITDA is driven by a multitude of factors including, among others:

•

in 2021-2026, an anticipated 10.5% annual increase in the Company’s expected R&D expenses to $79M in 2026 from the anticipated enhancement of new features of the then existing products, together with the development of new products, according to the Company’s road map. The Company’s expenses are divided to labor and other expenses, such as tape out, development tools cost, IP licensing, package design, test program development as well as product qualification;

•

while R&D projected cost allocation for specific years may vary, the Company projects that its average costs out of total expected R&D expenses in 2021-2026 will be as follows: (i) labor: approximately 65%; and (ii) other R&D expenses: approximately 35%;

•	in 2021-2023, an anticipated 4% annual increase in the Company’s sales and marketing expenses to $15M in 2023, reflecting the Company’s plan to support its revenue growth and business expansion. While specific sales and marketing projected cost allocations for a certain specific year may vary, the Company projects that its average costs out of total sales and marketing expenses in 2021-2023 will be as follows: (i) labor: approximately 74%; and (ii) other sales and marketing expenses (including exhibition expenses, marcom, travels etc.): approximately 26%; in 2024-2026, the Company assumed an annual increase of 10% in its sales and marketing expenses; and

•

in 2021-2023, an anticipated 1% annual increase in the Company’s General and Administrative (G&A) expenses to $9M in 2023, reflecting the Company’s plan to support its revenue growth and business expansion. 2021 G&A expenses already reflect the additional expenses due to the fact that the company is becoming public. While specific G&A projected cost allocations for a certain specific year may vary, the Company projects that its average costs out of total G&A expenses in 2021-2023 will be as follows: (i) labor: approximately 52%; and (ii) other G&A expenses (mainly including professional services such as legal, accounting, insurances, etc.): approximately 48%. The Company’s overhead expenses (lease, communication, welfare, maintenance, office supply etc.) are allocated to the different departments, pro-rata in accordance with their headcounts; in 2024-2026, the Company assumed an annual increase of 10% in its general and administrative expenses;

Satisfaction of 80% Test

It is a requirement under the PTK Charter and the NYSE rules that any business acquired by PTK have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of the execution of a definitive agreement for an initial business combination. The balance of the funds in the Trust Account (excluding deferred underwriting commissions and taxes payable) at the time of the execution of the Business Combination Agreement with Valens was approximately $115,000,000 and 80% thereof represents approximately $92,000,000. In determining whether the 80% requirement was met, rather than relying on any one factor, PTK’s board of directors concluded that it was appropriate to base such valuation all of the qualitative factors described in this section and the section of this proxy statement entitled “PTK’s Board of Directors’ Reasons for the Business Combination and Recommendation of Its Board of Directors” as well as quantitative factors, such as the anticipated implied equity value of the combined company being approximately $1.16 billion, assuming no redemptions, with no material debt expected to be outstanding. Based on the qualitative and quantitative information used to approve the Business Combination described herein, PTK’s board of directors determined that the foregoing 80% fair market value requirement was met. PTK’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% requirement.

Interests of Certain Persons in the Business Combination

In considering the recommendation of PTK’s board of directors to vote in favor of approval of the Business Combination Proposal, stockholders should keep in mind that the Sponsor and PTK’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of PTK’s stockholders generally. In particular:

•

If the Business Combination with Valens or another business combination is not consummated by January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK Charter), PTK will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for a pro rata portion of the funds held in the Trust Account (net of interest that may be used by PTK to pay income taxes or other taxes) which redemption will completely extinguish the PTK public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and, subject to the approval of its remaining stockholders and PTK’s board of directors and applicable law, dissolving and liquidating. In such event, the 2,875,000 Founder Shares, which were acquired by the Sponsor for $25,000, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $28.6 million based upon the closing price of $9.94 per share on the NYSE on June 10, 2021. On the other hand, if the Business Combination is consummated, each outstanding share of PTK Common Stock will be converted into one Valens ordinary share subject to adjustment described herein.

•

The Sponsor has spent $25,000 to purchase 2,875,000 Founder Shares and $3,400,000 to purchase 6,800,000 private placement warrants from PTK for $0.50 per private warrant. Additionally, the Sponsor was issued 600,000 additional private placement warrants as a result of the conversion of the promissory note in the amount of $300,000 which the Sponsor and its affiliates had loaned PTK to cover expenses related to its initial public offering. Subsequently, pursuant to the terms of the Sponsor Support Agreement, the Sponsor agreed to cancel 740,000 warrants to purchase an aggregate of 370,000 shares of Valens ordinary shares effective as of the Closing. The Founder Shares had an aggregate value of $28.6 million based upon the closing price of $9.95 per share on the NYSE on June 10, 2021 and the private placement warrants (excluding the Cancelled Warrants) had an aggregate market value of $3.3 million based upon the closing price of $0.50 per warrant on the NYSE on June 10, 2021. The Founder Shares and the private placement warrants will become worthless if PTK does not consummate a business combination by January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK Charter).

•

If PTK is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PTK for services rendered or contracted for or products sold to PTK. If PTK consummates a business combination, on the other hand, PTK will be liable for all such claims.

•

The Sponsor and PTK’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on PTK’s behalf, such as identifying and investigating possible business targets and business combinations. However, if PTK fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, PTK may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK Charter). As of the record date, the Sponsor and PTK’s officers and directors and their affiliates had incurred approximately $             of unpaid reimbursable expenses.

•

The Business Combination Agreement provides for the continued indemnification of PTK’s current directors and officers and the continuation of directors and officers liability insurance covering PTK’s current directors and officers.

•

PTK’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to PTK to fund certain capital requirements. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to PTK outside of the Trust Account.

•

Ker Zhang will be a member of the board of directors of Valens following the closing of the Business Combination and, therefore, in the future Mr. Zhang will receive any cash fees, stock options or stock awards that Valens’ board of directors determines to pay to its non-executive directors.

•

PTK’s Sponsor has agreed to invest an aggregate amount of $4.0 million to purchase 400,000 Valens ordinary shares in connection with the PIPE Financing to be completed at the closing of the Business Combination.

•

The Sponsor will benefit financially from the completion of any business combination even if the stock price declines after the Business Combination, generating a negative return for other shareholders. The Sponsor will lose substantially all of its investment in PTK and will not be reimbursed for any out-of pocket expenses if an initial business combination is not completed prior to January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK charter). Thus, if the proposed Business Combination with Valens is not consummated, PTK may seek to complete a business combination with a less favorable target company or on terms less favorable to PTK stockholders rather than choose to dissolve and liquidate.

•

The Sponsor paid an aggregate of $25,000 for 2,875,000 Founder Shares, which had an aggregate market value of $28.6 million based upon the closing price of $9.95 per share on the NYSE on June 10, 2021. If the proposed Business Combination with Valens is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return in post-Business Combination.

Anticipated Accounting Treatment

The Transaction is comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transaction will be effectuated by three main steps:

1.

The conversion of outstanding Valens preferred shares into Valens ordinary shares, and thereafter the Stock Split of Valens ordinary shares such that each such ordinary share has an implied value of $10.00 per share as of an agreed measurement time shortly prior to Closing (and valuing Valens equity as of such agreed measurement time at the Total Deal Value).

2.

The merger of PTK with Merger Sub, which is not within the scope of ASC 805 (“Business Combinations”) because PTK does not meet the definition of a business in accordance with ASC 805. The merger will be accounted for as a recapitalization; as such, any difference between the fair value of Valens ordinary shares issued and the fair value of PTK’s identifiable net assets should be recorded as additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual Valens ordinary share issued to PTK stockholders is equal to the fair value of each individual Valens shareholder resulting from the Total Deal Value, assigned to Valens in the Business Combination Agreement.

3.

As part of the Transactions, PTK Private Warrants will be amended such that there will be no change in their terms (including as to lack of redemption and cashless exercise) based on the identity of the holder thereof. Accordingly, such warrants will be classified as equity.

4.

35% of the Valens ordinary shares that the PTK Sponsor will receive in respect of its PTK common stock will be subject to forfeiture if certain price targets for the Valens ordinary shares are not achieved within a certain period of time after the Effective Time or if an M&A Transaction does not occur at a certain minimum price (the “Forfeiture Shares”). Such Forfeiture Shares will be classified as a liability and presented at fair value, although they are considered outstanding shares and are entitled to voting rights and distributions.

5.

The Subscription Agreements related to the PIPE, which were executed concurrently with the Business Combination Agreement, will result in the issuance of Valens ordinary shares, leading to an increase in share capital and share premium.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the Business Combination.

Vote Required for Approval

The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the votes cast by the then-outstanding shares of PTK Common Stock present and entitled to vote at the special meeting. Abstentions will have no effect on the Business Combination Proposal. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Business Combination Proposal. The Transactions will not be consummated if PTK has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act) either immediately prior to or upon consummation of the Transactions.

The approval of the Business Combination Proposal is a condition to the consummation of the Transactions. If the Business Combination Proposal is not approved, the other proposals (except an Adjournment Proposal, as described below) will not be presented to the PTK stockholders for a vote.

Resolution

“RESOLVED, as an ordinary resolution, that PTK’s entry into the Business Combination Agreement, dated as of May 25, 2021, by and among PTK, Valens, and Merger Sub, a Delaware corporation and wholly owned subsidiary of Valens, a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, the merger of Merger Sub with and into PTK, with PTK surviving the merger as a wholly owned subsidiary of Valens, in accordance with the terms and subject to the conditions of the Business Combination Agreement, be approved, ratified and confirmed in all respects.”

Recommendation of PTK’s Board of Directors

PTK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PTK STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

No Appraisal Rights

Under Section 262 of the General Corporation Law of the State of Delaware, the holders of PTK Common Stock will not have appraisal rights in connection with the Business Combination.

Resale of Valens Ordinary Shares

The Valens ordinary shares to be issued in connection with the Business Combination will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of PTK immediately prior to the Effective Time or an “affiliate” of Valens following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Valens or PTK (as appropriate) and may include the executive officers, directors and significant shareholders of Valens or PTK (as appropriate).

Stock Exchange Listing of Valens Ordinary Shares

Valens will use commercially reasonable efforts to cause, prior to the Effective Time, the Valens ordinary shares and warrants issuable pursuant to the Business Combination Agreement to be approved for listing on the NYSE under the symbols “VLN” and “VLNW,” respectively, subject to official notice of issuance. Approval of the listing on the NYSE of the Valens ordinary shares and warrants (subject to official notice of issuance) is a condition to each party’s obligation to complete the Business Combination.

Delisting and Deregistration of PTK Common Stock

If the Business Combination is completed, shares of PTK Common Stock, PTK warrants and PTK’s units will be delisted from the NYSE and will be deregistered under the Exchange Act.

Combined Company Status as a Foreign Private Issuer under the Exchange Act

Valens expects to remain a “foreign private issuer” (under SEC rules). Consequently, upon consummation of the Business Combination, Valens will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Valens will be required to file its annual report on Form 20-F for the year ending December 31, 2021 with the SEC by April 30, 2022. In addition, Valens will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Valens in Israel or that is distributed or required to be distributed by Valens to its shareholders.

Based on its foreign private issuer status, Valens will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. Valens will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Valens officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of the Valens ordinary shares.

Given the substantial number of Valens ordinary shares that Valens will issue in the Business Combination to PTK stockholders who are U.S. residents and the prospective, increased U.S.-oriented profile of Valens’ officers and directors, assets and business administration, it is possible that Valens will lose its status as a foreign private issuer after the Business Combination. If that happens Valens will no longer be exempt from such rules and, among other things, will be required to file quarterly reports on Form 10-Q containing interim financial statements as if it were a company incorporated in the United States, as well as annual reports on Form 10-K. Valens’ qualification for foreign private issuer status will be tested again as of June 30, 2022, (the final business day of the second fiscal quarter in 2022) to determine whether Valens will instead be subject to the reporting requirements applicable to U.S. companies registered under the Exchange Act beginning at the start of 2023. If it no longer meets the definition of a “foreign private issuer” as of that test date, Valens will begin to be required to file a quarterly report on Form 10-Q for the quarter ending March 31, 2023, and will be required to continue to file quarterly reports with the SEC thereafter.

Despite its initial exemption due to its foreign private issuer status, Valens, and following the consummation of the Business Combination, Valens, nevertheless expects to issue interim quarterly financial information publicly and to furnish it to the SEC on Form 6-K following the Business Combination.

Combined Company Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications

Each of PTK and Valens is, and consequently, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, Valens will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Valens’ securities less attractive as a result, there may be a less active trading market for Valens’ securities and the prices of Valens’ securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Valens has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Valens, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Valens’ financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Valens will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Valens’ initial public offering, (b) in which Valens’ has total annual gross revenue of at least $1.07 billion, or (c) in which Valens is deemed to be a large accelerated filer, which means the market value of Valens’ common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Valens has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

PROPOSAL TWO—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow PTK’s board of directors to adjourn the special meeting to a later date or dates, if necessary. In no event will PTK solicit proxies to adjourn the special meeting or consummate the Transactions beyond the date by which it may properly do so under the PTK Charter and Delaware law. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Transactions. See the section titled “Proposal One — The Business Combination Proposal — Interests of Certain Persons in the Transactions.”

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the meeting and is not approved by the stockholders, PTK’s board of directors may not be able to adjourn the special meeting to a later date or dates. In such event, the Transactions would not be completed.

Required Vote

The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of PTK Common Stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” on the Adjournment Proposal. Broker non-votes will have no effect on the Adjournment Proposal.

Recommendation

PTK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PTK STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE BUSINESS COMBINATION AGREEMENT

For a discussion of the Business Combination structure and merger consideration provisions of the Business Combination Agreement, see the section entitled “Proposal One – The Business Combination Agreement Proposal.” Such discussion and the following summary of other material provisions of the Business Combination Agreement is qualified by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to the proxy statement/prospectus. All PTK stockholders are encouraged to read the Business Combination Agreement in its entirety for a more complete description of the terms and conditions of the Business Combination.

The Business Combination Agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Business Combination Agreement and not to provide any other factual information regarding PTK, Valens or their respective businesses. Accordingly, the representations and warranties and other provisions of the Business Combination Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

Closing and Effective Time of the Transactions

The Closing will take place as promptly as reasonably practicable, but in no event later than the third business day following the satisfaction of (or, to the extent permitted by law, the waiver of) the conditions set forth in the Business Combination Agreement (the “Closing Date”) and summarized below under the subsection entitled “The Business Combination Agreement—Conditions to Closing of the Transactions,” unless PTK and Valens agree in writing to another time or unless the Business Combination Agreement is terminated pursuant to its terms. The Transactions are expected to be consummated promptly after the special meeting of PTK’s stockholders described in this proxy statement/prospectus.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of PTK relating, among other things, to:

•	organization and qualification;

•	the authorization, delivery and enforceability of the Business Combination Agreement and the Ancillary Documents;

•	governmental approvals and no conflicts;

•	brokers’ fees;

•	information supplied;

•	capitalization;

•	SEC filings;

•	Trust Account;

•	indebtedness;

•	transactions with affiliates;

•	litigation;

•	compliance with applicable law;

•	business activities;

•	internal controls; NYSE listing; financial statements

•	no undisclosed liabilities;

•	tax matters;

•	material contracts; no defaults;

•	absence of changes;

•	employee benefit plans;

•	Sponsor Letter Agreement and Investors’ Rights Agreement;

•	Investment Company Act;

•	charter provisions;

•	compliance with international trade and anti-corruption laws;

•	non-Israeli residency;

•	independent investigation and absence of outside reliance; and

•	employee termination.

The Business Combination Agreement contains representations and warranties of Valens and its subsidiaries relating, among other things, to:

•	organization and qualification;

•	capitalization;

•	the authorization, delivery and enforceability of the Business Combination Agreement and the Ancillary Documents;

•	financial statements; undisclosed liabilities;

•	consents and requisite governmental approvals; no violations;

•	permits;

•	material contracts; no defaults;

•	absence of changes;

•	litigation;

•	compliance with applicable law;

•	employee plans;

•	environmental matters;

•	intellectual property;

•	privacy and data security;

•	labor matters;

•	insurance;

•	tax matters;

•	brokers’ fees;

•	real and personal property;

•	transactions with affiliates;

•	compliance with international trade and anti-corruption laws;

•	PIPE financing;

•	governmental grants;

•	information supplied;

•	anti-trust; and

•	independent investigation and absence of outside reliance.

Covenants

The parties have each agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by the Business Combination Agreement. PTK and Valens have each also agreed that (a) Valens shall, and shall cause its subsidiaries to use commercially reasonable efforts to (i) conduct and operate their respective businesses in the ordinary course in all material respects (ii) maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of Valens and its subsidiaries, taken as a whole, (iii) keep available the services of the present officers and key employees of Valens and (iv) preserve existing relations and goodwill of Valens and its subsidiaries with customers, suppliers, distributors and creditors of Valens and its subsidiaries, and (b) PTK shall use its commercially reasonable efforts to comply with and continue performing under its governing documents, the Investment Management Trust Agreement, dated as of July 13, 2020, between PTK and Continental as trustee (the “Trust Agreement”), and all other agreements or contracts to which PTK may be a party, in each case through the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms.

PTK and Valens have agreed that, unless otherwise contemplated under the Business Combination Agreement or any Ancillary Document or required by applicable law, and subject to certain disclosed exceptions, neither Valens nor its subsidiaries will take the following actions during the interim period from the date of the Business Combination Agreement through the earlier of the Closing or the valid termination of the Business Combination Agreement pursuant to its terms, among others, except as consented to in writing by PTK (such consent, not to be unreasonably withheld, conditioned or delayed):

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment (whether in cash, stock or property) in respect of, any equity securities of Valens or its subsidiaries or Merger Sub or repurchase, redeem or otherwise acquire, offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of Valens or its subsidiaries or Merger Sub, other than (x) dividends or distributions, declared, set aside or paid by any of Valens’ subsidiaries to Valens or any subsidiary that is, directly or indirectly, wholly owned by Valens (y) any dividends or distributions required under the governing documents of any joint venture of any subsidiaries of Valens and (z) repurchases of any equity securities pursuant to Valens existing equity incentive awards as of the date of the Business Combination Agreement (or equity incentive awards permitted to be issued pursuant to the Business Combination Agreement on and after the date of the Business Combination Agreement);

•

(A) merge, consolidate, combine or amalgamate Valens or any of its subsidiaries with any person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, other than such acquisitions and purchases that would not require financial statements of the acquired business to be included in this proxy statement/prospectus pursuant to Rule 3-05 of Regulation S-X under the Securities Act;

•

adopt any amendments, supplements, restatements or modifications to Valens’ or any of its subsidiaries’ governing documents, Valens’ investor agreements or the Investors’ Rights Agreement (other than de minimis amendments);

•

transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a lien, (A) any equity securities of Valens or any of its subsidiaries or Merger Sub or (B) any options, restricted stock, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Valens or any of its subsidiaries or Merger Sub to issue, deliver or sell any equity securities of Valens or any of its subsidiaries, other than (i) to employees and independent contracts of Valens and its subsidiaries in the ordinary course of business consistent with past practice in a cumulative amount not to exceed 300,000 Company Options (in addition to a previously promised amount of options as of the date of the Business Combination Agreement), in each cause, out of the Company Equity Plan, (ii) the issuance of shares of capital stock of Valens upon the exercise of any Company Equity Award outstanding on the date of the Business Combination Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement or (iii) pursuant to the Subscription Agreements;

•

incur, create or assume any indebtedness in excess of $1,000,000 (either individually or in the aggregate), other than (x) ordinary course trade payables, (y) between Valens and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under Valens’ and its subsidiaries’ existing credit facilities, notes and other existing indebtedness and, in each case, any refinancings thereof; provided, that, in the case of clause (z) above, such borrowings do not exceed $5,000,000 in the aggregate, and such indebtedness for borrowed money is incurred in the ordinary course of Valens’ or its subsidiaries’ business;

•

make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, in each case for an amount in excess of $500,000 (either individually or in the aggregate), other than (A) intercompany loans or capital contributions between Valens and any of its wholly owned subsidiaries, (B) the reimbursement of expenses of employees in the ordinary course of business and consistent with past practice, (C) prepayments and deposits paid to suppliers of Valens or its subsidiaries in the ordinary course of business, (D) trade credit extended to customers of Valens or its subsidiaries in the ordinary course of business and (E) advances to wholly owned subsidiaries of Valens;

•

except (w) as required under the existing terms of any Employee Benefit Plan of Valens or its subsidiaries, (x) as required under the terms of the Business Combination Agreement, (y) as required by any applicable law or (z) in the ordinary course of business, (A) adopt, enter into, terminate or materially amend or modify any material employee benefit plan of Valens or its subsidiaries or any other material benefit or compensation plan, policy, program, agreement, trust, fund or contract that would be an employee benefit plan if in effect as of the date of the Business Combination Agreement, (B) materially increase or decrease the compensation payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Valens or its subsidiaries, in each case with annual base compensation in excess of $500,000, (C) accelerate, by any action or omission of any Group Company, any payment, right to payment, vesting or benefit, or the funding of any payment, right to payment, vesting or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Valens or its subsidiaries or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of Valens or its subsidiaries in each case with annual base compensation in excess of $500,000;

•

(i) materially modify, extend (other than extension in the ordinary course of business), terminate, negotiate, or enter into any collective bargaining agreement or (ii) recognize or certify any labor union, works council, or other labor organization or group of employees of Valens or its subsidiaries as the bargaining representative for any employees of Valens or its subsidiaries;

•	hire, engage, terminate (without cause), furlough, or temporarily lay off any key employee;

•

implement or announce any closings, employee layoffs, furloughs, reductions-in-force, reduction in terms and conditions of employment, or other personnel actions that could implicate the Worker Adjustment and Retraining Notification Act;

•

except in the ordinary course of business, make, change or revoke any material election concerning Taxes (including, for the avoidance of doubt, making any U.S. federal income Tax entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) with respect to Valens), change or otherwise modify any material income or other method of accounting as such relates to taxes, amend any material tax return, surrender any right to claim a material refund of taxes, enter into any tax closing agreement, settle any material tax claim or assessment, change Valens’ jurisdiction of tax residence, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment;

•

enter into any settlement, conciliation or similar contract outside of the ordinary course of business the performance of which would involve the payment by Valens or its subsidiaries in excess of either $1,000,000 individually or $5,000,000 in the aggregate, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on Valens or its subsidiaries (or PTK or any of its affiliates after the Closing);

•

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Valens or any of its subsidiaries (other than dormant entities), or to voluntarily initiate or permit or consent to any proceeding of insolvency, bankruptcy, receivership, administration, conservatorship or other similar proceeding involving Valens or any of its subsidiaries (other than dormant entities);

•	change Valens’ or its subsidiaries’ methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•

except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate (excluding any termination for breach by the counterparty(ies) or expiration in accordance with its terms), any material contract or any material real property lease (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material contract pursuant to its terms);

•	abandon, sell, assign, or exclusively license any material owned intellectual property to any person (other than in the ordinary course of business);

•

sell, lease, license, encumber or otherwise dispose of any properties or assets material to Valens and its subsidiaries, taken as a whole, except for the sale, lease, license, or disposition in the ordinary course of business;

•	close any material facility or discontinue any material line of business or material business operations;

•	suffer any lien on or transfer (other than pursuant to non-exclusive licenses), let lapse, abandon or dispose of any material owned intellectual property; or

•	enter into any contract to take, or cause to be taken, any of the foregoing actions.

PTK and Valens have agreed that, unless otherwise contemplated under the Business Combination Agreement or any Ancillary Document or required by applicable law, and subject to certain disclosed exceptions, PTK will not take the following actions during the interim period from the date of the Business Combination Agreement through the earlier of the Closing or the valid termination of the Business Combination Agreement pursuant to its terms, among others, except as consented to in writing by Valens (such consent not to be unreasonably withheld, conditioned or delayed):

•	adopt any amendments, supplements, restatements or modifications to the Existing Warrant Agreement, the Trust Agreement or the governing documents of PTK;

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment (whether in cash, stock or property) in respect of, any equity securities of PTK or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of PTK;

•

(A) merge, consolidate, combine or amalgamate PTK with any person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

•	split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•	incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently, or otherwise) any indebtedness or other liability;

•	make any loans or advances to, or capital contributions to, or guarantees for the benefit of, or any investment in, any other person, other than to, of, or in, PTK;

•	issue any equity securities of PTK or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of PTK;

•

enter into, renew, modify or revise any PTK related-party transaction (or any contract or agreement that if entered into prior to the execution and delivery of the Business Combination Agreement would be a PTK related-party transaction);

•

engage in any activities or business, other than activities or business (i) in connection with or incident or related to PTK’s incorporation or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, the Business Combination Agreement, any Ancillary Document, the performance of covenants or agreements thereunder or the consummation of the Transactions or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature

•

except in the ordinary course of business, make, change or revoke any material election concerning taxes (including, for the avoidance of doubt, making any U.S. federal income tax entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) with respect to PTK), change or otherwise modify any material method of accounting as such relates to taxes, amend any material tax return, surrender any right to claim a material refund of taxes, enter into any tax closing agreement, settle any tax claim or assessment, change its jurisdiction of tax residence, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment;

•

enter into any settlement, conciliation or similar contract that would require any payment from the Trust Account or that would impose non-monetary obligations on PTK or any of its affiliates (or Valens or any of its subsidiaries after the Closing);

•

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving PTK;

•	change PTK’s methods of accounting in any material respect, other than changes that are made (i) in accordance with PCAOB standards or (ii) as required by any securities law or any order, directive,

guideline, recommendation, statement or guidance issued, passed, approved, published, promulgated or released by, the SEC, following reasonable prior consultation with Valens and, to the extent such change would adversely affect PTK’s ability to consummate the transactions contemplated by the Business Combination Agreement, delay the consummation of the transactions contemplated by the Business Combination Agreement or result in any material liability, subject to Valens’ prior written consent (not to be unreasonably withheld, conditioned or delayed);

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•

except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under, terminate (excluding any expiration in accordance with its terms) or fail to renew, any material contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material contract pursuant to its terms);

•

enter into or adopt any PTK benefit plan or any benefit or compensation plan, policy, program or arrangement that would be a PTK benefit plan if in effect as of the date of the Business Combination Agreement; or

•	enter into any contract to take, or cause to be taken, any of the foregoing actions.

The Business Combination Agreement also contains additional covenants of the parties, including, among other things:

•

notifying the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any Ancillary Document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•	keeping certain information confidential in accordance with the existing non-disclosure agreements; and

•	making relevant public announcements.

In addition, PTK and Valens agreed that PTK and Valens will prepare and mutually agree upon and Valens will file with the SEC, this proxy statement/prospectus on Form F-4 relating to the Business Combination.

Conditions to Closing of the Transactions

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or waiver, if permitted by applicable law, in writing by the party for whose benefit such condition exists, of the following conditions:

•	there shall not have been entered, enacted or promulgated any law or order enjoining or prohibiting the consummation of the Transactions;

•

this proxy statement/prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the proxy statement/prospectus shall have been issued by the SEC and remaining in effect with respect to this proxy statement/prospectus, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•	the requisite of approval of Valens’ preferred and ordinary shareholders shall have been obtained;

•	the requisite approval of PTK’s stockholders shall have been obtained;

•	PTK shall have at least $5,000,001 of net tangible assets remaining immediately prior to the Transactions (after taking into account any redemption requests by PTK stockholders);

•

Valens’ initial listing application with NYSE in connection with the Transactions having been approved and Valens not having received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time of the Business Combination and Valens’ shares (including, for the avoidance of doubt, the Valens ordinary shares to be issued pursuant to the Business Combination) having been approved for listing on NYSE, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders;

•	Valens’ board of directors shall consist of the number of directors, and be comprised of the individuals as set forth in the Business Combination Agreement; and

•	the filing and obtaining of certain notices and approvals to and by the Israeli Innovation Authority.

Other Conditions to the Obligations of PTK

The obligations of PTK to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or waiver, if permitted by applicable law, waiver by PTK of the following further conditions:

•

certain representations and warranties of Valens regarding the organization of Valens and its subsidiaries, the capitalization of Valens’ subsidiaries, the authority of Valens to, among other things, execute and deliver the Business Combination Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated thereby, the absence of certain changes and brokers’ fees being true and correct in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•

the representations and warranties set forth in Section 3.2(a) of the Business Combination Agreement regarding the capitalization of Valens being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of Valens set forth in Article III of the Business Combination Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Valens Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date, in which case such representation and warranty shall be true and correct in all respects), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Valens Material Adverse Effect;

•

Valens having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Closing;

•	since the date of the Business Combination Agreement, no Valens Material Adverse Effect has occurred that is continuing;

•

PTK having received a certificate executed by an authorized officer of Valens confirming that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) of the Business Combination Agreement have been satisfied;

•

PTK having received a certificate of the secretary or equivalent officer of each of the Company and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent body of each of the Company and Merger Sub authorizing the execution, delivery, and performance of the Business Combination Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transactions; and

•	each Ancillary Document (other than the Subscription Agreements) shall have been executed and delivered by the parties thereto (other than PTK and the Sponsor).

Other Conditions to the Obligations of the Valens Parties

The obligations of each of Valens and Merger Sub (together, the “Valens Parties”) to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or waiver, if permitted by applicable law, by the Valens Parties of the following further conditions:

•

certain representations and warranties regarding the organization and qualification of PTK, the authority of PTK to, among other things, execute and deliver the Business Combination Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated thereby, brokers’ fees and the absence of certain changes being true and correct, in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the representations and warranties set forth in Section 4.6(a) of the Business Combination Agreement regarding the capitalization of PTK being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of PTK set forth in Article IV of the Business Combination Agreement being true and correct (without giving effect to any limitation of “materiality” or “material adverse effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct in all respects, taken as a whole, does not cause a material adverse effect on PTK;

•	PTK having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement;

•

pursuant to the Business Combination Agreement, the Company shall not be obligated to consummate the Transactions unless such Transactions will yield to the Company at least $215,000,000 Aggregate Transaction Proceeds, before the payment of any Valens transaction expenses and PTK transaction expenses;

•

Valens having received a certificate of the secretary or equivalent officer of PTK certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of PTK authorizing the execution, delivery, and performance of the Business Combination Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors of PTK adopted in connection with the Transactions;

•

Valens having received a certificate executed by an authorized officer of PTK confirming that the conditions set forth in Section 6.3(a) and Section 6.3(b) of the Business Combination Agreement have been satisfied;

•	each Ancillary Document (other than the Subscription Agreements) shall have been executed and delivered by PTK and the Sponsor; and

•

Valens having received from the PIPE Investors and holders of PTK shares of common stock undertakings that Valens has reasonably determined to be required pursuant to the Encouragement of Research Development and Technological Innovation in the Industry Law, 5744-1984 and the rules and regulations promulgated thereunder.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•	by the mutual written consent of PTK and Valens;

•

by PTK, if any of the representations or warranties set forth in Article III of the Business Combination Agreement shall not be true and correct or if either Valens or Merger Sub has breached or failed to perform any covenant or agreement on the part of Valens set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) of the Business Combination Agreement could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the breaches or failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Valens by PTK, and (ii) November 30, 2021 (the “Termination Date”); provided, however, that PTK is not then in breach of the Business Combination Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) of the Business Combination Agreement from being satisfied; provided, further, that PTK may only terminate the Business Combination Agreement pursuant to a breach or failure to perform Valens’ obligations under Section 5.16(a) of the Business Combination Agreement before Valens delivers specified required financial Statements of Valens to PTK;

•

by Valens, if any of the representations or warranties set forth in Article IV of the Business Combination Agreement shall not be true and correct or if PTK has breached or failed to perform any covenant or agreement on the part of PTK set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) of the Business Combination Agreement could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the breaches or failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to PTK by Valens and (ii) the Termination Date; provided, however, neither Valens nor Merger Sub is then in breach of the Business Combination Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) of the Business Combination Agreement from being satisfied;

•

by either PTK or Valens, if the transactions contemplated by the Business Combination Agreement shall not have been consummated on or prior to the Termination Date; provided, that (i) the right to terminate the Business Combination Agreement pursuant to this paragraph shall not be available to PTK if PTK’s breach of any of its covenants or obligations under the Business Combination Agreement shall have proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement on or before the Termination Date, and (ii) the right to terminate the Business Combination Agreement pursuant to this paragraph shall not be available to Valens if either Valens or Merger Sub breach of its covenants or obligations under the Business Combination Agreement shall have proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement on or before the Termination Date;

•

by either PTK or Valens, if any governmental entity shall have issued an order, promulgated a law or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable; provided, that (i) the right to terminate the Business Combination Agreement pursuant to this paragraph shall not be available to PTK if (A) PTK’s failure to fulfill any obligation under the Business Combination Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) PTK is in material breach of its obligations under the Business Combination Agreement on such date and (ii) the right to terminate the Business Combination Agreement pursuant to this paragraph shall not be available to Valens if (A) Valens’ or Merger Sub’s failure to fulfill any obligation under the Business Combination Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on before such date or (B) Valens is in material breach of its obligations under the Business Combination Agreement on such date;

•

by either PTK or Valens if PTK’s stockholders meeting has been held (including any adjournment thereof), has concluded, PTK’s stockholders have duly voted and the required approvals of PTK’s stockholders was not obtained;

•

by Valens, if: (i) at any time before PTK’s stockholders shall have duly voted at PTK’s stockholder meeting, if the PTK’s stockholders shall have not duly voted at PTK’s stockholder meeting that shall have been held and concluded within the later of: (A) thirty (30) business days after the date that the SEC declares this proxy statement/prospectus effective; and (B) a specified date; or (ii) at any time before the required PTK stockholder approval is obtained, if the PTK stockholder approval shall have not been obtained within the later of: (A) thirty (30) business days after the date that the SEC declares this proxy statement/prospectus effective; and (B) a specified date;

•

by Valens if, prior to obtaining the required PTK stockholder approval, PTK’s board of directors (i) shall have changed its recommendation to PTK’s stockholders to vote in favor of the Business Combination Agreement and the transactions contemplated thereby or (ii) shall have failed to include such recommendation in this proxy statement/prospectus; or

•

by PTK if: (i) at any time before the Valens shareholders shall have duly voted at a Valens shareholder meeting, if the Valens shareholders shall have not duly voted at a Valens shareholder meeting that shall have been held (including any adjournment thereof) and concluded within eighteen (18) calendar days after the date that the SEC declares this proxy statement/prospectus effective; or (ii) at any time before each of the required Valens preferred shareholder approval and the required Valens company shareholder approval are obtained, if either the Valens preferred shareholder approval or the Valens shareholder approval shall have not been obtained within eighteen (18) calendar days after the date that the SEC declares this proxy statement/prospectus effective.

Fees and Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the Ancillary Documents, and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that (i) if the Business Combination Agreement is terminated in accordance with its terms, Valens shall pay, or cause to be paid, all unpaid Valens expenses and PTK shall pay, or cause to be paid, all unpaid PTK expenses and (ii) if the Closing occurs, then Valens shall pay, or cause to be paid, all unpaid Valens expenses and all unpaid PTK expenses.

Amendments

The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties thereto in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement.

Governing Law

The Business Combination Agreement, and all claims or causes of action based upon, arising out of, or related to the Business Combination Agreement or the Transactions, is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

AGREEMENTS ENTERED INTO IN CONNECTION WITH THE BUSINESS COMBINATION AGREEMENT

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, Valens entered into the Subscription Agreements with certain parties subscribing for Valens ordinary shares, pursuant to which the PIPE Investors have agreed to subscribe for and purchase from Valens, and Valens has agreed to sell to the PIPE Investors, an aggregate of 12,500,000 Valens ordinary shares at a purchase price of $10.00 per share, for an aggregate purchase price of $125.0 million, which price per share and aggregate purchase price assume that Valens has effected the Stock Split prior to the Effective Time. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, the consummation of the transactions contemplated by the Business Combination Agreement.

The Subscription Agreements provide that Valens is required to file with the SEC, within thirty (30) calendar days after the Closing, a registration statement registering the resale of the shares of Valens ordinary shares to be issued to any such investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Valens that it will “review” such registration statement) following the Closing and (ii) the 10th business day after the date Valens is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

Company Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, holders of a majority of Valens’ outstanding shares and at least 65% of Valens’ outstanding preferred shares entered into agreements (the “Transaction Support Agreements”) pursuant to which they agreed with PTK and Valens, to (i) appear at a shareholder meeting called by Valens for the purpose of approving the Business Combination and other transactions contemplated by the Business Combination, for the purpose of establishing a quorum, (ii) execute a written consent in favor of the Business Combination and against all other action that would reasonably be expected to materially impede the Business Combination, (iii) not to solicit, initiate, encourage, or facilitate certain alternate business combinations, (iv) vote, consent or approve any other consent or other approval that may be required under Valens’ governing documents or otherwise sought in furtherance of the transactions contemplated by the Business Combination, and (v) not to transfer, assign, or sell their respective shares, except to certain permitted transferees, prior to the consummation of the Transactions.

Investors’ Rights Agreement

Concurrently with the execution of the Business Combination Agreement, Valens, the Sponsor and certain securityholders of Valens entered into the Investors’ Rights Agreement pursuant to which, following completion of the Transactions, Valens agreed to register for resale upon demand certain Valens ordinary shares that are held by the parties thereto from time to time. In certain circumstances, various parties to the Investors’ Rights Agreement will also be entitled to customary piggyback registration rights, in each case subject to certain limitations set forth in the Investors’ Rights Agreement. In addition, the Investors’ Rights Agreement provides that Valens will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Investors’ Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to Valens securities, and all such prior agreements shall be terminated.

Additionally, under the Investors’ Rights Agreement, each of the securityholders of Valens party thereto (other than the Sponsor) have agreed not to transfer its Valens ordinary shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing for a period of one hundred eighty (180) days thereafter. The Sponsor has agreed not to transfer the Sponsor Lock-Up Shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing until the earlier of (i) one hundred eighty (180) days thereafter and (ii) when Valens completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all Valens shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Separately, the articles of association of Valens will be amended and restated as of the consummation of the Business Combination. Pursuant to such amendment, each securityholder of Valens as of immediately prior to such amendment will be restricted from transferring its Valens ordinary shares, except to certain permitted transferees, beginning on the date of such amendment and continuing for a period of one hundred eighty (180) days thereafter.

Valens Warrant Agreement

Upon the closing of the Business Combination, Valens, PTK and Continental will enter into the Valens Warrant Agreement. Such agreement will amend and restate the Existing Warrant Agreement to provide for the assignment by PTK of all its rights, title and interest in the outstanding warrants of PTK to Valens and to amend the terms of the private placement warrants such that they remain, following the consummation of the Transactions contemplated by the Business Combination Agreement, exercisable on a cashless basis at any time at the holder’s option and are not redeemable, regardless of the holder’s identity. Pursuant to the Valens Warrant Agreement, all PTK warrants under the Existing Warrant Agreement will no longer be exercisable for shares of PTK Common Stock, but instead will be exercisable for Valens ordinary shares.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into a letter agreement (the “Sponsor Support Agreement”) in favor of Valens and PTK, pursuant to which it has agreed to (i) vote all shares of common stock of PTK beneficially owned by it in favor of the Business Combination and each other proposal related to the Business Combination proposed by the PTK board of directors at the meeting of PTK shareholders called to approve the Business Combination, (ii) appear at such shareholder meeting for the purpose of establishing a quorum, (iii) vote all such shares against any action that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the Business Combination or any of the other transactions contemplated by the Business Combination Agreement, and (iv) not to transfer, assign, or sell such shares, except to certain permitted transferees, prior to the consummation of the Transactions. Additionally, pursuant to an existing letter agreement between the Sponsor and PTK, the Sponsor has agreed not to redeem any shares of common stock of PTK in connection with the Business Combination.

Pursuant to the terms of the Sponsor Support Agreement, the Sponsor agreed, with respect to the ordinary shares of Valens to be received by it in connection with the Business Combination, not to transfer:

•

287,500 of such shares (the “Initial Earnout Shares”) until the date on which the closing price of the ordinary shares exceeds $12.00 per share for any 20 trading days within any 30-day trading period commencing after the Closing, subject to forfeiture if such price target is not satisfied within three years following the Closing;

•

359,375 of such shares (the “Secondary Earnout Shares”) until the date on which the closing price of the ordinary shares exceeds $12.50 per share for any 20 trading days within any 30-day trading period commencing after the Closing, subject to forfeiture if such price target is not satisfied within three years following the Closing; and

•	359,375 of such shares (the “Tertiary Earnout Shares” and together with the Initial Earnout Shares and the Secondary Earnout Shares, the “Earnout Shares”) until the date on which the closing price of the ordinary shares exceeds $15.00 per share for any 20 trading days within any 30-day trading period commencing after the Closing, subject to forfeiture if such price target is not satisfied within four years following the Closing.

In the event of a Valens change in control transaction within three years following the Closing, fifty percent of the Earnout Shares not earlier released will be released from such transfer restrictions if the effective price per share to be received by Valens shareholders in such change in control transaction is at least $11.25 per share.

In the event of a Valens change in control transaction within four years following the Closing, one hundred percent of the Earnout Shares not earlier released will be released from such transfer restrictions if the effective price per share to be received by Valens shareholders in such change in control transaction is at least $12.50 per share.

In addition, pursuant to the terms of the Sponsor Support Agreement, the Sponsor agreed to cancel 740,000 warrants to purchase an aggregate of 370,000 shares of Valens ordinary shares effective as of the Closing.

INFORMATION ABOUT THE COMPANIES

PTK Acquisition Corp.

PTK was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. PTK was incorporated under the laws of the State of Delaware on August 19, 2019.

On July 15, 2020, PTK consummated the PTK IPO of 11,500,000 units, with each unit consisting of one share of PTK Common Stock and one-half of one redeemable warrant, with each whole warrant entitling the holder to purchase one-half share of PTK Common Stock at a price of $11.50 per whole share, exercisable on the later of (i) the completion of an initial business combination and (ii) 12 months from the PTK IPO. The units from the PTK IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $115,000,000. Simultaneously with the closing of the PTK IPO, the Company consummated the sale of 6,800,000 private placement warrants at a price of $0.50 per private placement warrant in a private placement to the Sponsor, generating gross proceeds of $3,400,000. A total of $115,000,000 of the net proceeds of these offerings was deposited into the Trust Account, net of underwriting discounts and commissions and other costs and expenses, which became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of the record date, there was approximately $ held in the Trust Account.

The PTK IPO was conducted pursuant to a registration statement on Form S-1 (Registration No. 333-239149) that became effective on July 13, 2020. PTK’s units, the PTK Common Stock and the PTK warrants are listed on the NYSE Capital Market under the symbols PTK.U, PTK and PTK WS, respectively.

The mailing address of PTK’s principal executive office is 4601 Wilshire Boulevard, Suite 240, Los Angeles, California 90010, and its telephone number is (213) 625-8886. After the consummation of the Business Combination, PTK’s principal executive office will be that of Valens.

Valens Semiconductor Ltd.

Valens is a leading provider of semiconductor products, pushing the boundaries of connectivity by enabling long-reach, high-speed video and data transmission for the professional audio-video and automotive industries. Valens’ Emmy® award-winning HDBaseT technology is the leading standard in the professional audio-video market, with tens of millions of Valens chipsets integrated into thousands of HDBaseT-enabled products. Valens technology for Automotive is a key enabler of the evolution of autonomous driving, providing chipsets that support Advanced Driver-Assistance Systems (“ADAS”), Automated Driving Systems (“ADS”), infotainment, telecommunications and basic connectivity. Valens’ underlying technology has been selected by the MIPI Alliance as the basis for the new standard for high-speed automotive video connectivity.

The mailing address of Valens’ principal executive office is 8 Hanagar St. POB 7152, Hod Hasharon 4501309, Israel and its telephone number is +(972) 9-762-6900.

Merger Sub

Valens Merger Sub, Inc. is a newly formed Delaware corporation and a wholly owned subsidiary of Valens. Merger Sub was formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Valens.

PTK’S BUSINESS

Introduction

PTK was incorporated on August 19, 2019 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. PTK’s efforts to identify a prospective target business were not limited to any particular industry or geographic region, although it initially focused its search for target businesses on software companies, especially those targeting enterprise vertical sectors owned by private equity and venture capital firms as well as corporate carve-outs. Prior to executing the Business Combination Agreement, PTK’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering and Simultaneous Private Placement

On July 15, 2020, PTK consummated the PTK IPO of 11,500,000 units, which included the full exercise by the underwriters of the over-allotment option. The units sold in the PTK IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $115,000,000. Chardan Capital Markets, LLC acted as sole book-running manager. The PTK IPO was conducted pursuant to a registration statement on Form S-1 (Registration No. 333-239149) that became effective on July 13, 2020.

Simultaneously with the consummation of the PTK IPO, PTK consummated the private placement of an aggregate of 6,800,000 warrants at a price of $0.50 per private placement warrant, generating total proceed of $3,400,000. The issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. If PTK does not complete a business combination by January 15, 2022, the private placement warrants will expire worthless. Upon the consummation of the PTK IPO, 600,000 additional private placement warrants were issued to the Sponsor as a result of the conversion of a promissory note.

The private placement units and private placement warrants are identical to the units and warrants underlying the units sold in the PTK IPO, except that the private placement warrants are not transferable, assignable or salable until the later of (i) the completion of an initial business combination and (ii) 12 months from the PTK IPO.

Of the gross proceeds received from the PTK IPO, including the underwriter’s exercise of the over-allotment option in full, and the sale of private securities, $115,000,000 was placed in the Trust Account.

PTK may withdraw from the Trust Account interest earned on the funds held therein necessary to pay its income taxes, if any. Except as described in the prospectus for the PTK IPO and described in the subsection below entitled “PTK’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and PTK’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period.

The remaining proceeds from the PTK IPO and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Fair Market Value of Target Business

The target business or businesses that PTK acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable) at the time of the execution of a definitive agreement for its initial business combination, although PTK may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. PTK’s board of directors determined that this test was met in connection with the proposed business combination with Valens as described in the section entitled “Proposal One — The Business Combination Proposal — Satisfaction of 80% Test” above.

Stockholder Approval of Business Combination

Under the PTK Charter, PTK must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to have their public shares converted into cash, regardless of whether they vote for or against the proposed Business Combination or do not vote at all, subject to the limitations described in the prospectus for the PTK IPO. Accordingly, in connection with the Business Combination, the PTK public stockholders may seek to have their public shares redeemed for cash in accordance with the procedures set forth in this proxy statement/prospectus. See ”Special Meeting of PTK Stockholders — Conversion Rights.”

Voting in Connection with the Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, the Sponsor has agreed to vote its PTK shares in favor of such proposed Business Combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding PTK or its securities, the PTK officers and directors, Valens shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the special meeting to approve the Business Combination Proposal vote in its favor and that the conditions to the closing of the Business Combination otherwise will be met, where it appears that such requirements or conditions would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, include arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares for nominal value.

Entering into any such arrangements may have a depressive effect on the shares of PTK Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and the other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Business Combination are met.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. PTK will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the

Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Liquidation if No Business Combination

Under the PTK Charter, if PTK does not complete the Business Combination with Valens or another initial business combination by January 15, 2022 (or such later date as may be approved by PTK’s stockholders in an amendment to the PTK Charter), PTK will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PTK to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding PTK public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PTK’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to PTK’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the PTK warrants will expire. Holders of warrants will receive nothing upon a liquidation and the warrants will be worthless.

The Sponsor has agreed to waive its rights to participate in any distribution from the Trust Account or other assets with respect to the shares held by them prior to the PTK IPO. There will be no distribution from the Trust Account with respect to the PTK warrants, which will expire worthless if PTK is liquidated.

The proceeds deposited in the Trust Account could, however, become subject to the claims of PTK’s creditors which would be prior to the claims of the PTK public stockholders. Although PTK has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses PTK has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, and although PTK will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. The Sponsor has agreed that it will be liable under certain circumstances to pay debts and obligations to target businesses or vendors or other entities that are owed money by PTK for services rendered or contracted for or products sold to it, but PTK cannot ensure that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally, there are two exceptions to the Sponsor’s indemnity: the Sponsor will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with PTK waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims under the indemnity with the underwriter of the PTK IPO against certain liabilities, including liabilities under the Securities Act. Moreover, the Sponsor will not be liable to the PTK public stockholders and instead will only have liability to PTK. Furthermore, PTK has not asked the Sponsor to reserve for such indemnification obligations, nor has PTK independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations; therefore, the Sponsor may not be able to satisfy its indemnification obligations if it is required to as the Sponsor’s only assets are securities of PTK and PTK has not taken any further steps to ensure that the Sponsor will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if PTK is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in PTK’s bankruptcy estate and subject to the claims of third parties with priority over the claims of PTK’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, PTK cannot assure you it will be able to return to the PTK public stockholders at least approximately $10.00 per share. PTK’s public stockholders are entitled to receive funds from the Trust Account only in the event of its failure to complete a business combination within the required time period or if the stockholders properly seek to have PTK redeem their respective shares for cash upon a business combination which is actually completed by PTK. In no other circumstances does a stockholder have any right or interest of any kind to or in the Trust Account. None of the PTK officers or directors will indemnify PTK for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If PTK is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by PTK’s stockholders. Because PTK intends to distribute the proceeds held in the Trust Account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, by paying public stockholders from the Trust Account prior to addressing the claims of creditors, PTK’s board of directors may be viewed as having breached its fiduciary duty to PTK’s creditors and/or may be viewed as having acted in bad faith, which may subject PTK and Valens to claims of punitive damages. PTK cannot assure you that such claims will not be brought against it.

PTK will pay the costs of any subsequent liquidation from its remaining assets outside of the Trust Account plus the up to $100,000 of interest earned on the funds in the Trust Account that PTK may use for liquidation and dissolution expenses.

Employees

As of the date of the signing of the Business Combination Agreement, PTK has three executive officers and two employees. These individuals are not obligated to devote any specific number of hours to PTK’s matters and devote only as much time as they deem necessary to its affairs.

Facilities

Upon the closing of the Business Combination, the principal executive offices of PTK will be those of Valens.

Directors and Executive Officers

PTK’s current directors and executive officers are as follows:

Name	Age	Position
Peter Kuo	48	Chief Executive Officer and Director
Timothy Chen	45	Chief Financial Officer and Director
Ker Zhang	57	Secretary and Director
Charles Huang	50	Independent Director
John Hui	64	Independent Director
Dr. Walden C. Rhines	72	Independent Director

Peter Kuo serves as PTK’s Chief Executive Officer and Director. Mr. Kuo has served as a co-founding partner of Canyon Bridge Capital Partners, a private equity firm, since April 2017. Mr. Kuo was a Managing Director at Lazard Limited, where he advised clients on strategic M&A from June 2011 until March 2018. Mr. Kuo was a Managing Director at Cowen Inc. from March 2010 until May 2011 and Susquehanna International Group from June 2005 until December 2010. A Fulbright Scholar, Peter holds a JD from Harvard Law School and a BS in Foreign Service from Georgetown University.

Timothy Chen serves as PTK’s Chief Financial Officer and Director. Since February 1997 Mr. Chen has held numerous position with VIA Technologies, Inc., a leading innovator of PC silicon and platform technologies. Since February 2010, Mr. Chen has served as the Head of Global Sales & Marketing at VIA Technologies, Inc. Since February 2017 Mr. Chen has also served as the Chief Executive Officer of VIA China, a wholly owned subsidiary of VIA Technologies, Inc. Mr. Chen is also a World Economic Forum Young Global Leader and a Fellow of the China Fellowship Program and member of the Aspen Global Leadership Networks. Mr. Chen holds a B.S. in Industrial Engineering from the University of California at Berkley. Mr. Chen is also involved in social ventures, social media, premium content providers, hardware companies at the semiconductor & system level.

Ker Zhang serves as PTK’s Secretary and Director. Mr. Zhang has been an entrepreneur in residence at Kleiner Perkins since February 2018. Mr. Zhang was Vice President and General Manager of CDMA Product and Development of Intel Corporation from October 2015 until February 2018. Mr. Zhang was Chief Executive Officer of VIA Telecom from April 2002 until it was acquired by Intel Corporation in October 2015. Mr. Zhang has been the Executive Chairman of privately-held Crossbar, Inc., since March 2019. Mr. Zhang earned his M.S. in Physics from the University of Massachusetts and his Ph.D. in Electrical Engineering from Worcester Polytechnic Institute.

Charles Huang serves as a Director of PTK. Mr. Huang has served as Chief Executive Officer of Indigo 7 Limited since February 2014. Since March 2011 Mr. Huang has also served as a co-founder of Blue Goji Corp, a maker of games and controllers. Prior to Blue Goji, Mr. Hui was Co-founder of American electronic entertainment company RedOctane, where he was the co-developer of the video game Guitar Hero. Mr. Huang holds a BA in Economics and Asian Studies from the University of California at Berkley.

John Hui serves as a Director of PTK. Mr. Hui has served as Chief Strategy Officer of Foxconn since September 2010. Mr. Hui has also served as the Chief Executive Officer of Joui International since January 2015. Mr. Hui served as Chairman of the Board Of Directors of privately-held Smart Technologies from October 2016 until December 2018. Mr. Hui also served as the Chief Executive Officer of InFocus from September 2009 until June 2016. Mr. Hui holds a B.Sc. in Business from State University of New York at Buffalo and a Master of Business Administration from McMaster University.

Dr. Walden C. Rhines serves as a Director of PTK. From 1995 until 2015, he served as a director of TriQuint. He is CEO Emeritus of Mentor, a Siemens Business and an electronic design automation company, having previously served as President and Chief Executive Officer of Mentor from its acquisition by Siemens Industry, Inc. in March 2017 until October 2018. He previously served as Chief Executive Officer of Mentor Graphics Corporation from 1993 and chairman of its board of directors from 2000 until the acquisition of Mentor Graphics by Siemens in 2017. Prior to joining Mentor Graphics, he spent 21 years at Texas Instruments, a semiconductor manufacturer, with his most recent position as the Executive Vice President of its Semiconductor Group with responsibility for its worldwide semiconductor business. Dr. Rhines also served as a director of Cirrus Logic, Inc., a semiconductor company, from 1995 to 2009, is a member of the board of Electronic System Design Alliance, a trade association for electronic design companies, and serves on the board of Semiconductor Research Corporation, a technology research consortium, and as a consultant to the Defense Advanced Research Projects Agency (DARPA), a research investment arm of the U.S. government. Dr. Rhines brings to the Board and its committees over 45 years of experience in the semiconductor industry, including substantial operating experience and management expertise as a CEO of a publicly traded technology company.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against PTK, and PTK has not been subject to any such proceeding in the 10 years preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

PTK has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. PTK has filed with the SEC its Annual Report on Form 10-K/A for the year ended December 31, 2020, as restated, and its Quarterly Report on Form 10-Q for the three months ended March 31, 2021.

VALENS’ BUSINESS

The following summary highlights selected information about our company and this offering that is included elsewhere in this proxy statement/prospectus in greater detail. It does not contain all of the information you should consider before voting on the Merger or deciding to invest in our ordinary shares. Before investing in our ordinary shares, you should read this entire proxy statement/prospectus carefully, including the information presented under the headings “Risk Factors,” “Valens’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto.

In this proxy statement/prospectus, unless we indicate otherwise or the context requires, “Valens,” “the company,” “our company,” “the registrant,” “we,” “our,” “ours” and “us” refer to Valens Semiconductor Ltd. and its consolidated subsidiaries.

Our Mission

Our mission is to be a leading global provider of semiconductor solutions that power high-speed connectivity over simple wiring infrastructure, enabling cutting-edge innovation in the audio-video, automotive, and other adjacent markets.

Our Company

Valens is a leading provider of semiconductor products, pushing the boundaries of connectivity by enabling long-reach, high-speed video and data transmission for the professional audio-video and automotive industries. Valens’ Emmy® award-winning HDBaseT technology is the leading standard in the professional audio-video market, with tens of millions of Valens chipsets integrated into thousands of HDBaseT-enabled products. Valens technology for Automotive is a key enabler of the evolution of autonomous driving, providing chipsets that support Advanced Driver-Assistance Systems (“ADAS”), Automated Driving Systems (“ADS”), infotainment, telecommunications and basic connectivity. Valens’ underlying technology has been selected by the MIPI Alliance as the basis for the new standard for high-speed automotive video connectivity.

Audio Video

Valens set the standard for long-range connectivity in the audio-video market. The company’s HDBaseT technology, supports the digitization of wired connectivity and is used by key leading audio-video product manufacturers, including EPSON, LG, Panasonic, Samsung, Sony, Harman, Crestron, Extron, Logitech, and many more. These companies have created thousands of electronic devices that embed Valens’ HDBaseT technology as part of their connectivity solution.

HDBaseT enables the simultaneous delivery of ultra-high-definition digital video and audio, Ethernet, USB, control signals, and power, all through a single low cost, long-reach cable. HDBaseT technology is a hardware-based solution, with no high-level software dependency, enabling true plug-and-play digital connectivity between ultra-HD video sources and remote displays, such as high-resolution projectors and displays.

As the market leader in long-range connectivity in audio-video, Valens is well positioned to capitalize on the market’s growth, which has accelerated recently due to COVID-19. When Work from Home (“WFH”) became the new normal, demand for video conferencing surged, leading to a significant uptick in demand for HDBaseT solutions. As the world starts to adapt to a hybrid “new normal” that comprises both WFH and the office, we expect demand for Valens solutions to continue to grow. This view is based on an increasing need for huddle rooms, hybrid education and remote healthcare. Valens’ audio-video solutions can be deployed wherever long distance high-definition video systems are required, for time sensitive applications that require zero latency (a few micro-seconds of latency are commonly perceived in the industry as “zero-latency”), with applications spanning the medical, education and industrial sectors.

Automotive

After setting the standard in the audio-video market, Valens has positioned itself to do the same in the much larger automotive market. The MIPI Alliance - the standardization body controlling important connectivity streams widely used by carmakers around the world – recently announced a new standard governing automotive connectivity, called MIPI A-PHYSM, which is fundamentally based on Valens technology.

MIPI A-PHY is already gaining momentum within the automotive industry. The IEEE Standards Association has signed an agreement to facilitate the adoption of A-PHY as an IEEE standard, and leading System on Chip (SoC) and camera sensor vendors such as Sony and Mobileye have stated that they will integrate A-PHY into their products going forward. Companies that participated in the development of MIPI A-PHY standard include Intel, ON Semiconductor, Qualcomm, Bosch, Toshiba, and ST.

Valens will be the first to market with A-PHY compliant chipsets later this year. Valens provides one of the safest, most resilient, ultra-high-speed in-vehicle connectivity solutions, all transmitted through standard, simple, low-cost, low-weight wires and connectors, enabling advanced electronics architecture in cars. Valens’ superior physical layer (“PHY”) technology enables powerful bandwidth over long-reach and low-cost infrastructure, while maintaining error-free links (MIPI A-PHY targets worst case Packet Error Rate (“PER”) of 1E-19 (10-19) which translates to mean-time between packet errors of 2.5 trillion (2.512) seconds for a 16Gbps link) and enhanced electromagnetic compatibility (“EMC”) performance, hence providing the safety and resilience required to handle the harsh automotive environment.

The Valens solution is scalable, allowing it to support the evolution of car architecture and the growing need for in-vehicle high-speed connectivity. Valens chipsets address the needs of the increasingly interconnected vehicle computer systems, such as ADAS, ADS, infotainment and telecommunications.

Demand for a global standard for ultra-high-speed in-vehicle connectivity is accelerating. As the automotive industry continues to move towards the next stages in the evolution of autonomous driving by integrating more cameras, LIDARs, radars, and other sensors for safety applications, the amount of data being generated within the car is rising exponentially. This requires a reliable, high-speed connectivity solution. Valens chipsets will allow original equipment manufacturers (“OEMs”) to transmit data at multi-gigabit bandwidth over error-free links with near zero latency, all with the estimated lowest total system cost. Our technology connects mission-critical safety sensors and monitors to effectively transform vehicles into “data centers on wheels” and to uphold high levels of passenger safety.

Valens has made significant inroads in the automotive market. Its high-speed symmetric connectivity solution is the only multi-gigabit connectivity solution over Unshielded Twisted Pair (“UTP”) wiring that is currently deployed in vehicle, supporting the aggregation of multiple interfaces for feature-rich infotainment and telecommunications systems. Valens partnered with Daimler to power newer-model Mercedes-Benz’s infotainment systems, and both companies are planning on taking advantage of the joint collaboration to empower future cars with unique connectivity solutions.

Our Market Opportunity – Audio Video

As an established player in the audio-video space, we believe we are well positioned to take advantage of positive trends in the market. Our growth strategy includes increasing our market share with existing audio-video clients, leveraging new opportunities resulting from COVID-19, and expanding our available market by addressing key growth opportunities in adjacent verticals. We also plan to utilize products from the Automotive business unit in the audio-video market, including our first-generation VA6000 family chipsets and our second-generation MIPI A-PHY-compliant VA7000 family chipsets.

The audio-video market has been growing steadily year over year, and Valens has maintained its leadership position for long-reach connectivity. As a market leader, we have established tight relationships and customer loyalty with the audio-video industry’s key companies. We expect this will allow Valens to maintain its lead on the technological and business front and help us to continue to grow in the professional audio-video (“ProAV”) market.

COVID-19 has created significant business potential for Valens in the audio-video market and we expect to grow our audio-video business in the future. With the growing need for social distancing, video conferencing has become the “new normal” in many aspects of our lives, including in huddle rooms, home offices, hybrid education, remote healthcare, and more. This has driven increased demand for high-resolution cameras, multiple displays, and huddle room audio-video accessories. Valens chipsets, which support zero-latency extension of audio and video, as well as USB, power and control signals embedded in our products, all enable enhanced and seamless user experiences, bringing clear value to this new “hybrid” environment.

In addition to the growing opportunity in ProAV, Valens is developing new markets for its audio-video solutions. The company has gained strong footholds in industrial, medical imaging and transportation, each of which require long-reach, high-resolution, zero-latency video connectivity while using simple, standard, low-cost cables. These industries are themselves growing, and present new avenues for Valens to add and capture value:

1.

Industrial: Valens is a key supplier for five of the leading industrial PC manufacturers. Industrial PCs (“IPCs”) are ruggedized devices mostly used in industrial settings, such as manufacturing plants, production lines, and factory sites. These are usually loud, hot, dusty environments, with high vibration and/or electromagnetic interferences. As such, IPCs must perform at a higher level in terms of reliability, interoperability, robustness and usage patterns. Valens chipsets are an ideal solution for factory floors where there is a need for real-time, long-distance connectivity from nodes to a central office. We believe there is also room for growth in this segment as smart factories, also called Industry 4.0, increasingly rely on camera, sensors and computer vision systems. Valens’ audio-video business unit plans to leverage the VA70XX VA7000 automotive product family to introduce a unique offering to the industrial segment that will enable machine vision-driven applications

2.

Medical: Valens is a key supplier for three of the leading medical imaging manufacturers, and its solutions have been integrated in diagnostic equipment, assisted surgical equipment, ventilation machines, and operating room video distribution. The technological overhaul taking place in operating rooms, hospitals, and medical centers is reliant on the highest possible video quality for the most accurate representation of patient conditions. The industry is therefore introducing a growing number of high-quality, zero latency, high resolution camera sensors. In addition, we see a growing need for mobile medical equipment that requires simple wiring infrastructure. Valens delivers high throughput connectivity, addressing the requirements of the medical industry with a one-cable solution for long-distance, high bandwidth transmission.

3.

Transportation: Valens is a supplier for two of the leading manufacturers in the public transportation space, focusing on two key applications – digital signage and passenger infotainment. Proper connectivity in public transportation is a must to deliver the ultimate ride experience, optimizing the delivery of content in trains, buses, airplanes, and in train platforms and bus stations. The transportation industry has a number of special requirements for connectivity, including limited space for cabling, long distance transmissions, a large number of systems and devices that require connection, power sourcing, and more. There has also been a push in U.S. cities to allow commercial advertising on public buses; COVID-19 has forced governments to implement new ways to convey public safety information to the public through signage. Valens offers the optimal solution for several applications in the public transportation sector, providing the necessary infrastructure for high-quality entertainment, while ensuring stable and secure connectivity. Valens’ technology enables in-seat connectivity, including USB support for streaming and device charging. The technology’s ability to converge different interfaces and transmit high bandwidth over a single twisted pair cable translates into an overall lower total system cost. The technology also consumes less energy due to lower cabling weight, which has positive environmental impacts.

Valens intends to continue to invest in research and development, sales, and marketing to further address these opportunities.

Our Market Opportunity – Automotive

Within the automotive market, we believe there are several large potential growth opportunities mainly in ADAS and autonomous vehicle applications. ADAS features are considered some of the most desirable in modern vehicles and are already being adopted in vehicles worldwide. Industry experts expect the adoption of ADAS features to continue to increase over time. ADAS is a precursor to fully autonomous vehicles, and as ADAS features become more sophisticated and adoption increases, demand for our products is expected to expand into new applications. Our products play a key role in ADAS and other autonomous vehicle applications by enhancing a vehicle’s ability to send large amounts of data quickly, reliably, and with fewer wires than existing solutions.

The use of an increasing number of sensors, such as cameras, radars, LIDARs, and high-resolution displays in the vehicle is driving an urgent need for high-speed data processing capabilities, as can be seen in the below table: computing data generated by sensors in cars. The amount of data being captured and processed throughout the vehicle has resulted in enormous – and rising – bandwidth requirements. This will drive the need for a robust networking solution to support the significantly increased amount of data required to be processed within the car. In addition, the deployment of new electronic components and high-resolution displays cannot come at the expense of a more complicated car architecture because cost, weight and lack of physical space are already pushing the auto manufacturers to their limits, as existing car architectures lack the capacity to add more cables, connectors and devices.

Computing data generated by sensors in cars

Sensor	Data		Data (lh)		Bandwidth
	Low	High	Low	High	Low	High
ADAS camera	98MB/s	98MB/s	352GB	352GB	780Mbps	780Mbps
Viewing camera	20MB/s	40MB/s	72GB	144GB	160Mbps	320Mbps
Radar	10kB/s	100kB/s	36MB	360MB	80kbps	800kbps
LiDAR	10MB/s	70MB/s	36GB	252GB	80Mbps	560Mbps
US Sonar	10kB/s	100kB/s	36MB	360MB	80kbps	800kbps
GPS	50kB/s	50kB/s	180MB	180MB	400kbps	400kbps
Total		Total (lh)	460GB	748GB	1,020Mbps	1,660Mbps

Most of the data generated comes from cameras and in particular the multi-purpose ADAS camera, generating 352Gbps in 1 hour, according to YOLE

As more ADAS systems are deployed in cars with the eventual goal of enabling autonomous driving, high-speed and error-free links with zero latency will be of the utmost importance. The need for even greater passenger safety remains a top priority for OEMs. This is driving the trend for integrating more ADAS systems in each vehicle, increasing the number and different types of sensors (cameras, radars and LIDARs), high-resolution displays and other high-speed connections that are all required to ensure safety in ADAS and autonomous cars. Valens’ connectivity technology is completely agnostic to the types of sensors being deployed in the car since they all require long-reach, reliable, high-speed connectivity and, more importantly, zero latency, in order to detect and act upon safety events within milliseconds.

Finally, the strong market trend toward cars becoming “data centers on wheels” and keeping them seamlessly connected requires widespread adoption of 4G, 5G, V2X and WiFi modems, to support a new level of user-experience and comfort for the end customers. OEMs are trying to differentiate themselves through advanced personalization, including by integrating more displays and fewer buttons, advanced user interfaces, interior monitoring cameras and customized applications. These developments have led to an automotive cockpit that can be as much an entertainment zone as a driving space. The increased number of displays, along with their increased average size, creates strong demand for even higher bandwidth video links. The high-speed modems that utilize 4G, 5G and WiFi integrated into their telecommunication units (“TCUs”) require high-bandwidth data links for the backbone network connecting all cockpit and infotainment elements.

Valens estimates, based on several research reports, that the global automotive semiconductor market is expected to grow from $45 billion in 2021 to an estimated $68 billion by 2026, representing a CAGR of approximately 8% and the main driver for this growth is the deployment of connectivity solutions. The target market for our automotive connectivity products is likely to increase even faster over the same timeframe. Specifically, it is our estimation that Valens’ target markets are expected to grow from approximately $2 billion in 2021 to approximately $8 billion in 2026, representing a CAGR of 35%.

We believe we can provide the automotive OEMs with a smart high-speed connectivity solution that will result in lower total system cost, reduced complexity and lower power consumption, which are critical factors for all vehicles, but particularly electric vehicles. This is primarily because our current and future products provide: 1) very high bandwidth over simple, unshielded wiring infrastructure, and 2) increased link resilience with built-in diagnostic and analytic capabilities.

In 2020, approximately 96% of our revenue was derived from our audio-video segment; however, over time our automotive segment is expected to represent an increasingly large percentage of our revenue and be a key driver of new growth, considering the following facts:

•	During the fourth quarter of 2020, Valens started to sell its first-generation automotive product in mass production.

•	In the fourth quarter of 2020, Valens signed an additional deal with a significant automotive customer that is expected to ramp up its volumes in early 2023.

•

The increase in the number of different ADAS sensors deployed in cars (cameras, radars and LIDARs) all have similar connectivity requirements of high bandwidth, zero latency and resilient connectivity links. The deployment of more high-resolution displays in the car will also increase demand for Valens’ connectivity solution.

•

Valens technology was selected as the baseline for the new MIPI A-PHY automotive standard for in-vehicle high-speed video connectivity published in the fourth quarter of 2020. Shortly after the announcement of this standard, the IEEE adopted it “as is” to become one of its own automotive standards. Valens is ahead of the curve with A-PHY compliant chipsets. Valens expects to have years of first-mover advantage, which should position the Company as the incumbent provider of high-speed video connectivity in the cars.

Our Technology

Our technology is not only market-leading, but it has also been adopted and integrated into several industry standards. Our chipsets are helping to advance innovation in the audio-video and automotive industries.

Valens invented the HDBaseT connectivity technology and co-founded the HDBaseT Alliance, together with LG, Samsung, and Sony Pictures, as a standards association promoting HDBaseT technology. HDBaseT provides the most optimized solution for a myriad of verticals and applications, addressing the market connectivity needs for long distance transmission, convergence, low-cost and simplicity. HDBaseT is the global standard for the convergence and distribution of ultra-high-definition video & audio, Ethernet, control signals, USB and up to 100W of power over a single, low cost commonly used cable for up to 100 m/328 ft. HDBaseT eliminates cable clutter without compromising performance or high quality.

Valens technology was specifically designed to distribute high-speed video and data in challenging EMC environments. With the formation of the Automotive business unit, the technology was adapted to address the needs of the automotive market and was subsequently selected as the baseline of the MIPI Alliance’s most recent standard for high-speed video connectivity in cars. Our superior connectivity mechanisms ensure connectivity resilience with “on-line” error correction, adaptive modulation, and real-time noise cancelers. Valens’ highly efficient hardware-based solution is optimized for asymmetric links, with no software stack, leading to a simplified architecture, which in turn guarantees reduction in wire harness complexity. The data transmission is done without any compression at zero latency, for very long distances while providing diagnostic capabilities on the link’s quality.

Valens’ Connectivity Solution

We believe the following attributes collectively differentiate our technology:

•	Validated as baseline for different connectivity standards, primarily the MIPI A-PHY standard due to the technology’s superior performance.

•	Multi-gigabit bandwidth with zero-latency and error-free links.

•	Years ahead of competitors from a technical perspective.

Given the business opportunities we have identified in both the audio-video and automotive markets, we expect to invest further in research and development of new products to ensure that we maximize our considerable market opportunity.

Our Strengths

The semiconductor market is highly competitive. As a leader in advanced semiconductor products, we believe that by effectively navigating technology transitions, maintaining close customer relationships and anticipating market trends in our clients’ end markets, we have established a leadership position in the audio-video market and are gaining share in the automotive space.

We believe that our competitive advantages are based on the following key strengths:

•

Industry standard in audio-video and automotive. We set the standard for long-range connectivity in the audio-video market with our HDBaseT technology and intend to repeat this success in the even larger automotive industry with our A-PHY compliant chipsets. Our solution utilizes the technology that underpins the MIPI A-PHY standard for in-car video connectivity. The A-PHY standard has also been adopted by the IEEE standard association extending our potential market reach.

•

Established technological leadership, strong intellectual property and system-level expertise. We believe our technology leadership is based on our strong intellectual property portfolio. Our core competence is in our superior physical (PHY) layer that enables us to provide the most optimized connectivity solution for any application at any speed. Additionally, we believe our integration capabilities coupled with our system-level knowledge, resulting from close customer collaboration, enables us to understand our customers’ specific system requirements and more quickly and effectively develop advanced solutions to meet their long-term needs.

•

Leading market position in audio-video connectivity. We currently serve the major players in the audio-video connectivity space. These companies drive the market trends and we are there to support them in leading the change. COVID-19 has only increased society’s reliance on audio-video connectivity through remote work, education and healthcare. We believe that our leading market position strengthens our ability to continue serving this core market and capitalize on growing demand for connectivity solutions.

•

Re-purposing of automotive solutions in the audio-video markets. We are seeing a growing demand from our non-automotive customers for the advanced connectivity products that we designed for automotive applications. This expands our offering to an even wider range of customers and applications, and thereby accelerates the return on our development investment. Our ability to leverage technologies and products from the two business units will accelerate our expansion efficiently.

•

Strong relationships with leading automotive OEMs and Tier 1 suppliers. We currently supply components in mass volume to a leading automotive OEM, which embeds our chipsets in multiple platforms across its model range, through various Tier 1 suppliers such as Continental, Harman, Molex, and Bosch, and we continue to strengthen these relationships. As ADAS and ADS systems become mainstream, we believe that our strong connections in the automotive space will enable us to achieve success and grow our automotive business.

•

Proven management team: We have a strong track record of execution and an experienced management team. Our executive management team’s experience in effectively guiding companies through various industry cycles and technology transitions provides us with steady, reliable leadership, uniquely capable of identifying strong investments, executing through change, and maintaining stability during market uncertainty.

Our Growth Opportunities/Strategies

We intend to grow our business through the following key areas:

•	Promote our technology into new industry standards and become the de facto standard in the markets we serve.

Audio-Video:

•

Valens’ HDBaseT technology is a leading standard for long-reach, high performance connectivity. The HDBaseT Alliance now boasts more than 200 member companies promoting the use of this technology in the audio video market. Valens leverages the HDBaseT Alliance to strengthen its relationships with end customers, safeguard the quality of HDBaseT-enabled products, and educate the market on the technology by generating continuous awareness and demand for these products. HDBaseT provides the most optimized solution for a myriad of verticals and applications, addressing the needs of the audio-video market, including long distance transmission, convergence, low-cost and simplicity. Valens will continue to promote HDBaseT technology in emerging industries, such as industrial, medical imaging, and transportation.

Automotive:

•

The MIPI A-PHY standard, announced in September 2020, was developed to address a need for higher bandwidth and performance requirements. Existing analog-based technologies can no longer meet these requirements as they lack digital signal processing (DSP) capabilities, are not scalable, and are incapable of increasing speed over longer cables. The MIPI A-PHY standard is optimized for the implementation of in-vehicle connectivity for high bandwidth applications. The specification reduces wiring cost and weight, as high-speed data, control data, and power all share the same physical wiring. This enables designers to optimize systems for performance, cost, and complexity required by their use cases and provides scalability and flexibility to meet a broad range of speed and design needs. The MIPI A-PHY standard serves as the foundation of what will be an end-to-end system designed to simplify the integration of various sensors and displays, while also incorporating functional safety and security.

•

The new MIPI A-PHY standard was developed by the MIPI A-PHY Working Group; Valens was a key contributor to the definition of this standard, which is largely based upon Valens technology. We believe that the adoption of this connectivity standard by OEMs will position A-PHY-based solutions as the leading high-speed connectivity solution in cars. Adoption of A-PHY will be driven in part by the fact that available legacy solutions for in-vehicle video connectivity are proprietary, while the market is looking to deploy standard-based products.

•

Valens’ new VA7000 product family will be the first on the market to comply with the recent MIPI A-PHY v1.0 standard, positioning us to capture automotive opportunities for ADAS, ADS and other surround-sensor applications, including cameras, radars, and LIDARs. The VA7000 product family is a hardware-based solution, optimized for asymmetric links with no software stack. It guarantees a high-performing, simplified architecture, leading to a reduction in wire harness complexity and lower total system costs. The current VA7000 family has been designed to support a wide range of bandwidth levels as defined in the MIPI A-PHY standard.

•

Valens is the first vendor on the market to introduce products that comply with the new MIPI A-PHY standard and is positioned to become the incumbent vendor for high-speed video connectivity within the vehicle. The first vehicles using A-PHY components are expected to be in production in 2024-2025.

•

Grow our audio video and automotive market offerings. In the audio-video market, we are continuously increasing the silicon integration of key features required to simplify the total solution we offer. Valens intends to support higher video resolutions (e.g. 8K) and develop extension products for advanced USB generations (USB 3.1), advanced network topologies and a variety of new interfaces in our next generation products. In automotive, we intend to continue to provide solutions as the market undergoes powerful structural change in favor of greater electronic and data-processing capabilities, particularly in the application of our products to ADAS and ADS systems. We believe our focus on meeting or exceeding industry standards as the baseline for product development increases our opportunity in the automotive market as customers look for trusted suppliers to deliver standard-backed, highly reliable, safety-focused solutions for this rapidly growing market. We intend to introduce complimentary products to support end-to-end connectivity solutions for all high-speed connectivity applications required in the car. In the audio-video market, we see the need for more feature integration as well as increased video resolution, to support the growing demands of next generation products.

•

Expand into other audio-video adjacent markets. We intend to continue expanding our offerings in audio-video adjacent markets including the industrial (camera sensors and computer vision systems), remote healthcare (medical imaging, diagnostic and surgical equipment, operating room video) and transportation spaces. We believe that as the need for higher connectivity bandwidth and lower cost alternatives for these applications increases there will be significant opportunity to expand our business and customer base.

•

Continue to improve our gross margins through product innovation and cost optimization. We strive to improve our profitability by rapidly introducing new products with value-added features and reducing our manufacturing costs through our asset-light manufacturing model. We will continue to improve our product mix by developing new products for growth markets where we believe we can generate higher ASPs and/or gross margins. We believe we can reduce our manufacturing costs by leveraging the advanced manufacturing capabilities of our strategic supply chain suppliers, implementing more cost-effective packaging technologies, and leveraging both internal and external assembly and test capacity to lower our operating costs, enhance reliability of supply, and support our continued growth.

•

Expand our global presence. We sell our products globally, both directly and through a wide range of local distributors. We intend to continue strengthening our relationships with our existing customers and distributors, while also enabling our channel partners to support demand creation and fulfillment for smaller customers. We believe we can efficiently scale our business to accelerate growth by enabling our channels to become an extension of our demand generation and customer support efforts. Our operations are global and we intend to continue expanding our presence worldwide to serve the needs of clients in additional geographies. We are currently investing in select regions in North America, Europe and multiple countries in the Asia Pacific region.

Company Products

Our product portfolio includes over 20 products across a range of high-performance semiconductors and other components that are in turn integrated in a range of technological applications, including:

	Audio-Video	Automotive
CHIPSETS

•   VS100 family – Valens’ first chipsets, which revolutionized the audio video market by enabling transmission of uncompressed ultra-high-definition video, audio, control and power, with near-zero latency, over a single LAN cable, according to the HDBaseT Alliance’s Spec 1.0.

•   VA6000 family - The highest bandwidth long-reach solution deployed in vehicles supporting the aggregation of multiple interfaces for feature-rich infotainment and telematics systems. The chipsets are designed to deliver resilient, multi-gig, long-distance connectivity over the simplest wiring and connector infrastructure.

	Audio-Video	Automotive

•   VS2000 family (Colligo) - Second generation of HDBaseT chipsets (Spec 2.0), supporting the transmission of ultra-HD video & audio, Ethernet, controls, USB 2.0, and power, over either a LAN cable or fiber cable, with near-zero latency. The family enables point-to-point, daisy-chaining, and multi-streaming.

VA7000 family - Supports connectivity of CSI-2-based cameras, RADARs, LIDARs, and other sensors, with link speeds of up to 8Gbps. Operates over standard, cost-effective, in-vehicle wires for up to 15 meters (50 feet), with 4 inline connectors. First product on the market that complies with the new MIPI A-PHY standard.

•   VS3000 family (Stello) - The first and only ASIC in the industry that enables the long-distance transmission of uncompressed 4K@60Hz 4:4:4. It enables transmission of HDMI 2.0 (18Gbps) including HDCP, based on Spec 3.0 of HDBaseT technology, convergence of audio & video, 1Gbps Ethernet, USB 2.0, controls and power, with near-zero latency, over a category cable (e.g. Cat 6A).

•   VA6000 family - Small-form factor chipset; a cost-effective and flexible solution that enables the convergence of multiple interfaces, including audio (I2S, S/PDIF), Ethernet, USB 2.0 and controls with near-zero latency, over a single unshielded twisted pair cable.

APPLICATIONS	• Signage – distribution from content source to large high- resolution displays, projectors, video walls.	• ADAS systems sensor fusion (radar, lidar, camera).

	• Collaboration hubs and cameras used in video conferencing systems.	• Body & chassis, door, truck and trailer connectivity.

Audio-Video	Automotive

• Distribution - video and audio distribution products such as matrixes, switches, extenders used in Enterprise, Government, and Education, etc. applications.	• Infotainment: display and multimedia box. • ECU to ECU connectivity.

•   Remote healthcare, including high resolution medical imaging and video distribution of medical equipment to large displays.

•   Transportation - Infotainment displays in mass transportation like train and bus platforms as well as inside the train/bus.

•   Education – typically distribution of teacher laptop to projector; can also include USB extension for web camera, portable storage, etc.

•   Remote operation, such as KVM (Keyboard, Video, Mouse) extension; very popular in data centers, and industrial machinery operations, enabling a remote operator to a control PC/machine.

• Smart antenna/TCU connectivity. • Car backbone/networking.

Manufacturing and Raw Materials

We primarily manufacture our products through contract manufacturers in Taiwan and Europe. As of today, all our silicon wafers, which are the basic components of any semiconductor product, are designed to be manufactured at TSMC, the largest foundry in the world. The wafers are then transferred to the assembly house where they are processed and many chips are manufactured from each wafer. These chips are then packaged and transferred for final testing. This is the phase where all chips are tested in accordance with specially designed programs developed specifically for each product family. Along the product life cycle, we continuously invest in the improvement of testing in order to enhance manufacturing yield and reduce chip costs.

Despite the current global shortage in the semiconductor products, derived mainly from macro trends such as strong demand for 5G and high performance computing, as well as the COVID-19 pandemic, we have succeeded in managing our inventory and have not had delays historically in fulfilling our obligations to customers. We have managed to do this utilizing two main strategies:

•

Conservative and accurate planning – Even before the shortage, Valens took a conservative approach to inventory management. The trigger for the purchase of inventory for Valens has not exclusively been based on customer purchase orders, but rather on a combination of our assessments of demand based on purchase orders and forecasts of demand from our sales teams.

•

Capturing capacity allocation from the supply chain vendors – Amid the shortage, we have made necessary adjustments to our supply and demand planning, with the goal of capturing capacity allocation within the supply chain vendors. In order to do so, during 2021, we have placed longer-term purchase orders for raw materials and manufacturing services, even into 2022.

Although the global silicon shortage has affected every company in the semiconductor industry, Valens is well positioned to emerge from this situation without any significant adverse business impact.

Sales, Marketing and Customer Support

We sell our products worldwide through multiple sales channels, including through our direct sales force and through distributors and independent sales representatives, which resell our products to numerous end customers. Approximately 50% and 51% of our net sales in fiscal years 2020 and 2019, respectively, were made to distributors.

Our direct sales force and applications engineers provide our customers with specialized technical support. We believe that maintaining a close relationship with our customers and serving their specific technical needs improves their level of satisfaction and enables us to anticipate and influence their future product needs. We provide ongoing technical training to our distributor and sales representatives to keep them informed of our existing and new products.

We maintain an internal marketing organization, which is responsible for increasing our brand awareness and promoting our products to prospective customers. This includes the creative management of our website, market research and analytics, and development of demand generation strategies and materials such as product announcements, press releases, brochures, training and videos, as well as securing thought leadership through published technical and trend articles and advertisements, and active engagement in key industry events.

Customers

Our installed customer base consists of major technology firms in the audio-video space and Tier 1 part suppliers in the automotive industry. In the audio video vertical, we have served the leading manufacturers of video distribution equipment, displays, projectors, industrial equipment, and healthcare equipment for many years. We have a wide distribution of our revenues across our customer base. In 2020, our three leading clients collectively represented approximately 40% of our total revenue.

In the automotive space, while we promote our products to the OEMs who are in most cases the final decision makers on the technology that will be deployed in their cars, actual sales are made to Tier 1s. Our contracts are typically based on short-term purchase orders.

Competition

The semiconductor industry is highly competitive and is characterized by constant and rapid technological change. Our ability to compete in this industry depends on many factors, including our ability to identify emerging markets and technology trends in an accurate and timely manner, introduce new and innovative technologies and products, implement advanced manufacturing technologies at a sustainable pace, maintain the performance and quality of our products, and manufacture our products in a cost-effective manner.

Intellectual Property

We consider the strength of our intellectual property portfolio to be our most significant competitive advantage. The protection of our technology, intellectual property and proprietary rights is therefore an important aspect of our business. We rely on a combination of trade secrets, trademark and copyright laws, confidentiality agreements, and technical measures to establish, maintain and protect our intellectual property rights and technology. We currently have 103 patents issued, and 14 patent applications pending. Our patents are in a wide variety of areas relevant to our products, specifically covering our innovation in the areas of convergence of multiple-data types/multi-stream over the same wires and robust operation under severe electromagnetic interference.

Our in-house know-how is an important element of our intellectual property. The development of technological solutions requires sophisticated coordination among many specialized employees. We believe that duplication of this coordination by competitors or individuals seeking to copy our platform would be difficult. The risk of a competitor effectively replicating the functionality of our platform is further mitigated by the fact that our service product offerings do not include exposure of source code, as our solution is based on hardware (integrated circuits) and software that is delivered as binary code.

We cannot guarantee that any of our pending patent or trademark applications will be granted, that our current or subsequently issued patents or trademarks will be effective to protect our intellectual property rights, that any of our pending patent applications will result in issued patents, that any of our intellectual property rights will provide us with any meaningful competitive advantages, or that others will not infringe, misappropriate or violate our intellectual property rights. In addition, while there is no active litigation involving any of our patents or other intellectual property rights, we may be required to enforce or defend our intellectual property rights against third parties in the future.

Regulation

Our operations are subject to various environmental, labor, health, safety and other laws and regulations in Israel, the United States and other jurisdictions in which we operate. We are also required to obtain authorizations or licenses from governmental authorities for certain of our operations and have to protect our intellectual property worldwide. In the jurisdictions in which we operate, we need to comply with differing standards and varying practices of regulatory, tax, judicial and administrative bodies for joint and several costs associated with investigation and remediation of sites at which we have arranged for the disposal of hazardous wastes if such sites become contaminated, even if we fully comply with applicable environmental laws and regulations. We are also subject to various federal, state, local, international and non-U.S. laws and regulations relating to occupational health and safety. Any failure on our part to comply with these laws and regulations may subject us to significant fines or other civil or criminal costs, obligations, sanctions or property damage or personal injury claims, or suspension of our facilities’ operating permits. Compliance with current or future environmental and occupational health and safety laws and regulations could restrict our ability to expand our business or require us to modify processes or incur other substantial expenses which could harm our business.

As part of our business development, we also collect information about individuals, also referred to as personal data, and other potentially sensitive and/or regulated data from our customers. Laws and regulations in Israel, the United States and around the world restrict how personal information is collected, processed, stored, used and disclosed, as well as set standards for its security, implement notice requirements regarding privacy practices, and provide individuals with certain rights regarding the use, disclosure and sale of their protected personal information.

For example, in the United States, various federal and state regulators, including governmental agencies like the Federal Trade Commission, or the FTC, have adopted, or are considering adopting, laws and regulations concerning privacy and data protection. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to personal information than federal, international or other state laws, and such laws may differ from each other, all of which may complicate compliance efforts. For example, the California Consumer Privacy Act of 2018, or the CCPA, which increases privacy rights for California residents and imposes obligations on companies that process their personal information (including device identifiers, IP addresses, cookies and geo-location), came into effect on January 1, 2020. Among other things, the CCPA requires covered companies to provide new disclosures to California consumers and provide such consumers new data protection and privacy rights, including the ability to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. Additionally, voters approved a new privacy law, the California Privacy Rights Act, or the CPRA, in the November 2020 election. Effective starting on January 1, 2023, the CPRA will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. State laws are changing rapidly and there is discussion in Congress of a new comprehensive federal data privacy law to which we would become subject if it is enacted.

Internationally, laws, regulations and standards in many jurisdictions apply broadly to the collection, use, retention, security, disclosure, transfer and other processing of personal information. For example, the GDPR, which became effective in May 2018, greatly increased the European Commission’s jurisdictional reach of its laws and adds a broad array of requirements for handling personal data (including online identifiers and location data). EU member states are tasked under the GDPR to enact, and have enacted, certain implementing legislation that adds to and/or further interprets the GDPR requirements and potentially extends our obligations and potential liability for failing to meet such obligations. The GDPR, together with national legislation, regulations and guidelines of the EU member states and the United Kingdom governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, use, retain, protect, disclose, transfer and otherwise process personal data. In particular, the GDPR includes obligations and restrictions concerning the consent and rights of individuals to whom the personal data relates, the transfer of personal data out of the European Economic Area or the United Kingdom, security breach notifications and the security and confidentiality of personal data. The GDPR authorizes fines for certain violations of up to 4% of global annual revenue or €20 million, whichever is greater. In addition, some countries are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering our services.

In addition, in Israel, the Privacy Protection Law, 5741-1981 (“PPL”), and the regulations enacted thereunder, including the Privacy Protection Regulations (Data Security) 2017 (“Data Security Regulations”), as well as guidelines issued by the Israeli Privacy Protection Authority, and Amendment No. 40 to the Communications Law (Telecommunications and Broadcasting), 5742-1982, impose obligations with respect to the manner certain personal data is processed, maintained, transferred, disclosed, accessed and secured. Failure to comply with the PPL, its regulations and guidelines issued by the Israeli Privacy Protection Authority may expose us to administrative fines, civil claims (including class actions) and in certain cases criminal liability. Current pending legislation may result in a change of the current enforcement measures and sanctions and may also require us to modify the manner personal data is collected, processed and maintained by us. The Israeli Privacy Protection Authority may initiate administrative inspection proceedings, from time to time, without any suspicion of any particular breach of the PPL, as it has done in the past with respect to dozens of Israeli companies in various business sectors. In addition, to the extent that any administrative supervision procedure is initiated by the Israeli Privacy Protection Authority and reveals certain irregularities with respect to our compliance with the PPL, in addition to our exposure to administrative fines, civil claims (including class actions) and in certain cases criminal liability, we may also need to take certain remedial actions to rectify such irregularities, which may increase our costs.

Restrictions on the collection, use, sharing or disclosure of personal information or additional requirements and liability for security and data integrity could require us to modify our solutions and features, possibly in a material manner, could limit our ability to develop new products and features and could subject us to increased compliance obligations and regulatory scrutiny.

See “Risk Factors—Risks Related to Laws and Regulation.”

Human Capital

As of March 31, 2021, we had 270 full-time employees, primarily based in Israel. Our team draws from a broad spectrum of backgrounds and experiences, across technology, with strong engineering, analog mix signal, DSP, VLSI and software capabilities. We foster an entrepreneurial culture so that we may remain focused and innovative over time, as we strive to serve our clients with openness, transparency and humility.

Facilities

Our principal executive office is located in Hod Hasharon, Israel. In addition to our Israeli headquarters, we have offices in the United States, Asia and Europe. We lease each of our offices. We believe that our current facilities are adequate to meet our immediate needs.

Legal Proceedings

From time to time, we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, prospects, financial condition, liquidity, results of operation, cash flows or capital levels.

PTK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion of PTK’s financial condition and results of operations should be read in conjunction with PTK’s financial statements and notes to those statements included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.” PTK’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those described under “Risk Factors” and elsewhere in this proxy statement/prospectus. References in this section to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of PTK Acquisition Corp.

Overview

PTK is a blank check company formed under the laws of the State of Delaware on August 19, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar Business Combination with one or more businesses. PTK intends to effectuate its Business Combination using cash from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.

PTK’s Sponsor is PTK Holdings LLC, a Delaware limited liability company. The registration statement for PTK’s IPO was declared effective on July 13, 2020. On July 15, 2020, PTK consummated the PTK IPO of 11,500,000 units, including the issuance of 1,500,000 units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per unit, generating gross proceeds of $115.0 million, and incurring offering costs of approximately $7.3 million, inclusive of approximately $4.0 million in deferred underwriting commissions.

Simultaneously, with the closing the PTK IPO, PTK consummated the private placement of 6,800,000 private placement warrants, at a price of $0.50 per private placement warrant to the Sponsor, generating gross proceeds to PTK of $3.4 million. In addition, upon the consummation of the PTK IPO, 600,000 additional private placement warrants were issued to the Sponsor as a result of the conversion of a promissory note.

Upon the closing of the PTK IPO and the private placement of warrants, $115.0 million ($10.00 per unit) of the net proceeds of the PTK IPO and certain of the proceeds of the private placement of warrants was placed in the Trust Account, located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the distribution of the Trust Account as described below.

PTK’s management has broad discretion with respect to the specific application of the net proceeds of the PTK IPO and the sale of the private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

If PTK is unable to complete a Business Combination within 18 months from the closing of the PTK IPO, or January 15, 2022, PTK will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account (net of interest that may be used by PTK to pay income taxes or other taxes) which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PTK’s remaining holders of common stock and PTK’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii)

above) to PTK’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. PTK will pay the costs of any liquidation following the redemptions from our remaining assets outside of the Trust Account. If such funds are insufficient, the Sponsor has agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $50,000) and has agreed not to seek repayment for such expenses.

Results of Operations

PTK’s entire activity since inception through March 31, 2021 related to its formation, the preparation for the PTK IPO, and since the closing of the PTK IPO, the search for a prospective initial Business Combination. PTK has neither engaged in any operations nor generated any revenues to date. PTK will not generate any operating revenues until after completion of its initial Business Combination. PTK generates non-operating income in the form of income from investments held in the Trust Account. PTK expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2021 PTK had net loss of approximately $822,000, which consisted of approximately $746,000 in general and administrative expenses, $30,000 of administrative fees – related party and approximately $49,000 of franchise tax expenses, partially offset by approximately $3,000 in net gain from investments held in the Trust Account.

For the three months ended March 31, 2020, PTK had net loss of approximately $9,000, which consisted of approximately $7,000 in general and administrative expenses and approximately $2,000 of franchise tax expense.

For the year ended December 31, 2020 PTK had net losses of approximately $2.5 million, which consisted of approximately $0.6 million in general and administrative expenses, $55,000 of administrative fees – related party, approximately $107,000 of franchise tax expenses, change in fair value of private warrant liabilities of approximately $1.7 million, offering costs associated with issuance of private warrants of approximately $25,000, offset by approximately $6,000 in net gain from investments held in the Trust Account.

For the period from August 19, 2019 (inception) through December 31, 2019, PTK had a net loss of approximately $3,000.

Liquidity and Capital Resources

As of March 31, 2021, PTK had approximately $178,000 in cash and working capital deficit of approximately $948,000 (not taken into account tax obligations of approximately $158,000 that may be paid using investment income earned from Trust Account). As of December 31, 2020, PTK had approximately $333,000 in cash and working capital deficit of approximately $172,000 (not taken into account tax obligations of approximately $109,000 that may be paid using investment income earned from Trust Account). In order to meet working capital needs following the consummation of the PTK IPO, the Sponsor may, but is not obligated to, loan PTK funds, from time to time or at any time, in whatever amount it deems reasonable in its sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the initial business combination, without interest, or, at the Sponsor’s discretion, up to $1.0 million of the notes may be converted upon consummation of the business combination into private warrants at a price of $0.50 per warrant (which, for example, would result in our sponsor being issued 1,000,000 private warrants at a purchase price of $0.50 per warrant if $500,000 of notes were so converted). If PTK does not complete a business combination, any outstanding loans from the Sponsor, will be repaid only from amounts remaining outside our trust account, if any.

Prior to the completion of the PTK IPO on July 15, 2020, PTK’s liquidity needs were satisfied through the receipt of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, and a $300,000 promissory note issued to the Sponsor, which was converted into 600,000 private warrants upon closing of the PTK IPO. Subsequent to the consummation of the PTK IPO and Private Placement, PTK’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide PTK working capital loans. To date, there were no amounts outstanding under any working capital loans.

Based on the foregoing, PTK management has determined that the working capital deficit raises substantial doubt about PTK’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date PTK is required to liquidate, January 15, 2022. The financial statements do not include any adjustment that might be necessary if PTK is unable to continue as a going concern.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. PTK management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2021.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support provided to the Company. We incurred $30,000 of such fees in the three months ended March 31, 2021, which are payable as of March 31, 2021. Upon completion of the Business Combination, we will cease paying these monthly fees.

The underwriters are entitled to a deferred fee of $4.0 million in the aggregate. The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement. The deferred fee is due and payable upon the completion of the Business Combination, regardless of the level of redemptions of PTK Common Stock. In the case of the No Redemption scenario, the deferred fee of $4.0 million represents approximately 3.5% of of PTK’s Trust Account, assuming a value of $115 million (which assumes $10.00 per share). In the case of a redemption of 50% of the PTK’s Common Shares are redeemed by holders of PTK Common Stock, the deferred fee of $4.0 million represents approximately 7% of PTK’s Trust Account, assuming a value of $57.5 million (which assumes $10.00 per share). In case of the Maximum Redemption scenario, the deferred fee of $4.0 million represents approximately 40% of of PTK’s Trust Account, assuming a value of $115 million (which assumes $10.00 per share).

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Investments Held in Trust Account

Our portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof.

Our investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments are included in interest earned from investments held in Trust Account in the statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued 7,400,000 warrants in connection with its Private Placement (6,800,000) and conversion of note payable (600,000) which are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the Private Placement and conversion of note payable have been estimated using a Modified Black-Scholes model for the Affective Periods.

PTK Common Stock Subject to Possible Redemption

We account for our stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, the Company had 9,969,788 and 10,052,015, respectively, of shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of PTK’s condensed balance sheets.

Net Income (Loss) Per Share of Common Stock

Net income (loss) per share is computed by dividing net loss by the weighted-average number of common stock outstanding during the periods. We have not considered the effect of the warrants sold in the PTK IPO and Private Placement, as well as the warrants issued on the note conversion to purchase an aggregate of 18,900,000 shares of common stock in the calculation of diluted loss per common stock, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods presented.

Our statements of operations include a presentation of income (loss) per share for common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common stock, basic and diluted, for common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Recent Adopted Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. We early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.

Recent Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Internal Controls over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We identified a material weakness in our internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures for the affected periods.

To respond to this material weakness, we have devoted, and plan to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. For a discussion of PTK’s management’s consideration of the material weakness identified related to our accounting for a significant and unusual transaction related to the warrants, see “Note 2—Restatement of Previously Issued Financial Statements” to PTK’s audited financial statements included elsewhere in this proxy statement/prospectus.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities. In either case, there could be a material adverse effect on our business. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

VALENS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with Valens’ audited consolidated financial statements and the related notes appearing elsewhere in this proxy statement/prospectus and the pro forma financial information as of and for the year ended December 31, 2020 under the heading “Unaudited Pro Forma Combined Financial Information” included elsewhere in this registration statement. Some of the information contained in this discussion and analysis is set forth elsewhere in this proxy statement/prospectus, including information with respect to Valens’ plans and strategy for Valens’ business, and includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” Valens’ actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Throughout this section, unless otherwise noted or the context requires otherwise, “we,” “us,” “our” and the “Company” refer to Valens and its consolidated subsidiaries, and in references to monetary amounts, “dollars” and “$” refer to U.S. Dollars, and “NIS” to refers to New Israeli Shekels.

Overview

Valens is a leading provider of semiconductor products, pushing the boundaries of connectivity by enabling long-reach, high-speed video and data transmission for the professional audio-video and automotive industries. Valens’ Emmy® award-winning HDBaseT technology is the leading standard in the professional audio-video market, with tens of millions of Valens chipsets integrated into thousands of HDBaseT-enabled products. Valens technology for Automotive is a key enabler of the evolution of autonomous driving, providing chipsets that support ADAS, ADS, infotainment, telecommunications, and basic connectivity. Valens’ underlying technology has been selected by the MIPI Alliance as the basis for the new standard for high-speed automotive video connectivity.

Audio Video

Valens set the standard for long-range connectivity in the audio-video market. The company’s HDBaseT technology, supports the digitization of wired connectivity and is used by key leading audio-video product manufacturers, including EPSON, LG, Panasonic, Samsung, Sony, Harman, Crestron, Extron, Logitech, and many more. These companies have created thousands of electronic devices that embed Valens’ HDBaseT technology as part of their connectivity solution.

HDBaseT enables the simultaneous delivery of ultra-high-definition digital video and audio, Ethernet, USB, control signals, and power, all through a single low cost, long-reach cable. HDBaseT technology is a hardware-based solution, with no high-level software dependency, enabling true plug-and-play digital connectivity between ultra-HD video sources and remote displays, such as high-resolution projectors and displays.

As the market leader in long-range connectivity in audio-video, Valens is well positioned to capitalize on the market’s growth, which has accelerated recently due to COVID-19. When Work from Home (“WFH”) became the new normal, demand for video conferencing surged, leading to a significant uptick in demand for HDBaseT solutions. As the world starts to adapt to a hybrid “new normal” that comprises both WFH and the office, we expect demand for Valens solutions to continue to grow. This view is based on an increasing need for huddle rooms, hybrid education and remote healthcare. Valens’ audio-video solutions can be deployed wherever long distance high-definition video systems are required, for time sensitive applications that require zero latency (a few micro-seconds of latency are commonly perceived in the industry as “zero-latency”), with applications spanning the medical, education and industrial sectors.

Automotive

After setting the standard in the audio-video market, Valens has positioned itself to do the same in the much larger automotive market. The MIPI Alliance - the standardization body controlling important connectivity streams widely used by carmakers around the world – recently announced a new standard governing automotive connectivity, called MIPI A-PHYSM, which is fundamentally based on Valens technology.

MIPI A-PHY is already gaining momentum within the automotive industry. The IEEE Standards Association has signed an agreement to facilitate the adoption of A-PHY as an IEEE standard, and leading System on Chip (SoC) and camera sensor vendors such as Sony and Mobileye have stated that they will integrate A-PHY into their products going forward. Companies that participated in the development of MIPI A-PHY standard include Intel, ON Semiconductor, Qualcomm, Bosch, Toshiba, and ST.

Valens will be the first to market with A-PHY compliant chipsets later this year. Valens provides one of the safest, most resilient, ultra-high-speed in-vehicle connectivity solutions, all transmitted through standard, simple, low-cost, low-weight wires and connectors, enabling advanced electronics architecture in cars. Valens’ superior physical layer (“PHY”) technology enables powerful bandwidth over long-reach and low-cost infrastructure, while maintaining error-free links (MIPI A-PHY targets worst case Packet Error Rate (“PER”) of 1E-19 (10-19) which translates to mean-time between packet errors of 2.5 trillion (2.512) seconds for a 16Gbps link) and enhanced electromagnetic compatibility (“EMC”) performance, hence providing the safety and resilience required to handle the harsh automotive environment.

The Valens solution is scalable, allowing it to support the evolution of car architecture and the growing need for in-vehicle high-speed connectivity. Valens chipsets address the needs of the increasingly interconnected vehicle computer systems, such as ADAS, ADS, infotainment and telecommunications.

Demand for a global standard for ultra-high-speed in-vehicle connectivity is accelerating. As the automotive industry continues to move towards the next stages in the evolution of autonomous driving by integrating more cameras, LIDARs, radars, and other sensors for safety applications, the amount of data being generated within the car is rising exponentially. This requires a reliable, high-speed connectivity solution. Valens chipsets will allow original equipment manufacturers (“OEMs”) to transmit data at multi-gigabit bandwidth over error-free links with near zero latency, all with the estimated lowest total system cost. Our technology connects mission-critical safety sensors and monitors to effectively transform vehicles into “data centers on wheels” and to uphold high levels of passenger safety.

Valens has made significant inroads in the automotive market. Its high-speed symmetric connectivity solution is the only multi-gigabit connectivity solution over Unshielded Twisted Pair (“UTP”) wiring that is currently deployed in vehicle, supporting the aggregation of multiple interfaces for feature-rich infotainment and telecommunications systems. Valens partnered with Daimler to power newer-model Mercedes-Benz’s infotainment systems, and both companies are planning on taking advantage of the joint collaboration to empower future cars with unique connectivity solutions

Business Combination Agreement

On May 25, 2021, we and one of our subsidiaries entered the Business Combination Agreement. Under that agreement, our subsidiary will merge with and into PTK, with PTK continuing as the surviving company and becoming our direct, wholly owned subsidiary. The Business Combination Agreement and the related transactions were unanimously approved by both our board of directors and the Board of PTK. The Business Combination is currently expected to close in the fall of 2021 after receipt of the required approval by our shareholders and PTK’s shareholders and the fulfillment of certain other conditions. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement—Conditions to Closing of the Transactions”. In connection with the Business Combination Agreement, we also obtained commitments in the PIPE Financing expected to close concurrently with the Business Combination of approximately $125.0 million of Valens ordinary shares.

Under both the no redemption and maximum redemption scenarios, the merger will be accounted for as a recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Valens has been determined to be the accounting acquirer. The combined entity will be the successor SEC registrant, meaning that Valens financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. As a consequence of the business combination, the Valens ordinary shares will be registered under the Exchange Act and listed on NYSE, which will require Valens to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Valens expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

For further information please refer to the “Unaudited Pro Forma Combined Financial Information” of this proxy statement/prospectus.

Key Factors and Trends Affecting our Performance

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors.”

Continuing to Acquire New Customers

We are focused on continuing to grow the number of customers that use our products. Our operating results and growth opportunity depend, in part, on our ability to attract new customers. As the audio-video and automotive markets we serve seek to achieve more connectivity at high speeds with low to zero latency and lower costs, we expect increased demand for our semiconductor products. While we currently have over 115 paying customers, we believe we have significant opportunities among addressable customers worldwide due to the following market drivers.

In the automotive business, the use of an increasing number of sensors, cameras and displays in the vehicle is driving an urgent need for high-speed data processing capabilities. The amount of data being captured and processed throughout the vehicle has resulted in enormous bandwidth requirements. This bandwidth is expected to continue to grow exponentially in the coming years, to the extent that the car continues to evolve as a “data center on wheels”. As more ADAS systems are being deployed in cars and as this trend accelerates with the eventual goal of reaching the “holy grail” of autonomous driving, high-speed and error-free links with zero latency will be of the utmost importance. The need for even greater passenger safety remains a top priority for OEMs. This is driving the trend for integrating more ADAS systems in each vehicle, increasing the number and different types of sensors (cameras, radars and LIDARs), high resolution displays and other high-speed connections that are all required to ensure safety in ADAS and autonomous cars. Valens is completely agnostic as to the types of sensors being deployed in the car since they all require long-reach high-speed connectivity and, more importantly, zero latency in order to detect and act upon safety events within milliseconds.

In the audio-video business, COVID-19 has created enormous business potential for Valens in the audio-video market. With the growing need for social distancing, video conferencing has become the “new normal” in many different aspects of our lives. Video conferencing is now prevalent in enterprise, education, medical markets, among others. Valens’ Audio-Video chipsets, supporting zero-latency extension of audio and video, as well as USB, power and control signals embedded in products, all enable an enhanced and seamless user experience and are key contributors to this new “hybrid” market environment. This new normal is creating new opportunities for us and we expect it to grow our Audio-Video business in the future.

Design Wins with New and Existing Customers

In the automotive space, Valens has a design win with Daimler Benz for the connectivity of certain infotainment systems. Starting in September 2020, our products have been deployed in mass production with select Daimler car models, and we expect our solution to be added to most of its car models in the coming years. While Daimler agreed to use our technology in its cars, Valens sells its products to certain Tier 1 suppliers that serve Daimler for this project. This design win was followed by another contract that was signed with a leading truck manufacturer at the end of 2020. The target application in this engagement was for connecting a camera from the rear of the trailer to a display unit in the driver’s cab over existing and new cable infrastructure. This solution solves a critical safety hazard for the truck industry. We believe that initial revenues from this contract will begin in 2022 and will increase in 2023 and onwards.

With respect to future business opportunities, Valens is mainly focused on achieving design wins for its new VA7000 product family that will be the first in the market to comply with the recent MIPI A-PHYSM v1.0 standard. MIPI A-PHY was developed to address the need for higher bandwidth and performance requirements that existing analog-based technologies can no longer meet as they lack digital signal processing (DSP) capabilities with no scalability to increase speed over longer cables. In addition to automotive uses, the specification will be well suited for applications in markets served by the Audio-Visual business unit such as medical, industrial and Internet of Things (“IoT”).

In the audio-video space, Valens is mainly focused on achieving design wins for its new third generation product VS3000 (aka “Stello”). The VS3000 is one of the most advanced, highly integrated chipset for high bandwidth long-range connectivity solutions in the market. Clear evidence of the uniqueness and value of the VS3000 is the traction we are experiencing in the market; within the first six months of its introduction, over 30 companies have already engaged in the design of new products based on this chip and we expect more than 100 new products to utilize our chip in the coming months. The VS3000’s versatility will enable our customers to innovate and build differentiated products across a number of industries including the growing videoconferencing, digital signage, education, medical imaging and industrial verticals.

Valens’ solutions are designed to be a key enabling technology for automotive OEMs and for audio-video applications. Because our solutions must be integrated into a broader platform by the OEMs and system vendors, it is critical that we achieve design wins with these customers. Our audio-video and automotive customers are continuously developing new products in existing and new application areas, and we work closely with them to understand their product roadmaps and strategies. The time required to achieve design wins varies based on the market and application. The design cycle in the automotive market tends to be substantially longer and more onerous than in the audio-video market. For new products, the time from design initiation and manufacturing until we generate revenue can be lengthy, typically within three years in the audio-video market and up to five years in the automotive space. As a result, our future revenue is highly dependent on our continued investment in new products and our success at winning design awards from our customers. We consider design wins to be critical to our future success and anticipate being increasingly dependent on revenue from newer design wins for our newer products. The selection process is typically lengthy and may require us to incur significant design and development expenditures in pursuit of a design win with no assurance that our solutions will be selected. As a result, the loss of any key design win or any significant delay in the ramp-up of volume production of the customer’s products into which our product is designed could adversely affect our business. In addition, volume production is contingent upon the successful market introduction and acceptance of our customer’s end products, which may be affected by several factors beyond our control.

Customer Demand, Orders and Forecasts

Demand for our products is highly dependent on market conditions in the end markets in which our customers operate, including the audio-video and automotive markets, which are subject to competitive conditions. In addition, a substantial portion of our total net sales is derived from sales to customers that purchase large volumes of our products. These customers generally provide decent visibility, by providing periodic forecasts of their requirements, but these forecasts are non-binding, and customers can revise these forecasts without penalty. In addition, changes in forecasts or the timing of orders from customers exposes us to the risks of shortages or excess inventory.

Product and Research & Development

We view research and development expenditures as investments that enable us to grow our business over time. These investments consist primarily of costs incurred in performing research and development activities including compensation, pre-production engineering mask costs, engineering services, development tools cost, third parties’ intellectual property license fees, depreciation of equipment, prototype wafers, packaging, test costs as well as overhead costs. Development of a product is deemed complete when it is qualified through reviews and tests for performance and reliability. Subsequent to product qualification, product costs are included in cost of goods sold.

Impact of COVID-19

On March 11, 2020, the World Health Organization designated the outbreak of a novel strain of coronavirus (“COVID-19”) as a global pandemic. Governments and businesses around the world have taken unprecedented actions to mitigate the spread of COVID-19, including imposing restrictions on movement and travel such as quarantines and shelter-in-place requirements, and restricting or prohibiting outright some or all commercial and business activity. These measures, though currently temporary in nature, may become more severe and continue indefinitely depending on the evolution of the COVID-19 pandemic. Although there are effective vaccines for COVID-19 that have been approved for use, distribution of the vaccines did not begin until late 2020, and a majority of the public will likely not have access to a vaccination until sometime in 2021. In addition, new strains of the virus appear to have increased transmissibility, which may complicate treatment and vaccination programs. Accordingly, concerns remain regarding additional surges of the pandemic or the expansion of the economic impact thereof, and the extent to which the COVID-19 pandemic may impact our future results of operations and financial condition.

We have taken precautionary measures intended to help minimize the risk of the virus to our employees, including requiring some of the employees to work remotely and suspended all non-essential travels.

The impact of COVID-19 on the demand environment for our products has been limited, including with respect to end users’ audio-video and multimedia products that serve public areas and public events. We have experienced an increase in demand for our high-speed connectivity products driven by a need for products and infrastructure to support the world’s developing trends resulting from COVID-19 such as working from home, hybrid educational models and remote healthcare. On the product supply side, lead times for the entire semiconductor industry have been extended, making it difficult to obtain necessary inputs and supply in a timely manner.

Overall, considering the changing nature and continuing uncertainty around the COVID-19 pandemic, our ability to predict the impact of COVID-19 on our business in future periods remains limited. The effects of the pandemic on our business is unlikely to be fully realized, or reflected in our financial results, until future periods. The ultimate societal and economic impact of the COVID-19 pandemic also remains unknown. In particular, we cannot predict whether any worsening or continuation of the pandemic, or any resulting economic impact, will adversely affect our business.

Cyclical Nature of the Semiconductor Industry

The semiconductor industry is cyclical and is characterized by increasingly rapid technological change, product obsolescence, competitive pricing pressures, evolving standards, short product life cycles and fluctuations in product supply and demand. New technology may result in sudden changes in system designs or platform changes that may render some of our audio-video and automotive connectivity products obsolete and require us to devote significant research and development resources to compete effectively. Periods of rapid growth and capacity expansion are occasionally followed by significant market corrections in which sales decline, inventories accumulate, and facilities go underutilized. During periods of expansion, our margins generally improve as fixed costs are spread over higher manufacturing volumes and unit sales. Recent downturns and shortages in the semiconductor industry have been attributed to a variety of factors, including the COVID-19 pandemic, trade disputes among the United States and China, weakness in demand in certain markets, supply chain capacity challenges and pricing for semiconductors across applications and excess inventory. These recent downturns have directly impacted our business, as has been the case with many other companies, suppliers, distributors and customers in the semiconductor industry, and any prolonged or significant future downturns in the semiconductor industry could affect our sales, production and productivity and margins may decline. Conversely, significant upturns can cause us to be unable to satisfy demand in a timely and cost-efficient manner and could result in increased competition for access to third-party foundry and assembly capacity. In the event of such an upturn, we may not be able to procure adequate capacity within our semiconductor supply chains, resources and raw materials, or locate suitable third-party suppliers or other third-party subcontractors to respond effectively to changes in demand for our existing products, all of which may lead to extended lead-times beyond our standard lead time and our business, financial condition and results of operations could be adversely affected.

Manufacturing Costs and Product Mix

Gross margin, or gross profit as a percentage of total net sales, has been, and will continue to be, affected by a variety of factors, including the average selling prices (“ASPs”) of our products, product mix in a given period (which is composed of the product mix between our audio-video products and automotive chips and the mix of different product generations within the audio-video segment), material costs, yields, manufacturing costs and efficiencies. We believe the primary driver of gross margin is the ASP negotiated between us and our customers relative to material costs and yields. To keep the competitiveness of our products, we are required from time to time to adjust our products’ ASPs. We continually monitor and work to reduce the cost of our products and improve the potential value of our solutions provided to our customers as we target new design win opportunities and manage the product life cycles of our existing customer designs. We also maintain a close relationship with our suppliers and subcontractors to improve quality, increase yields and lower manufacturing costs. The improvements in manufacturing yields and lower wafer, assembly, and testing costs, which offset some or all of the margin reduction that results from declining ASPs, and assist us to manage our gross margins. However, we expect our gross margin to fluctuate on a quarterly basis as a result of changes in ASPs due to product mix, new product introductions, transitions into volume manufacturing and manufacturing costs. Gross margin generally decreases if production volumes are lower as a result of decreased demand, which leads to a reduced absorption of our fixed manufacturing costs. Gross margin generally increases when the opposite occurs.

Key Financial and Operating Metrics

We regularly monitor several financial and operating metrics in order to measure our current performance and project our future performance. These metrics aid us in developing and refining our growth strategies and making strategic decisions.

	Year Ended December 31,
	2020	2019
	(dollars in thousands)
Revenues	56,910	60,041
% Gross margin	76.4%	79.0%
Net income (loss)	(19,635)	(25,934)
Net income margin	(34.5)%	(43.2)%
Adjusted EBITDA(1)	(16,366)	(24,082)
Adjusted EBITDA Margin(1)	(28.8)%	(40.1)%
Cash and cash equivalents and short-term deposits	61,570	79,334
Book to bill	1.1	0.94

(1)	Non-GAAP measure. Refer to “Non-GAAP Financial Measures” below for an explanation and reconciliation to closest equivalent GAAP metrics.

Revenues

See “—Components of Our Results of Operations—Revenues.”

Gross Margin

See “—Components of Our Results of Operations—Gross Profit.”

Net income (loss)

Net income (loss) is calculated as presented on our consolidated statement of income (loss) for the periods presented.

Net income margin

Net Income Margin is net income (loss) divided by our revenues.

Adjusted EBITDA

We calculate Adjusted EBITDA as net profit (loss) before financial income, net, income tax, equity in earnings of investee and depreciation and amortization, further adjusted to exclude share-based compensation, which may vary from period-to-period.

Adjusted EBITDA Margin

We calculate Adjusted EBITDA Margin as Adjusted EBITDA divided by revenues.

Book-to-bill ratio

We calculate the book-to-bill ratio as the ratio of orders received to the revenues, for a specific period, usually one quarter or one year. This metric is widely used in the semiconductor industry, where the semiconductor book-to-bill ratio is considered an important leading indicator of demand trends. A book-to-bill ratio above one means that more orders were received than filled, indicating strong demand.

Cash and cash equivalents and short-term deposits

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less. Short-term deposits are bank deposits with maturities over three months and up to one year. As of December 31, 2020, and 2019, short-term deposits were denominated in U.S. dollars and bore interest of 1.2% and 2.6%, respectively. Short-term deposits are presented on the balance sheet at their cost, including accrued interest.

Non-GAAP Financial Measures

We are presenting the following non-GAAP financial measures because we use them, among other things, as key measures for our management and board of directors in managing our business and evaluating our performance. We believe they also provide supplemental information that may be useful to investors. The use of these measures may improve comparability of our results over time by adjusting for items that may vary from period to period or not be representative of our ongoing operations.

These non-GAAP measures are subject to significant limitations, including those identified below. In addition, other companies may use similarly titled measures but calculate them differently, which reduces their usefulness as comparative measures. Non-GAAP measures should not be considered in isolation or as a substitute for GAAP measures. They should be considered as supplementary information in addition to GAAP operating and financial performance measures.

Adjusted EBITDA

We believe that Adjusted EBITDA is useful because it allows us and others to measure our performance without regard to items such as share-based compensation expense, depreciation, amortization and financial income, net and income taxes, as well as other items that can vary substantially depending on our financing and capital structure, and the method by which assets are acquired. We use Adjusted EBITDA and GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of performance and the effectiveness of our business strategies, and in communications with our board of directors. We may also use Adjusted EBITDA as a metric for determining payment of cash or other incentive compensation.

Limitations on the use of Adjusted EBITDA include the following:

•

although depreciation expense is a non-cash charge, the assets being depreciated may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•

Adjusted EBITDA excludes share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

•

Adjusted EBITDA does not reflect, to the extent applicable for a period presented: (1) changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or if applicable principal payments on debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us; and the expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results.

We calculate Adjusted EBITDA as net loss before net financial expense, income tax provision and depreciation and amortization, further adjusted to exclude share-based compensation which may vary from period-to-period.

The following table provides a reconciliation of net loss to Adjusted EBITDA.

	Year Ended December 31,
	2020	2019
	(dollars in thousands)
Net loss	(19,635)	(25,934)
Adjusted to exclude the following:
Financial income, net	(3,300)	(2,443)
Income Taxes	164	414
Equity in earnings of investee	(17)	(21)
Depreciation and amortization	1,093	1,038
Stock-based compensation expenses	5,329	2,864

Adjusted EBITDA	(16,366)	(24,082)

Components of Our Results of Operations

Revenues

Substantially all of our revenues are generated from selling products, mainly semiconductor products (chips). Revenues from product sales are recognized when our customers (which includes our distributors) obtain control over our product, typically upon shipment to such customer. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues.

For the years ended December 31, 2020 and 2019, most of our revenue came from our well-established audio-video business. However, we expect that the balance and mix of our revenue is going to change over time, as our automotive business grows.

Cost of revenues

Our cost of revenue includes cost of materials, such as the cost of wafers, costs associated with packaging and assembly, testing costs as well as shipping cost, depreciation cost of production equipment, cost of personnel (including stock-based compensation), costs of logistics and quality assurance and other expenses associated with manufacturing support. In addition, we incur royalty payment expenses for certain third-party intellectual property embedded in our chips, which represent between 1% and 3.5% of revenue earned, plus up to $0.10 per chip depending on the chip.

Despite the shortage in the semiconductor industry during 2020, we successfully managed our inventory levels in a conservative way and were able to fulfill all of our customers’ demand at the agreed standard lead time. In addition, we have not faced any increase in our bill of materials. However, as the semiconductor industry’s shortage pressure increases, we may be affected by this trend either in the form of extended lead time with respect to certain raw materials or in potential cost increases for certain raw materials that are in short supply.

As our product mix changes and the percentage of automotive revenue grows, we expect to experience some erosion in our gross margin, but we still expect that our overall gross margin will remain greater than 60% on average in the foreseeable future.

Gross profit

Gross profit, calculated as revenues less cost of revenues, has been, and will continue to be, affected by the following factors: balance and product mix between our audio-video products and automotive products; the mix of products with different pricing model; and the balance of direct customers versus indirect sales through distributors.

Operating Expenses

Research and development expenses

Research and development expenses consist primarily of personnel costs, including salaries, bonuses, share-based compensation and employee benefits costs, allocated facilities costs, professional services, IP and development tools licenses and depreciation. We expect research and development expenses to increase in future periods to support our growth, including continuing to invest in optimization, accuracy and reliability of our products and other technology improvements to support and drive efficiency in our operations. These expenses may vary from period to period as a percentage of revenue, depending primarily upon when we choose to make more significant investments.

In 2019 and 2020, most of our research and development expenses derived from the development of:

1.

The VA7000 family product, which is currently composed of 2 products transmitter and receiver. These products are expected to be the first in the industry to comply with new MIPI A-PHY standard. We expect samples of these products to be shipped to selected customers already before the end of 2021.

2.

The VS3000 product family that enables faster implementation for the customer due to its reach features and system level integration. The research and development expenses were focused on the silicon design and fabrication as well as the development of the necessary firmware required for the product. Another phase of investment was around the design of the evaluation and reference system that is necessary to ease the integration effort on the customer side, helping to accelerate and shorten their development cycle, and Valens’ time to market;

3.

Investments in the VA6000 Audio-Video version. We customized the VA6000 automotive solution to tailor it to the Audio-Video market requirements. The expenses were focused on customizing the DSP firmware to achieve longer cable distance as well as building the necessary evaluation and reference boards to help customers embed this product more quickly into their products.

Sales and marketing expenses

Sales and marketing expense consist of sales commissions, advertising costs, travel costs and payroll and other personnel related costs, including salaries, share-based compensation and employee benefits. We expect to increase sales and marketing expense to support the overall growth in our business.

General and administrative expenses

General and administrative expenses consist of payroll and other personnel related costs, including salaries, share-based compensation, employee benefits and expenses for executive management insurance expenses and other expenses. In addition, general and administrative expenses include fees for professional services and occupancy costs. We expect our general and administrative expenses to increase as we scale up headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the Securities Exchange Commission, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Financial income, net

Financial income, net, primarily consists of interest income from short-term deposits and gains/losses from foreign exchange fluctuations.

Income taxes

The statutory corporate tax rate in Israel was 23% for both 2020 and 2019. For the years ended December 31, 2020 and 2019, Valens operated at a loss position and therefore had no corporate tax liability other than current tax payments due to non-deductible expenses. As of December 31, 2020 and 2019, Valens had a net operating loss carry forward of approximately $85 million and $65 million, respectively.

Equity in earnings of investee

In March 2010, the Company incorporated, together with Samsung Electronics, LG Electronics and Sony Pictures Technologies Inc., the HDBaseT Licensing LLC (the “LLC”) in Oregon, USA. The Company holds a 25% stake in the LLC. The LLC’s purposes are (i) to hold, obtain, license and/or acquire rights to certain intellectual property associated with or connected to or related to technical specifications developed by the HDBaseT Alliance, an Oregon nonprofit mutual benefit corporation (hereafter the “Alliance”), to enter into licensing arrangements for such intellectual property as required by the intellectual property rights policy of the Alliance.

Investment in which the Company exercises significant influence and which is not considered a subsidiary is accounted for using the equity method, whereby the Company recognizes its proportionate share of the investee’s net income or loss after the date of investment.

Segment reporting

The chief operating decision maker (“CODM”) is the Company’s Chief Executive Officer, who makes resource allocation decisions and assesses performance based on financial information prepared on a consolidated basis, accompanied by disaggregated information about revenues, gross profit and operating loss by the two identified reportable segments. The Company’s business includes two operating segments based on the two markets the Company serves:

•

Audio-Video: The Company’ HDBaseT solutions for the Audio-Video market deliver superior, plug-and-play convergence and distribution of different interfaces, through a single long-distance category cable. The products sold into enterprise, industrial, digital signage, medical, residential and education markets.

•	Automotive: Valens Automotive delivers safe and resilient high-speed in-vehicle connectivity for advanced car architectures, realizing the vision of connected and autonomous cars.

For the purpose of evaluating financial performance and allocating resources, the CODM reviews financial information presented on a consolidated basis accompanied by disaggregated information on revenues, gross profit and operating loss by the two identified reportable segments, to make decisions about resources to be allocated to the segments and assess their performance.

Revenues and cost of goods sold are directly associated with the activities of a specific segment. Operating expenses directly, including general and administrative expenses, associated with the activities of a specific segment are charged to that segment. General and administrative expenses that cannot be attributed directly, are allocated evenly between segments. Other operating expenses are allocated to segments based on headcount ratio.

Results of Operations for the Year Ended December 31, 2020

The following table provides our consolidated statements of operations for the year ended December 31, 2020:

	Year Ended December 31,		$ Change	% Change
	2020	2019
	(dollars in thousands)
Revenues:
Audio-Video	54,843	59,053	(4,210)	(7.1)%
Automotive	2,067	988	1,079	109.2%

Consolidated	56,910	60,041	(3,131)	(5.2)%
Cost of revenues	(13,432)	(12,585)	(847)	6.7%
Gross profit (loss):
Audio-Video	43,609	47,699	(4,090)	(8.6)%
Automotive	(131)	(243)	112	(46.1)%

Consolidated	43,478	47,456	(3,978)	(8.4)%
Operating expenses:
Research and development expenses:
Audio-Video	(13,116)	(20,257)	7,141	(35.3)%
Automotive	(31,609)	(32,447)	838	(2.6)%

Consolidated	(44,725)	(52,704)	7,979	(15.1)%
Sales and marketing expenses:
Audio-Video	(6,625)	(8,046)	1,421	(17.7)%
Automotive	(7,032)	(9,570)	2,538	(26.5)%

Consolidated	(13,657)	(17,616)	3,959	(22.5)%

	Year Ended December 31,		$ Change	% Change
	2020	2019
	(dollars in thousands)
General and administrative expenses:
Audio-Video	(4,064)	(2,569)	(1,495)	58.2%
Automotive	(3,820)	(2,551)	(1,269)	49.7%

Consolidated	(7,884)	(5,120)	(2,764)	54.0%
Total operating expenses	(66,266)	(75,440)	9,174	(12.2)%
Operating income (loss) before financial income, net
Audio-Video	19,804	16,827	2,977	17.7%
Automotive	(42,592)	(44,811)	2,219	(5.0)%
Consolidated	(22,788)	(27,984)	5,196	(18.6)%
Financial income, net	3,300	2,443	857	35.1%

Loss before income taxes	(19,488)	(25,541)	6,053	(23.7)%
Income taxes	(164)	(414)	250	(60.4)%

Loss after income taxes	(19,652)	(25,955)	6,303	(24.3)%
Equity in earnings of investee	17	21	(4)	(19.0)%

Net loss	(19,635)	(25,934)	6,299	(24.3)%

Revenues

Revenues decreased by $3.1 million, or 5.2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019.

Revenues for Audio-Video decreased by $4.2 million, or 7.1%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily driven by the impact of COVID-19 on customers’ demand, especially with respect to end users’ Audio-Video and multimedia products used for public events. We observed this reduction in demand primarily in the U.S. and with projector manufacturers in Japan. However, at the same time, the Company experienced an increase in demand for its high-speed connectivity products driven by the need for products and infrastructure to support the remote use of medical equipment as well as video conferencing systems. The increase in demand for these applications was mainly a result of the COVID-19 effect and the need for social distancing. We expect this trend to continue as part of the “new normal” in a post-COVID-19 period.

Revenues for Automotive increased by $1.1 million, or 109.2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily driven by the increase in demand for the Company’s products by certain Tier 1 supplier customers serving a leading OEM. We believe that in the coming years, the volumes that we will sell to such Tier 1 suppliers in support of the current program will continue to grow, as the OEM customer plans to expand its use of our product into many of its car models. In addition, towards the end of 2020, the Company engaged with a leading truck manufacturer. We expect this project to transition into mass production within the next 18 to 24 months.

Cost of revenues

Cost of revenues increased $0.8 million, or 6.7%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to a temporarily low yield on certain production lots of one of the Company’s Automotive products that was resolved during the last quarter of 2020. In addition, the cost of revenues was affected by the sold products mix, as well as the portion of direct sales to system vendors versus indirect sales through distributors, as sales to distributers reflect the distribution commission as part of the ASP. The percentage of sales to distributors in 2020 and 2019 was 50% and 51% respectively.

Gross profit (loss)

Gross profit was $43.5 million, or 76.4% of revenues, for the year ended December 31, 2020, compared to $47.5 million for the year ended December 31, 2019, or 79.0% of revenues.

Gross profit for Audio-Video was $43.6 million, or 79.5% of revenues, for the year ended December 31, 2020, compared to $47.7 million, or 80.8% of revenues, for the year ended December 31, 2019. As stated above, the COVID-19 pandemic influenced the product mix that was sold in the Audio-Visual segment in 2020 compared to 2019.

Gross loss for Automotive was $0.1 million, or 6.3% of revenues, for the year ended December 31, 2020, compared to $0.2 million, or 24.6% of revenues, for the year ended December 31, 2019.

The decrease in gross loss in the Automotive segment was due to a number of factors: 1) Changes in the product mix. In 2019, approximately 50% of the Automotive revenues were from the sale of high-margin evaluation boards to customers that evaluate the Company’s products compared to 25% in 2020 and 2) temporarily low yields of certain production lots of one of the Company’s Automotive products that was resolved during the fourth quarter of 2020 but negatively affected the first three quarters of 2020. As the chip volumes sold in the Automotive segment increase, the fixed costs of production will remain relatively stable and therefore the incremental gross profit will primarily reflect the difference between the products’ ASP and the direct bill of materials, which will positively impact the overall gross profit margin. The Company anticipates that the Automotive gross profit will increase significantly over time based on large expected increases in sales volumes.

Operating expenses

Research and development expenses

Research and development expenses decreased $8.0 million, or 15.1%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily for Audio-Video, which decreased $7.1 million, or 35.3%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily driven by the decrease in payroll expenses due to a shift of employees to development projects related to Automotive, planned reduction of R&D headcount during the June quarter of 2020 due to the expected reduction in revenues resulting from COVID-19 impacts and a one-time repayment in 2019 of approximately $2.0 million to the Israeli Innovation Authority (“IIA”) for grants in the same amount received from the IIA in 2016 related to a development project (the “Grant Repayment”).

Automotive research and development expenses decreased $0.8 million, or 2.6%, for the year ended December 31, 2020 compared to the year ended December 31, 2019.

Sales and marketing expenses

Sales and marketing expenses decreased $4.0 million, or 22.5%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The variance is driven primarily by the Grant Repayment during 2019, offset by an increase of expenses related to licensing of intellectual property embedded within our developed products during 2020 in the total amount of $1.3 million.

Sales and marketing expenses for Audio-Video decreased $1.4 million, or 17.7%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. Sales and marketing expenses for Automotive decreased $2.5 million, or 26.5%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease in expenses in both segments was primarily driven by the impact that the pandemic had on our business, which led to a planned reduction of the sales and marketing headcount during the June quarter of 2020 and a substantial decrease in travel and exhibition expenses over the course of 2020.

General and administrative expenses

General and administrative expenses increased $2.8 million, or 54.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019.

General and administrative expenses for Audio-Video increased $1.5 million, or 58.2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. General and administrative expenses for Automotive increased $1.3 million, or 49.7%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily driven by an increase in stock-based compensation expenses in 2020.

Financial income, net

Finance income increased $0.9 million, or 35.1%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily driven by the devaluation of the U.S. dollar compared to the Israeli shekel. This increase was partially offset by the 2020 reduction of the interest received on short-term deposits due to lower interest rates in 2020 as compared to 2019.

Loss before income taxes

Loss before income taxes decreased $6.1 million, or 23.7%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily driven by the savings in operating expenses as described above.

Income taxes

Income taxes decreased $0.3 million, or 60.4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily driven by the decrease in taxes paid by the Company in Israel for non-deductible expenses such as Company’s social events, which in light of COVID-19, the Company did not perform in 2020.

Liquidity and Capital Resources

Our primary cash needs are for working capital, contractual obligations and other commitments. During the years 2020 and 2019 we had net cash outflows from our operating activities in the amount of $19,606 thousand and $21,617 thousand, respectively. To date, we have financed our operations primarily through private equity financings as well as from cash flow generated by our profitable Audio-Video business.

As we present the redeemable convertible preferred shares as temporary equity (mezzanine), in the total amount of $149,611 thousand as of December 31, 2020 and 2019, we report an accumulated shareholders’ deficit in the amount of $82,223 thousand and $68,323 thousand, as of December 31, 2020 and 2019, respectively composed of $21,251 thousand and 15,516 thousand of ordinary shares and additional paid-in capital, minus, $103,474 thousand and $83,839 thousand of accumulated deficit, as of December 31 2020 and 2019, respectively.

As part of our growth strategy, we have made and expect to continue to make significant investments in research and development and in our technology platform. We also consider potential future acquisitions. Depending on the magnitude and timing of our growth investments and the potential size and structure of any future acquisitions, we may decide to supplement our available cash from operations with the issuance of additional equity or debt securities and/or secure other loans, which could be material.

As of December 31, 2020 we had $26.3 million of cash and cash equivalents and $35.3 million in short-term deposits that we believe are sufficient to support the working capital needs of the Company for at least the 12 month period from the date of this prospectus/proxy statement. These funds, together with net proceeds from the SPAC and the PIPE, will provide us with more liquidity that will allow us to accelerate our growth plans and products offering expansion.

In light of the recent worldwide COVID-19 pandemic, we are closely monitoring the effect that current economic conditions may have on our working capital requirements. To date, the pandemic has not had a material negative impact on our cash flow or liquidity. We cannot provide any assurance regarding future possible COVID-19-related impacts on our business.

Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors.”

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,
	2020	2019
	(dollars in thousands)
Cash Flow Data:
Net cash used in operating activities	(19,606)	(21,617)
Net cash provided by investing activities	28,314	10,569
Net cash provided by financing activities	406	132
Effect of exchange rate changed on cash and cash equivalents	1,646	429

Net increase (decrease) in cash and cash equivalents	10,760	(10,487)

Operating Activities

During the year ended December 31, 2020, net cash used in operating activities was $19.6 million, primarily resulting from our net loss of $19.6 million.

During the year ended December 31, 2019, net cash used in operating activities was $21.6 million, primarily resulting from our net loss of $25.9 million and offset by working capital adjustments of $4.3 million.

Investing Activities

During the year ended December 31, 2020, net cash provided by investing activities was $28.3 million, consisting of $29.2 million of proceeds received from short-term deposits, offset by $0.9 million in purchases of property and equipment.

During the year ended December 31, 2019, net cash provided by investing activities was $10.6 million, consisting of $12.0 million of proceeds received from short-term deposits, offset by $1.4 million in purchases of property and equipment.

Financing Activities

During the years ended December 31, 2020 and 2019, net cash provided by financing activities was $0.4 million and $0.1 million respectively, due to proceeds received from stock option exercises by certain employees of the Company.

Contractual Obligations

The following table discloses aggregate information about material contractual obligations and the periods in which they are due as of December 31, 2020. Future events could cause actual payments to differ from these estimates.

	2021	2022	2023	Thereafter
Operating Leases	$1,798	$1,634	$272	$0
Non-cancellable purchase obligations:
To supply chain vendors	$12,417
To intellectual property vendors (including development tools)	$3,102	$512	$0	$0

Total contractual obligations	$17,317	$2,146	$272	$0

The commitment amounts in the table above are associated with contracts and/or outstanding purchase orders to certain vendors of the Company that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under such contracts. The table does not include obligations under purchase orders that we can cancel without a significant penalty or royalty payments based on sales volumes.

Off-Balance Sheet Arrangements

During the periods presented, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K, such as the use of unconsolidated subsidiaries, structured finance, special purpose entities or variable interest entities.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition results of operations are based upon our consolidated financial statements included elsewhere in this registration statement. The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.

Our critical accounting policies are those that materially affect our consolidated financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our consolidated financial statements. We believe that the critical accounting policies listed below involve the most difficult management decisions because they require the use of significant estimates and assumptions as described above.

In prior year periods, there were not material differences between management’s estimates and actual results, reflecting management’s long-term experience in leading semiconductor operations and in accurately estimating the company’s performance.

See Note 2 to our audited financial statements included elsewhere in this registration statement for more information.

Revenue Recognition

We apply ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). Under ASC 606, we recognize revenue when a customer obtains control of promised goods or services, in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. To determine revenue recognition for arrangements that we determine are within the scope of ASC 606, we perform the following five steps:

(i) Identify the contract(s) with a customer;

(ii) Identify the performance obligations in the contract;

(iii) Determine the transaction price;

(iv) Allocate the transaction price to the performance obligations in the contract;

(v) Recognize revenue when (or as) the performance obligation is satisfied.

Upon adoption of ASC 606 on January 1, 2019, we analyzed the contracts that were signed and not yet completed before the effective date and found no material impact on our consolidated financial statements as a result of the transition into the new accounting standard. No cumulative adjustment to accumulated deficit was recorded as a result of ASC 606 implementation.

We use the following practical expedients that are permitted under the rules:

•

We recognize the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that we otherwise would have recognized is one year or less. These costs are included in sales and marketing expenses.

•

When a contract with a customer includes a material right to acquire future goods or services that are similar to the original goods or services in the contract and are provided in accordance with the terms of the original contract, we allocate the transaction price to the optional goods or services by reference to the goods or services expected to be provided and the corresponding expected consideration.

•

We apply the practical expedient of allowing us to disregard the effects of a financing component if the period between when we transfer the promised services to the customer and when the customer pays for the services will be one year or less.

We generate revenues from selling products, mainly semiconductor products (or “chips”). Revenues from product sales are recognized when the customer (which includes distributors), obtains control over our product, typically upon shipment to the customer. Taxes collected from our customers relating to product sales and remitted to governmental authorities are excluded from revenues.

We do not grant a right of return, refund, cancelation or termination. From time to time, to incentivize certain distributors to increase demand, we provide them with the right to free or discounted products in future periods that provides a right to the customer subject to such distributor meeting pre-defined volume conditions. In recognizing the revenue from the sale to such distributors, prior to the actual meeting of such volume conditions, the Company recognizes only the portion of the revenue that is certain, assuming that such conditions have been met in full. The Company recognizes the full revenue in such engagements upon the earlier of: (i) the transfer of the entire volume, including the free or discounted products and (ii) the right expires without exercise by the distributor. As of December 31, 2020 and 2019, the deferred revenues for such rights were $76 thousand and $0 thousand, respectively.

We generally provide to our customers a limited warranty assurance that the sold products are in compliance with the applicable specifications at the time of delivery. Under our standard terms and conditions of sale, liability for certain failures of product during the stated warranty periods are usually limited to repair or replacement of defective items.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718-10. Under ASC 718-10, stock-based awards, including stock options, are recorded at fair value as of the grant date and recognized to expense over the employee’s, directors and consultants’ requisite service period (generally the vesting period) which we have elected to amortize on a straight-line basis. ASC 718-10 also requires forfeitures to be estimated at the time of grant and revised if necessary, in subsequent periods if actual forfeitures differ from those estimates. We use historical data as well as trends in the employment market to estimate pre-vesting option forfeitures.

We use the Black-Scholes option-pricing model to determine the fair value of stock options using the following assumptions:

	Year Ended December 31,
	2020	2019
Volatility	48.15%	45.85%
Risk-free interest	0.42%-1.69%	1.62%-2.60%
Dividend yield	0%	0%
Expected Term (in years)	6-10	6-10
Portion of Forfeited Options (based on management estimations)	4.5%	7%

Fair Value of Valens Ordinary Shares. As Valens ordinary shares have not been publicly traded, the fair value was determined by our board of directors, with input from management, which was assisted by third-party valuation specialists.

Risk-Free Interest Rate. The risk-free rate for the expected term of the options is based on the Black-Scholes option-pricing model on the yields of U.S. Treasury securities with maturities appropriate for the expected term of employee share option awards.

Expected Term. The expected term is calculated using the simplified method, as we have concluded that our historical share option exercise experience does not provide a reasonable basis to estimate the expected option term.

Expected Volatility. We estimate the volatility of our common stock by using the volatility rates of our peer companies.

Expected Dividend Yield. We do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend yield of zero in our option-pricing models.

Ordinary Shares Valuations

The fair value of the Valens ordinary shares underlying our equity awards was determined by our board of directors, after considering third-party valuations and input from management. The valuations of our ordinary shares were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “Guidelines”).

The assumptions we use in the valuation models include, inter alia, the following factors:

•	the prices, rights, preferences, and privileges of our preferred shares relative to our common share;

•	our operating and financial performance;

•	current business conditions and projections;

•	the likelihood of achieving a liquidity event, such as an initial public offering or sale of our company including the timing of such events, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability of the Valens Ordinary Shares underlying the granted options; and

•	the market performance of comparable publicly-traded companies.

In valuing Valens ordinary shares, absent an arm’s-length current/recent round of financing, the fair value of our business, or equity value, was determined using both the income approach and an IPO scenario. The income approach estimates value based on the expectation of future cash flows that the company will generate, which are similar to those used in the prospective financial information (see table in p. 72) together with Company’s estimates with respect to the required capital expenses (CAPEX). These future cash flows are discounted to their present values using a discount rate (weighted average cost of capital (“WACC”)) based on the capital rates of return for comparable publicly traded companies and is adjusted to reflect the risks inherent in the Company’s cash flows relative to those inherent in the companies utilized in the discount rate calculation. The IPO scenario estimates value based on a comparison of the Company to comparable public companies in a similar line of business. If the Company had made different assumptions than those used with these two approaches, then the valuation of the Company’s Ordinary Shares could have been different, therefore, its share-based compensation expense, net loss and net loss per ordinary share could vary. For example, the Company attributed a higher probability for the non-IPO scenario, based on the management’s assessment as of the valuation date. In addition Company’s management assumed different discount rates due to lack of marketability in both scenarios.

Company’s valuations were prepared in accordance with the Guidelines, which prescribe several valuation approaches for setting the value of an enterprise, such as the cost, income and IPO scenario, and various methodologies for allocating the value of an enterprise to the Company’s ordinary shares. The option pricing method, or OPM, which treats Company’s security classes as call options on total equity value and allocates its equity value across its security classes based on the rights and preferences of the securities within the capital structure under an assumed liquidation event. The OPM method is used when the range of possible future outcomes is difficult to predict and forecasts would be highly speculative. The Company believed this method was applicable given the expectation of various potential liquidity outcomes and the difficulty of selecting appropriate enterprise values given no public market for Company’s shares. Beginning in January 1st 2020, for options granted as of such date, the Company utilized a hybrid model of two scenarios: (1) the OPM that was based on a Discount Cash Flow method, or DCF; and (2) Probability Weighted Expected Return Method (“PWERM”).

OPM: The DCF method relies on the premise that the value of an investment is equal to the present value of the income that it can expect to generate going forward. From an investor’s standpoint, these future income streams represent the dividend paying (i.e. distribution-paying) capacity of the company, or in the case of a leveraged company, monies available for all invested capital (i.e. interest -bearing debt plus owner’s capital).

PWERM: Considered the management’s expectations regarding a future IPO event and the likelihood of such event to occur by December 31st, 2021 in light of the progress in discussions in connection with a potential business combination transaction. Then, an incremental lack of marketability discount (different than the one used in the OPM method) was applied to the value of the Company’s Ordinary Shares to arrive at the fair value per ordinary share under each method.

Upon completion of this transaction, the Valens ordinary shares will be publicly traded, and we will rely on the closing price of the shares as reported on the date of grant to determine the fair value of the shares.

Fair Value of Financial Instruments

The FASB ASC Topic 820, Fair Value Measurements and Disclosures (“Topic 820”), establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under Topic 820 are described below:

Level 1—Quoted prices in active markets for identical assets or liabilities;

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair values of the assets or liabilities.

The Company’s financial instruments consist of cash, cash equivalents, short-term bank deposits, trade accounts receivable and trade accounts payable as well as the warrants liability. Other than the warrants liability (see below), the recorded amounts approximate their respective fair value because of the liquidity and short period of time to maturity, receipt or payment of these instruments.

The Company’s financial instrument which is considered as a Level 3 measurement is the warrants liability. The same above-described assumptions that served as a basis for the Ordinary Shares valuation that was prepared in accordance with the Guidelines were used for determining the warrants liability. If the Company had made different assumptions than those used in preparing these valuations such as a different probability for the IPO scenario or the estimation of the time until IPO, then the warrant liability could have been different, therefore, the Company’s financial expenses, net loss and net loss per ordinary share could vary.

Inventories

Inventories are comprised of finished goods as well as work in process that is planned to be sold to our customers and is presented at the lower of cost or net realizable value, based on the “first-in, first-out” basis. Most inventories are stored at the last production sites and are distributed from these locations. Inventories are reduced for write-downs based on periodic reviews for evidence of slow-moving or obsolete parts.

The determination of the valuation of our inventories involve consideration by the management of the Company with respect to:

(1)	quantities of finished goods and work in process required for the fulfillment of customers’ demand.

(2)

the date of manufacturing of the inventories (“date code”) and the Company’s ability to sell such inventories prior to their expiry date as well as their applicable net realizable value. In 2020 and 2019, the inventory write-down totaled to $73 thousands (representing 0.54% of the 2020 cost of goods sold), and $170 thousands (representing 1.35% of the 2019 cost of goods sold), respectively.

(3)	potential schedule delays by customers may affect inventories valuation.

(4)

the need to increase inventories in light of the shortage in the global semiconductor market as well as the increase of lead time from the supply chain, together with the need to maintain sufficient inventory levels to ensure competitive performance, are balanced against the risk of inventory obsolescence due to rapidly changing technology and customer requirements.

Recent Accounting Pronouncements

See the section titled “Summary of Significant Accounting Policies” in Note 2 of the notes to our consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in inflation, exchange rates or interest rates. We do not hold financial instruments for trading purposes.

Foreign Currency Exchange Risk

The U.S. dollar is our functional currency. Substantially all of our revenue was denominated in U.S. dollars for the years ended December 31, 2020 and 2019, however certain operating expenses were denominated in the Israeli shekel, mainly payroll.

Future increases or decreases of the Israeli shekel, which is the main non-US dollar currency that is primarily used to pay the Israeli payroll, as well as some of the overhead expenses in Israel (e.g. office leases and municipal taxes), against the U.S. dollar may have significant impact on the Consolidated Statements of Income (loss).

Interest Rate Risk

Interest rate risk is the risk that the value or yield of fixed-income investments may decline if interest rates change. Fluctuations in interest rates may impact the level of interest expense recorded on future borrowings, as well as interest income from short-term deposits. We do not enter into derivative financial instruments, including interest rate swaps, for hedging or speculative purposes.

Credit Risk

Credit risk with respect to accounts receivable is generally not significant, as we routinely assess the creditworthiness of our partners and clients. We generally have not experienced any material losses related to receivables from customers during the years ended December 31, 2020 and 2019. We do not require collateral. Due to these factors, no additional credit risk is believed by management to be probable in our accounts receivable as of December 31, 2020.

As of December 31, 2020, we maintained, in banks, primarily in the United States and Israel, cash balances and other short term, highly liquid investments with original maturities of less than one year at the time of purchase. In the United States, our funds are maintained with a commercial bank, which is insured by the U.S. Federal Deposit Insurance Corporation, or FDIC (currently up to a maximum of $250,000). In Israel, commercial banks do not have government-sponsored deposit insurance. At various times, we have deposits in excess of the maximum amounts insured by the FDIC. Historically we have not experienced losses related to these balances and believe our credit risk in this area is minimal.

Emerging Growth Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of PTK and Valens, adjusted to give effect to the Business Combination and consummation of the Transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

PTK is a blank check company incorporated in Delaware on August 19, 2019. PTK was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. At December 31, 2020, there was approximately $115 million held in the Trust Account.

Valens was incorporated in the State of Israel on October 26, 2006. Valens is a leading provider of semiconductor products, pushing the boundaries of connectivity by enabling long-reach, high-speed video and data transmission for the professional audio-video and automotive industries. Valens is headquartered in Hod Hasharon, Israel.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 assumes that the Transactions occurred on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 present pro forma effect to the Transactions as if they had been completed on January 1, 2020.

The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with PTK’s audited financial statements as of December 31, 2020, as restated, and Valens’ audited financial statements as of December 31, 2020 and related notes, the sections titled “PTK’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Valens’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Under both the No Redemption and Maximum Redemption (both terms, as defined below) scenarios, the Business Combination will be accounted for as a recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. It has been determined that Valens will be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Valens’ existing shareholders will have the greatest voting interest in the combined entity under the No Redemption and Maximum Redemption (in both cases, as defined below) scenarios.

•	Valens’ directors will represent the majority of the board of directors of the combined company following the consummation of the Business Combination;

•	Valens’ senior management will be the senior management of the combined company following the consummation of the Business Combination;

•	Valens’ is the larger entity based on historical operating activity and has the larger employee base.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•	Assuming No Redemptions: This presentation assumes that no PTK stockholders exercise redemption rights with respect to their public shares (the “No Redemption”).

•

Assuming Maximum Redemptions: This presentation assumes that all PTK stockholders holding 10,500,000 shares of PTK Common Stock will exercise their redemption rights for the $105,000,000 of funds in PTK’s trust account (excluding a shareholder that committed to support the business combination and not to redeem its shares in PTK) (the “Maximum Redemption”). Pursuant to the Business Combination Agreement the Company shall not be obligated to consummate the Transactions unless such Transactions will yield to the Company at least $215,000,000 Aggregate Transaction Proceeds before the payment of any Valens transaction expenses and PTK transaction expenses. Furthermore, PTK will only proceed with the Business Combination if it will have net tangible assets of at least $5.0 million upon consummation of the Business Combination.

Description of the Transactions

On May 25, 2021, PTK entered into the Business Combination Agreement with Valens and Merger Sub. Pursuant to the Business Combination Agreement, Merger Sub will merge with and into PTK, with PTK surviving the merger. As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Business Combination Agreement, PTK will become a wholly owned subsidiary of Valens, with the securityholders of PTK becoming securityholders of Valens.

Pursuant to the Business Combination Agreement, immediately prior to at the effective time of the Business Combination (the ”Effective Time”), (i) each Valens preferred share will be converted into one Valens ordinary share in accordance with Valens’s organizational documents and (ii) immediately following such conversion but prior to the Effective Time, Valens will effect the Stock Split. Pursuant to the Business Combination Agreement and assuming the Capital Restructuring has occurred, at the Effective Time (a) each share of PTK Common Stock outstanding immediately prior to the Effective Time will be exchanged for one Valens ordinary share (after giving effect to the Capital Restructuring), and (b) each PTK warrant outstanding immediately prior to the Effective Time will be assumed by Valens and will become a Valens warrant, with the number of Valens ordinary shares underlying the Valens warrants and the exercise price of such Valens warrants subject to adjustment in accordance with the Business Combination Agreement in the event of a stock split, share dividend or distribution, or any change in Valens’ share capital by reason of any split-up reverse stock split, recapitalization, combination, reclassification, exchange of shares. In addition, the Private Warrants will be amended such that there is no change in terms (including as to lack of redemption and cashless exercise) based on the identity of the holder thereof. Furthermore, the Sponsor has entered into an agreement under which 35% of the Valens ordinary shares it will receive in respect of its PTK common stock will be subject to forfeiture if certain price targets for the Valens ordinary shares are not achieved within a certain period of time after the Effective Time or if an M&A Transaction does not occur at a certain minimum price (the “Forfeiture Shares”).

PIPE

Concurrently with the execution of the Business Combination Agreement, Valens and the PIPE Investors entered into the Subscription Agreements providing for the purchase by the PIPE Investors at the Effective Time of an aggregate of 12,500,000 Valens ordinary shares at a price per share of $10.00 for gross proceeds to the Company of $125.0 million. The price per share to be paid by the PIPE Investors pursuant to the Subscription Agreements assumes the consummation of the Capital Restructuring. The closing of the PIPE is conditioned upon the concurrent consummation of the transactions contemplated by the Business Combination Agreement.

Consideration.

The following represents the aggregate gross merger consideration under the No Redemption and Maximum Redemption scenarios, assuming no Valens warrants issued to PTK warrant holders in accordance with the Business Combination Agreement have been exercised:

	Assuming No Redemption		Assuming Maximum Redemption
(in thousands, except share amounts) (a)	Purchase Price	Shares Issued	Purchase Price	Shares Issued
Share Consideration to PTK Shareholders	$115,000,000	11,500,000	$10,000,000	1,000,000
Share Consideration to PTK Sponsor	—	1,868,750	—	1,868,750
PIPE subscription	$125,000,000	12,500,000	$125,000,000	12,500,000

(a)	The value of ordinary shares is reflected at $10 per share, assuming the consummation of the expected Capital Restructuring.

The following summarizes the unaudited pro forma Valens ordinary shares outstanding under the No Redemption and Maximum Redemption scenarios, assuming no Valens warrants issued to PTK warrant holders in accordance with the Business Combination Agreement have been exercised:

Ownership (As of December 31, 2020)

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
PTK	11,500,000	11.1%	1,000,000	1.1%
Sponsors (a)	1,868,750	1.8%	1,868,750	2.0%
Existing Valens Shareholders (b)	77,502,475	75.0%	77,502,475	83.5%
PIPE	12,500,000	12.1%	12,500,000	13.4%

Total Company Ordinary Shares Outstanding as of December 31, 2020	103,371,225	100%	92,871,225	100%

(a)

Calculated based on 65% of the total Sponsor shares (2,875,000) that are classified as equity, as the remaining Forfeiture Shares are subject to forfeiture and classified as liabilities, although they are considered outstanding shares and are entitled to voting rights and distributions.

(b)

Calculated as of December 31, 2020, on the basis of 77,502,475 Valens ordinary shares outstanding after giving effect to the conversion of all the Valens preferred shares into Valens ordinary shares and the Stock Split according to an assumed ratio of 1:0.6588, which ratio is subject to change. The conversion factor is calculated as the product of A / B, where “A” reflects the Total Deal Value of Valens divided by $10 and “B” reflects the total outstanding shares and vested options of Valens immediately prior to such Stock Split.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 is based on the historical financial statements of PTK and Valens. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF December 31, 2020

(in thousands, assuming Maximum Redemption)

	As of December 31, 2020					As of December 31, 2020
	Valens (Historical)	PTK (Restated Historical)		Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	26,316	333		108,788	(A)	135,437
Short term deposits	35,254	—		—		35,254
Trade account receivables	8,679	—		—		8,679
Inventories	3,159	—		—		3,159
Prepaid expenses and other current assets	2,969	64		—		3,033

		—
TOTAL CURRENT ASSETS	76,377	397		108,788		185,562
NON-CURRENT ASSETS:
Property and equipment, net	2,353	—		—		2,353
Other assets	435	—		—		435
Cash and securities held in Trust Account	—	115,006		(115,006)	(C)	—

TOTAL LONG TERM ASSETS	2,788	115,006		(115,006)		2,788
TOTAL ASSETS	79,165	115,403		(6,218)		188,350

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Trade account payables	1,787	400		—		2,187
Accrued compensation	3,950	—		—		3,950
Other current liabilities	5,427	278		—		5,705

TOTAL CURRENT LIABILITIES	11,164	678				11,842

LONG TERM LIABILITIES
Warrants liability	568	5,180		(5,748)	(K1), (K2)	—
Forfeiture Shares liability				7,795	(H)	7,795
Deferred underwriting commissions	—	4,025		(4,025)	(I)	—
Other long-term liabilities	45	—		—		45

TOTAL LONG-TERM LIABILITIES	613	9,205		1,978		7,840

TOTAL LIABILITIES	11,777	9,883		1,978		19,682

Redeemable convertible preferred shares(**)	149,611	—		(149,611)	(E)	—
Common Stock Subject to Possible Redemption(***)		100,520		(100,520)	(F)	—

SHAREHOLDERS’ EQUITY (DEFICIT):
Ordinary shares(****)	40	(*	)	—		40
Additional paid-in capital	21,211	7,455		250,914	(G)	279,580
Accumulated deficit	(103,474)	(2,455)		5,023	(M)	(110,952)

Total shareholders’ equity (deficit)	(82,223)	5,000		245,891		168,668

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY (DEFICIT)	79,165	115,403		(6,218)		188,350

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF December 31, 2020

(in thousands, assuming No Redemption)

	As of December 31, 2020					As of December 31, 2020
	Valens (Historical)	PTK (Restated Historical)		Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	26,316	333		213,794	(A)	240,443
Short term deposits	35,254	—		—		35,254
Trade account receivables	8,679	—		—		8,679
Inventories	3,159	—		—		3,159
Prepaid expenses and other current assets	2,969	64		—		3,033

		—
Total current assets	76,377	397		213,794		290,568
NON-CURRENT ASSETS:
Property and equipment, net	2,353	—		—		2,353
Other assets	435	—		—		435
Cash and securities held in Trust Account	—	115,006		(115,006)	(C)	—

Total long term assets	2,788	115,006		(115,006)		2,788
TOTAL ASSETS	79,165	115,403		98,788		293,356

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Trade account payables	1,787	400		—		2,187
Accrued compensation	3,950	—		—		3,950
Other current liabilities	5,427	278		—		5,705

Total current liabilities	11,164	678		—		11,842

LONG TERM LIABILITIES
Warrants liability	568	5,180		(5,748)	(K1), (K2)	—
Forfeiture Shares liability				7,795	(H)	7,795
Deferred underwriting commissions	—	4,025		(4,025)	(I)	—
Other long-term liabilities	45	—		—		45

Total long-term liabilities	613	9,205		1,978		7,840

Total liabilities	11,777	9,883		1,978		19,682

Redeemable convertible preferred shares(**)	149,611	—		(149,611)	(E)	—
Common stock subject to possible redemption(***)	—	100,520		(100,520)	(F)	—
SHAREHOLDERS’ EQUITY (DEFICIT): Ordinary shares(****)	40	(*	)	—		40
Additional paid-in capital	21,211	7,455		355,457	(G)	384,123
Accumulated deficit	(103,474)	(2,455)		4,560	(M)	(110,489)

Total shareholders’ equity (deficit)	(82,223)	5,000		350,897		273,674

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY (DEFICIT)	79,165	115,403		98,788		293,356

(*) Less than $1 thousands.

(**) Represents the following:

Valens (Historical): Series A Redeemable Convertible Preferred Shares of NIS 0.01 par value; 38,000,000 Shares authorized; 32,901,384 Shares issued and outstanding as of December 31, 2020; Series B-1 Redeemable Convertible Preferred Shares of NIS 0.01 par value; 11,000,000 Shares authorized; 9,957,400 Shares issued and outstanding as of December 31, 2020; Series B-2 Redeemable Convertible Preferred Shares of NIS 0.01 par value; 19,000,000 Shares Authorized; 18,670,270 Shares issued and outstanding as of December 31, 2020; Series C Redeemable Convertible Preferred Shares of NIS 0.01 par value; 9,425,000 Shares Authorized; 9,424,938 Shares issued and outstanding as of December 31, 2020; Series D Redeemable Convertible Preferred Shares of NIS 0.01 par value; 19,313,650 Shares authorized; 19,313,646 Shares issued and outstanding as of December 31, 2020; Series E Redeemable Convertible Preferred Shares of NIS 0.01 par value; 11,205,179 Shares authorized; 11,080,674 Shares issued and outstanding as of December 31, 2020.

Pro Forma Combined: Series A Redeemable Convertible Preferred Shares of no-par value; 0 Shares authorized, issued and outstanding as of December 31, 2020; Series B-1 Redeemable Convertible Preferred Shares of no-par value; 0 Shares authorized, issued and outstanding as of December 31, 2020; Series B-2 Redeemable Convertible Preferred Shares of no-par value; 0 Shares authorized, issued and outstanding as of December 31, 2020; Series C Redeemable Convertible Preferred Shares of no-par value; 0 Shares Authorized, Issued and outstanding as of December 31, 2020; Series D Redeemable Convertible Preferred Shares of no-par value; 0 Shares authorized, issued and outstanding as of December 31, 2020; Series E Redeemable Convertible Preferred Shares of no-par value; 0 Shares authorized, issued and outstanding as of December 31, 2020.

(***) Represents the following:

PTK (Historical): Common stock of $0.0001 par value subject to possible redemption, 10,052,015 shares at $10.00 per share as of December 31, 2020.

Pro Forma Combined: Common stock of no-par value subject to possible redemption, 0 shares as of December 31, 2020.

(****) Represents the following:

PTK (Historical): Common stock, $0.0001 par value; 100,000,000 shares authorized; 4,322,985 shares issued and outstanding (excluding 10,052,015 shares subject to possible redemption) as of December 31, 2020.

Valens (Historical): Ordinary Shares of NIS 0.01 par value; 144,460,656 Shares authorized as of December 31, 2020; 16,294,128 Shares issued and outstanding as of December 31, 2020.

Pro Forma Combined (following the reverse split as part of the Capital Restructuring) – Ordinary Shares of no par value; 700,000,000 Shares authorized as of December 31, 2020; Under the No Redemption Scenario: 103,371,225 Shares issued and outstanding as of December 31, 2020. Under the Maximum Redemption Scenario: 92,871,225 Shares issued and outstanding as of December 31, 2020.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED December 31, 2020

(in thousands, except share and per share data, assuming Maximum Redemption)

	For the year ended December 31, 2020
	Valens	PTK (Restated Historical)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues	56,910	—	—		56,910
Cost of revenues	(13,432)	—	—		(13,432)

Gross profit	43,478	—	—		43,478
Operating expenses:
Research and development	(44,725)	—	—		(44,725)
Sales and marketing	(13,657)	—	—		(13,657)
General and administrative	(7,884)	(731)	(7,472)	(B),(L)	(16,087)

Total operating expenses	(66,266)	(731)	(7,472)		(74,469)

Operating loss	(22,788)	(731)	(7,472)		(30,991)
Financial income (expenses), net	3,300	(1,721)	1,830	(N), (K1), (K2)	3,409

Loss before income taxes	(19,488)	(2,452)	(5,642)		(27,582)
Income taxes	(164)	—	—		(164)
Equity in earnings of investee	17	—	—		17

Net loss	(19,635)	(2,452)	(5,642)	(O)	(27,729)

Net loss per share attributable to ordinary shareholders, basic and diluted	(2.154)	(0.76)
Weighted-average ordinary shares outstanding, basic and diluted	15,770,147	3,246,580
Pro forma net loss per share attributable to ordinary shareholders, basic and diluted					(0.300)
Pro forma weighted average ordinary shares outstanding, basic and diluted					92,526,028

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED December 31, 2020

(in thousands, except share and per share data, assuming No Redemption)

	For the year ended December 31, 2020
	Valens	PTK	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues	56,910	—	—		56,910
Cost of revenues	(13,432)	—	—		(13,432)

Gross profit	43,478	—	—		43,478
Operating expenses:
Research and development	(44,725)	—	—		(44,725)
Sales and marketing	(13,657)	—	—		(13,657)
General and administrative	(7,884)	(731)	(7,015)	(B),(L)	(15,630)

Total operating expenses	(66,266)	(731)	(7,015)		(74,012)

Operating loss	(22,788)	(731)	(7,015)		(30,534)
Financial income (expenses), net	3,300	(1,721)	1,836	(K1), (K2)	3,415

Loss before income taxes	(19,488)	(2,452)	(5,179)		(27,119)
Income taxes	(164)	—	—		(164)
Equity in earnings of investee	17	—	—		17

Net loss	(19,635)	(2,452)	(5,179)	(O)	(27,266)

Net loss per share attributable to ordinary shareholders, basic and diluted	(2.154)	(0.76)
Weighted-average ordinary shares outstanding, basic and diluted	15,770,147	3,246,580
Pro forma net loss per share attributable to ordinary shareholders, basic and diluted					(0.265)
Pro forma weighted average ordinary shares outstanding, basic and diluted					103,026,028

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 is based on the historical financial statements of Valens and PTK. The transaction accounting adjustments for the transaction consist of those necessary to account for the transaction.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Valens and PTK did not have any historical relationship prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Valens consolidated balance sheet as of December 31, 2020, and the related notes for the year ended December 31, 2020 included elsewhere in this proxy statement/prospectus; and

•	PTK ‘s balance sheet as of December 31, 2020, as restated, and the related notes for year ended December 31, 2020, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Valens condensed consolidated statements of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•	PTK ‘s condensed statement of operations for the year ended December 31, 2020, as restated, and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Valens after the Business Combination. They should be read in conjunction with the historical financial statements and notes thereto of Valens and PTK. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that Valens believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Valens believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The adjustments presented on the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the Company upon consummation of the Business Combination.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the period presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Valens’ shares outstanding, assuming the Transactions occurred on January 1, 2020, after giving effect to the conversion of all Valens’ preferred shares into Valens ordinary shares and Stock Split and excluding the Forfeiture Shares. Also refer to note 4 (“Loss per Share”) in this section.

Adjustments to Unaudited Pro Forma Combined Balance Sheets

The adjustments included in the unaudited pro forma combined balance sheets as of December 31, 2020 are as follows:

(A)	Represents pro forma adjustments to the cash balance to reflect the following:

In the case of No Redemption

	(in thousands)
Payment of estimated transaction fees	(26,212)	(B	)
Reclassification of cash and investments held in PTK trust account	115,006	(C	)
Proceeds from PIPE	125,000	(D	)
Total	213,794	(A	)

Or the following in case of Maximum Redemption

	(in thousands)
Payment of estimated transaction fees	(26,212)	(B	)
Reclassification of cash and investments held in PTK trust account	10,000	(C	)
Proceeds from PIPE	125,000	(D	)
Total	108,788	(A	)

(B)	Payment of Estimated Transaction Fees:

No Redemption Scenario - Represents estimated non-recurring transaction costs of $26,212 thousand paid by Valens upon the consummation of the Business Combination. Out of the estimated transaction costs, an amount of $19,145 thousand is recognized as a decrease in additional paid-in capital as this amount is attributed to the issuance of Valens ordinary shares, as part of the Transactions. The amounts of $622 thousand attributed to the Forfeiture Shares (calculated on a pro-rata basis based on the total Forfeiture Shares value to total deal proceeds, including the Forfeiture Shares value), and the balance of $2,420 thousand, is recognized as a decrease of the accumulated deficit balance.

Maximum Redemption Scenario - Represents estimated non-recurring transaction costs of $26,212 thousand paid by Valens upon the consummation of the Business Combination. Out of the estimated transaction costs, an amount of $18,688 thousand is recognized as a decrease in additional paid-in capital as this amount is attributed to the issuance of Valens ordinary shares, as part of the Transactions. The amounts of $1,079 thousand attributed to the Forfeiture Shares (calculated on a pro-rata basis based on the total Forfeiture Shares value to total deal proceeds, including the Forfeiture Shares value), and the balance of $2,420 thousand, is recognized as a decrease of the accumulated deficit balance.

(C)

Reflects the reclassification of $115,006 thousand of cash held in the PTK trust account that becomes available following the Business Combination under the No Redemption scenario or $10,000 thousand under the Maximum Redemption scenario.

(D)	Reflects the proceeds of $125,000 thousand from the issuance and sale of 12,500,000 Valens ordinary shares at $10 per share in a private placement pursuant to the Subscription Agreements.

(E)

Reflects the conversion of Valens’ mezzanine in the total amount of $149,611 thousand, received by Valens in consideration for 66,767,954 Preferred Shares (following the reverse split of Valens’ shares), that will be converted, as part of the Business Combination, into 66,767,954 Valens ordinary shares.

(F)

Reflects the reclassification of $100,520 thousand related to PTK’s Common Stock subject to possible redemption to equity, in case of No Redemption, or ($4,480) thousand under the Maximum Redemption scenario.

(G)	Represents pro forma adjustments to additional paid-in capital balance:

In the case of No Redemption

	(in thousands)
Payment of estimated transaction fees	(19,145)	(B)
Issuance of Valens ordinary shares from PIPE	125,000	(D)
Conversion of Valens preferred share to Valens ordinary shares	149,611	(E)
Roll over of Common Stock subject to redemption	100,520	(F)
Reclassification of Valens’ warrants	568	(K1)
Reclassification of Private Warrants	5,180	(K2)
Elimination of PTK Deficit	(2,455)	(J)
Forfeiture Shares	(7,795)	(H)
Stock based compensation related to options’ vesting acceleration	3,973	(L)

Total	355,457	(G)

Or the following in case of Maximum Redemption

	(in thousands)
Payment of estimated transaction fees	(18,688)	(B)
Issuance of Valens ordinary shares from PIPE	125,000	(D)
Conversion of Valens preferred shares to Valens ordinary shares	149,611	(E)
Adjustment of PTK additional paid in capital	(4,480)	(F)
Reclassification of Valens’ warrants	568	(K1)
Reclassification of Private Warrants	5,180	(K2)
Elimination of PTK Deficit	(2,455)	(J)
Forfeiture Shares	(7,795)	(H)
Stock based compensation related to options’ vesting acceleration	3,973	(L)

Total	250,914	(G)

(H)

The Forfeiture Shares are considered as contingent shares and presented as a liability. The estimated fair value of the Forfeiture Shares liability as of December 31, 2020 is $7,795 thousand. The Company assumed there was no change in the Forfeiture Shares fair value during 2020.

(I)	The amount of $4,025 thousand reflects the deferred underwriting commissions derived from the IPO of PTK that were incurred at the consummation of the Business Combination.

(J)	Reflects the elimination of PTK’s accumulated deficit at the amount of $2,455 thousand.

(K)	Warrants Liabilities:

(K1)

The Valens’ warrants liability prior to the Capital Restructuring represents warrants to Redeemable Convertible Preferred Shares. Following the Capital Restructuring, Valens’ warrants are exercisable into ordinary shares and as such, $568 thousand were classified to additional paid in capital. The 2020 fair value adjustment expenses in the amount of $109 thousand were excluded from the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as it presents pro forma effect to the Transactions as if they had been completed on January 1, 2020.

(K2)

Following the amendment of the terms of PTK Private Warrants as part of the Transactions (as a result of which the cashless exercise holders’ option and the non-redemption feature will remain attached to the warrants even if these warrants will be transferred or sold to the public), as of the Closing Date, they will be classified as equity. The reclassification of such Private Warrants resulted in a total amount of $5,180 thousand that will be added to Additional Paid-In Capital (out of which, an amount of $1,727 thousand resulted from a FV adjustment incurred in 2020).

(L)	Represents stock-based compensation in an amount of $3,973 thousand, derived from the acceleration of options’ vesting, as of the Business Combination date.

(M)	Represents pro forma adjustments to accumulated deficit balance:

In the case of No Redemption

	(in thousands)
Payment of estimated transaction fees	(2,420)	(B)
Cost attributed to Forfeiture Shares	(622)	(B)
Elimination of PTK Deficit	2,455	(J)
Stock based compensation related to options’ vesting acceleration	(3,973)	(L)

Total	(4,560)	(M)

Or the following in case of Maximum Redemption

	(in thousands)
Payment of estimated transaction fees	(2,420)	(B)
Cost attributed to Forfeiture Shares	(1,079)	(B)
Stock based compensation related to options’ vesting acceleration	(3,973)	(L)
Elimination of PTK Deficit	2,455	(J)
Elimination of interest earned on cash in trust account	(6)	(N)

Total	(5,023)	(M)

(N)	Elimination of $6 thousand of interest earned on money in PTK trust account based on pro forma assumption that the Transactions occurred on January 1, 2020 under the Maximum Redemption scenario.

Adjustments to Unaudited Pro Forma Combined Statements of Operations

(O)	Represents pro forma adjustments to statement of Operations:

In the case of No Redemption

	(in thousands)
Elimination of the fair value adjustment expenses of Valens’ warrants	109	(K1)
Elimination of the fair value adjustment expenses of Private Warrants	1,727	(K2)
Stock based compensation related to options’ vesting acceleration	(3,973)	(L)
Transaction fees attributed to Forfeiture Shares	(622)	(B)
Estimated non-recurring transaction fees (employees’ compensation and insurance premium)	(2,420)	(B)

Total	5,179	(O)

Or the following in case of Maximum Redemption

	(in thousands)
Elimination of the fair value adjustment expenses of Valens’ warrants	109	(K1)
Elimination of the fair value adjustment expenses of Private Warrants	1,727	(K2)
Stock based compensation related to options’ vesting acceleration	(3,973)	(L)
Transaction fees attributed to Forfeiture Shares	(1,079)	(B)
Estimated non-recurring transaction fees (employees’ compensation and insurance premium)	(2,420)	(B)
Elimination of interest earned on funds in PTK Trust account	(6)	(N)

Total	5,642	(O)

4.	Loss per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming such shares were outstanding since

January 1, 2020. As the Transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2020:

	Year ended December 31, 2020
	Assuming No Redemption	Assuming Maximum Redemption
Pro forma net loss (in thousands)	(27,266)	(27,729)
Net loss per share-basic and diluted	(0.265)	(0.300)
Weighted average shares outstanding-basic and diluted as follows (1):	103,026,028	92,526,028
PTK Shareholders	11,500,000	1,000,000
PTK Sponsor (excluding Forfeiture Shares) (3)	1,868,750	1,868,750
PIPE	12,500,000	12,500,000
Valens Shareholders (2)	77,157,278	77,157,278

(1)

The weighted average shares outstanding and net earnings per share information reflect the Transactions as if they had occurred on January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. The Company’s basic and diluted loss per share is calculated by dividing net loss attributable to Ordinary shareholders by the weighted-average number of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The Weighted average number of shares in computing the basic and diluted loss per share is identical, since including some potential shares of Ordinary Shares (such as the outstanding 15,171,897 stock options, 3,436,599 warrants and 1,006,250 Forfeiture Shares) in the computation of the diluted net loss per share for the period presented would have had an anti-dilutive effect.

(2)

Valens converted preferred shares: the pro forma shares attributable to Valens shareholders is calculated by applying the assumed exchange ratio of 1 to 0.6588 to the historical Valens ordinary shares and Preferred Shares of Valens outstanding as of December 31, 2020, all of which will be converted into Valens ordinary shares in accordance with Valens’s organizational documents immediately before consummation of the Business Combination.

(3)

The weighted average shares outstanding exclude the 1,006,250 Forfeiture Shares as they are treated as contingent shares and being subject to forfeiture if certain price targets for the Valens Ordinary Shares are not achieved within a certain period of time after the Effective Time or if an M&A Transaction does not occur at a certain minimum price. The Forfeiture Shares are outstanding and participate in any Company’s dividend; however, such shares do not contractually obligate the holder of such shares to participate in losses.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are expected to serve as Valens’ executive officers and directors following the merger. For biographical information concerning the executive officers and directors, see below.

Name	Age	Position
Gideon Ben Zvi	60	Chief Executive Officer and Director
Dror Heldenberg	53	Chief Financial Officer
Gabi Shriki	53	SVP, Head of Audio Video Business
Gideon Keden	60	SVP, Head of Auomotive Business
Eyran Lida	56	Chief Technology Officer and Co-Founder
Peter Mertens	60	Chairman of the Board
Yahal Zilka	64	Director
Dr. Eyal Kishon	62	Director
Dror Jerushalmi	60	Director
Moshe Lichtman	63	Director
Michael Linse	46	Director
Ker Zhang	57	Director
Adi Toledano Yarel	47	Director

Executive Officers

Gideon Ben Zvi has served as the Chief Executive Officer of Valens since 2020 and as a member of the board of directors of Valens since 2011 and as such, is deeply familiar with Valens, its business and technology. From 2007 to 2020, Mr. Ben Zvi served as a venture partner at Aviv Venture Capital. In the past five years, Mr. Ben Zvi served as a Chairman of the board of directors of BriefCam (until acquired by Canon), Chairman of the board of directors of Cellium, Chairman of the board of directors of enVerid Systems and co-founded AristagoraVC. Mr. Ben Zvi brings more than 30 years of experience as a serial entrepreneur, having previously served as CEO in different companies and led three exit events. Mr. Ben Zvi has also served as a board member at Bezalel Academy of Arts and Design in Jerusalem and board member and chair of committees at Jerusalem Transport Master Plan Team (JTMT). Mr. Ben Zvi holds a BSc is Computer Science and Math from Hebrew University Jerusalem (HUJI) and an MBA from HUJI.

Dror Heldenberg joined Valens in 2015 as its Chief Financial Officer, and as such is responsible for Valens’ finance, accounting, and strategic financial planning. Mr. Heldenberg brings more than 25 years of experience in operational and financial leadership, and a proven track record in debt and venture financing, as well as M&A activities at numerous hi-tech companies with international operations. Before joining Valens, Mr. Heldenberg was the CFO at Compass Networks, a private data communication company, and at BroadLight (acquired by Broadcom in 2012). Mr. Heldenberg also held the CFO position at Pelican Security (acquired by Microsoft in 2002). Mr. Heldenberg is a Certified Public Accountant and holds an MBA and a B.Sc. in Accounting and Economics, Cum Laude, from the University of Tel Aviv.

Gabi Shriki joined Valens in 2015 and manages the Audio-Video business of Valens since then. In this capacity Mr. Shriki is responsible for growing Valens’ leading position in core Audio Video markets and developing new adjacent markets. Mr. Shriki boasts over 20 years of experience in engineering and global business management positions and is a respected and knowledgeable voice in the Audio-Video industry, helping to advance the Audio-Video Market and building a stronger HDBaseT ecosystem. Prior to joining Valens, Mr. Shriki served as the manager of the Mobile Connectivity Solution Business Unit at Texas Instruments. Mr. Shriki holds a BSc. Electrical Engineering degree from Tel-Aviv University and an Executive MBA from Kellogg & Hong Kong University of Science and Technology (Kellogg-HKUST).

Gideon Kedem has led Valens’ Automotive Business team since 2020. Mr. Kedem brings over 30 years of experience in the Semiconductor and EDA industry, serving in leading companies like Intel, Cadence and Xilinx. Prior to joining Valens in 2020, Mr. Kedem managed sales and business development at Xilinx activities across EMEA, Israel and India, with revenue responsibilities exceeding $200M. Mr. Kedem holds a B.Sc. in Electrical Engineering and an MBA, both from Tel Aviv University.

Eyran Lida is the lead inventor of HDBaseT technology and a lead technical contributor to MIPI’s A-Phy specification. A co-founder and Valens’ CTO, Mr. Lida is responsible for technology strategy development and for Valens’ patent portfolio. Mr. Lida’s background includes 29 years of communication systems software and hardware architecture development experience, with primary expertise in wireline hardwired DSP modem design. Mr. Lida is the inventor of over 80 US patents and is the Chair of the HDBaseT Alliance Technical Committee. Mr. Lida Holds a B.Sc. in physics and computer science from the Hebrew University in Jerusalem.

Directors

Peter Mertens has served as the Chairperson of the Valens Board of the Directors since 2020. Mr. Mertens brings more than 35 years of experience in the automotive industry, having held senior positions with major OEMs, including CTO at Volvo Cars for six years, General Motors Global Line Executive for eight years, various management positions at Mercedes Benz, and member of the Board of Management of Audi AG, responsible for Technical Development and Design. Mr. Mertens also served as member of the Board of Directors of several companies, such as Polestar SE, Zenuety SE, Audi Sport GmbH, Audi China, Volkswagen Financial Service, Recogni Inc. and Faurecia. Mr. Mertens is the founding Chairman of AID/Argo AI Europe. Mr. Mertens serves as the chairman of the board of Aurora Labs and is a member of the board of directors of proteanTECS and V-HOLA. Mr. Mertens was a Fulbright-scholar at Virginia Polytechnic Institute, USA. He holds a Master of Science in Industrial Engineering and Operations Research and a PhD in Production Engineering and Industrial Engineering from the University of Kaiserslautern where he served as a Member of the staff. Mr. Mertens will be a valuable member of the Valens Board of Directors because of his extensive experience in the automotive industry and his prior track record as a senior executive and director.

Yahal Zilka has served as a member of the board of directors of Valens since 2007. Mr. Zilka is a co-founder of Magma Venture Partners (“Magma”) and since 1999, served as co-Managing Partner of Magma. Prior to co-founding Magma Venture Partners, Mr. Zilka served as CFO of VocalTec Communications and led it from seed to its public offering on NASDAQ. Mr. Zilka brings many years of experience as an entrepreneur, mentor and executive with strong financial, operational, and hands-on management experience, as well as strategic relationships with industry leaders. Mr. Zilka currently serves as Director on the boards of SightEra-Magisto and Indegy. Previously, Mr. Zilka was on the boards of Waze (acquired by Google, NASDAQ: GOOG), Onavo (acquired by Facebook, NASDAQ:FB), DesignArt Networks (acquired by Qualcomm, NASDAQ: QCOM) and Phonetic Systems (acquired by Nuance, NASDAQ: NUAN). Mr. Zilka will be a valuable member of the Valens Board of Directors because of his extensive experience in venture capital and his prior track record as a director.

Dr. Eyal Kishon has served as a member of the board of Valens since 2007. From 1996, Dr. Kishon has been the Founding & Managing Partner of Genesis Partners, an Israeli-based venture capital fund. Prior to that Dr. Kishon served as a Research Fellow in the Multimedia Department of IBM Science & Technology and in the Robotics Research Department of AT&T Bell Laboratories. Dr. Kishon serves as a director at AudioCodes (Nasdaq AUDC) and has served as a director at Allot Communications (Nasdaq ALLT). In addition, Dr. Kishon serves as a director at Riskified, JoyTunes, Worthy and TradAir. Dr. Kishon holds a B.A. in Computer Science from the Technion - Israel Institute of Technology and a M.Sc. and Ph.D. in Computer Science from the Courant Institute at New York University. Mr. Kishon will be a valuable member of the Valens Board of Directors because of his extensive experience in venture capital, his technical background and his prior track record as a director.

Dror Jerushalmi co-founded and led Valens as its CEO for over 13 years, led its rounds of funding, and the adoption of Valens’ HDBaseT technology as a standard for connectivity in the audio-video and automotive markets. In parallel to his employment in Valens, Mr. Jerushlami serves as the CEO of Cellium. Mr. Jerushalmi earned his Bachelor’s and his Masters, Cum Laude in Electrical and Computer Engineering from Ben-Gurion University, as well as his MBA from Heriot-Watt University, Israel branch. Mr. Jerushalmi will be a valuable member of the Valens Board of Directors because of his extensive experience as a co-founder and his prior track record as a senior executive and director.

Moshe Lichtman has served on the Board of Valens since 2017. Mr. Lichtman brings more than 35 years of product and leadership experience and 20 years of investment experience in the global high-tech industry. Mr. Lichtman is co-founder and co-managing partner of IGP Capital and serves on boards of its portfolio companies as well as boards of several other tech companies. Prior to that Mr. Lichtman was Corporate VP at Microsoft where he led several global consumer and enterprise businesses. As head of MSN’s international business in the late 90’s, Mr. Lichtman was responsible for quadrupling the business to become the #1 network in Europe, Canada, Australia and many other international markets. Under his leadership in the early 2000’s, Microsoft’s TV business became the leading provider of IPTV platforms to telecom operators globally. Upon returning to Israel in 2006, as President of Microsoft’s R&D center in Israel, Mr. Lichtman was responsible for turning the Israel operation into one of the three largest strategic innovation hubs outside the US. Mr. Lichtman was also among the leaders of the Windows 95 team and President of Softimage, a leader in media creation software. Prior to Microsoft, Mr. Lichtman held software development and management positions in several high-tech startups. Mr. Lichtman is the co-author of the best-selling book “The complete guide to the C language” and holds a BSc Cum Laude in Computer Engineering from the Technion – Israel Institute of Technology, and an MBA from the MIT Sloan School. Mr. Lichtman will be a valuable member of the Valens Board of Directors because of his extensive experience as an entrepreneur and his prior track record as a senior executive.

Michael Linse has served as a member of the Board of Valens since 2018. Mr. Linse has also served as the founder and managing director of Linse Capital LLC since October 2015, a growth equity firm investing in late-stage technology companies, and Levitate Capital, a venture capital firm, since March 2017. Prior to founding Linse Capital, Mr. Linse served as a partner at Kleiner Perkins Caufield & Byers (“KPCB”) from 2009 until March 2015. Prior to joining KPCB, Mr. Linse worked at Goldman Sachs for over a decade, most recently as Managing Director of the alternative energy investing team. Mr. Linse holds a B.A. in Economics from Harvard University and an MBA from Harvard Business School. Mr. Linse will be a valuable member of the Valens Board of Directors because of his extensive experience in venture capital and technology investment.

Ker Zhang is one of the founders of PTK. Mr. Zhang has been an entrepreneur in residence at Kleiner Perkins since February 2018. Mr. Zhang was Vice President and General Manager of CDMA Product and Development of Intel Corporation from October 2015 until February 2018. Mr. Zhang was Chief Executive Officer of VIA Telecom from April 2002 until it was acquired by Intel Corporation in October 2015. Mr. Zhang has been the Executive Chairman of privately-held Crossbar, Inc., since March 2019. Mr. Zhang earned his M.S. in Physics from the University of Massachusetts and his Ph.D. in Electrical Engineering from Worcester Polytechnic Institute. Mr. Jerushalmi will be a valuable member of the Valens Board of Directors because of his extensive experience as an entrepreneur and his prior track record as a senior executive and director.

Adi Toledano Yarel has served as a general partner and a CFO at TLV Partners, a leading Israeli venture capital since 2018. Adi has two decades of experience with global financial management, private fundraising, merger & acquisitions and portfolio management. At TLV Partners Adi is in charge of all finance, legal and operations related matters including fund planning, deals structuring, fundraising, reporting, compliance, portfolio monitoring, risk management. Before joining TLV Partners Adi was a partner CFO at Magma Ventures Partners for 14 years. Through her years as a general partner Adi has worked closely with dozens of portfolio companies’ management and financial teams helping them grow from seed to global market leaders. Adi is a Certified Public Accountant (CPA) in Israel, and holds her B.A. in Accounting and Business Administration from the College of Management of Tel Aviv, Israel. Ms. Toledano Yarel will be a valuable member of the Valens Board of Directors because of her extensive experience in venture capital and her prior track record as a senior executive.

Family Relationships

There are no family relationships between any of our executive officers and our directors.

Arrangements for Election of Directors and Members of Management

Following the Merger, there will be no arrangements or understandings with major shareholders or others pursuant to which any of our executive officers or directors are selected.

Corporate Governance Practices

As an Israeli company, we are subject to various corporate governance requirements under the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including NYSE, may, subject to certain conditions, “opt out” from the requirements (described below) to appoint external directors and related rules concerning the composition of the audit committee and compensation committee of the board of directors, other than the gender diversification rule, which requires the appointment of a director from the other gender if, at the time a director is appointed, all members of the board of directors are of the same gender. In accordance with these regulations, we elected to “opt out” from these requirements of the Companies Law. Under these regulations, the exemptions from such Companies Law requirements will continue to be available to us so long as: (i) we do not have a “controlling shareholder”, as such term is defined under the Companies Law, (ii) our shares are traded on certain U.S. stock exchanges, including the NYSE and NASDAQ, and (iii) we comply with the director independence requirements and the audit committee and compensation committee composition requirements under U.S. laws, including the rules of the applicable exchange, that are applicable to U.S. domestic issuers.

After the closing of the Merger, we will be a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer we will be permitted to comply with Israeli corporate governance practices instead of the corporate governance rules of the NYSE, provided that we disclose which requirements we are not following and the equivalent Israeli requirement.

We intend to rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings and with respect to NYSE shareholder approval rules. Whereas under the corporate governance rules of NYSE, a quorum requires the presence, in person or by proxy, of holders of at least 33 1⁄3% of the total issued outstanding voting power of our shares at each general meeting of shareholders, pursuant to our Amended and Restated Articles of Association to be effective upon the closing of the Business Combination, and as permitted under the Companies Law, the quorum required for a general meeting of shareholders will consist of at least two shareholders present in person or by proxy in accordance with the Companies Law who hold or represent at least 33 1⁄3% of the total outstanding voting power of our shares, except if (i) any such general meeting of shareholders was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting, we qualify as a “foreign private issuer,” in which case the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of our shares (and if the meeting is adjourned for a lack of quorum, the quorum for such adjourned meeting will be, subject to certain exceptions, any number of shareholders). We otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on the NYSE. We may, however, in the future decide to rely upon the “foreign private issuer exemption” for purposes of opting out of some or all of the other corporate governance rules.

Board of Directors

Under the Companies Law and our Amended and Restated Articles of Association, to be effective upon the closing of the Business Combination, our business and affairs will be managed under the direction of our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to executive management. Our Chief Executive Officer (referred to as a “general manager” under the Companies Law) is responsible for our day-to-day management. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to the employment agreement that we have entered into with him. All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that we may enter into with them.

Under our Amended and Restated Articles of Association, to be effective upon the closing of the Business Combination, the number of directors on our board of directors will be no less than three and no more than eleven, divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election. Therefore, beginning with the annual general meeting of 2022, each year the term of office of only one class of directors will expire.

Our directors will be divided among the three classes as follows:

•	the Class I directors will be Eyal Kishon, Moshe Lictman and Dror Jerushalmi, their terms will expire at the annual general meeting of shareholders to be held in 2022;

•	the Class II directors, will Yahal Zilka, Michael Linse and Gideon Ben Zvi, their terms will expire at our annual meeting of shareholders to be held in 2023; and

•	the Class III directors will be Adi Yarel Toledano, Ker Zhang and Peter Mertens, their term will expire at our annual meeting of shareholders to be held in 2024.

Our directors will generally be appointed by a simple majority vote of holders of Valens ordinary shares, participating and voting (in person or by proxy) at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.

Each director will hold office until the annual general meeting of our shareholders for the year in which such director’s term expires, unless the tenure of such director expires earlier pursuant to the Companies Law or unless such director is removed from office as described below.

Under our Amended and Restated Articles of Association, to be effective upon the closing of the Business Combination, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors from office or amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office. In addition, vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created. In the case of a vacancy due to the number of directors being less than the maximum number of directors stated in our Amended and Restated Articles of Association, to be effective upon the closing of the Business Combination, the new director filling the vacancy will serve until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.

Chairperson of the Board

Our Amended and Restated Articles of Association, to be effective upon the closing of the Business Combination, provide that the board of directors shall appoint a member of the board to serve as the Chairperson. Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors, and the chairperson of the board of directors, or a relative of the chairperson, may not be vested with authorities of the Chief Executive Officer unless approved by a special majority of the company’s shareholders. The shareholders’ approval can be effective for a period of five years following an initial public offering, and subsequently, for additional periods of up to three years.

In addition, a person who is subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors, the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinated to the chief executive officer, and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary, but may serve as a director or chairperson of a controlled subsidiary.

External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on the NYSE, are required to appoint at least two external directors. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including the NYSE, which do not have a “controlling shareholder,” may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors. In accordance with these regulations, we have elected to “opt out” from the Companies Law requirement to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of our board of directors.

Director Independence

The NYSE listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the listed company). Our board of directors has determined that Yahal Zilka, Moshe Lichtman, Michael Linse, Peter Mertens, Eyal Kishon, Ker Zhang and Adi Toledano Yarel are “independent directors” as defined in the NYSE listing standards and applicable SEC rules.

Audit Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint an audit committee.

Listing Requirements

Under the corporate governance rules of the NYSE, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

Following the closing of the merger, our audit committee will consist of Adi Yarel, Peter Mertens, and Ker Zhang. Adi Yarel will serve as the chairperson of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of the NYSE. Our board of directors has determined that Adi Yarel is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the corporate governance rules of NYSE.

Our board of directors has determined that each member of our audit committee is “independent”, as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role

Our board of directors has adopted an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the Companies Law, the SEC rules, and the corporate governance rules of the NYSE. These responsibilities include:

•	retaining and terminating our independent auditors, subject to ratification by the board of directors, and in the case of retention, subject to ratification by the shareholders;

•	pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

•	overseeing the accounting and financial reporting processes of our company;

•	managing audits of our financial statements;

•	preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act;

•	reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication, filing, or submission to the SEC;

•

recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law, as well as approving the yearly or periodic work plan proposed by the internal auditor;

•	reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that may have a material impact on the financial statements;

•

identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

•

reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of services) between the Company and officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of the Company’s business and deciding whether to approve such acts and transactions if so required under the Companies Law; and

•	establishing procedures for handling employee complaints relating to the management of our business and the protection to be provided to such employees.

Compensation Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint a compensation committee.

Listing Requirements

Under the corporate governance rules of the NYSE, we are required to maintain a compensation committee consisting of at least two independent directors.

Following the closing of the merger, our compensation committee will consist of Peter Mertens, Michael Linse and Yahal Zilka. Peter Mertens will serve as chairperson of the compensation committee. Our board of directors has determined that each member of our compensation committee is independent under the corporate governance rules of the NYSE, including the additional independence requirements applicable to the members of a compensation committee.

Compensation Committee Role

In accordance with the Companies Law, the responsibilities of the compensation committee are, among others, as follows:

•

making recommendations to the board of directors with respect to the approval of the compensation policy for office holders and, once every three years, with respect to any extensions to a compensation policy that was adopted for a period of more than three years;

•	reviewing the implementation of the compensation policy and periodically making recommendations to the board of directors with respect to any amendments or updates to the compensation policy;

•	resolving whether to approve arrangements with respect to the terms of office and employment of office holders; and

•	exempting, under certain circumstances, a transaction with our Chief Executive Officer from the approval of our shareholders.

Our board of directors has adopted a compensation committee charter setting forth the responsibilities of the committee, which are consistent with the corporate governance rules of the NYSE and include among others:

•

recommending to our board of directors for its approval a compensation policy, in accordance with the requirements of the Companies Law, as well as other compensation policies, incentive-based compensation plans, and equity-based compensation plans, overseeing the development and implementation of such policies, and recommending to our board of directors any amendments or modifications the committee deems appropriate, including as required under the Companies Law;

•

reviewing and approving the granting of options and other incentive awards to our Chief Executive Officer and other executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, including evaluating their performance in light of such goals and objectives;

•	approving and exempting certain transactions regarding office holders’ compensation pursuant to the Companies Law; and

•

administering our equity-based compensation plans, including without limitation, approving the adoption of such plans, amending and interpreting such plans, and the awards and agreements issued pursuant thereto, and making and determining the terms of awards to eligible persons under the plans.

Compensation Policy under the Companies Law

In general, under the Companies Law, the board of directors of a public company must approve a compensation policy after receiving and considering the recommendations of the compensation committee. In addition, our compensation policy must be approved at least once every three years, first, by our board of directors, upon recommendation of our compensation committee, and second, by a simple majority of Valens ordinary shares present, in person or by proxy, and voting (excluding abstentions) at a general meeting of shareholders, provided that either:

•

the majority of such Valens ordinary shares is comprised of shares held by shareholders who are not controlling shareholders and shareholders who do not have a personal interest in such compensation policy; or

•

the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy voting against the policy does not exceed two percent (2%) of the aggregate voting rights in the company.

Under special circumstances, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed grounds, and after discussing again with the compensation policy, that approval of the compensation policy, despite the objection of shareholders, is for the benefit of the company.

If a company adopts a compensation policy in advance of its initial public offering (or in this case, prior to the closing of the merger) and describes such compensation policy in the prospectus for such offering, then such compensation policy shall be deemed a validly adopted policy in accordance with the Companies Law requirements described above. Furthermore, if the compensation policy is established in accordance with the aforementioned relief, then it will remain in effect for a term of five years from the date such company becomes a public company.

The compensation policy must be based on certain considerations include certain provisions and reference certain matters as set forth in the Companies Law. The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification, or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must be determined and later reevaluated according to certain factors, including: the advancement of the company’s objectives, business plan and long-term strategy; the creation of appropriate incentives for office holders, while considering, among other things, the company’s risk management policy; the size and the nature of the company’s operations; and with respect to variable compensation, the contribution of the office holder towards the achievement of the company’s long-term goals and the maximization of its profits, all with a long-term objective and according to the position of the office holder. The compensation policy must furthermore consider the following additional factors:

•	the education, skills, experience, expertise, and accomplishments of the relevant office holder;

•	the office holder’s position and responsibilities;

•	prior compensation agreements with the office holder;

•

the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company; in particular the ratio between such cost to the average and median salary of such employees of the company, as well as possible impacts of compensation disparities between them on the work relationships in the company;

•

if the terms of employment include variable components, the possibility of reducing variable components at the discretion of the board of directors and setting a limit on the value of non-cash variable equity-based components; and

•

if the terms of employment include severance compensation, the term of employment or office of the office holder, the terms of the office holder’s compensation during such period, the company’s performance during such period, the office holder’s individual contribution to the achievement of the company goals and the maximization of its profits, and the circumstances under which the office holder is leaving the company.

The compensation policy must also include, among other things:

•	with regards to variable components:

•

with the exception of office holders who report to the chief executive officer, a means of determining the variable components on the basis of long-term performance and measurable criteria; provided that the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, or if such amount is not higher than three months’ salary per annum, taking into account such office holder’s contribution to the company; or

•

the ratio between variable and fixed components, as well as the limit of the values of variable components at the time of their payment, or in the case of equity-based compensation, at the time of grant.

•

a condition under which the office holder will refund to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of the office holder’s terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•	the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and

•	a limit to retirement grants.

Our compensation policy, which will become effective immediately prior to the closing of the Business Combination, is designed to retain and motivate our directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance, and provide a risk management tool. To that end, a portion of our executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. Our compensation policy also includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm the Company in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer, and minimum vesting periods for equity-based compensation.

Our compensation policy also addresses our executive officers’ individual characteristics (such as their respective position, education, scope of responsibilities, and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses, and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort, or outstanding company performance), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary.

An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers, other than our Chief Executive Officer, will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by our Chief Executive Officer and subject to minimum thresholds. The annual cash bonus that may be granted to executive officers, other than our Chief Executive Officer, may alternatively be based entirely on a discretionary evaluation. Furthermore, our Chief Executive Officer will be entitled to approve performance objectives for executive officers who report to him.

The measurable performance objectives of our Chief Executive Officer will be determined annually by our compensation committee and board of directors. A non-material portion of the Chief Executive Officer’s annual cash bonus, as provided in our compensation policy, may be based on a discretionary evaluation of the Chief Executive Officer’s overall performance by the compensation committee and the board of directors.

Under our compensation policy, our executive officers’ (including members of our board of directors) equity-based compensation is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with our then-current equity incentive plan. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of those executive officers. Equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role, and the personal responsibilities of the executive officer.

In addition, our compensation policy contains compensation recovery provisions which allow us, under certain conditions, to recover bonuses paid in excess, enable our Chief Executive Officer to approve an immaterial change in the terms of employment of an executive officer who reports directly him (provided that such changes are in accordance with our compensation policy), and allow us to exculpate, indemnify, and insure our executive officers and directors to the maximum extent permitted by Israeli law subject to certain limitations set forth therein.

Our compensation policy also provides for compensation to the members of our board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in our compensation policy.

Our compensation policy, which will be approved by our board of directors and shareholders prior to the closing of the merger, will become effective immediately prior to the closing of the merger and will be filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Nominating, Governance and Sustainability Committee

Our nominating and governance committee consists of Moshe Lichtman, Eyal Kishon and Michael Linse. Moshe Lichtman serves as chairperson of the nominating, governance committee and sustainability committee. Our board of directors has adopted a nominating, governance and sustainability committee charter setting forth the responsibilities of the committee, which include:

•	overseeing and assisting our board in reviewing and recommending nominees for election of directors;

•	assessing the performance of the members of our board;

•	overseeing the Company’s ESG policies, programs, and strategies; and

•

establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our board a set of corporate governance guidelines applicable to our business

Compensation of Directors and Executive Officers

Directors

Under the Companies Law, the compensation of a public company’s directors requires the approval of (i) its compensation committee, (ii) its board of directors and, unless exempted under regulations promulgated under the Companies Law, (iii) the approval of its shareholders at a general meeting. In addition, if the compensation of a public company’s directors is inconsistent with the company’s compensation policy, then those inconsistent provisions must be separately considered by the compensation committee and board of directors, and approved by the shareholders by a special vote in one of the following two ways:

•

at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, vote in favor of the inconsistent provisions of the compensation package, excluding abstentions; or

•

the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the inconsistent provisions of the compensation package does not exceed two percent (2%) of the aggregate voting rights in the Company.

Executive Officers other than the Chief Executive Officer

The Companies Law requires the compensation of a public company’s office holders (other than the chief executive officer) be approved in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special vote as discussed above with respect to the approval of director compensation that is inconsistent with the compensation policy).

However, there are exceptions to the foregoing approval requirements with respect to non-director office holders. If the shareholders of the company do not approve the compensation of a non-director office holder, the compensation committee and board of directors may override the shareholders’ disapproval for such non-director office holder provided that the compensation committee and the board of directors each document the basis for their decision to override the disapproval of the shareholders and approve the compensation.

An amendment to an existing compensation arrangement with a non-director office holder requires only the approval of the compensation committee, if the compensation committee determines that the amendment is immaterial. However, if the non-director office holder is subordinate to the chief executive officer, an amendment to an existing compensation arrangement shall not require the approval of the compensation committee if (i) the amendment is approved by the chief executive officer, (ii) the company’s compensation policy allows for such immaterial amendments to be approved by the chief executive officer and (iii) the engagement terms are consistent with the company’s compensation policy.

Chief Executive Officer

Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee, (ii) the company’s board of directors and (iii) the company’s shareholders (by a special vote as discussed above with respect to the approval of director compensation that is inconsistent with the compensation policy). However, if the shareholders of the company do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision provided that they each document the basis for their decision and the compensation is in accordance with the company’s compensation policy.

In the case of a new chief executive officer, the compensation committee may waive the shareholder approval requirement with regard to the compensation of a candidate for the chief executive officer position if the compensation committee determines that: (i) the compensation arrangement is consistent with the company’s compensation policy, (ii) the chief executive officer candidate did not have a prior business relationship with the company or a controlling shareholder of the company and (iii) subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate. However, if the chief executive officer candidate will serve as a member of the board of directors, such candidate’s compensation terms as chief executive officer must be approved in accordance with the rules applicable to approval of compensation of directors.

Aggregate Compensation of Executive Officers and Directors

The aggregate compensation, including share-based compensation, paid by us and our subsidiaries to our executive officers and directors as a group for the year ended December 31, 2020 was approximately $4.9 million. This amount includes $0.2 million of amounts set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in Israel. For 2021, we expect that the aggregate base cash compensation payable by us and our subsidiaries to our executive officers and directors as a group will be in the aggregate amount of approximately $3.5 million. This amount excludes bonuses and share-based compensation, which have not yet been determined, and any of the other potential elements of compensation mentioned above that were excluded from the 2020 compensation amount.

As of December 31, 2020, options to purchase 10,698,692 ordinary shares (or 7,048,265 ordinary shares after giving effect to the Stock Split at the currently anticipated split ratio, which is subject to change) granted to our executive officers and directors as a group were outstanding under our equity incentive plans at a weighted average exercise price of $0.46 per ordinary share (or $0.70 per ordinary share after giving effect to the Stock Split at the currently anticipated split ratio, which is subject to change).

Internal Auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to review the company’s compliance with applicable law and orderly business procedure. Under the Companies Law, the internal auditor cannot be an interested party, an office holder, or a relative of an interested party or an office holder. Nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Companies Law as (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company, or (iii) any person who serves as a director or as chief executive officer of the company. The company will appoint an internal auditor following the closing of the Business Combination.

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director, and any other manager directly subordinate to the general manager. Each person listed in the table under “Management of Valens After the Business Combination— Management and Board of Directors” is an office holder under the Companies Law.

An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would act under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:

•	information on the business advisability of a given action brought for the office holder’s approval or performed by virtue of the office holder’s position; and

•	all other important information pertaining to such action.

The duty of loyalty requires an office holder to act in good faith and in the best interests of the Company, and includes, among other things, the duty to:

•	refrain from any act involving a conflict of interest between the performance of the office holder’s duties in the company and the office holder’s other duties or personal affairs;

•	refrain from any activity that is competitive with the business of the company;

•	refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for the office holder or others; and

•	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of the office holder’s position.

Under the Companies Law, a company may approve an act, specified above, which would otherwise constitute a breach of the office holder’s fiduciary duty, provided that the office holder acted in good faith, neither the act nor its approval harms the company, and the personal interest of the office holder is disclosed a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law setting forth, among other things, the appropriate bodies of the company required to provide such approval and the methods of obtaining such approval.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director, or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

If it is determined that an office holder has a personal interest in a non-extraordinary transaction (meaning any transaction that is in the ordinary course of business, on market terms or that is not likely to have a material impact on the company’s profitability, assets or liabilities), approval by the board of directors is required for the transaction unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.

Approval first by the company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) in which an office holder has a personal interest.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.

Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest, and certain arrangements regarding the terms of service or employment of a controlling shareholder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “Management Following the Business Combination—Compensation of Directors and Executive Officers.”

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

•	an amendment to the company’s articles of association;

•	an increase of the company’s authorized share capital;

•	a merger; or

•	interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote, and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

Exculpation, Insurance and Indemnification of Office Holders

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our Amended and Restated Articles of Association, to be effective upon the closing of the Business Combination, include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder from the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•

a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above mentioned events and amount or criteria;

•

reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•

reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•

expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”); and

•

expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder pursuant to certain provisions of the Israeli Economic Competition Law, 5748-1988.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company;

•	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third-party;

•	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and

•

expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

•	An Israeli company may not indemnify or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, monetary sanction, or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification, and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets, or obligations.

Our Amended and Restated Articles of Association, to be effective upon the closing of the Business Combination, allow us to exculpate, indemnify, and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $         million,         % of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made and         % of our total market capitalization calculated based on the average closing price of Valens ordinary shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—PTK

Founder Shares

In October 2019, PTK issued an aggregate of 2,875,000 Founder Shares to the Sponsor for an aggregate purchase price of $25,000. These shares were placed into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of the Business Combination and the date on which the closing price of the PTK Common Stock or Valens ordinary shares, as applicable, equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the consummation of the Business Combination, and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of the Business Combination, or earlier, in either case, if, subsequent to completion of the Business Combination, the combined company completes a liquidation, merger, stock exchange or other similar transaction which results in all stockholders having the right to exchange their ordinary shares cash, securities or other property. Contemporaneously with the execution of the Business Combination Agreement, Valens, PTK and the Sponsor entered into the Investors’ Rights Agreement which supersedes all prior agreements with respect to the Founder Shares. See “Agreements Entered Into in Connection with the Business Combination Agreement—Investors’ Rights Agreement.”

1,006,250 of the Founder Shares will be unvested at the time of the Transactions. (i) 287,500 of such unvested shares will vest if the share price is greater than or equal to $12.00 over any 20 trading days within any 30 day period following the combination, subject to forfeiture if such price target is not satisfied within three years following the business combination, (ii) 359,375 of such unvested shares will vest if the share price is greater than or equal to $12.50 over any 20 trading days within any 30 day period following the combination, subject to forfeiture if such price target is not satisfied within three years following the Closing, and (iii) 359,375 of such shares will vest if the share price is greater than or equal to $15.00 over any 20 trading days within any 30 day period following the combination, subject to forfeiture if such price target is not satisfied within four years following the Closing. In the event of a Valens change in control transaction within three years following the Closing, fifty percent of such unvested shares that were not earlier vested will vest if the effective price per share to be received by Valens shareholders in such change in control transaction is at least $11.25 per share. In the event of a Valens change in control transaction within four years following the Closing, one hundred percent of the unvested shares that were not earlier vested will vest if the effective price per share to be received by Valens shareholders in such change in control transaction is at least $12.50 per share.

PTK Private Placement Warrants

Simultaneously with the consummation of the PTK IPO and the subsequent exercise of the underwriter’s overallotment option, PTK consummated the private sale of 6,800,000 private placement warrants to the Sponsor at $0.50 per warrant generating gross proceeds of $3,400,000. Further, upon the consummation of the PTK IPO, 600,000 additional private placement warrants were issued to the Sponsor as a result of the conversion of a promissory note in the amount of $300,000, which the Sponsor and its affiliates had loaned to PTK to cover expenses related to its initial public offering. Subsequently, pursuant to the terms of the Sponsor Support Agreement, the Sponsor agreed to cancel warrants to purchase an aggregate of 370,000 shares of Valens ordinary shares effective as of the Closing. The private placement warrants are identical to the warrants underlying the units sold in the PTK IPO, except that the private placement warrants are not transferable, assignable or salable until the later of (i) the completion of an initial business combination and (ii) 12 months from the PTK IPO. Contemporaneously with the execution of the Business Combination Agreement, Valens, PTK and the Sponsor entered into agreements whereby, in connection with the closing of the Business Combination, the private placement warrants will be amended, and the private placement warrants, as well as any Valens ordinary shares issued in connection with the exercise of such private placement warrants, will be subject to a 180-day lock-up period following the closing of the Business Combination. See “Agreements Entered Into in Connection with the Business Combination Agreement.”

Related Party Loans

On October 10, 2019, the PTK Sponsor agreed to loan PTK an aggregate of up to $300,000 to cover expenses related to the PTK IPO pursuant to a promissory note. This loan was non-interest bearing, and on July 9, 2020 PTK amended such loan to provide that such loan: (A) was convertible into 600,000 private warrants issuable to the PTK Sponsor at a purchase price of $0.50 per warrant upon the consummation of the PTK IPO; or (B) due in cash to the PTK Sponsor on the date PTK determined not to proceed with the PTK IPO. PTK fully borrowed the note amount of $300,000 and, on July 15, 2020, the note was converted into 600,000 private warrants upon the consummation of the PTK IPO.

In addition, in order to finance transaction costs in connection with a Business Combination, the PTK Sponsor may, but is not obligated to, loan PTK funds as may be required (“Working Capital Loans”). If PTK completes a Business Combination, PTK may repay the Working Capital Loans out of the proceeds of the Trust Account. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, PTK may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the PTK Sponsor’s discretion, up to $1,000,000 of such Working Capital Loans may be convertible into private placement warrants at a price of $0.50 per warrant. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, PTK had no borrowings under the Working Capital Loans.

Administrative Support Agreement

PTK may enter into an agreement to pay the PTK Sponsor a total of up to $10,000 per month for overhead and administration support. Upon completion of the PTK IPO or PTK’s liquidation, PTK will cease paying these monthly fees. For the year ended December 31, 2020, the Company incurred $55,000 of administrative fees.

PIPE Financing

PTK’s Sponsor has agreed to invest an aggregate amount of $4.0 million to purchase 400,000 Valens ordinary shares in connection with the PIPE Financing to be completed at the closing of the Business Combination.

Registration Rights

The holders of PTK’s shares prior to the PTK IPO, as well as the holders of the Founder Shares, private units and private placement warrants and any warrants the Sponsor or its affiliates may be issued in payment of Working Capital Loans made to PTK (and any shares of PTK Common Stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), are entitled to registration rights pursuant to an agreement signed on the effective date of the PTK IPO (the “PTK Registration Rights Agreement”). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that PTK register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination and rights to require PTK to register for resale such securities pursuant to Rule 415 under the Securities Act. PTK will bear the expenses incurred in connection with the filing of any such registration statements. Upon the consummation of the Business Combination, the PTK Registration Rights Agreement will be terminated and superseded by the Investors’ Rights Agreement described below.

Certain Relationships and Related Person Transactions—Valens

Rights of Appointment

Valens’ board of directors immediately after the closing of the Business Combination will consist of nine directors. Pursuant to Valens’ articles of association as in effect immediately prior to the Business Combination, certain of Valens’ shareholders, including related parties, had rights to appoint directors and observers to its board of directors.

All rights to appoint directors and observers will terminate upon the closing of the Business Combination.

Agreements with Officers

Employment Agreements. Valens has entered into employment agreements with each of its executive officers, specifying the terms of each individual’s employment or service, as applicable. These agreements provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. These agreements also contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law.

Options. Since Valens’ inception, Valens has granted options to purchase Valens ordinary shares to its executive officers and directors. Such ordinary shares issuable under these options are subject to contractual lock-up agreements with Valens or the underwriters.

Exculpation, indemnification, and insurance. Valens’ articles of association to be effective upon the closing of the Business Combination permit it to exculpate, indemnify and insure certain of its officeholders (as such term is defined under the Companies Law) to the fullest extent permitted by the Companies Law. Valens intends to enter into agreements with certain officeholders, exculpating them from a breach of their duty of care to Valens to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from the closing of the Business Combination to the extent that these liabilities are not covered by insurance.

Investors’ Rights Agreement

Concurrently with the execution of the Business Combination Agreement, Valens, the Sponsor and certain securityholders of Valens entered into the Investors’ Rights Agreement pursuant to which, following completion of the Transactions, Valens agreed to register for resale upon demand certain Valens ordinary shares that are held by the parties thereto from time to time. In certain circumstances, various parties to the Investors’ Rights Agreement will also be entitled to customary piggyback registration rights, in each case subject to certain limitations set forth in the Investors’ Rights Agreement. In addition, the Investors’ Rights Agreement provides that Valens will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Investors’ Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to Valens securities, and all such prior agreements shall be terminated.

Approval of Related Party Transactions under Israeli Law

For a discussion of the approval of related party transactions under Israeli law, see “Management Following The Business Combination—Approval of Related Party Transactions under Israeli Law.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations of the Business Combination to U.S. Holders (as defined below) of PTK Common Stock and PTK warrants (collectively “PTK securities”). The following discussion also summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of PTK Common Stock that elect to have their common stock redeemed for cash and the material U.S. federal income tax consequences of the ownership and disposition of Valens ordinary shares and Valens warrants following the Business Combination. This discussion applies only to the PTK securities, Valens ordinary shares and Valens warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the Business Combination, the redemptions of PTK Common Stock or the ownership and disposal of Valens ordinary shares and Valens warrants. The effects of and consequences under other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum tax or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither PTK nor Valens has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address the tax treatment of Valens ordinary shares or Valens warrants to be issued to holders of outstanding Valens preferred shares in connection with the Business Combination. This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities that use a mark to market method of accounting;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons holding PTK securities or Valens ordinary shares and/or Valens warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to PTK securities or Valens ordinary shares and/or Valens warrants, as the case may be, being taken into account in an applicable financial statement;

•	persons that actually or constructively own 5% or more (by vote or value) of the outstanding PTK Common Stock or, after the Business Combination, the outstanding Valens ordinary shares;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders having a functional currency other than the U.S. dollar;

•

persons who hold or received PTK securities or Valens ordinary shares and/or Valens warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of PTK securities and Valens ordinary shares and/or Valens warrants, as the case may be, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds PTK securities, Valens ordinary shares and/or Valens warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF PTK SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT OF OWNING VALENS ORDINARY SHARES AND VALENS WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF PTK SECURITIES, VALENS ORDINARY SHARES AND VALENS WARRANTS.

U.S. Federal Income Tax Treatment of Valens

Tax Residence of Valens for U.S. Federal Income Tax Purposes

Although Valens is incorporated and tax resident in Israel, the IRS may assert that it should be treated as a U.S. corporation (and therefore a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” corporation (or non-U.S. tax resident) if it is not organized in the United States. Because Valens is an entity incorporated and tax resident in Israel, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. However, Section 7874 of the Code provides an exception under which a foreign incorporated and foreign tax resident entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the former shareholders of the acquired U.S. corporation hold or are treated as holding, by vote or value, at least 80% (or 60% where Valens is tax resident in a jurisdiction other than Israel, which is not expected to be applicable in respect of the Business Combination) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of tax residency relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, located and derived, respectively, in the country in which the foreign acquiring corporation is a tax resident after the acquisition. The Treasury regulations promulgated under Section 7874 of the Code (the “Section 7874 Regulations”) provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Section 7874 of the Code as part of a plan or conducted over a 36-month period. Moreover, certain acquisitions of U.S. corporations over a 36-month period will impact the Section 7874 Percentage, making it more likely that Section 7874 of the Code will apply to a foreign acquiring corporation.

Valens will indirectly acquire substantially all of the assets of PTK as a result of the Business Combination. As such, Section 7874 of the Code may apply to cause Valens to be treated as a U.S. corporation for U.S. federal income tax purposes following the Business Combination depending on whether the Section 7874 Percentage equals or exceeds 80% or whether the Substantial Business Activities Exception is met.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, PTK and Valens currently expect that the Section 7874 Percentage of the PTK stockholders in Valens should be less than 80% after the Business Combination. Accordingly, Valens is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex and is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such Treasury regulations with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 80% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Moreover, former PTK securityholders will be deemed to own an amount of Valens ordinary shares in respect to certain redemptions by PTK of shares of PTK Common Stock prior to the Business Combination for purposes of determining the Section 7874 Percentage. Accordingly, there can be no assurance that the IRS will not challenge the status of Valens as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of Code Valens’ status as a foreign corporation for U.S. federal income tax purposes, Valens and certain Valens shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Valens and potential future withholding taxes on distributions to non-U.S. Valens shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes.

However, even if the Section 7874 Percentage was such that Valens were still respected as a foreign corporation under Section 7874 of the Code, Valens may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Business Combination. If Valens were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Business Combination, the Section 7874 Regulations would exclude certain shares of Valens attributable to the Business Combination for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Section 7874 of the Code would apply to such subsequent acquisition.

The remainder of this discussion assumes that Valens will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of PTK’s Tax Attributes and Certain Other Adverse Tax Consequences to Valens and Valens’ Shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, such as here, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Section 7874 of the Code. Specifically, Section 7874 of the Code can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold or are treated as holding at least 60% (by vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, PTK and Valens currently expect that the Section 7874 Percentage should be less than 60% after the Business Combination. Accordingly, the limitations and other rules described above are not expected to apply to Valens or PTK after the Business Combination.

If the Section 7874 Percentage applicable to the Business Combination is at least 60% but less than 80%, Valens and certain of Valens’ shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by Valens include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%. PTK is not expected to have tax attributes to offset any inversion gain which might exist, regardless of whether PTK has any amount of inversion gain. However, as a blank check company whose assets are primarily comprised of cash and cash equivalents, it is not expected that PTK will have a significant amount of inversion gain as a result of the Business Combination. Moreover, if it is determined that the Section 7874 Percentage is at least 60% (but less than 80%) and that Valens is tax resident in a jurisdiction other than Israel, Valens would be treated as a U.S. corporation under Section 7874 of the Code in the same manner as described above under ”—Tax Residence of Valens for U.S. Federal Income Tax Purposes.”

The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in such Treasury regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 60% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. There can be no assurance that the IRS will not challenge whether Valens is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to Valens, significant adverse tax consequences would result for Valens and for certain Valens shareholders, including a higher effective corporate tax rate on Valens.

The remainder of this discussion assumes that the limitations and other rules described above will not apply to Valens or PTK after the Business Combination.

U.S. Holders

U.S. Federal Income Tax Considerations of the Business Combination.

Tax Consequences of the Business Combination Under Section 368(a) of the Code

It is intended that the Business Combination qualify as a tax-free ”reorganization” within the meaning of Section 368(a) of the Code. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify as a reorganization. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as PTK. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a reorganization, and neither PTK nor Valens intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, although the parties intend to report the Business Combination in a manner consistent with treatment as a reorganization within the meaning of Section 368(a) to the extent permitted by law, no assurance can be given that the IRS will not challenge the Business Combination’s qualification as a reorganization or that a court will not sustain such a challenge by the IRS.

If, notwithstanding the above, at the Effective Time any requirement for Section 368(a) is not met or the IRS at a later date successfully challenges the Intended Tax Treatment, a U.S. Holder of PTK securities would recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the Closing Date of Valens ordinary shares and/or Valens warrants received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the PTK securities surrendered by such U.S. Holder in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the PTK securities for more than one year (or short-term capital gain otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. It is unclear, however, whether the redemption rights with respect to the PTK securities described herein may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the PTK securities is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the Valens ordinary shares and/or Valens warrants received in the Business Combination, if any, would not include the holding period for the PTK securities surrendered in exchange therefor. In the case of a U.S. Holder that holds PTK securities with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules must be applied separately to each identifiable block of PTK securities.

Tax Consequences of the Business Combination Under Section 367(a) of the Code

Section 367(a) of the Code and the Treasury regulations promulgated thereunder provide that, where a U.S. person exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization under Section 368(a) of the Code, the U.S. person is required to recognize any gain (but not loss) realized on such exchange unless certain requirements are satisfied. In general, for the Business Combination to meet these additional requirements, certain reporting requirements must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee non-U.S. corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee non-U.S. corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the

Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferred U.S. corporation; and (iii) the “active trade or business test” as defined in Treasury regulation Section 1.367(a)-3(c)(3) must be satisfied. Conditions (i), (ii), and (iii) are expected to be met, and, as a result, the Business Combination is expected to satisfy the applicable requirements under Section 367(a) of the Code on account of such conditions. Accordingly, it is intended that the Business Combination not result in gain recognition as of the Effective Time by a U.S. Holder exchanging PTK Common Stock for Valens ordinary shares so long as either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of Valens (by total voting power or by total value) or (B) the U.S. Holder is a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the Valens and enters into a “gain recognition agreement” with respect to the transferred PTK Common Stock. Each U.S. Holder that will own, actually or constructively, 5% or more of either the total voting power or the total value of the outstanding shares of Valens after the Business Combination (taking into account, for this purpose, ownership of Valens ordinary shares, and any Valens ordinary shares not acquired in connection with the Business Combination) should consider entering into a valid “gain recognition agreement” under applicable Treasury regulations and are strongly urged to consult their own tax advisors to determine the particular consequences to them of the Business Combination.

Whether the requirements described above are met will depend on facts existing at the Effective Time, and the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that any transfer of PTK Common Stock by a U.S. Holder pursuant to the Business Combination will qualify for an exception to Section 367(a)(1) of the Code as of the Effective Time. In addition, no assurance can be given that the IRS will not challenge that the relevant requirements under Section 367(a) of the Code and the Treasury regulations promulgated thereunder have been met with respect to the Business Combination, or that a court would not sustain such a challenge.

If the Business Combination does meet the requirements of Section 368(a) of the Code but, at the Effective Time, any requirement for Section 367(a) of the Code not to impose gain on U.S. Holder is not satisfied, then a U.S. Holder of PTK Common Stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the Closing Date of the Valens ordinary shares (and, if such U.S. Holder’s PTK warrants convert to Valens warrants, the fair market value of the Valens warrants) received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the PTK Common Stock (and PTK warrants, if any) surrendered by such U.S. Holder in the Business Combination. Any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the PTK Common Stock (and PTK warrants, if any) for more than one year at the Closing Date (or short-term capital gain otherwise). Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. It is unclear, however, whether the redemption rights with respect to the PTK securities described herein may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the PTK securities is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. A U.S. Holder’s holding period in the Valens ordinary shares received in the Business Combination, if any, would not include the holding period for the PTK Common Stock (and PTK warrants, if any) surrendered in exchange therefor. In the case of a U.S. Holder that holds PTK securities with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules must be applied separately to each identifiable block of PTK securities.

U.S. Holders Exchanging PTK Securities for Valens Ordinary Shares and/or Valens Warrants

If the Business Combination qualifies as a reorganization under Section 368(a) of the Code and is not taxable under Section 367(a) of the Code, a U.S. Holder generally should not recognize gain or loss if, pursuant to the Business Combination, the U.S. Holder either (i) exchanges only PTK Common Stock (but not PTK warrants) for Valens ordinary shares, (ii) exchanges PTK warrants for Valens warrants, or (iii) both exchanges PTK Common Stock for Valens ordinary shares and exchanges PTK warrants for Valens warrants.

In such a case, the aggregate tax basis of the Valens ordinary shares received by a U.S. Holder in the Business Combination should be equal to the aggregate adjusted tax basis of the PTK Common Stock surrendered in exchange therefor. The tax basis in a Valens warrant received by a U.S. Holder in the Business Combination should be equal to the adjusted tax basis of a Valens warrant exchanged therefor. The holding period of the Valens ordinary shares and/or Valens warrants received by a U.S. Holder in the Business Combination should include the period during which the PTK Common Stock and/or warrants exchanged therefor were held by such U.S. Holder.

U.S. Holders Exercising Redemption Rights with Respect to PTK Common Stock

In the event that a U.S. Holder’s shares of PTK Common Stock are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies as a sale of stock under Section 302 of the Code will depend largely on the total number of shares of PTK Common Stock treated as held by the U.S. Holder relative to all of the shares of PTK Common Stock outstanding, both before and after the redemption.

The redemption of PTK Common Stock generally will be treated as a sale of stock under Section 302 of the Code (rather than a distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in PTK, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (determined immediately after the Business Combination) are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only PTK Common Stock actually owned by such U.S. Holder but also PTK Common Stock constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include PTK Common Stock that could be directly or constructively acquired pursuant to the exercise of PTK warrants.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the PTK Common Stock actually and constructively owned by the U.S. Holder is redeemed or (ii) all of the PTK Common Stock actually owned by the U.S. Holder is redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules set forth in the Code and Treasury regulations, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares (including any shares constructively owned by the U.S. Holder as a result of owning warrants). In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption and such U.S. Holder immediately following the redemption actually and constructively owned less than 50 percent of the total combined voting power of PTK Common Stock. The redemption of the PTK Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in PTK. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in PTK will depend on such U.S. Holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of a redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder would generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of PTK Common Stock redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such U.S. Holder’s PTK Common Stock generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from PTK’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s PTK Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the PTK Common Stock. After the application of these rules, any remaining tax basis of the U.S. Holder in the redeemed PTK Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining PTK Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its PTK warrants or possibly in other shares of common stock constructively owned by it.

U.S. Federal Income Tax Considerations of Ownership and Disposition of Valens Ordinary Shares and Valens Warrants

Distributions on Valens Ordinary Shares

If Valens makes distributions of cash or property on the Valens ordinary shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of Valens’ current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. If Valens does not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions above under “—Utilization of PTK’s Tax Attributes and Certain Other Adverse Tax Consequences to Valens and Valens’ Shareholders” and below under “—Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•

either (a) the shares are readily tradable on an established securities market in the United States (such as the NYSE, where the Valens ordinary shares are intended to be listed), or (b) Valens is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

•

Valens is neither a PFIC (as discussed below under below under “—Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for Valens’ in any taxable year in which the dividend is paid or the preceding taxable year;

•	the U.S. Holder satisfies certain holding period requirements; and

•	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurances that Valens will be eligible for benefits of an applicable comprehensive income tax treaty between the United States and Israel. Furthermore, Valens will not constitute a “qualified foreign corporation” for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to Valens ordinary shares.

The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to certain exceptions, dividends on Valens ordinary shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Valens with respect to the Valens ordinary shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Valens Ordinary Shares and Valens Warrants.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Valens ordinary shares or Valens warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such Valens ordinary shares and/or Valens warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Valens ordinary shares or Valens warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the Valens ordinary shares and/or Valens warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss. Accordingly, in the event any Israeli tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such U.S. Holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the income tax treaty between the United States and Israel (the “Treaty”), which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their own tax advisors regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Exercise or Lapse of a Valens Warrant

Except as discussed below with respect to the cashless exercise of a Valens warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Valens ordinary share on the exercise of a Valens warrant for cash. A U.S. Holder’s tax basis in a Valens ordinary shares received upon exercise of the Valens warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Valens warrant exercised and the exercise price. The U.S. Holder’s holding period for a Valens ordinary share received upon exercise of the Valens warrant will generally begin on the date following the date of exercise (or possibly the date of exercise) of the Valens warrant and will not include the period during which the U.S. Holder held the Valens warrant. If a Valens warrant is allowed to lapse unexercised, a U.S. Holder that has otherwise received no proceeds with respect to such Valens warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Valens warrant.

The tax consequences of a cashless exercise of a Valens warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the Valens ordinary shares received would generally equal the U.S. Holder’s basis in the Valens warrants exercised for such shares. If the cashless exercise is not treated as a realization event, a U.S.

Holder’s holding period in the Valens ordinary shares would generally be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Valens warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Valens ordinary shares would generally include the holding period of the Valens warrants exercised therefor.

It is also possible that a cashless exercise of a Valens warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Valens Ordinary Shares and Valens Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the fair market value of the Valens warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such Valens warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Valens ordinary shares received would equal the sum of (i) U.S. Holder’s tax basis in the Valens warrants deemed exercised and (ii) the exercise price of such Valens warrants. A U.S. Holder’s holding period for the Valens ordinary shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Valens warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of Valens warrants.

Possible Constructive Distributions

The terms of each Valens warrant provide for an adjustment to the number of Valens ordinary shares for which the Valens warrant may be exercised or to the exercise price of the Valens warrant in certain events, as discussed under “Description of Valens warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Valens warrant would, however, be treated as receiving a constructive distribution from Valens if, for example, the adjustment increases the holder’s proportionate interest in Valens’ assets or earnings and profits (for instance, through an increase in the number of Valens ordinary shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the Valens ordinary shares which is taxable to the U.S. Holders of such shares as described under “—Distributions on Valens ordinary shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Valens warrant received a cash distribution from Valens equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the Valens ordinary shares could be materially different from that described above, if Valens is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•

at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (including cash).

For this purpose, Valens will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Valens owns, directly or indirectly, 25% or more (by value) of the stock. Passive income generally includes dividends, interest, rents, royalties and capital gains.

Based on the current and anticipated composition of the income, assets and operations of Valens and its subsidiaries, Valens does not believe it will be treated as a PFIC for the taxable year that includes the Business Combination. However, there can be no assurances in this regard, nor can there be any assurances that Valens will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and Valens can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether Valens or any of its subsidiaries is treated as a PFIC is determined on an annual basis. The determination of whether Valens or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of Valens’ income and assets, and the value of its and its subsidiaries’ shares and assets. Changes in the composition of the income or assets of Valens and its subsidiaries may cause Valens to be or become a PFIC for the current or subsequent taxable years. Under the PFIC rules, if Valens were considered a PFIC at any time that a U.S. Holder owns Valens ordinary shares or Valens warrants, Valens would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its Valens ordinary shares and/or Valens warrants at their fair market value on the last day of the last taxable year in which Valens is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below, but any loss would not be recognized. After the deemed sale election, the Valens ordinary shares or Valens warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Valens subsequently becomes a PFIC.

For each taxable year that Valens is treated as a PFIC with respect to a U.S. Holder’s Valens ordinary shares or Valens warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its Valens ordinary shares (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Valens ordinary shares will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Valens ordinary shares;

•

the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which Valens is a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the Valens ordinary shares or Valens warrants cannot be treated as capital gains, even though the U.S. Holder holds the Valens ordinary shares or Valens warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Valens may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that Valens does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of Valens’ subsidiaries.

If Valens is a PFIC, a U.S. Holder of Valens ordinary shares (but not Valens warrants) may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its Valens ordinary shares only if Valens provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. Upon written request, Valens will endeavor to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the Valens ordinary shares in the event Valens is treated as a PFIC for any taxable year. There can be no assurance, however, that Valens will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, U.S. Holders of Valens warrants will not be able to make a QEF election with respect to their warrants.

In the event Valens is a PFIC, a U.S. Holder that makes a QEF election with respect to its Valens ordinary shares would generally be required to include in income for each year that Valens is treated as a PFIC the U.S. Holder’s pro rata share of Valens’ ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the Valens ordinary shares. Any net deficits or net capital losses of Valens for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however. A U.S. Holder’s basis in the Valens ordinary shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on the Valens ordinary shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the Valens ordinary shares by a corresponding amount.

If Valens owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to Valens’ providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for the Valens ordinary shares in which Valens is a PFIC, then the Valens ordinary shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the Excess Distribution Rules to its Valens ordinary shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the Valens ordinary shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the Excess Distribution Rules described above. A U.S. Holder that is eligible to make a QEF election with respect to its Valens ordinary shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective.

U.S. Holders should consult their own tax advisors as to the availability and desirability of a QEF election.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its Valens ordinary shares to elect out of the Excess Distribution Rules discussed above if Valens is treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to its Valens ordinary shares, such U.S. Holder will include in income for each year that Valens is treated as a PFIC with respect to such Valens ordinary shares an amount equal to the excess, if any, of the fair market value of the Valens ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Valens ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Valens ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Valens ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Valens ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Valens ordinary shares, as well as to any loss realized on the actual sale or disposition of the Valens ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Valens ordinary shares previously included in income. A U.S.

Holder’s basis in the Valens ordinary shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions Valens makes would generally be subject to the rules discussed above under “ —Distributions on Valens ordinary shares,” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of Valens warrants will not be able to make a mark-to-market election with respect to their Valens warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Valens ordinary shares, which are expected to be listed on the NYSE, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that Valens ordinary shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Valens.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the Valens ordinary shares in which Valens is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to the Valens ordinary shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to its Valens ordinary shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if Valens is a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of Valens ordinary shares and Valens warrants. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Valens ordinary shares or Valens warrants that is not a U.S. Holder, and is:

•	a nonresident alien individual, other than certain former citizens and residents of the United States;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder.

Non-U.S. Holders Exercising Redemption Rights with Respect to PTK Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s PTK Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s PTK Common Stock, as described above under “—U.S. Holders Exercising Redemption Rights with Respect to PTK Common Stock.” Any redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. Holder’s U.S. federal income tax liability unless one of the exceptions described below under “—U.S. Federal Income Tax Consequences of the Ownership and Disposition of Valens Ordinary Shares and Valens Warrants to Non-U.S. Holders” applies in respect of gain from the disposition of PTK Common Stock. However, redeeming Non-U.S. Holders may be subject to U.S. federal income tax on any gain recognized as a result of the redemption if PTK Common Stock constitutes a U.S. real property interest by reason of PTK’s status as a U.S. real property holding corporation for U.S. federal income tax purposes. PTK believes that it is not and has not been at any time since its formation a U.S. real property holding corporation.

If a Non-U.S. Holder receives cash for PTK Common Stock, and the redemption is treated as a distribution (rather than a sale of stock under Section 302 of the Code), the Non-U.S. Holder will be subject to a 30% withholding tax (unless otherwise reduced by an applicable income tax treaty) on dividends to the extent the distribution is paid from current or accumulated earnings and profits of PTK, as determined under U.S. federal income tax principles, provided such dividends are not effectively connected with such Non-U.S. Holders’ conduct of a trade or business within the United States.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Valens Ordinary Shares and Valens Warrants to Non-U.S. Holders

Subject to the discussion below concerning backup withholding, any (i) distributions of cash or property paid to a Non-U.S. Holders in respect of Valens ordinary shares (including constructive distributions treated as dividends as discussed above under “—U.S. Holders Possible Constructive Distributions”) or (ii) gain realized upon the sale or other taxable disposition of Valens ordinary shares and/or Valens warrants generally will not be subject to U.S. federal income taxation unless:

•

the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•

in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates in the same manner discussed in “—U.S. Holders Distributions on Ordinary Shares” and “—U.S. Holders Sale, Exchange, Redemption or Other Taxable Disposition of Valens Ordinary Shares and Valens Warrants.” A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Valens warrant, or the lapse of a Valens warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “—U.S. Holders—Exercise or Lapse of a Valens Warrant,” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the Valens ordinary shares and Valens warrants.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Foreign Account Tax Compliance Act

The United States Foreign Account Tax Compliance Act, or FATCA, imposes a reporting regime and, potentially, a 30% withholding tax on certain payments made to certain non-U.S. financial institutions that fail to comply with certain information reporting, account identification, withholding, certification and other FATCA related requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. To avoid becoming subject to FATCA withholding, we may be required to report information to the IRS regarding the holders of Valens ordinary shares and to withhold on a portion of payments with respect to our ordinary shares to certain holders that fail to comply with the relevant information reporting requirements (or that hold our ordinary shares directly or indirectly through certain non-compliant intermediaries). This withholding tax made with respect to Valens ordinary shares will not apply to payments made before the date that is two years after the date of publication of final regulations defining the term “foreign passthru payment”. An intergovernmental agreement between the United States and another country may also modify these requirements. FATCA is particularly complex and its application is uncertain at this time. Holders of our ordinary shares should consult their tax advisors to obtain a more detailed explanation of FATCA and to learn how FATCA might affect each holder in its particular circumstances.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of PTK Common Stock, dividends received by U.S. Holders of Valens ordinary shares, and the proceeds received on sale or other taxable the disposition of Valens ordinary shares or Valens warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to PTK Common Stock and Valens ordinary shares and proceeds from the sale, exchange, redemption or other disposition of Valens ordinary shares or Valens warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of PTK Common Stock or PTK warrants or their Valens ordinary shares or Valens warrants, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to Valens ordinary shares and proceeds from the sale of other disposition of Valens ordinary shares or Valens warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of Ordinary Shares of Valens Semiconductor Ltd. (“Valens”) You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations

The following is a brief summary of the material Israeli tax laws applicable to Valens, and certain Israeli Government programs that benefit Valens. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of Valens ordinary shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities, trusts or foundations, partnerships, controlled foreign corporations and any other type of taxpayer that are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, Valens cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax. In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years) which reduces the corporate income tax rate from 25% to 24% effective from January 1, 2017, and to 23% effective from January 1, 2018. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Preferred Enterprise, a Beneficiary Enterprise or a Technological Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to the corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies”.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in any tax year, other than income from certain defense loans, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area”, in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

Following are the main tax benefits available to Industrial Companies:

•

Amortization of the cost of purchased patent, rights to use a patent, and know-how, which are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•	Under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies;

•	Expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, related to scientific research and development for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•	The research and development must be for the promotion of the company; and

•	The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

Every year, we apply to the Israel Innovation Authority of the Israeli Ministry of Economy and Industry (formerly known as Office of Chief Scientist) (“IIA”) for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we will not be able to deduct research and development expenses during the year they were incurred, we will be able to deduct research and development expenses during a period of three years commencing in the year of the payment of such expenses.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain eligible companies with incentives for capital investments in production facilities (or other eligible assets) and certain tax benefits with respect to certain eligible income.

The Investment Law was significantly amended effective as of April 1, 2005 (the “2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or instead irrevocably, elect to forego such benefits and apply the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Preferred or Special Preferred Technological Enterprises, alongside the existing tax benefits.

The following discussion is a summary of the Investment Law following its most recent amendments:

Tax benefits under the 2011 amendment

The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred

Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations–0%, (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals–20% (iii) non-Israeli residents (individuals and corporations)–20%, subject to a reduced tax rate under the provisions of any applicable double tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate).

The 2011 Amendment also provided transitional provisions to address companies already enjoying existing tax benefits under the Investment Law. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011, a Beneficiary Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

As of December 31, 2020 Valens did not apply the new benefits under the Preferred Enterprise regime.

New tax benefits under the 2017 amendment that became effective on January 1, 2017

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016, and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises”, as described below, and is in addition to the other existing tax beneficial programs under the Investment Law. The 2017 Amendment will apply to a Preferred Company which meets the “Preferred Enterprise” condition and certain additional conditions, including, all the following:

•	the company’s average R&D expenses in the three years prior to the current tax year must be greater than or equal to the average of 7% of its total revenue or exceed NIS 75 million per year; and

•

the company must also satisfy one of the following conditions: (1) the full salary of the lowest between at least 20% of the company’s overall workforce, or at least 200 employees, was recorded and paid as R&D expenses in the company’s financial statements; (2) a venture capital investment of an amount of at least NIS 8 million was previously made in the company; or (3) a growth in sales by an average of 25% over the three years preceding the tax year (provided transactions revenue of over NIS 10 million for the said years); (4) a growth in workforce by an average of 25% over the three years preceding the tax year (provided that the company employed at least 50 employees in the said years)

A Preferred Company satisfying certain conditions (including the conditions as stated above) will qualify as a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technology Income”, as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technological Enterprise located in development zone “A”. In addition, a Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the IIA.

The 2017 Amendment further provides that a Preferred Company satisfying certain conditions (group-consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4%. Please note that the reduced withholding tax rate of 4% will apply only on profits generated after the Preferred Technological Enterprise was acquired by a foreign company.

As of December 31, 2020 Valens did not apply for a tax ruling from the Israeli Tax Authority or implemented benefits under The Preferred Technological Enterprise regime.

From time to time, the Israeli Government has discussed reducing the benefits available to companies under the Investment Law. The termination or substantial reduction of any of the benefits available under the Investment Law could materially increase our tax liabilities.

Taxation of our shareholders

Capital gains taxes applicable to non-Israeli resident shareholders.

Israeli capital gains tax is imposed on the disposition of capital assets by a non-Israeli resident if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller’s country of residence provides otherwise. The Israeli tax law distinguishes between “Real Capital Gain” and “Inflationary Surplus.” Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase in the relevant asset’s price that is attributable to the increase in the Israeli Consumer Price Index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary Surplus is currently not subject to tax in Israel. Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus. Generally, Real Capital Gain accrued by individuals on the sale of Valens ordinary shares will be taxed at the rate of 25%. However, if the shareholder is a “substantial shareholder” at the time of sale or at any time during the preceding 12- month period (or claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares), such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person with respect to the material matters of the corporation on a permanent basis pursuant to an agreement, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Real Capital Gain derived by corporations will be generally subject to a corporate tax rate of 23% (in 2021).

A non-Israeli resident that derives capital gains from the sale of shares of an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) hold, whether directly or indirectly, more than 25% of the means of control, as such term is defined above, in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA). For example, under Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless either: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares would be subject to Israeli tax, to the extent applicable. However, under the United States-Israel Tax Treaty, a Treaty U.S. Resident may be permitted to claim a credit for the Israeli tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition of the shares, subject to the limitations under U.S. laws applicable to foreign tax credits. The United States-Israel Tax Treaty does not provide such credit against any U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., resident certificate or other documentation).

Capital gains taxes applicable to Israeli resident shareholders.

An Israeli resident corporation that derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate of 23%. An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder claims deduction of interest expenditures or is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in section 2(1) of the Ordinance are taxed at the marginal tax rates applicable to business income (up to 47% in 2021). Certain Israeli institutions who are exempt from tax under section 9(2) or section 129(C)(a)(1) of the Ordinance (such as exempt trust fund, pension fund) may be exempt from capital gains tax from the sale of the shares. With respect to corporate investors, capital gain tax equal to the corporate tax rate (23% starting in 2018) will be imposed on the sale of our traded shares, unless contrary provisions in a relevant tax treaty applies.

Taxation of Israeli shareholders on receipt of dividends.

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Beneficiary Enterprise (if the first year the company requested to have the tax benefits apply was 2013 or before) and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or a Preferred Technological Enterprise. If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under section 9(2) or section 129(C)(a)(1) of the Israeli Tax Ordinance is exempt from tax on dividend.

Taxation of non-Israeli shareholders on receipt of dividends.

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Beneficiary Enterprise (if the first year the company requested to have the tax benefits apply was 2013 or before and subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced 15%, or such lower rate as may be provided under an applicable tax treaty, 20% if the dividend is distributed from income attributed to a Preferred Enterprise or a Technological Enterprise, and 4% if the dividend is distributed from income attributed to a Technological Enterprise to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, (please note that the reduced withholding tax rate of 4% will apply only on profits generated after the Preferred Technological Enterprise was acquired by a foreign company), unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise, Beneficiary Enterprise, a Preferred Enterprise or a Technological Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Beneficiary Enterprise, Preferred Enterprise or a Preferred Technological Enterprise are not entitled to such reduced rate under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met. If the dividend is attributable partly to income derived from an Approved Enterprise, Benefited Enterprise, Preferred Enterprise or a Preferred Technological Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability. Application for the reduced tax rate requires appropriate documentation presented and specific instruction received from the Israeli Tax Authorities to the extent tax is withheld at source at the maximum rates (see above), a qualified tax treaty recipient will be required to comply with certain administrative procedures with the Israeli Tax Authorities in order to receive a refund of the excess tax withheld.

A foreign resident receiving dividend income from an Israeli company, from which the full tax was deducted, will generally be exempt from filing a tax return in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed, and (iii) the taxpayer is not obligated to pay Surtax (see below) in accordance with section 121B of the Ordinance.

Israeli Tax Withholding.

In addition to all of the above, any payment made by an Israeli resident company may be subject to Israeli withholding tax, regardless of whether the recipient should be subject to Israeli tax with respect to the receipt of such payment, unless the recipient provides the company with a valid certificate issued by the Israel Tax Authority to exempt the recipient from such withholding tax liability.

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 647,640 for 2021, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

Israeli Transfer Pricing Regulations

On November 29, 2006, Income Tax Regulations (Determination of Market Terms) promulgated under Section 85A of the Tax Ordinance, came into effect (“TP Regulations”). Section 85A of the Tax Ordinance and the TP Regulations generally require that all cross-border transactions carried out between related parties be conducted on an arm’s length principle basis and will be taxed accordingly.

DESCRIPTION OF VALENS ORDINARY SHARES

A summary of the material provisions governing Valens’ share capital immediately following the completion of the Business Combination is described below. This summary is not complete and should be read together with the Valens Articles, a copy of which is appended to this proxy statement/prospectus as Annex B.

The following descriptions of share capital and provisions of the amended and restated articles of association to be effective upon completion of the Business Combination are summaries and are qualified by reference to the amended and restated articles of association to be effective upon the closing of the Business Combination. Copies of these documents will be filed with the SEC as exhibits to this registration statement. The description of the Valens Ordinary Shares reflects changes to Valens’ capital structure that will occur upon the closing of the Business Combination.

General

This section summarizes the material rights of Valens shareholders under Israeli law, and the material provisions of Valens’ amended articles that will become effective upon the effectiveness of the Business Combination.

Share Capital

The authorized share capital of Valens upon the closing of the Business Combination will consist of 700,000,000 Valens ordinary shares, no par value per share, of which 104,621,052 shares are expected to be outstanding following the Stock Split, (based on an assumed stock split ratio, which is subject to change) and the consummation of the Business Combination and the PIPE Financing.

All of the outstanding Valens ordinary shares are validly issued, fully paid and non-assessable. The Valens ordinary shares are not redeemable and do not have any preemptive rights.

Valens’ board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. Valens may also issue and redeem redeemable securities on such terms and in such manner as Valens’ board of directors shall determine.

Registration Number and Purposes of the Company

We are registered with the Israeli Registrar of Companies. Our registration number is 513887042. Our affairs are governed by our amended and restated articles of association, applicable Israeli law and specifically, the Companies Law. Our purpose as set forth in our amended and restated articles of association to be effective upon the completion of the Business Combination is to engage in any lawful act or activity.

Voting Rights

All Valens ordinary shares will have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid Valens ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association to be effective upon the completion of the Business Combination, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of the New York Stock Exchange. The ownership or voting of Valens ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, have been, or will be, in a state of war with Israel.

Election of Directors

Under our amended and restated articles of association to be effective upon the completion of the Business Combination, our board of directors must consist of not less than three but no more than eleven directors. Pursuant to our amended and restated articles of association to be effective upon completion of the Business Combination, each of our directors will be appointed by a simple majority vote of holders of Valens ordinary shares, participating and voting at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.

In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on our board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of 65% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events in accordance with the Companies Law and our amended and restated articles of association to be effective upon completion of the Business Combination. In addition, our amended and restated articles of association to be effective upon completion of the Business Combination provide that vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in our amended and restated articles of association to be effective upon completion of the Business Combination, until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.

Dividend and Liquidation Rights

Valens may declare a dividend to be paid to the holders of Valens ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association to be effective upon completion of the Business Combination will not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of Valens’ liquidation, after satisfaction of liabilities to creditors, its assets will be distributed to the holders of Valens ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on Valens ordinary shares, proceeds from the sale of the Valens ordinary shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that at the time are or have been in a state of war with Israel.

Registration Rights

Concurrently with the execution of the Business Combination Agreement, Valens, the Sponsor and certain securityholders of Valens entered into the Investors’ Rights Agreement pursuant to which, following completion of the Transactions, Valens agreed to register for resale upon demand certain Valens ordinary shares that are held by the parties thereto from time to time. In certain circumstances, various parties to the Investors’ Rights Agreement will also be entitled to customary piggyback registration rights, in each case subject to certain limitations set forth in the Investors’ Rights Agreement. In addition, the Investors’ Rights Agreement provides that Valens will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Investors’ Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to Valens securities, and all such prior agreements shall be terminated.

Additionally, under the Investors’ Rights Agreement, each of the securityholders of Valens party thereto (other than the Sponsor) have agreed not to transfer its Valens ordinary shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing for a period of one hundred eighty (180) days thereafter. The Sponsor has agreed not to transfer the Sponsor Lock-Up Shares except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing until the earlier of (i) one hundred eighty (180) days thereafter and (ii) when Valens completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all Valens shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Separately, the articles of association of Valens will be amended and restated as of the consummation of the Business Combination. Pursuant to such amendment, each securityholder of Valens as of immediately prior to such amendment will be restricted from transferring its Valens ordinary shares, except to certain permitted transferees, beginning on the date of such amendment and continuing for a period of one hundred eighty (180) days thereafter.

Shareholder Meetings

Under Israeli law, Valens is required to hold an annual general meeting of its shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the amended and restated articles of association as special general meetings. Our board of directors may call special general meetings of our shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting of our shareholders upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the serving members of our board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of Valens’ issued and outstanding shares and 1% or more of Valens’ outstanding voting power or (b) 5% or more of Valens’ outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Our amended and restated articles of association to be effective upon completion of the Business

Combination contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

•	amendments to the articles of association;

•	appointment, terms of service and termination of services of auditors;

•	appointment of directors, including external directors (if applicable);

•	approval of certain related party transactions;

•	increases or reductions of authorized share capital;

•	a merger; and

•

the exercise of the board of director’s powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and our amended and restated articles of association to be effective upon the completion of the Business Combination, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to our amended and restated articles of association to be effective upon the completion of the Business Combination, holders of the Valens ordinary shares have one vote for each Valens ordinary share held on all matters submitted to a vote of the shareholders at a general meeting of shareholders. The quorum required for Valens’ general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent at least 33 1⁄3% of the total outstanding voting power of our shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting we qualify as a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of our shares. The requisite quorum may be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “Description of Valens Ordinary Shares—Shareholder Meetings.”

Vote Requirements

The amended and restated articles of association to be effective upon completion of the Business Combination provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our amended and restated articles of association to be effective upon completion of the Business Combination. Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters described above under “Management Following the Business Combination—Compensation Committee” and “—Compensation Policy under the Companies Law.” Under our amended and restated articles of association to be effective upon completion of the Business Combination, the alteration of the rights, privileges, preferences or obligations of any class of Valens’ shares (to the extent there are classes other than Valens ordinary shares) requires the approval of a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting.

Under our amended and restated articles of association to be effective upon completion of the Business Combination, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors from office, to amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office, or certain other provisions regarding our staggered board, shareholder proposals, the size of our board and plurality voting in contested elections. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of a majority of the shareholders present and represented at the meeting, and holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our articles of association, our financial statements, other documents as provided in the Companies Law, and any document Valens is required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. Valens may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair its interests.

Anti-Takeover Provisions

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures in our Amended and Restated Articles of Association

The Companies Law allows us to create and issue shares having rights different from those attached to Valens ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the completion of the Business Combination, no preferred shares will be authorized under our amended and restated articles of association to be effective upon completion of the Business Combination. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of Valens ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association to be effective upon completion of the Business Combination, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting of our shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and our amended articles of association to be effective upon the completion of the Business Combination, as described above in “Description of Valens Ordinary Shares—Shareholder Meetings.” In addition, as disclosed under “Description of Valens Ordinary Shares—Election of Directors,” we will have a classified board structure upon completion of the Business Combination, which will effectively limit the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors.

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association to be effective upon completion of the Business Combination, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be effective upon completion of the Business Combination to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association to be effective upon completion of the Business Combination enable us to increase or reduce our share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Exclusive Forum

Our amended and restated articles of association to be effective upon the closing of this offering provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions, and accordingly, both state and federal courts have jurisdiction to entertain such claims. While the federal forum provision in our amended and restated articles of association to be effective upon the closing of this offering does not restrict the ability of our shareholders to bring claims under the Securities Act, we recognize that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs, which may discourage the filing of claims under the Securities Act against the Company, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our amended and restated articles of association. If a court were to find the choice of forum provision contained in our amended and restated articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations. Alternatively, if a court were to find these provisions of our amended and restated articles of association to be effective upon the closing of this offering inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our amended and restated articles of association to be effective upon the closing of this offering described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Our amended and restated articles of association to be effective upon the closing of this offering also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

Transfer Agent and Registrar

The transfer agent and registrar for Valens ordinary shares is                   . Its address is                   , and its telephone number is                   .

DESCRIPTION OF VALENS WARRANTS

Public Warrants

Each of the 5,750,000 public warrants entitles the registered holder to purchase one-half of one Valens ordinary share at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing on the Effective Time. Pursuant to the Valens Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrant holder. However, except as set forth below, no warrants will be exercisable for cash unless Valens has an effective and current registration statement covering the Valens ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such Valens ordinary shares. Under the terms of the Valens Warrant Agreement, Valens has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the Valens ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, Valens cannot assure you that it will be able to do so. Notwithstanding the foregoing, if a registration statement covering the Valens ordinary shares issuable upon exercise of the warrants is not effective, warrant holders may, until such time as there is an effective registration statement and during any period when Valens shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Valens ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Valens ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Valens ordinary shares for the 10 trading days ending on the day prior to the date of exercise. For example, if a holder held 300 warrants to purchase 150 ordinary shares and the fair market value on the date prior to exercise was $15.00, that holder would receive 35 ordinary shares without the payment of any additional cash consideration. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the Effective Time at 5:00 p.m., Eastern Standard Time.

Valens may call the outstanding public warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•	at any time while the warrants are exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•

if, and only if, the reported last sale price of the Valens ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders (the “Force-Call Provision”), and

•

if, and only if, there is a current registration statement in effect with respect to the Valens ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the Valens warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If Valens calls the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Valens ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Valens ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of Valens ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether Valens will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants will be issued in registered form pursuant to the Valens Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Valens Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Valens ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Valens ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Valens ordinary shares and any voting rights until they exercise their warrants and receive Valens ordinary shares. After the issuance of Valens ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the Valens ordinary shares outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Valens ordinary shares and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Valens will, upon exercise, round down to the nearest whole number the number of Valens ordinary shares to be issued to the warrant holder.

An exchange offer made to both the publicly traded warrants and the warrants held by our sponsor on the same terms will not constitute an amendment requiring consent of any warrant holder.

Private Warrants

Each of the 3,330,000 Private Warrants will not be redeemable by Valens, regardless of the holder’s identity. The holders have the option to exercise the Private Warrants on a cashless basis at any time into Valens ordinary shares. Except as described above, the Private Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period.

VALENS ORDINARY SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, Valens will have 700,000,000 ordinary shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, 104,621,052 ordinary shares issued and outstanding, assuming the Stock Split has occurred based on a stock split ratio, which is subject to change, and no shares of PTK Common Stock are redeemed in connection with the Business Combination. All of the Valens ordinary shares issued in connection with the Business Combination will be freely transferable by persons other than by Valens’ “affiliates” without restriction or further registration under the Securities Act, except 2,875,000 Valens ordinary shares issued to the Sponsors, which are subject to the lock-up described below, and the PIPE Shares, each of which are also subject to securities law restrictions. The Valens warrants will become exercisable following the closing of the Business Combination and we expect the Valens ordinary shares underlying such Valens warrants to be freely transferable upon such exercise, as we intend to file a registration statement registering such shares with the SEC. The remaining Valens ordinary shares held by existing Valens shareholders are subject to the lock-up restrictions described below and are subject to securities law restrictions, though may still be sold pursuant to existing registration rights or under Rule 144. Sales of substantial amounts of the Valens ordinary shares in the public market could adversely affect prevailing market prices of the Valens ordinary shares.

Lock-up Periods and Registration Rights

Investors’ Rights Agreement Lock-up

Concurrently with the execution of the Business Combination Agreement, Valens, the Sponsor and certain securityholders of Valens entered into the Investors’ Rights Agreement pursuant to which, following completion of the Transactions, each of the securityholders of Valens party thereto (other than the Sponsor) have agreed not to transfer its Valens ordinary shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing for a period of one hundred eighty (180) days thereafter. The Sponsor has agreed not to transfer certain of its Valens ordinary shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing until the earlier of (i) one hundred eighty (180) days thereafter and (ii) when Valens completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all Valens shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Investors’ Rights Agreement Registration Rights

Under the Investors’ Rights Agreement, Valens agreed to register for resale upon demand certain Valens ordinary shares that are held by the parties thereto from time to time. In certain circumstances, various parties to the Investors’ Rights Agreement will also be entitled to customary piggyback registration rights, in each case subject to certain limitations set forth in the Investors’ Rights Agreement. In addition, the Investors’ Rights Agreement provides that Valens will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Investors’ Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to Valens securities, and all such prior agreements shall be terminated.

Articles of Association Lock-up

The articles of association of Valens will be amended and restated as of the consummation of the Business Combination. Pursuant to such amendment, each securityholder of Valens as of immediately prior to such amendment will be restricted from transferring its Valens ordinary shares, except to certain permitted transferees, beginning on the date of such amendment and continuing for a period of one hundred eighty (180) days thereafter.

PIPE Resale Shelf

Pursuant to the Subscription Agreements relating to the PIPE, Valens has agreed that, within thirty (30) calendar days after the consummation of the Business Combination, it will file with the SEC (at Valens’ sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “Resale Registration Statement”), and Valens will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, subject to certain conditions.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Valens ordinary shares for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Valens at the time of, or at any time during the three months preceding, a sale and (ii) Valens has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Valens was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Valens ordinary shares for at least six months but who are affiliates of Valens at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of Valens ordinary shares then outstanding; or

•

the average weekly reported trading volume of the Valens ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales by affiliates of Valens under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Valens.

Options

Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register ordinary shares reserved for issuance under our equity compensation programs. The registration statement on Form S-8 will become effective automatically upon filing.

Ordinary shares issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting provisions, lock-up restrictions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the applicable 180 day lock-up period expires.

COMPARISON OF RIGHTS OF VALENS SHAREHOLDERS

AND PTK STOCKHOLDERS

The rights of the shareholders of Valens and the relative powers of the Valens board of directors are governed by the laws of the State of Israel and the Valens Amended and Restated Articles of Association. As a result of the Transactions, securities held by the PTK shareholders will be canceled and automatically converted into the right to receive Valens ordinary shares and/or Valens warrants. Each Valens ordinary share will be issued in accordance with, and subject to the rights and obligations of, the Valens Articles which will be effective upon the consummation of the Transactions, in substantially the form attached hereto as Annex B. Because Valens will be, at the Effective Time, a company organized under the laws of the State of Israel, the rights of the shareholders of PTK will be governed by Israeli law and the Valens Articles.

Many of the principal attributes of Valens ordinary shares and PTK Common Stock will be similar. However, there are differences between the rights of shareholders of Valens under Israeli law and the rights of stockholders of PTK, as in effect prior to the consummation of the Transactions under the DGCL. The following is a summary comparison of the material differences between the rights of PTK securityholders under the SPAC Articles and the DGCL, and the rights of Valens shareholders under Israeli law and the Valens Articles to be effective upon consummation of the Transactions. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or NYSE listing requirements or of Valens’ or PTK’s governance or other policies.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Companies Law, the Valens Amended and Restated Articles of Association, the DGCL and the SPAC Charter and bylaws of PTK as they will be in effect from and after the Effective Time. The SPAC Charter is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You are also urged to carefully read the relevant provisions of the Companies Law and the DGCL for a more complete understanding of the differences between being a shareholder of Valens and a stockholder of PTK.

	Valens	PTK
Authorized and Outstanding Capital Stock	Upon the closing of the Business Combination, Valens’ authorized capital shall include only one class of ordinary shares, no par value per share. The aggregate registered share capital of Valens is 700,000,000 Valens ordinary shares.	Under the PTK Charter, PTK has authorized 101,000,000 shares of all classes of capital stock, of which 100,000,000 shares are common stock and 1,000,000 shares are preferred stock.

Special Meetings of Shareholders or Stockholders	Pursuant to the Companies Law, the Valens board of directors may whenever it thinks fit convene an extraordinary general meeting, and, as provided in the Companies Law, it shall be obliged to do so upon the written request of (i) any two or more of its directors, (ii) one-quarter or more of the serving shareholders of its board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of Valens’ issued and outstanding	Under the PTK Charter, special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive officer, or the PTK board of directors pursuant to a resolution adopted by a majority of the PTK board of directors, and the ability of stockholders to call a special meeting is specifically denied.

	Valens	PTK
shares and 1% or more of Valens’ outstanding voting power or (b) 5% or more of Valens’ outstanding voting power.

Action by Written Consent	The Companies Law prohibits shareholder action by written consent in public companies such as Valens.	Under the PTK Charter, any action required or permitted to be taken by the stockholders of PTK must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Quorum	The quorum required for Valens’ general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent at least 33 1⁄3% of the total outstanding voting power of Valens’ shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting Valens qualifies as a “foreign private issuer,” in which case the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of Valens’ shares. The requisite quorum shall be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the	Under PTK’s bylaws, generally, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of PTK representing a majority of the voting power of all outstanding shares of capital stock of PTK entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting.

	Valens	PTK
quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

Notice of Meetings	Pursuant to the Companies Law and the regulations promulgated thereunder, Valens shareholder meetings generally require prior notice of not less than 21 days and, for certain matters specified in the Companies Law (including the appointment or removal of directors), not less than 35 days. Pursuant to Valens’ Amended and Restated Articles of Association to be effective upon the closing of the Transactions, Valens is not required to deliver or serve prior notice of general meetings of Valens shareholders or of any adjournments thereof to any Valens shareholder, and notice by Valens which is published on its website and on the SEC’s EDGAR database or similar publication via the internet shall be deemed to have been duly given on the date of such publication to all Valens shareholders.	Under PTK’s bylaws, PTK stockholder meetings generally require notice not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL.

Advance Notice Provisions	Pursuant to the Companies Law and the regulations promulgated thereunder, the holder(s) of at least one percent of Valens’ voting rights may propose any matter appropriate for deliberation at a Valens shareholder meeting to be included on the agenda of a Valens shareholder meeting, including nomination of candidates for directors, generally by submitting a proposal within seven days of publicizing the convening of a Valens shareholder meeting, or, if Valens publishes a preliminary notice at least 21 days prior to publicizing the convening	Under PTK’s bylaws, stockholders may propose matters to be brought forth at the annual meeting of stockholders of PTK if they are a stockholder of record entitled to vote if (i) that stockholder provides notice to the Secretary of PTK at the principal executive offices of PTK not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary of the immediately preceding annual meeting of stockholders; (ii) such notice (A) contains a brief description of the business desired

	Valens	PTK
of a Valens shareholder meeting stating its intention to convene such meeting and the agenda thereof, within 14 days of such preliminary notice. Any such proposal must further comply with the information requirements under applicable law and Valens’ Amended and Restated Articles of Association to be effective upon the closing of the Transactions.
to be brought before the annual meeting, the text of the proposal or business, and the reasons for conducting such notice, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (iii) compliance with Rule 14a-8 of the Exchange Act.

Amendments to the Articles of Association	According to Valens’ Amended and Restated Articles of Association to be effective upon the closing of the Business Combination, Valens’ shareholder resolutions, including amendments to Valens’ Amended and Restated Articles of Association to be effective upon the closing of the Business Combination, generally require a majority of the voting power represented at the meeting and voting thereon. In addition,	Under the PTK Charter, PTK reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the PTK Charter, subject to board and shareholder approval.

	Valens	PTK
the affirmative vote of the holders of at least 65% of the voting power of Valens’ shareholders shall be required to amend or alter Article 25 (relating to the shareholders proposals); Article 38 (relating to the number of directors); Article 39 (relating to the election and removal of Directors); and Article 41 and Article 42 (relating to board vacancies).

Size of Board, Election of Directors	Valens’ Amended and Restated Articles of Association to be effective upon the closing of the Business Combination provide that the number of directors shall be not less than three or more than eleven, including any external directors, if any are elected. Immediately after the closing of the Business Combination, there will be nine (9) directors serving on the Valens board of directors.	Under the PTK Charter, the number of directors shall be fixed from time to time exclusively by the PTK board of directors pursuant to a resolution adopted by a majority of the PTK board of directors.

	Under Valens’ Amended and Restated Articles of Association to be effective upon the closing of the Transactions, the directors of Valens (except for any external director that may be elected under the Companies Law, whose term is determined in accordance with the Companies Law) are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that from the annual general meeting of 2022 and after, each year the term of office of	Under the PTK Charter, the PTK board of directors shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The PTK board of directors is authorized to assign members of the PTK board of directors already in office to Class I, Class II or Class III. At each succeeding annual meeting of the stockholders of PTK, beginning with the first annual meeting of the stockholders of PTK following the effectiveness of the PTK Charter, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

	Valens	PTK

only one class of directors will expire.

Under the Companies Law, generally, a public company must have at least two external directors who meet certain independence and non-affiliation criteria. In addition, although not required by Israeli law, Valens may classify directors as “independent directors” pursuant to the Companies Law if they meet certain conditions provided in the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including New York Stock Exchange, may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors. In accordance with these regulations, Valens has elected to “opt out” from the Companies Law requirement to appoint external directors.

Removal of Directors	The Valens shareholders may, by a vote of least 65% of the total voting power of the Valens’ shareholders, remove any director from office, and elect a new director instead.	Under the PTK Charter, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of PTK entitled to vote generally in the election of directors, voting together as a single class.

Board Vacancies and Newly Created Directorships	Valens’ Amended and Restated Articles of Association to be effective upon the closing of the Business Combination provide that in the event that one or more vacancies are created on the Valens board of directors, however arising, including a situation in which the number of directors is less than the maximum	Under the PTK Charter, newly created directorships resulting from an increase in the number of directors and any vacancies on the PTK board of directors resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining

	Valens	PTK

number permitted, the continuing directors may continue to act in every matter and the board of directors may appoint directors to temporarily fill any such vacancy. If not filled by the board of directors, any vacancy may be filled by a shareholder resolution.

In the event that the vacancy creates a situation where the number of directors is less than three, the continuing directors may only act (i) in an emergency, or (ii) to fill the office of a director which has become vacant, or (iii) in order to call a general meeting of the Valens shareholders for the purpose of electing directors to fill any and all vacancies.

Each director appointed as a result of a vacancy shall hold office for the remaining period of time during which the director whose service has ended would have held office, or in case of a vacancy due to the number of directors serving being less than the maximum number, the board of directors shall determine at the time of appointment the class to which the additional director shall be assigned.

directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Exclusive Forum	Valens’ Amended and Restated Articles of Association to be effective upon the closing of the Business Combination provide that unless Valens consents in writing to the selection of an alternative forum, (i) the federal district courts of the United States of America shall be the for the resolution of any complaint asserting a cause of action arising under the Securities Act, and (ii) the competent courts in Tel Aviv, Israel shall be the exclusive forum for (a) any derivative action or proceeding brought on behalf of	No equivalent provision.

	Valens	PTK
Valens, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Valens to Valens or its shareholders, or (c) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law 5728-1968 and the regulations promulgated thereunder.

Limitation of Liability	Valens’ Amended and Restated Articles of Association to be effective upon the closing of the Business Combination provide that Valens may, subject and pursuant to the provisions of the Companies Law or other additionally applicable law, exempt Valens directors and officers from and against all liability for damages due to any breach of such director’s or officer’s duty of care.	Under the PTK Charter, a director shall not be personally liable to PTK or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to PTK or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Indemnification and Advancement	Valens’ Amended and Restated Articles of Association that Valens may, subject and pursuant to the provisions of the Companies Law, the Israeli Securities Laws and the Israeli Economic Competition Law, 5748-1988, or any other additionally applicable law, indemnify and insure a director or officer of Valens for all liabilities and expenses incurred by him or her arising from or as a result of any act (or omission) carried out by him or her as a director or officer of Valens and which is indemnifiable pursuant to applicable law, to the fullest extent permitted by law. The Companies Law provides that undertakings to indemnify a director or officer for such liabilities (but not for such legal expenses) be limited to specified foreseeable events and to reasonable maximum amounts.	Under the PTK Charter, PTK, to the fullest extent permitted by Section 145 of the DGCL, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by PTK in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall finally be determined that he is not entitled to be indemnified by PTK.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF

PTK, VALENS AND THE COMBINED COMPANY

The following table sets forth information regarding the beneficial ownership of PTK Common Stock as of March 31, 2021, by:

•	each person known by PTK to beneficially own more than 5% of the outstanding shares of PTK Common Stock;

•	each of PTK’s current executive officers and directors; and

•	all of PTK’s current executive officers and directors as a group.

Unless otherwise indicated, PTK believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the PTK warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus. The calculation of the percentage of beneficial ownership is based on 14,375,000 shares of PTK Common Stock outstanding as of March 31, 2021.

Unless otherwise noted, the business address of each of the following entities or individuals is c/o PTK Acquisition Corp., 4601 Wilshire Boulevard, Suite 240, Los Angeles, California 90010.

	Founder Shares (1)(2)(3)		Common Stock
Name of Beneficial Owners	Number of Shares Beneficially Owned	Approximate Percentage of Total Shares	Number of Shares Beneficially Owned	Approximate Percentage of Total Shares	Approximate Percentage of Voting Control
PTK Holdings LLC (our sponsor)	2,875,000	20%	—	—	20%
Periscope Capital Inc.(4)	—	—	835,000	5.8%	5.8%
Peter Kuo	930,556	6.5%	—	—	6.5%
Timothy Chen	930,556	6.5%	—	—	6.5%
Ker Zhang	930,556	6.5%	—	—	6.5%
John Hui	83,332	2.9%	—	—	2.9%
All officers and directors as a group (eight individuals)	2,875,000	20%	—	—	20%

*	Less than 1%.
(1)	The business address of each of the individuals is c/o PTK Acquisition Corp., 4601 Wilshire Boulevard, Suite 240, Los Angeles, California 90010.
(2)

Does not include shares underlying the 6,660,000 private placement warrants, which are exercisable for 3,330,000 shares of Valens ordinary shares. Assuming a No Redemptions scenario, the Sponsor would own 6,205,000 shares or approximately 5.7% of the outstanding Valens ordinary shares post-Business Combination. Assuming a Maximum Redemptions scenario, the Sponsor would own 6,205,000 or approximately 6.3% of the outstanding Valens ordinary shares post-Business Combination. These percentages represent the total potential ownership interest of the Sponsor in the combined company, assuming exercise and conversion of all securities owned by the Sponsor, including equity securities that the Sponsor has the right to acquire within sixty days of Closing and no forfeiture of the Forfeiture Shares.

(3)

Consists of units owned by the Sponsor, which is jointly owned by Peter Kuo, our Chief Executive Officer and a Director, Timothy Chen, our Chief Financial Officer and a Director, and Ker Zhang, our Secretary and a Director.

(4)

Periscope Capital Inc. is the beneficial owner of 603,400 shares of common stock and acts as investment manager of, and exercises investment discretion with respect to, certain private investment funds (each a “Periscope Fund”) that collectively directly own 231,600 shares of common stock. The business address of each of these entities is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.

The following table shows the beneficial ownership of Valens ordinary shares and Valens preferred shares as of May 24, 2021 by:

•	each person known by Valens to beneficially own more than 5% of the outstanding Valens ordinary shares and Valens preferred shares;

•	each of Valens’ named executive officers and directors; and

•	all of Valens’ executive officers and directors as a group.

Unless otherwise indicated, Valens believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Valens ordinary shares and Valens preferred shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Valens ordinary shares and Valens preferred shares as to which the holder has sole or shared voting power or investment power and also any Valens ordinary shares and Valens preferred shares which the holder has the right to acquire within 60 days of May 24, 2021 through the exercise of any option, conversion or any other right. As of May 24, 2021, and prior to the Capital Restructuring, there were 16,518,662 Valens ordinary shares outstanding and 101,493,506 Valens preferred shares outstanding.

Unless otherwise noted, the business address of each beneficial owner is c/o Valens Semiconductor Ltd., 8 Hanagar St. POB 7152, Hod Hasharon 4501309, Israel.

	Valens ordinary shares		Valens preferred shares		All Capital Shares
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned	Percentage Outstanding	Percentage Outstanding
Current Directors and Executive Officers of Valens:
Gideon Ben-Zvi(1)	1,229,030	6.9%	—	—	1.0%
Dror Heldenberg(2)	953,996	5.5%	—	—	*
Gabi Shriki(3)	529,706	3.1%	—	—	*
Gideon Keden	—	—	—	—	—
Eyran Lida(4)	2,211,621	12.7%	—	—	1.9%
Peter Mertens(5)	175,000	1.0%	—	—	*
Yahal Zilka(6)	1,437,815	8.7%	27,452,222	27.0%	24.5%
Eyal Kishon(7)	27,520	*	24,397,168	24.0%	20.7%
Dror Jerushalmi(8)	4,356,758	22.7%	—	—	3.6%
Moshe Lichtman(9)	—	—	5,267,358	5.2%	4.5%
Michael Linse(10)	1,706,106	10.3%	15,184,591	15.0%	14.3%
All executive officers and directors as a group (11 individuals)	12,627,372	54.9%	72,301,339	71.2%	68.2%
Five Percent or More Holders:
Genesis Partners III L.P.(11)	27,520	*	22,134,898	21.8%	18.8%
Magma Venture Capital(12)	1,437,815	8.7%	22,163,272	21.8%	20.0%
Aviv Ventures(13)	598,849	3.6%	6,058,812	6.0%	5.6%
Linse Capital LLC(14)	1,706,106	10.3%	15,184,591	15.0%	14.3%

*	Less than 1%.
(1)	Consists of 1,229,030 ordinary shares underlying options to acquire ordinary shares exercisable with 60 days of May 24, 2021.

(2)	Consists of 953,996 ordinary shares underlying options to acquire ordinary shares exercisable with 60 days of May 24, 2021.
(3)	Consists of 529,706 ordinary shares underlying options to acquire ordinary shares exercisable with 60 days of May 24, 2021.
(4)	Consists of 1,286,600 ordinary shares and 925,021 ordinary shares underlying options to acquire ordinary shares exercisable with 60 days of May 24, 2021.
(5)	Consists of 175,000 ordinary shares underlying options to acquire ordinary shares exercisable with 60 days of May 24, 2021.
(6)

Yahal Zilka is Managing Partner of Magma Venture Capital and may be deemed to share voting and dispositive power of the shares held by Magma Venture Capital described below. In addition, Mr. Zilka is a General Partner of Valens Co-Investment Fund and may be deemed to share voting and dispositive power of the 5,288,950 shares held by Valens Co-Investment Fund. Mr. Zilka otherwise disclaims beneficial ownership over the shares beneficially owned by Magma Venture Capital and Valens Co-Investment Fund L.P.

(7)

Eyal Kishon is a General Partner of Genesis Partners III L.P. and may be deemed to share voting and dispositive power of the shares held by Genesis Partners III L.P. described below. In addition, Mr. Kishon is a General Partner of Valens S.P.V. and may be deemed to share voting and dispositive power of the 2,262,270 shares held by Valens S.P.V. Mr. Kishon otherwise disclaims beneficial ownership over the shares beneficially owned by Genesis Partners III L.P. and Valens S.P.V.

(8)	Consists of 1,670,000 ordinary shares and 2,686,578 ordinary shares underlying options to acquire ordinary shares exercisable with 60 days of May 24, 2021.
(9)

Moshe Lichtman is a General Partner of IGP Connectivity Solutions (Holdings) L.P and may be deemed to share voting and dispositive power of the shares held by IGP Connectivity Solutions (Holdings) L.P. Mr. Lichtman otherwise disclaims beneficial ownership over the shares beneficially owned by IGP Connectivity Solutions (Holdings) L.P described below.

(10)

Michael Linse is the founder and Managing Director of Linse Capital LLC and may be deemed to share voting and dispositive power of the shares held by Linse Capital LLC described below. Mr. Linse otherwise disclaims beneficial ownership over the shares beneficially owned by Linse Capital described below.

(11)

Genesis Partners III L.P. is controlled by Eyal Kishon. Kishon otherwise disclaims beneficial ownership over the shares beneficially owned by Genesis Partners III L.P. The address for Genesis Partners III L.P. is Ackerstein Towers, Bldg B, 4th Flr., Herzliya, Israel, 46733.

(12)

Consists of 237,096 ordinary shares and 3,575,978 shares of preferred stock held by Magma Venture Capital II (Israel), L.P, 1,174,982 ordinary shares and 18,170,787 shares of preferred stock held by Magma Venture Capital II L.P and 25,737 ordinary shares and 416,507 shares of preferred stock held by Magma Venture Capital II CEO Fund, L.P. Each Magma entity described herein is controlled by its general partner, Magma Venture Capital Management II LP. Magma Venture Capital Management II LP is controlled by Magma Venture Partners General Partner Ltd, the directors of which are Yahal Zilka and Modi Rosen. Mr. Zilka and Mr. Rosen otherwise disclaim beneficial ownership over the shares beneficially owned by Magma Venture Capital. The address for Magma Venture Capital II (Israel), L.P, Magma Venture Capital II L.P and Magma Venture Capital II CEO Fund, L.P is 22 Rothschild Blvd., Tel Aviv, 6688218.

(13)

Consists of 0 ordinary shares and 809,950 shares of preferred stock held by Aviv Ventures II Annex Fund L.P., 0 ordinary shares and 309,944 shares of preferred stock held by Aviv Venture II Annex Fund II L.P., 0 ordinary shares and 271,348 shares of preferred stock held by Aviv Ventures III Annex Fund L.P., 150,203 ordinary shares and 1,170,720 shares of preferred stock held by Aviv Ventures II (Delaware) L.P., 119,354 ordinary shares and 930,270 shares of preferred stock held by Aviv Ventures II (CVCI) L.P. and 329,292 ordinary shares and 2,566,580 shares of preferred stock held by Aviv Ventures II (Israel) L.P. Each Aviv entity described herein is controlled by its general partner Aviv Ventures Capital Partners II, L.P. The general partner of Aviv Ventures Capital Partners II, L.P. is Aviv Venture Capital Ltd. (“Aviv Capital”). Aviv Capital disclaims beneficial ownership of such shares. The address for Aviv Ventures II Annex Fund L.P., Aviv Venture II Annex Fund II L.P., Aviv Ventures III Annex Fund L.P., Aviv Ventures II (Delaware) L.P., Aviv Ventures II (CVCI) L.P. and Aviv Ventures II (Israel) L.P. is 36 Shacham St. Ram Building, 5th floor, Petach Tikva 49517, Israel.

(14)

Linse Capital LLC is controlled by Michael Linse. Mr. Linse otherwise disclaims beneficial ownership over the shares beneficially owned by Linse Capital. The address for Linse Capital LLC is 53 Calle Palmeras, Suite 601, San Juan, Puerto Rico 00901.

The table below describes the portion of each class of Valens’ securities currently held in the United States and the number of U.S. record holders.

	% of US Citizens	No. of US Record Holders
Common Shares	6.62%	5
Preferred A Shares	10.65%	1
Preferred B-1 Shares	49.28%	3
Preferred B-2 Shares	1.40%	2
Preferred C Shares	8.50%	4
Preferred D Shares	19.94%	4
Preferred E Shares	100.00%	1

The following table shows the beneficial ownership of Valens ordinary shares following the consummation of the Business Combination by:

•	each person known to Valens who will beneficially own more than 5% of the Valens ordinary shares issued and outstanding immediately after the consummation of the Business Combination;

•	each person who will become an executive officer or a director of Valens upon consummation of the Business Combination; and

•	all of the executive officers and directors of Valens as a group upon consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of Valens ordinary shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Valens ordinary shares as to which the holder has sole or shared voting power or investment power and also any Valens ordinary shares which the holder has the right to acquire within 60 days of May 24, 2021 through the exercise of any option, warrant or any other right.

The expected beneficial ownership of Valens ordinary shares post-Business Combination assuming none of the Public Shares are redeemed has been determined based upon the following: (i) that no holders of shares of PTK Common Stock exercise their redemption rights (No Redemption scenario), (ii) none of the investors set forth in the table below has purchased or purchases shares of Valens ordinary shares (post-Business Combination), (iii) the Capital Restructuring has been effected, (iv) 12,500,000 Valens ordinary shares are issued to the PIPE Investors, (v) 11,500,000 Valens ordinary shares are issued to holders of shares of PTK Common Stock, and (vi) 2,875,000 Valens ordinary shares are issued to the Sponsor of PTK, (vii) 77,746,052 Valens ordinary shares expected to be issued and outstanding held by the existing shareholders of Valens and (viii) 104,621,052 Valens ordinary shares expected to be issued and outstanding immediately after the Closing, assuming the Stock Split has occurred based on an assumed stock split ratio, which is subject to change.

The expected beneficial ownership of Valens ordinary shares post-Business Combination assuming the maximum number of shares of PTK Common Stock have been redeemed has been determined based on the following: (i) holders of 10,500,000 shares of PTK Common Stock exercise their redemption rights (Maximum Redemption scenario), (ii) none of the investors set forth in the table below has purchased or purchases shares of Valens ordinary shares (post-Business Combination), (iii) the Capital Restructuring has been effected, (iv) 12,500,000 Valens ordinary shares are issued to the PIPE Investors, (v) 2,875,000 Valens ordinary shares are issued to holders of shares of PTK Common Stock, (vi) 77,746,052 Valens ordinary shares expected to be issued and outstanding held by the existing shareholders of Valens, and (viii) 94,121,052 Valens ordinary shares expected to be issued and outstanding immediately after the Closing, assuming the Stock Split has occurred based on an assumed stock split ratio, which is subject to change.

Unless otherwise noted, the business address of each beneficial owner is c/o Valens Semiconductor Ltd., 8 Hanagar St. POB 7152, Hod Hasharon 4501309, Israel, Israel.

	Post-Business Combination (assuming no redemptions)		Post-Business Combination (assuming maximum redemptions)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned	Percentage Outstanding
Directors and Executive Officers of Valens Post-Business Combination:
Gideon Ben-Zvi(1)	1,700,331	1.6%	1,700,331	1.8%
Dror Heldenberg(2)	628,490	*	628,490	*
Gabi Shriki(3)	348,969	*	348,969	*
Gideon Keden	—	*	—	—
Eyran Lida(4)	1,457,009	1.4%	1,457,009	1.5%
Peter Mertens(5)	115,289	*	115,289	*
Yahal Zilka(6)	19,032,667	18.2%	19,032,667	20.2%
Eyal Kishon(7)	16,090,909	15.4%	16,090,909	17.1%
Dror Jerushalmi(8)	2,870,100	2.7%	2,870,100	3.0%
Moshe Lichtman(9)	3,470,119	3.3%	3,470,119	3.7%
Michael Linse(10)	11,127,539	10.6%	11,127,539	11.8%
Ker Zhang(11)	930,556	*	930,556	1.0%
Adi Toledano Yarel	—	—	—	—
All executive officers and directors as a group (13 individuals)	57,771,978	55.2%	57,771,978	61.4%
Five Percent or More Holders:
Genesis Partners III L.P. (12)	14,600,532	14.0%	14,600,532	15.5%
Magma Venture Capital(13)	15,548,323	14.9%	15,548,323	16.5%
Linse Capital LLC(14)	11,127,539	10.6%	11,127,539	11.8%
GIC Private Limited(15)	5,000,000	4.8%	5,000,000	5.3%

*	Less than 1%.
(1)

Consists of 1,700,331 ordinary shares underlying options to acquire ordinary shares exercisable with 60 days of May 24, 2021 (of which, an estimated amount of 890,650 options are expected to vest at the Closing of the Business Combination).

(2)	Consists of 628,940 ordinary shares underlying options to acquire ordinary shares exercisable with 60 days of May 24, 2021.
(3)	Consists of 348,969 ordinary shares underlying options to acquire ordinary shares exercisable with 60 days of May 24, 2021.
(4)	Consists of 847,608 ordinary shares and 609,401 ordinary shares underlying options to acquire ordinary shares exercisable with 60 days of May 24, 2021.
(5)	Consists of 115,289 ordinary shares underlying options to acquire ordinary shares exercisable with 60 days of May 24, 2021.
(6)

Yahal Zilka is Managing Partner of Magma Venture Capital and may be deemed to share voting and dispositive power of the shares held by Magma Venture Capital described below. In addition, Mr. Zilka is a General Partner of Valens Co-Investment Fund and may be deemed to share voting and dispositive power of the 3,484,344 shares held by Valens Co-Investment Fund. Mr. Zilka otherwise disclaims beneficial ownership over the shares beneficially owned by Magma Venture Capital and Valens Co-Investment Fund L.P.

(7)

Eyal Kishon is a General Partner of Genesis Partners III L.P. and may be deemed to share voting and dispositive power of the shares held by Genesis Partners III L.P. described below. In addition, Mr. Kishon is a General Partner of Valens S.P.V. and may be deemed to share voting and dispositive power of the 1,490,376 shares held by Valens S.P.V. Mr. Kishon otherwise disclaims beneficial ownership over the shares beneficially owned by Genesis Partners III L.P. and Valens S.P.V.
(8)	Consists of 1,100,191 ordinary shares and 1,769,909 ordinary shares underlying options to acquire ordinary shares exercisable with 60 days of May 24, 2021.
(9)

Moshe Lichtman is a General Partner of IGP Connectivity Solutions (Holdings) L.P and may be deemed to share voting and dispositive power of the shares held by IGP Connectivity Solutions (Holdings) L.P. Mr. Lichtman otherwise disclaims beneficial ownership over the shares beneficially owned by IGP Connectivity Solutions (Holdings) L.P described below.

(10)

Michael Linse is the founder and Managing Director of Linse Capital LLC and may be deemed to share voting and dispositive power of the shares held by Linse Capital LLC described below. Mr. Linse otherwise disclaims beneficial ownership over the shares beneficially owned by Linse Capital described below.

(11)	Consists of 930,556 ordinary shares.
(12)

Genesis Partners III L.P. is controlled by Eyal Kishon. Kishon otherwise disclaims beneficial ownership over the shares beneficially owned by Genesis Partners III L.P. The address for Genesis Partners III L.P. is Ackerstein Towers, Bldg B, 4th Flr., Herzliya, Israel, 46733.

(13)

Consists of 2,512,041 ordinary shares held by Magma Venture Capital II (Israel), L.P, 12,744,933 ordinary shares held by Magma Venture Capital II L.P and 291,349 ordinary shares held by Magma Venture Capital II CEO Fund, L.P. Each Magma entity described herein is controlled by its general partner, Magma Venture Capital Management II LP. Magma Venture Capital Management II LP is controlled by Magma Venture Partners General Partner Ltd, the directors of which are Yahal Zilka and Modi Rosen. Mr. Zilka and Mr. Rosen otherwise disclaim beneficial ownership over the shares beneficially owned by Magma Venture Capital. The address for Magma Venture Capital II (Israel), L.P, Magma Venture Capital II L.P and Magma Venture Capital II CEO Fund, L.P is 22 Rothschild Blvd., Tel Aviv, 6688218.

(14)

Linse Capital LLC is controlled by Michael Linse. Mr. Linse otherwise disclaims beneficial ownership over the shares beneficially owned by Linse Capital. The address for Linse Capital LLC is 53 Calle Palmeras, Suite 601, San Juan, Puerto Rico 00901.

(15)

Consists of 5,000,000 ordinary shares that will be acquired by GIC Private Limited (“GIC”) pursuant to the Subscription Agreement between Valens and GIC Private Limited dated 25 May 2021. GIC is a private limited company incorporated in Singapore. GIC is wholly-owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of such shares. The address for GIC Private Limited 168, Robinson Road, #37-01, Capital Tower, Singapore 068912

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

If the Business Combination is completed, Valens shareholders will be entitled to attend and participate in Valens’ annual general meetings of shareholders. Valens will provide notice of the date on which its annual general meeting will be held in accordance with the Valens Articles and the Companies Law.

APPRAISAL RIGHTS

Under Section 262 of the General Corporation Law of the State of Delaware, the holders of PTK Common Stock and PTK warrants will not have appraisal rights in connection with the Business Combination.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with PTK’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of PTK, 4601 Wilshire Boulevard, Suite 240, Los Angeles, California 90010 or (213) 625-8886. Following the Business Combination, such communications should be sent in care of Valens, 8 Hanagar St. POB 7152, Hod Hasharon 4501309, Israel. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all nonmanagement directors.

LEGAL MATTERS

The legality of the Valens ordinary shares offered by this proxy statement/prospectus and certain other Israeli legal matters will be passed upon for Valens by Meitar | Law Offices, Ramat Gan, Israel. The legality of the Valens warrants offered by this proxy statement/prospectus and certain legal matters relating to U.S. law will be passed upon for Valens by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters will be passed upon for PTK by Goodwin Procter LLP, New York, New York. Certain Israeli legal matters will be passed upon for PTK by Goldfarb Seligman & Co., Tel Aviv, Israel.

EXPERTS

The financial statements of Valens Semiconductor Ltd. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this proxy statement/prospectus have been so included in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of PTK Acquisition Corp. as of December 31, 2020 and 2019, and for the year ended December 31, 2020 and for the period from August 19, 2019 (inception) through December 31, 2019, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, PTK and service providers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of PTK’s proxy statement. Upon written or oral request, PTK will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Stockholders receiving multiple copies of such document may likewise request that PTK delivers single copies of such document in the future. Stockholders may notify PTK of their requests by writing or calling PTK at its principal executive offices at 4601 Wilshire Boulevard, Suite 240, Los Angeles, California 90010 or (213) 625-8886.

ENFORCEABILITY OF CIVIL LIABILITY

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, who reside outside the United States, may be difficult to obtain within the United States. Furthermore, because a majority of our assets and certain of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•

the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Valens’ securities will be                .

WHERE YOU CAN FIND MORE INFORMATION

Valens has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

PTK files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on PTK at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

PTK Acquisition Corp.

4601 Wilshire Boulevard

Suite 240

Los Angeles, California 90010

(213) 625-8886

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the special meeting, or no later than                , 2021.

All information contained in this proxy statement/prospectus relating to Valens has been supplied by Valens, and all such information relating to PTK has been supplied by PTK. Information provided by one another does not constitute any representation, estimate or projection of the other.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and shareholders of Valens Semiconductor Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Valens Semiconductor Ltd. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, of changes in shareholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
June 9, 2021	Certified Public Accountants (lsr.)
A member firm of PricewaterhouseCoopers International Limited

We have served as the Company’s auditor since 2019.

VALENS SEMICONDUCTOR LTD.

CONSOLIDATED BALANCE SHEETS

		December 31,
	Note	2020	2019
		Audited
		U.S. dollars in thousands, except for number of shares and par value
Assets
CURRENT ASSETS:
Cash and cash equivalents		26,316	15,556
Short-term deposits		35,254	63,778
Trade accounts receivable		8,679	7,735
Prepaid expenses and other current assets	3	2,969	2,228
Inventories	4	3,159	2,710

TOTAL CURRENT ASSETS		76,377	92,007
LONG-TERM ASSETS:
Property and equipment, net	5	2,353	2,585
Other assets		435	445

TOTAL LONG-TERM ASSETS		2,788	3,030

TOTAL ASSETS		79,165	95,037

The accompanying notes are an integral part of these consolidated financial statements.

VALENS SEMICONDUCTOR LTD.

CONSOLIDATED BALANCE SHEETS (continued)

		December 31,
	Note	2020	2019
		Audited
		U.S. dollars in thousands, except for number of shares and par value
Liabilities, redeemable convertible preferred shares and
Shareholders’ Deficit
CURRENT LIABILITIES:
Trade accounts payable		1,787	3,257
Accrued compensation		3,950	5,505
Other current liabilities	6	5,427	4,483

TOTAL CURRENT LIABILITIES		11,164	13,245
LONG-TERM LIABILITIES:
Warrants liability	8	568	459
Other long-term liabilities		45	45

TOTAL LONG-TERM LIABILITIES		613	504
COMMITMENTS AND CONTINGENT LIABILITIES	7	—	—

TOTAL LIABILITIES		11,777	13,749
REDEEMABLE CONVERTIBLE PREFERRED SHARES	9
Series A preferred shares, NIS 0.01 par value: 38,000,000 shares authorized; 32,901,384 shares issued and outstanding as of December 31, 2020 and 2019		15,634	15,634
Series B-1 preferred shares, NIS 0.01 par value: 11,000,000 shares authorized; 9,957,400 shares issued and outstanding as of December 31, 2020 and 2019		3,929	3,929
Series B-2 preferred shares, NIS 0.01 par value: 19,000,000 shares authorized; 18,670,270 shares issued and outstanding as of December 31, 2020 and 2019		10,000	10,000
Series C preferred shares, NIS 0.01 par value: 9,425,000 shares authorized; 9,424,938 shares issued and outstanding as of December 31, 2020 and 2019		19,942	19,942
Series D preferred shares NIS 0.01 par value: 19,313,650 shares authorized; 19,313,646 shares issued and outstanding as of December 31, 2020 and 2019		60,286	60,286
Series E preferred shares, NIS 0.01 par value: 11,205,179 shares authorized; 11,080,674 shares issued and outstanding as of December 31, 2020 and 2019		39,820	39,820

TOTAL REDEEMABLE CONVERTIBLE PREFERRED SHARES		149,611	149,611
SHAREHOLDERS’ DEFICIT:
Ordinary shares, NIS 0.01 par value: 144,460,656 and 140,460,656 shares authorized as of December 31, 2020 and 2019, respectively; 16,294,128 and 14,927,116 shares issued and outstanding as of December 31, 2020 and 2019, respectively	10	40	36
Additional paid-in capital		21,211	15,480
Accumulated deficit		(103,474)	(83,839)

TOTAL SHAREHOLDERS’ DEFICIT		(82,223)	(68,323)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE
PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT		79,165	95,037

The accompanying notes are an integral part of these consolidated financial statements.

VALENS SEMICONDUCTOR LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

		Year ended December 31,
	Note	2020	2019
		Audited
		U.S. dollars in thousands, except for share and per share amounts
REVENUES		56,910	60,041
COST OF REVENUES		(13,432)	(12,585)

GROSS PROFIT		43,478	47,456
OPERATING EXPENSES:
Research and development expenses		(44,725)	(52,704)
Sales and marketing expenses		(13,657)	(17,616)
General and administrative expenses		(7,884)	(5,120)

TOTAL OPERATING EXPENSES		(66,266)	(75,440)

OPERATING LOSS		(22,788)	(27,984)
Financial income, net	12	3,300	2,443

LOSS BEFORE INCOME TAXES		(19,488)	(25,541)
INCOME TAXES	14	(164)	(414)

LOSS AFTER INCOME TAXES		(19,652)	(25,955)
Equity in earnings of investee		17	21

NET LOSS		(19,635)	(25,934)

Basic and diluted net loss per ordinary share	13	(2.154)	(2.736)

Weighted average number of shares used in computing net loss per ordinary share		15,770,147	14,373,065

The accompanying notes are an integral part of these consolidated financial statements.

VALENS SEMICONDUCTOR LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(U.S. dollars in thousands, except for share data)

	Ordinary shares		Additional paid- in capital	Accumulated deficit
	Shares	Amount			Total
	Audited
BALANCE AS OF JANUARY 1, 2019	14,157,452	34	12,486	(57,905)	(45,385)
CHANGE DURING 2019:
Exercise of options	769,664	2	130	—	132
Stock-based compensation	—	—	2,864	—	2,864
Net loss	—	—	—	(25,934)	(25,934)

BALANCE AS OF DECEMBER 31, 2019	14,927,116	36	15,480	(83,839)	(68,323)
CHANGE DURING 2020:
Exercise of options	1,367,012	4	402	—	406
Stock-based compensation	—	—	5,329	—	5,329
Net loss	—	—	—	(19,635)	(19,635)

BALANCE AS OF DECEMBER 31, 2020	16,294,128	40	21,211	(103,474)	(82,223)

The accompanying notes are an integral part of these consolidated financial statements.

VALENS SEMICONDUCTOR LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	Audited
	2020	2019
	U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(19,635)	(25,934)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,093	1,038
Stock-based compensation	5,329	2,864
Exchange rate differences	(2,821)	(429)
Interest from short-term deposits	524	188
Change in fair value of warrant liability	109	—
Equity in earnings of investee, net of dividend received	11	2
Changes in operating assets and liabilities:
Trade accounts receivable	(944)	2,457
Prepaid expenses and other current assets	(741)	143
Inventories	(449)	(1,728)
Long-term assets	(1)	(119)
Trade accounts payable	(1,470)	(545)
Accrued compensation	(1,555)	158
Other current liabilities	944	243
Other long-term liabilities	—	45

Net cash used in operating activities	(19,606)	(21,617)
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in short-term deposits	(86,861)	(90,000)
Maturities in short-term deposits	116,036	102,000
Purchase of property and equipment	(861)	(1,431)

Net cash provided by investing activities	28,314	10,569
CASH FLOWS FROM FINANCING ACTIVITIES -
Exercise of options	406	132

Net cash provided by financing activities	406	132
Effect of exchange rate changes on cash and cash equivalents	1,646	429
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	10,760	(10,487)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	15,556	26,043

CASH AND CASH EQUIVALENTS AT END OF YEAR	26,316	15,556

SUPPLEMENT DISCLOSURE OF CASH FLOW INFORMATION -
Cash paid for taxes	139	433

The accompanying notes are an integral part of these consolidated financial statements.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL:

a.	Valens Semiconductor Ltd. (hereafter “Valens”, and together with its wholly owned subsidiaries, the “Company”), was incorporated in Israel in 2006.

Valens is a leading provider of semiconductor products (chips), operates in the Audio- Video and Automotive industries, renowned for its Physical Layer (PHY) technology, enabling resilient high-speed connectivity over simple, low-cost infrastructure. Valens is the inventor of the HDBaseT Technology, which enables the converged delivery of ultra- high-definition digital video and audio, Ethernet, control signals, USB and power through a single cable. In the audio-video space, Valens’ HDBaseT technology enables plug-and- play digital connectivity between ultra-HD video sources and remote displays. In the automotive domain, Valens’ product offering includes both symmetric and asymmetric connectivity technology for high bandwidth transmission of native interfaces over a single low-cost wires and connectors. Valens’ advanced PHY technology for the auto industry provides the safety and resilience required to handle the noisy automotive environment, addressing the needs of Advanced driver-assistance systems (ADAS), Automotive Data Solutions (ADS), infotainment, telematics and backbone connectivity.

b.

On March 11, 2020, the World Health Organization designated the outbreak of a novel strain of coronavirus (“COVID-19”) as a global pandemic. Governments and businesses around the world have taken unprecedented actions to mitigate the spread of COVID-19, including imposing restrictions on movement and travel such as quarantines and shelter- in-place requirements, and restricting or prohibiting outright some or all commercial and business activity. These measures, though currently temporary in nature, may become more severe and continue indefinitely depending on the evolution of the COVID-19 pandemic. Although there are effective vaccines for COVID-19 that have been approved for use, distribution of the vaccines did not begin until late 2020, and a majority of the public will likely not have access to a vaccination until sometime in 2021. In addition, new strains of the virus appear to have increased transmissibility, which may complicate treatment and vaccination programs. Accordingly, concerns remain regarding additional surges of the pandemic or the expansion of the economic impact thereof, and the extent to which the COVID-19 pandemic may impact the Company’s future results of operations and financial condition.

The Company has taken precautionary measures intended to help minimize the risk of the virus to its employees, including requiring some of the employees to work remotely and suspended all non-essential travels.

The impact of COVID-19 on the demand environment for the Company’s products has been limited, especially with respect to end users’ audio-video and multimedia products that serve for public areas and public events. The Company did receive an increase in demand for its high-speed connectivity products driven by a need for products and infrastructure to support the world’s developed trends derived from COVID-19 such as working from home, hybrid educational models and remote healthcare. On the product supply side, lead times for the entire semiconductor industry have been extended, making it difficult to obtain necessary inputs and supply in a timely manner.

Overall, considering the changing nature and continuing uncertainty around the COVID- 19 pandemic, the Company’s ability to predict the impact of COVID-19 on its business in future periods remains limited. The effects of the pandemic on the Company’s business is unlikely to be fully realized, or reflected in its financial results, until future periods.

c.	As of December 31, 2020, and 2019, the Company has wholly owned subsidiaries in the United States, Japan, China, and Germany primarily for the marketing of and support for the Company’s products.

In March 2010, the Company incorporated, together with Samsung Electronics, LG Electronics and Sony Pictures Technologies Inc., the HDBaseT Licensing LLC (the “LLC’) in Oregon, USA. The Company holds

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - GENERAL (continued):

25% of interest in the LLC. The LLC’s purposes are (i) to hold, obtain, license and/or acquire rights to certain intellectual property associated with or connected to or related to technical specifications developed by the HDBaseT Alliance, an Oregon nonprofit mutual benefit corporation (hereafter the “Alliance”), to enter into licensing arrangements for such intellectual property as required by the intellectual property rights policy of the Alliance; and (ii) to engage in any other lawful act or activity for which limited liability companies may be formed under the Act, and to do all things incidental to such purposes.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a.	Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

b.	Use of estimates in preparation of financial statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date, amounts of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates under different assumptions or circumstances.

On an ongoing basis, management evaluates its estimates, including those related to write-down for excess and obsolete inventories, the valuation of stock-based compensation awards and the recognition of fair value of its warrants. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

c.	Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All inter-company transactions, balances, income, and expenses are eliminated in the consolidated financial statements.

d.	Functional Currency

The currency of the primary economic environment in which Valens and each of its subsidiaries conducts its operations is the U.S. dollar (“dollar”). Accordingly, the Company uses the dollar as its functional and reporting currency. Foreign currency assets and liabilities are remeasured into U.S. dollars at the end-of-period exchange rates except for non-monetary assets and liabilities, which are remeasured at historical exchange rates. Expenses in foreign currency (mainly payroll to Israeli employees and overhead expenses of the Israeli office), are remeasured at the exchange rate in effect during the period the transaction occurred, except for those expenses related to balance sheet amounts, which are remeasured at historical exchange rates. Gains or losses from foreign currency transactions are included in the consolidated statements of income (loss) as part of “financial income, net”.

e.	Cash and cash equivalents

Cash and cash equivalents consist of cash and demand deposits in banks and other short-term, highly liquid investments with original maturities of less than three months at the time of purchase.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

f.	Short term deposits

Short-term deposits are bank deposits with maturities over three months and of up to one year. As of December 31, 2020, and 2019, short-term deposits were denominated in U.S. dollars and bore interest of 1.2% and 2.6%, respectively. Short-term deposits are presented on the balance sheet at their cost, including accrued interest.

g.	Fair Value of Financial Instruments

The FASB ASC Topic 820, Fair Value Measurements and Disclosures (“Topic 820”), establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under Topic 820 are described below:

Level 1 - Quoted prices in active markets for identical assets or liabilities;

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair values of the assets or liabilities.

The Company’s financial instruments consist of cash, cash equivalents, short-term bank deposits, trade accounts receivable and trade accounts payable as well as the warrants liability. Other than the warrants liability (see below), the recorded amounts approximate their respective fair value because of the liquidity and short period of time to maturity, receipt or payment of these instruments.

The Company’s financial instrument which is considered as a Level 3 measurement is the warrants liability (refer also to note 8).

h.	Trade Accounts Receivable and Allowances for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not include finance charges. The Company performs ongoing credit evaluation of its customers and generally requires no collateral. The Company assesses the need for allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments by considering factors such as historical collection experience, credit quality, aging of the accounts receivable balances and current economic conditions that may affect a customer’s ability to pay. There were no material write-offs of accounts receivable for the fiscal years ended December 31, 2020 and 2019, respectively. There was no material allowance for doubtful accounts recorded as of December 31, 2020 and 2019, respectively.

i.	Inventories

Inventories are comprised of finished goods as well as work in process that is planned to be sold to the Company’s customers and is presented at the lower of cost or net realizable value, based on the “first-in, first-out” basis. Most inventories are stored at the last production sites and are distributed from these locations. Inventories are reduced for write-downs based on periodic reviews for evidence of slow-moving or obsolete parts. Once written down, inventories write-downs are not reversed until the inventories are sold or scrapped.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

j.	Property and equipment

Property and equipment are stated at cost less accumulated depreciation that is calculated using the straight-line method over the estimated useful lives of the related assets, as follows:

%
Computers and software	33
Electronic and laboratory equipment	15-33
Furniture and office equipment	7
Production equipment	50

Leasehold improvements are depreciated by the straight-line method over the shorter of the term of the lease or the estimated useful life of such improvements.

k.	Impairment of long-lived assets

The Company tests long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the long-lived asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the sum of the expected undiscounted cash flow is less than the carrying amount of the asset, the Company recognizes an impairment loss, which is the excess of the carrying amount over the fair value of the asset, using the expected future discounted cash flows.

For the years ended December 31, 2020 and 2019, the Company did not recognize an impairment loss on its long-lived assets.

l.	Severance Pay

Valens: The Israeli Severance Pay Law, 1963 (“Severance Pay Law”), specifies that employees are entitled to severance payment, following the termination of their employment. Under the Severance Pay Law, the severance payment is calculated as one-month’s salary for each year of employment, or a portion thereof.

The employees of Valens Ltd. elected to be included under section 14 of the Israeli Severance Compensation Act, 1963 (“section 14”). According to this section, these employees are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies and/or pension funds. Payments in accordance with section 14 release Valens Ltd. from any future severance payments (under the above Israeli Severance Pay Law) in respect of those employees. As a result, the Company does not recognize any liability for severance pay due to these employees. The aforementioned deposits are not recorded as an asset in the Company’s balance sheet as they are not under the Company’s control.

Chinese subsidiary: The Chinese subsidiary liability for severance pay for its local employees is calculated in accordance with the Chinese law. The severance payment is calculated as the product of A x B, where A is the lower of a) most recent monthly salary paid to employees or b) cap of RMB 24,633 (approximately $3,600) , and B is the length of employment in the Company (years). The Company does not make deposits in third party funds, hence, records the potential liability in the balance sheet.

m.	Revenue recognition

The Company applies ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps:

(i) Identify the contract(s) with a customer;

(ii) Identify the performance obligations in the contract;

(iii) Determine the transaction price;

(iv) Allocate the transaction price to the performance obligations in the contract;

(v) Recognize revenue when (or as) the performance obligation is satisfied.

Upon adoption of ASC 606 on January 1, 2019, the Company analyzed the contracts that were signed and not yet completed before the effective date and found no material impact on its consolidated financial statements as a result of the transition into the new accounting standard. No cumulative adjustment to accumulated deficit was recorded as a result of ASC 606 implementation.

The Company uses the following practical expedients that are permitted under the rules:

•

The Company recognizes the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less. These costs are included in sales and marketing expenses.

•

When a contract with a customer includes a material right to acquire future goods or services that are similar to the original goods or services in the contract and are provided in accordance with the terms of the original contract, the Company allocates the transaction price to the optional goods or services by reference to the goods or services expected to be provided and the corresponding expected consideration.

•

The Company applies the practical expedient of allowing it to disregard the effects of a financing component if the period between when the Company transfers the promised services to the customer and when the customer pays for the services will be one year or less.

The Company generates revenues from selling semiconductor products (chips). Revenues are recognized when the customer (which includes distributors) obtains control over the Company’s product, typically upon shipment to the customer. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues.

The Company does not grant a right of return, refund, cancelation or termination. From time to time, the Company provides certain distributors with the right to free or discounted goods products in future periods that provides a material right to the customer. In such cases, the material right is accounted for as a separate performance obligation. As of December 31, 2020, and 2019, the deferred revenues for such material rights were $76 thousand and $0 thousand, respectively.

The Company generally provides to its customers a limited warranty assurance that the sold products are in compliance with the applicable specifications at the time of delivery. Under the Company’s standard terms and conditions of sale, liability for certain failures of product during a stated warranty period is usually limited to repair or replacement of defective items.

n.	Cost of Revenues

Cost of revenues includes cost of materials, such as the cost of wafers, costs associated with packaging, assembly and testing costs, as well as royalties, shipping cost, depreciation cost of production equipment,

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

cost of personnel (including stock-based compensation), costs of logistics and quality assurance and other expenses associated with manufacturing support.

o.	Research and development costs

Research and development costs are expensed as incurred. Research and development expenses consists of costs incurred in performing research and development activities including compensation, pre-production engineering mask costs, engineering services, development tools cost, third parties’ intellectual property license fees, depreciation of equipment, prototype wafers, packaging, test costs as well as overhead costs, net of any research and development grants (if any). Development of a product is deemed complete when it is qualified through reviews and tests for performance and reliability. Subsequent to product qualification, product costs are included in cost of goods sold.

p.	Advertising costs

Advertising costs are expensed as incurred and are included in sales and marketing expense in Company’s consolidated statement of operations. Advertising costs for the years ended December 31, 2020 and 2019 were immaterial.

q.	Sales Commissions

Internal sales commissions are recorded within sales and marketing expenses. Sales commissions for the years ended December 31, 2020 and 2019 were $412 thousand and $509 thousand, respectively.

r.	Leases

The Company leases cars and offices for use in its operations, which are classified as operating leases. Rentals (excluding contingent rentals) for operating leases are charged to expense using the straight-line method. If rental payments are not made on a straight-line basis, rental expenses nevertheless are recognized on a straight-line basis unless another systematic and rational basis is more representative of the time pattern in which use benefit is derived from the leased property, in which case that basis is used.

s.	Equity investee

Investment in which the Company exercises significant influence and which is not considered a subsidiary is accounted for using the equity method, whereby the Company recognizes its proportionate share of the investee’s net income or loss after the date of investment, see Note 1c. The equity investee is included within Other assets and totaled to $35 thousand and $46 thousand as of December 31, 2020 and 2019, respectively.

t.	Segment reporting

The chief operating decision maker is the Company’s Chief Executive Officer (the “CODM”), who makes resource allocation decisions and assesses performance based on financial information prepared on a consolidated basis, accompanied by disaggregated information about revenues, gross profit and operating loss by the two identified reportable segments. The Company’s business includes two operating segments based on the two markets the Company serves:

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

1)

Audio-Video: The Company’ HDBaseT technology for the Audio-Video market deliver superior, plug-and-play convergence and distribution of different interfaces, through a single long-distance category cable. The products sold into enterprise, Industrial, digital signage, medical, residential, education and VR markets

2)	Automotive: Valens Automotive delivers safe & resilient high-speed in-vehicle connectivity for advanced car architectures, realizing the vision of connected and autonomous cars.

u.	Net income (loss) per ordinary share

Net income (loss) per ordinary share is computed by adjusting net income (loss) by the amount of dividends on redeemable convertible preferred shares, if applicable.

Basic net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the year. Diluted net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period, while giving effect to all potentially dilutive ordinary shares to the extent they are dilutive. Net income (loss) per ordinary share is calculated and reported under the “two-class” method. For periods where there is a net loss, no loss is allocated to participating securities (redeemable convertible preferred shares) because they have no contractual obligation to share in the losses.

v.	Stock-based compensation

The Company accounts for share-based compensation in accordance with ASC 718-10. Under ASC 718-10, stock-based awards, including stock options, are recorded at fair value as of the grant date and recognized to expense over the employee’s, directors and consultants’ requisite service period (generally the vesting period) which the Company has elected to amortize on a straight-line basis. ASC 718-10 also requires forfeitures to be estimated at the time of grant and revised if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures.

The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options. The determination of the fair value of stock-based payment awards on the date of grant using an option- pricing model is affected by the Company’s stock price as well as assumptions regarding number of complex and subjective variables. These variables include the estimated stock price volatility over the term of the awards; actual and projected employee stock option exercise behaviors, which is referred to as expected term; risk-free interest rate and expected dividends.

The expected term is calculated using the simplified method, as the Company has concluded that its historical share option exercise experience does not provide a reasonable basis to estimate the expected option term. The Company estimates the volatility of its common stock by using the volatility rates of its peer companies. The Company bases the risk-free interest rate used in its option-pricing models on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term to maturity of its equity awards. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in its option-pricing models.

w.	Redeemable Convertible Preferred Shares

When the Company issues preferred shares, it considers the provisions of ASC 480 in order to determine whether the preferred share should be classified as a liability. If the instrument is not within the scope of

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

ASC 480, the Company further analyses the instrument’s characteristics in order to determine whether it should be classified within temporary equity (mezzanine) or within permanent equity in accordance with the provisions of ASC 480-10-S99. The Company’s redeemable convertible preferred shares are not mandatorily or currently redeemable. However, the Company’s Article of Association defines that with respect to certain liquidation or deemed liquidation events that would constitute a redemption event the resolution to approve such event is outside of the Company’s control. As such, all shares of redeemable convertible preferred shares have been presented outside of permanent equity. The Company has not adjusted the carrying values of the redeemable convertible preferred shares to the deemed liquidation values of such shares since a liquidation event was not probable at any of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a liquidation event will occur.

x.	Concentrations of credit risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, investments in short-term deposits and trade accounts receivable. As of December 31, 2020 and 2019, the Company had cash and cash equivalents totaling $26,316 thousand and $15,556 thousand, respectively, as well as short-term deposits of $35,254 thousand and $63,778 thousand as of December 31, 2020 and 2019, respectively, which are deposited in major Israeli, U.S, Japanese, German and Chinese financial institutions. The Company’s management believes that these financial institutions are financially sound.

The Company extends different levels of credit to customers and does not require collateral deposits. As of December 31, 2020, and 2019, the Company does not have material allowances for doubtful accounts.

y.	Income tax

The Company accounts for income taxes using the asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and the deferred tax liabilities and assets for the future tax consequences of events that we have recognized in our financial statements or tax returns. The Company measures current and deferred tax liabilities and assets based on provisions of the relevant tax law. The Company reduces the measurement of deferred tax assets, if necessary, by the amount of any tax benefits that it does not expect to realize. The Company classifies interest and penalties relating to uncertain tax positions within income taxes.

z.	New Accounting Pronouncements

Recently Adopted Accounting Pronouncements:

In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to eliminate the separate guidance applicable to share-based payments to nonemployees. Under the new guidance, equity-classified share-based payment awards issued to nonemployees will be measured on the grant date, instead of being remeasured through the performance completion date (generally the vesting date), as required under the current guidance. The guidance also requires recognition of compensation cost for awards with performance conditions when achievement of those conditions is probable, rather than upon their achievement. Further, the guidance eliminates the requirement to reassess the classification of nonemployee awards under the financial instruments’ literature upon vesting. ASU No. 2018-07 is effective for the Company for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. The Company early adopted this guidance on January 1, 2019. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

Recently issued accounting pronouncements, not yet adopted:

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASC 842”), on the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for in a manner similar to the accounting under existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. ASC 842 supersedes the previous leases standard, ASC 840, “Leases”. The guidance is effective for the Company for annual periods beginning after December 15, 2021 and interim periods within annual periods beginning after December 15, 2022. The Company is currently evaluating the impact of the adoption of the new standard on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“ASC 326”): Measurement of Credit Losses on Financial Instruments to introduce a new model for recognizing credit losses on financial instruments based on estimated current expected credit losses, or CECL. Under the new standard, an entity is required to estimate CECL on trade receivables at inception, based on historical information, current conditions, and reasonable and supportable forecasts. ASU No. 2016-13 is effective for the Company for the annual period beginning after December 15, 2022, including interim periods within that reporting period. The Company is currently evaluating the impact of adoption of the new standard on its consolidated financial statements.

NOTE 3 - PREPAID EXPENSES AND OTHER CURRENT ASSETS:

	December 31,
	2020	2019
	U.S. dollars in thousands

Prepaid taxes	464	404
Short-term lease deposits	55	78
Prepaid expenses and other current assets	2,450	1,746

	2,969	2,228

NOTE 4 – INVENTORIES:

	December 31,
	2020	2019
	U.S. dollars in thousands
Work in process	1,400	1,089
Finished goods	1,759	1,621

	3,159	2,710

Inventories write-downs totaled to $73 thousand and $170 thousand during the years ended December 31, 2020 and 2019, respectively.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5 - PROPERTY AND EQUIPMENT, NET:

	December 31,
	2020	2019
	U.S. dollars in thousands
Cost:
Electronic and laboratory equipment	3,779	3,000
Furniture and office equipment	404	404
Leasehold improvements	427	402
Production equipment	181	181
Computers and software	1,836	1,779

	6,627	5,766
Less: accumulated depreciation	(4,274)	(3,181)

Property and equipment, net	2,353	2,585

Depreciation expenses were $1,093 thousand and $1,038 thousand for the years ended December 31, 2020 and 2019, respectively. During the years ended December 31, 2020 and 2019, there were no impairments of property and equipment.

NOTE 6 - OTHER CURRENT LIABILITIES:

	December 31,
	2020	2019
	U.S. dollars in thousands
Accrued vacation	2,989	2,107
Taxes payable	37	25
Accrued expenses	2,401	2,351

	5,427	4,483

NOTE 7 - COMMITMENTS AND CONTINGENT LIABILITIES:

a.	Lease agreements:

Vehicles:

The Company rents motor vehicles for use by some of its employees under operating lease agreements with lease terms of three years. As collateral for the cars’ lease agreements, the Company pays in advance the fee for the last month under the lease agreement.

Offices:

The Company’s corporate headquarters are located in Hod Hasharon, Israel, consisting of approximately 5,500 square meters of facility space under lease that expires in February 2023. This facility accommodates the Company’s principal operations, including sales, marketing, research and development, finance, and administration activities.

Valens and its subsidiaries have entered into various operating leases for office buildings and research and development facilities in their respective territories.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7 - COMMITMENTS AND CONTINGENT LIABILITIES (continued):

On July 21, 2015, the Company signed an extension of the lease agreement for its office space in Hod Hasharon, Israel that was due to expire in February 2021. As of December 31, 2020, the rented space of the Company’s offices in Israel for 6,294 square meters. On August 9, 2020, the Company signed an amendment to the lease agreement, regarding 5,500 square meters. According to that amendment, the lease term started on March 1, 2021 and will last through February 28, 2023. This amendment also provides the Company with an option to extend the lease period by additional two years until February 28, 2025.

Long-term lease deposits that are recorded within other assets totaled to $336 thousand and $343 thousand t as of December 31, 2020 and 2019, respectively.

As of December 31, 2020, the minimum future rental payments applicable to non-cancelable operating leases are as follows:

U.S. dollars in thousands
2021	1,798
2022	1,634
2023	272

Total	3,704

Operating lease expenses for the years ended December 31, 2020 and 2019 were $2,527 thousand and $2,368 thousand, respectively.

b.	Royalties:

In addition to its own intellectual property, the Company also embeds certain off the shelf technologies (Intellectual Property (“IP”)) licensed from third parties in its chip technology. These are typically non-exclusive contracts provided under royalty-accruing and/or paid-up licenses. Once deployed in the Company’s products, such licenses for commercial use are generally perpetual.

Royalty arrangements with certain vendors are vary between 1%-3.5% of net revenues plus additional royalties of up to $0.1 per chip.

The royalties’ expenses totaled to $711 thousand and $389 thousand for the years ended December 31, 2020 and 2019, respectively. The royalties were recorded as part of cost of revenues.

c.	The Israel Innovation Authority (formerly known as “Office Of Chief Scientist”)

In 2016, the Company received a grant from the Israel Innovation authority (“IIA”) for participation in research and development costs of the Company’s first automotive product, and subject to the achievement of specified milestones. The Company received a total of $2,050 thousand in grants for this development plan. Under the Company’s research and development agreements with the IIA and pursuant to the Israel Research and Development Law, the Company was required to pay royalties of 4.5% on sales of products developed with funds provided by the IIA, up to an amount equal to 100% of the received grants plus annual interest at LIBOR.

The IIA grants are recognized when grants are received and presented as a deduction from research and development expenses.

As of December 31, 2019, the Company repaid the IIA all its liability for the received grant. The repayment in an amount of $2,028 thousand was included in the Company’s research and development expenses for 2019.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7 - COMMITMENTS AND CONTINGENT LIABILITIES (continued):

d.	Noncancelable Purchase Obligations

The Company depends upon third party subcontractors for manufacturing of wafers, packaging and final tests. As of December 31, 2020, and 2019, the total value of open purchase orders for such manufacturing contractors was approximately $12,417 thousand and $2,036 thousand, respectively.

The Company has noncancelable purchase agreements for certain IP embedded in the Company products as well as certain agreement for the license of development tools used by the development team. As of December 31, 2020, and 2019, the total value of non-paid amounts related to such agreements totaled $3,614 thousand and $9,296 thousand, respectively.

e.	Legal proceedings

As of December 31, 2020, and 2019, the Company is not a party to, or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

f.	Indemnifications

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, investors, directors, officers, employees and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third-parties. These indemnifications (especially with respect to confidentiality with third party related to IP) may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The Company has not incurred costs to defend lawsuits or settle claims related to these indemnifications. As of December 31, 2020, and 2019 the Company has no liabilities recorded for these agreements.

NOTE 8 - WARRANTS LIABILITY:

a.

On February 16, 2011, following a loan agreement signed between the Company and a third party, the Company granted to the lender warrants to purchase 161,808 Series B-1 Preferred Shares of NIS 0.01 par value at a price per preferred share of $0.40171. The warrants may be exercised upon the earlier of (i) February 16, 2021; (ii) upon a Liquidation Event (as defined); or (iii) the fifth annual anniversary following the closing of an IPO. On February 16, 2021, 161,808 Series B-1 Preferred Shares warrants were exercised into 145,195 Series B-1 Preferred Shares on a cashless basis.

The Preferred B-1 warrants are classified as liabilities in accordance with ASC 480-10-35-5, as they are considered freestanding financial instruments, exercisable into Series B-1 preferred shares, which are redeemable upon certain events that represent “Deemed Liquidation Events” (see also Note 1(v)). Accordingly, the Preferred B-1 warrants are measured at fair value each reporting period, and changes in their fair value are recognized in the consolidated statement of income (loss) as part of financial income, net.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 - WARRANTS LIABILITY (continued):

The fair value of the warrants was computed using the following key assumptions:

	2020	2019
Stock price	3.97	3.2128
Exercise price	0.4017	0.4017
Expected term (years)	0.13	1.13
Expected volatility	48.15%	45.85%
Risk-free interest rate	0.1%-0.17%	1.59%
Expected dividend rate	0%	0%

b.	The table below sets forth a summary of the changes in the fair value of the warrants for preferred shares classified as Level 3:

	December 31,
	2020	2019
	U.S. dollars in thousands
Balance at beginning of year	459	459
Changes in fair value	109	—

Balance at end of year	568	459

NOTE 9 - REDEEMABLE CONVERTIBLE PREFERRED SHARES:

Rights of redeemable convertible preferred shares:

	Aggregate Liquidation Preference
	2020	2019
	U.S. dollars in thousands
Series A	34,609	32,345
Series B-1	7,613	7,115
Series B-2	19,029	17,785
Series C	27,586	25,781
Series D	77,806	72,716
Series E	52,394	48,967

Total convertible preferred shares	219,037	204,709

As of the December 31, 2020 the Company had issued Ordinary Shares and six classes of Preferred Shares. The rights, preferences and privileges with respect to the Preferred Shares are stipulated in the Company’s Articles of Association (“AoA”) and a summary of significant provisions are as follows:

a.

Conversion and conversion price adjustment: Each holder of Preferred Shares has the right to convert any or all of its Preferred Shares into Ordinary Shares at any time, at the Conversion Price (as defined below) applicable to such Preferred Shares at the time of conversion, without the payment of additional consideration by such holder. The Conversion Price of a Preferred Share is the Original Issue Price thereof, and thereafter the respective conversion price and consequent conversion rate of any Preferred Share are subject to adjustment from time to time. As of December 31, 2020, and 2019 the conversion rate of all the preferred shares into Ordinary Shares was 1.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 - REDEEMABLE CONVERTIBLE PREFERRED SHARES (continued):

“Conversion Price” as of the time of creation of any series or class of Preferred Shares, the conversion price per share for each share of such series of Preferred Share shall initially be the Original Issue Price thereof (subject to customary adjustments).

b.

Mandatory Conversion: The Preferred Shares shall automatically be converted into Ordinary Shares, at the then applicable Conversion Price with respect to each series of Preferred Shares upon the earlier of: i) immediately prior to the consummation of a Qualified IPO (as defined below) , (ii) the date specified by vote or written consent of the holders of at least sixty five percent (65%) of the voting power underlying the then outstanding Preferred Shares on an As-Converted Basis (voting together as a single class or by consent of such required majority), including the Series D Consent and the Series E Consent, and (iii) immediately prior to the consummation of an IPO (as defined below) (that does not constitute a Qualified IPO) on the New York Stock Exchange, NASDAQ, London Stock Exchange or the main list in the Hong Kong Stock Exchange, effected with the consent (by vote or written consent) of the holders of at least seventy percent (70%) of the voting power underlying the then outstanding Series D Preferred Shares on an As-Converted Basis (voting together as a single class or by consent of such required majority) and the holders of at least fifty percent (50%) of the voting power underlying the then outstanding Series D Preferred Shares and Series E Preferred Shares on an As-Converted Basis (voting together as a single class or by consent of such required majority).

“Qualified IPO” means the closing of the sale of Ordinary Shares in an initial firm-commitment underwritten public offering with net proceeds to the Company of at least $100 Million.

“IPO” means the closing of the sale of Ordinary Shares in an initial firm-commitment underwritten public offering, pursuant to applicable securities law(s) and regulations, covering the offer and sale of Ordinary Shares to the public.

c.

Anti-Dilution Protection: in each case of a Dilutive Issuance, the Conversion Price then in effect for the Preferred Shares shall be reduced, concurrently with such issue or sale, for no additional consideration, to a price determined by multiplying such Conversion Price by a fraction (i) the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such Dilutive Issuance, plus the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Shares so issued would purchase at such Conversion Price in effect immediately prior to such Dilutive Issuance, and (ii) the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such Dilutive Issuance, plus the number of Additional Shares so issued.

“Additional Shares” means all Equity Securities issued by the Company following its Series E Preferred financing round (excluding customary exclusions).

“Equity Securities” means any Ordinary Shares, Preferred Shares, any securities evidencing an ownership interest in the Company, or any securities (including, inter alia, options, warrants, convertible securities, convertible debentures, bonds or capital notes) convertible, exchangeable or exercisable into any of the aforesaid securities, any agreement, undertaking, instrument or certificates conferring a right to acquire any Ordinary Shares, Preferred Shares or any other securities of the Company.

d.	Special Adjustment for Conversion Price upon an Initial Public Offering:

1)

If the IPO closing price, is less than 1.2 times the then applicable Conversion Price of the Preferred C Shares, then, immediately prior to closing of such initial public offering (and, for the avoidance of doubt, prior to the conversion of the Preferred C Shares into Ordinary Shares) the then applicable Conversion Price of the Preferred C Shares shall be automatically reduced so as to be equal to the IPO Closing Price divided by 1.2.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 - REDEEMABLE CONVERTIBLE PREFERRED SHARES (continued):

2)

If the IPO closing price, is less than 1.2 times the then applicable Conversion Price of the Series D Preferred Shares, then, immediately prior to closing of such initial public offering (and, for the avoidance of doubt, prior to the conversion of the Series D Preferred Shares into Ordinary Shares) the then applicable Conversion Price of the Series D Preferred Shares shall be automatically reduced so as to be equal to the IPO closing price divided by 1.2.

3)

If the IPO closing price, is less than 1.5 times the then applicable Conversion Price of the Series E Preferred Shares, then, immediately prior to closing of such initial public offering (and, for the avoidance of doubt, prior to the conversion of the Series E Preferred Shares into Ordinary Shares) the then applicable Conversion Price of the Series E Preferred Shares shall be automatically reduced so as to be equal to the IPO closing price divided by 1.5.

e.	Dividend Preference:

Upon declaration of dividend by the Company’s board of directors, the holders of the Preferred Shares shall be entitled to cumulative dividends as of their applicable issuance at an annual rate of 7% of the applicable Original Issue Price (compounded annually) since the issuance of each series Preferred Shares, prior to and in preference to the holders of the Ordinary Shares and any preceding Series of Preferred Shares, see also note f below. To date, no dividends have been declared.

Cumulative dividends in arrears as of December 31, 2020 and 2019, for all the preferred shares are, $64,578 thousand and $50,249 thousand, respectively.

f.

Liquidation Preference: in any Liquidation Event (as defined below) the Distributable Assets shall be distributed to the Redeemable convertible preferred shares according to their preference, in each case, minus the sum of the aggregate amount of all Distributable Assets (e.g. dividends) previously paid in respect of any such Series of Preferred Shares.

After payment has been made to the holders of the Series E Preferred Shares, Series D Preferred Shares, the Preferred C Shares, Preferred B Shares and Series A Preferred Shares of the full Preferential Amount, the holders of Preferred Shares and Ordinary Shares shall be entitled to receive any remaining Distributable Assets, if any, on a pro rata basis based upon the number of Ordinary Shares and Ordinary Shares into which such Preferred Shares could be converted into at the time of distribution until with respect to holders of the Preferred Shares, such holders have received an aggregate of three (3) times the applicable Original Issue Price of the Preferred Shares held thereby (including any paid Preferential Amounts); Thereafter, any remaining Distributable Assets shall be distributed to the holders of Ordinary Shares, pro rata based on the number of Ordinary Shares held by each.

”Liquidation Event” means (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; (ii) any Acquisition or (iii) Asset Transfer. For the purposes of this note, “Acquisition” shall mean (A) any consolidation, merger or reorganization of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity (or in the event stock or ownership interests of an affiliated entity are issued in such transaction, less than 50% of the voting power of such affiliated entity) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s outstanding voting power is transferred (e.g. by way of the sale of all or substantially all of the Company’s share capital); and “Asset Transfer” means the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 - REDEEMABLE CONVERTIBLE PREFERRED SHARES (continued):

the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

NOTE 10 - ORDINARY SHARES

Ordinary shares confer to holders the right to receive notice to participate and vote in the general meetings of the Company, to appoint directors and the right to receive dividends if declared.

NOTE 11 - STOCK-BASED COMPENSATION:

The Company’s stock options have a term of up to 10 years from grant date unless extended by the Board of Directors. Options granted to new employees generally vest as follows: 25% on the first anniversary from the “Vesting Start Date” as defined in the grant agreement and remainder vest ratably over the following 12 quarters.

During 2020, the Company added 3,500,000 ordinary shares to the ordinary shares pool reserved for issuance (none in 2019). As of December 31, 2020, and 2019, the number of ordinary shares included in the Company’s option plans totaled to 30,208,058 and 26,708,058 respectively.

6,834,031 out of the outstanding options that have not yet vested as of December 31, 2020, have acceleration mechanisms according to certain terms set forth in the grant agreements primarily in the case of an M&A Transaction which constitutes a Liquidation Event (as defined in Note 9). The unrecognized compensation costs related to those unvested stock options are $13,492 thousand, which are expected to be recognized over a weighted-average period of 3.2 years.

The following is a summary of the status of the Company’s share option plan as of December 31, 2020 and 2019, as well as changes during the years:

	December 31, 2020
	Number of Options	Weighted- Average Exercise price
Options outstanding at the beginning of the year	20,759,998	$0.44
Granted during the year	5,991,985	$0.57
Exercised during the year	(1,367,012)	$0.30
Forfeited during the year	(1,301,843)	$0.61

Outstanding at the end of the year	24,083,128	$0.47

Options exercisable at year-end	15,764,056	$0.42

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 11 - STOCK-BASED COMPENSATION (continued):

The following table summarizes information about share options outstanding as of December 31, 2020:

Outstanding as of December 31, 2020					Exercisable as of December 31, 2020
Range of exercise prices	Number outstanding	Weighted average remaining contractual term	Weighted average exercise price	Aggregate intrinsic value (U.S. dollars in thousands)	Number Exercisable	Weighted average remaining contractual term	Weighted Average exercise price	Aggregate intrinsic value (U.S. dollars in thousands)
$0.1-$0.57	24,033,128	6.38	$0.470	62,010	15,714,056	5.69	$0.417	41,378
$1.39	50,000	3.69	$1.39	83	50,000	3.69	$1.39	83

The following assumptions were used for options granted during the year in order to estimate the fair value of stock-based compensation awards:

	2020	2019
Expected term	6-10	6-10
Expected volatility	48.15%	45.85%
Expected dividend rate	0%	0%
Risk-free rate	0.42%-1.69%	1.62%-2.60%

During 2020 and 2019, 4,492,898 and 1,514,169 options respectively, were granted to several related parties (please refer to Note 16 regarding Related Parties).

As of December 31, 2020, the unrecognized compensation costs related to unvested stock options was $16,133 thousand, which are expected to be recognized over a weighted-average period of 3.1 years.

The following table presents the classification of the stock-based compensation expenses for the periods indicated:

	Year Ended December 31,
	2020	2019
	U.S. dollars in thousands
Cost of revenue	178	180
Research and development	1,267	1,266
Selling, general and administrative	3,884	1,418

Total stock-based compensation	5,329	2,864

NOTE 12 - FINANCIAL INCOME, NET

	Year Ended December 31,
	2020	2019
	U.S. dollars in thousands
Foreign currency exchange differences	2,592	378
Interest income on short-term deposits	849	2,174
Change in fair value of Warrants liability	(109)	—
Other	(32)	(109)

Total financial income, net	3,300	2,443

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13 - NET INCOME (LOSS) PER ORDINARY SHARE:

The following table sets forth the computation of basic and diluted net income (loss) per ordinary share for the periods indicated:

	Year ended December 31,
	2020	2019
Basic net loss per ordinary share
Numerator:
Net loss from continuing operations	(19,635)	(25,934)
Dividend on Series E Redeemable Preferred	(3,428)	(3,203)
Dividend on Series D Redeemable Preferred	(5,090)	(4,757)
Dividend on Series C Redeemable Preferred	(1,805)	(1,687)
Dividend on Series B-2 Redeemable Preferred	(1,245)	(1,163)
Dividend on Series B-1 Redeemable Preferred	(498)	(465)
Dividend on Series A Redeemable Preferred	(2,264)	(2,116)

Numerator for basic and diluted net loss per common share – net loss attributable to common stockholders	(33,965)	(39,325)

Denominator:
Denominator for basic and dilutive net loss per common share-adjusted weighted-average share	15,770,147	14,373,065

Basic and dilutive net loss per common share	(2.154)	(2.736)

The following weighted-average shares of securities were not included in the computation of diluted net income (loss) per common share as their effect would have been antidilutive:

	2020	2019
Options	23,029,703	21,368,867
Warrants liability	161,808	161,808
Redeemable convertible Preferred A shares	32,901,384	32,901,384
Redeemable convertible Preferred B-1 shares	9,957,400	9,957,400
Redeemable convertible Preferred B-2 shares	18,670,270	18,670,270
Redeemable convertible Preferred C shares	9,424,938	9,424,938
Redeemable convertible Preferred D shares	19,313,646	19,313,646
Redeemable convertible Preferred E shares	11,080,674	11,080,674

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 14 - INCOME TAXES:

a.	Basis of taxation

Current tax is calculated with reference to the profit of the Company and its subsidiaries in their respective countries of operation. Set out below are details in respect of the significant jurisdictions where the Company and its subsidiaries operate and the factors that influenced the current and deferred taxation in those jurisdictions:

Israel

Valens is taxed under the laws of the State of Israel at a corporate tax rate of 23%. In 2020 and 2019, Valens is at a losses position and therefore has no corporate tax liability. As of December 31, 2020, and 2019, Valens has a carry forward loss of approximately $85 million and $65 million, respectively. Such carry forward loss has no expiration date.

United States

The principal federal tax rate applicable to the U.S. subsidiary for 2020 and 2019 is 21%. The U.S. subsidiary is also subject to state taxes at the following rates: 8.84% in California, 0.75% in Texas and 0.6% in New Hampshire.

Japan

The effective principal corporate tax rate applicable to the Japanese subsidiary for 2020 and 2019 is 30%.

Germany

The effective principal corporate tax rate applicable to the German subsidiary for 2020 and 2019 is 30%.

China

The effective principal corporate tax rate applicable to the Chinese subsidiary for 2020 and 2019 is 5%.

b.	Income (loss) Before Income Taxes:

Income (loss) before income taxes consisted of the following for the periods indicated:

	Year Ended December 31,
	2020	2019
	U.S. dollars in thousands
Domestic (Israel)	(19,935)	(26,083)
Foreign	447	542

Loss before income taxes	(19,488)	(25,541)

c.	Income tax expenses consisted of the following for the periods indicated:

	Year Ended December 31,
	2020	2019
	U.S. dollars in thousands
Domestic (Israel)	97	281
Foreign	67	133

Income tax expenses	164	414

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 14 - INCOME TAXES (continued):

d.	Taxes on Income:

Taxes on income for the years ended December 31, 2020 and 2019 were comprised of the following:

	December 31,
	2020	2019
	U.S. dollars in thousands
Current:
Domestic	—	—
Foreign	37	25

Total	37	25

Deferred:
Domestic	—	—
Foreign	—	—

Total	—	—

Provision for income taxes	37	25

A reconciliation our theoretical income tax expense to actual income tax expense is as follows:

	December 31,
	2020	2019
	U.S. dollars in thousands
Loss before taxes on income and before Equity in earnings of investee	(19,488)	(25,541)
Statutory tax rate in Israel	23%	23%

Theoretical tax benefit	(4,482)	(5,874)

Increase (decrease) in taxes resulting from:
Effect of different tax rates applicable in foreign jurisdictions	4	5
Operating losses and other temporary differences for which valuation allowance was provided	3,224	5,203
Permanent differences	1,321	799
Tax prepayment	97	281

Actual taxes on income	164	414

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 14 - INCOME TAXES (continued):

e.	Deferred Tax Assets and Liabilities:

The components of the Company’s deferred tax assets and liabilities as of December 31, 2020 and 2019 were as follows:

	December 31,
	2020	2019
	U.S. dollars in thousands
Deferred tax assets:
Tax loss carryforwards	19,477	14,996
Research and development	2,124	2,305
Employee and payroll accrued expenses	654	457
Other	42	39

Total deferred tax assets	22,297	17,797
Less valuation allowance for deferred tax assets	(22,297)	(17,797)

Deferred tax assets	—	—

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considered all available evidence, including past operating results, the most recent projections for taxable income, and prudent and feasible tax planning strategies. The Company reassess its valuation allowance periodically and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly.

As of December 31, 2020, and 2019, the Company has recorded a full valuation allowance of $(22,297) and $(17,797) thousand with regard to its deferred taxes (which is mainly tax loss carryforwards) generated in Israel, respectively.

The change in valuation allowance for the years ended December 31, 2020 and 2019 was $(4,500) and $(7,931) thousand, respectively.

f.	Uncertain tax positions

The Company implement a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. We do not have any material liabilities in any reported periods regarding uncertain tax positions. We classify interest and penalties recognized related to our uncertain tax positions within income taxes on the consolidated statements of operations.

g.	Tax assessments

The Israeli entity’s’ income tax assessments are considered final through 2014.

The US subsidiary’s income tax assessments are considered final through 2016.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 15 - SEGMENT AND REVENUE BY GEOGRAPHY AND BY MAJOR CUSTOMER:

a.

For the purpose of evaluating financial performance and allocating resources, the CODM reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues, gross profit and operating loss by the two identified reportable segments, to make decisions about resources to be allocated to the segments and assess their performance. Assets information is not provided to the CODM and does not review. Revenues and cost of goods sold are directly associated with the activities of a specific segment. Direct operating expenses, including general and administrative expenses, associated with the activities of a specific segment are charged to that segment. General and administrative expenses which cannot be attributed directly, are allocated evenly between segments. Other operating expenses are allocated to segments based on headcount ratio.

	Year ended December 31, 2020
	Audio- Video	Automotive	Consolidated
	U.S. dollars in thousands
Revenues	54,843	2,067	56,910
Gross profit (loss)	43,609	(131)	43,478
Research and development expenses	13,116	31,609	44,725
Sales and marketing expenses	6,625	7,032	13,657
General and administrative expenses	4,064	3,820	7,884

Segment operating profit (loss)	19,804	(42,592)	(22,788)

Financial income, net			3,300

Loss before taxes on income			(19,488)

Depreciation expenses	419	674	1,093

	Year ended December 31, 2019
	Audio- Video	Automotive	Consolidated
	U.S. dollars in thousands
Revenues	59,053	988	60,041
Gross profit (loss)	47,699	(243)	47,456
Research and development expenses	20,257	32,447	52,704
Sales and marketing expenses	8,046	9,570	17,616
General and administrative expenses	2,569	2,551	5,120

Segment operating profit (loss)	16,827	(44,811)	(27,984)

Financial income, net			2,443

Loss before taxes on income			(25,541)

Depreciation expenses	505	533	1,038

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 15- SEGMENT AND REVENUE BY GEOGRAPHY AND BY MAJOR CUSTOMER (continued):

b.	Geographic Revenues

The following table shows revenue by geography, based on the customers’ “bill to” location:

	2020	2019
	U.S. dollars in thousands
Israel	1,028	1,470
China	11,989	7,268
Hong Kong	9,780	11,267
United States	7,969	12,189
Mexico	7,708	9,065
Japan	6,802	8,895
Other	11,634	9,887

	56,910	60,041

c.	Supplemental data - Major Customers:

The following table summarizes the significant customers’ (including distributors) accounts receivable and revenues as a percentage of total accounts receivable and total revenues, respectively:

	December 31,
	2020	2019
	U.S. dollars in thousands
Accounts Receivable
Customer A	36%	9%
Customer B	20%	16%
Customer C	14%	27%

	Year ended December 31,
	2020	2019
	U.S. dollars in thousands
Revenues
Customer C	17%	18%
Customer D	12%	14%
Customer B	10%	12%

d.	Property and Equipment by Geography:

	Year ended December 31,
	2020	2019
	U.S. dollars in thousands
Domestic (Israel)	1,543	1,939
Taiwan	344	349
China	312	—
USA	151	290
Other	3	7

	2,353	2,585

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 16 - RELATED PARTY TRANSACTIONS:

a.

During the years ended December 31, 2020 and 2019, the Company granted 4,492,898 and 1,514,169 options, respectively, at a weighted average exercise price of $0.57 to several executives and board members of the Company.

b.

In February 2020, the Company changed the employment terms of one of its executives, who is also a member of the board of directors of the Company, into a fixed term employment of 5 years, ending in January 2025. The total average annual amount is $80 thousand.

NOTE 17 - SUBSEQUENT EVENTS:

We have evaluated the impact of subsequent events from January 1, 2021 through June 9, 2021, which is the date the consolidated financial statements were available to be issued and have determined that, other than the below, there were no subsequent events requiring adjustment or disclosure in our consolidated financial statements.

a.	On February 16, 2021, 161,808 Series B-1 Preferred Shares warrants were exercised into 145,195 Series B-1 Preferred Shares on a cashless basis.

b.

On May 25, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with PTK Acquisition Corp., a Delaware corporation (“PTK” or “SPAC”) and Valens Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub will merge with and into PTK (the “Merger”), with PTK surviving the Merger as a wholly owned subsidiary of the Company (such company, as the surviving entity of the Merger, the “Surviving Entity”). These transactions are set forth in the Business Combination Agreement.

As part of its initial offering, PTK issued 11,500,000 units at $10.00 per unit (for total consideration of approximately $115 million, assuming no redemptions by PTK holders), with each unit consisting of one share of common stock and one warrant that entitles the holder thereof to purchase one half (1/2) of one share of common stock of PTK at an exercise price of

$11.50 per whole share (the “PTK Warrants”). As a result of the Business Combination Agreement, and upon consummation of the Business Combination Agreement and the other transactions contemplated by the Business Combination Agreement (the “Transactions”), PTK will become a wholly owned subsidiary of the Company, with the shareholders of PTK becoming shareholders of the Company.

In connection therewith, the Company will issue to the SPAC’s sponsor: (a) up to 2,875,000 Company Ordinary Shares; and (b) 6,660,000 warrants, each of which entitles the holder thereof to purchase one half (1/2) of a Company Ordinary Share ((a) and (b) together, the “Sponsor Equity”). The Sponsor Equity is subject to certain terms and conditions as set forth in the definitive documentation.

Pursuant to the Business Combination Agreement, and immediately prior to the consummation of the Merger and sale of shares to other investors as part of a PIPE (Private Investment in Public Equity) transaction, the Company shall effect a recapitalization whereby (i) all of the Company Preferred Shares will be converted into Company Ordinary Shares, (ii) the Company will adopt amended and restated articles of association, (iii) each Company Ordinary Share that is issued and outstanding immediately prior to the Effective Time (as defined in the Business Combination Agreement) shall be split (including a reverse split, if applicable) into a number of Company Ordinary Shares such that each such Company Ordinary Share has an implied value of $10.00 per share as of an agreed measurement date shortly prior to Closing and based on an agreed equity valuation methodology (the “Stock Split”), and (iv) any outstanding stock options of the Company issued and outstanding immediately prior to the Effective Time shall be adjusted to give effect to the foregoing transactions and remain outstanding.

VALENS SEMICONDUCTOR LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 17 - SUBSEQUENT EVENTS (continued):

Following the recapitalization, (a) in connection with the Merger, each of the PTK Warrants will automatically become a Company Warrant and all rights with respect to the PTK Ordinary Shares underlying the PTK Warrants will be automatically converted into rights with respect to Company Ordinary Shares and thereupon assumed by the Company, and (b) after giving effect to the foregoing and in connection with the Merger, each PTK Ordinary Share issued and outstanding will be converted automatically into one Company Ordinary Share.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

PTK Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of PTK Acquisition Corp. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from August 19, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for period from August 19, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred a net loss and needs to raise additional funds to meet obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of 2020 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the year then ended, have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Houston, Texas

March 31, 2021 except for the effects of the restatement discussed in Note 2, as to which the date is June 14, 2021

PTK ACQUISITION CORP.

BALANCE SHEETS

	December 31, 2020	December 31, 2019
	(Restated, See Note 2)
Assets:
Current assets:
Cash	$333,181	$180,975
Prepaid expenses	64,254	—

Total current assets	397,435	180,975
Investments held in Trust Account	115,006,035	—
Deferred offering costs associated with the initial public offering	—	246,879

Total assets	$115,403,470	$427,854

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$399,863	$103,489
Accrued expenses	115,976	—
Accrued expenses—related party	53,677	—
Note payable—related party	—	300,000
Franchise tax payable	108,803	2,202

Total current liabilities	678,319	405,691
Deferred underwriting commissions	4,025,000	—
Warrant liabilities	5,180,000	—

Total liabilities	9,883,319	405,691
Commitments and Contingencies (Note 6)
Common stock, $0.0001 par value; 10,052,015 and -0- shares subject to possible redemption at $10.00 per share at December 31, 2020 and 2019, respectively	100,520,150	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 4,322,985 and 2,875,000 shares issued and outstanding (excluding 10,052,015 and -0- shares subject to possible redemption) at December 31, 2020 and 2019, respectively	432	288
Additional paid-in capital	7,454,115	24,712
Accumulated deficit	(2,454,546)	(2,837)

Total stockholders’ equity	5,000,001	22,163

Total liabilities and stockholders’ equity	$115,403,470	$427,854

The accompanying notes are an integral part of these financial statements.

PTK ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2020	For the Period from August 19, 2019 (inception) through December 31, 2019
	(Restated)
Operating expenses
General and administrative expenses	$568,151	$635
Administrative fees—related party	55,000	—
Franchise tax expense	107,400	2,202

Loss from operations	$(730,551)	$(2,837)
Change in fair value of warrant liabilities	(1,702,000)	—
Offering costs associated with issuance of private warrants	(25,193)	—
Net gain from investments held in Trust Account	6,035	—

Net loss	$(2,451,709)	$(2,837)

Weighted average shares outstanding of common stock subject to possible redemption, basic and diluted	10,267,658	—

Basic and diluted net income per share, common stock subject to possible redemption	$—	$—

Weighted average shares outstanding of non-redeemable common stock, basic and diluted	3,246,580	2,500,000

Basic and diluted net loss per share, non-redeemable common stock	$(0.76)	$(0.00)

The accompanying notes are an integral part of these financial statements.

PTK ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Year Ended December 31, 2020

			Additional Paid-In Capital
	Common Stock			Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Balance—December 31, 2019	2,875,000	$288	$24,712	$(2,837)	$22,163
Sale of units in initial public offering, gross	11,500,000	1,150	114,998,850	—	115,000,000
Offering costs	—	—	(7,272,303)	—	(7,272,303)
Excess cash received over the fair value of the private warrants, net of derivative liabilities for private warrants	—	—	204,000	—	204,000
Initial value of common stock subject to possible redemption	(10,630,937)	(1,063)	(106,308,307)	—	(106,309,370)
Change in value of common stock subject to possible redemption	578,922	58	5,789,162	—	5,789,220
Conversion of note payable into warrants	—	—	18,000	—	18,000
Net loss	—	—	—	(2,451,709)	(2,451,709)

Balance—December 31, 2020 (restated)	4,322,985	$432	$7,454,115	$(2,454,546)	$5,000,001

For the Period from August 19, 2019 (inception) through December 31, 2019

			Additional Paid-In Capital		Total Stockholders’ Equity
	Common Stock			Accumulated Deficit
	Shares	Amount
Balance—August 19, 2019 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	2,875,000	288	24,712	—	25,000
Net loss	—	—	—	(2,837)	(2,837)

Balance—December 31, 2019	2,875,000	$288	$24,712	$(2,837)	$22,163

The accompanying notes are an integral part of these financial statements.

PTK ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2020	For the Period from August 19, 2019 (Inception) through December 31, 2019
	(Restated)
Cash Flows from Operating Activities:
Net loss	$ (2,451,709)	$ (2,837)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	1,702,000	—
Offering costs associated with issuance of private warrants	25,193	—
Net gain from investments held in Trust Account	(6,035)	—
Changes in operating assets and liabilities:
Prepaid expenses	(64,254)	—
Accounts payable	255,682	610
Accrued expenses	30,976	—
Accrued expenses—related party	53,677	—
Franchise tax payable	106,601	2,202

Net cash used in operating activities	(347,869)	(25)

Cash Flows from Investing Activities
Investment held in Trust Account	(115,000,000)	—

Net cash used in investing activities	(115,000,000)	—

Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	115,000,000	—
Proceeds received from private placement	3,400,000	—
Proceeds received from related party	—	300,000
Proceeds from issuance of ordinary shares to initial shareholders	—	25,000
Offering costs paid	(2,899,925)	(144,000)
Payment to advances from related party	—
Net cash provided by financing activities	115,500,075	181,000
Net change in cash	152,206	180,975
Cash—beginning of the period	180,975	—

Cash—end of the period	$333,181	$180,975

Supplemental disclosure of noncash activities:
Offering costs included in accounts payable	$65,870	$102,879

Offering costs included in accrued expenses	$85,000	$—

Deferred underwriting commissions in connection with the initial public offering	$4,025,000	$—

Conversion of note payable into warrants, less derivative liabilities for private warrants	$300,000	$—

Initial value of common stock subject to possible redemption	$106,309,370	$—

Change in value of common stock subject to possible redemption	$(5,789,220)	$—

The accompanying notes are an integral part of these financial statements.

PTK ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Organization and General

PTK Acquisition Corp. (the “Company”) was incorporated in Delaware on August 19, 2019. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 19, 2019 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on investments held in trust from the proceeds derived from the Initial Public Offering and the sale of the Private Placement Warrants (as defined below). The Company has selected December 31 as its fiscal year end.

Sponsor and Financing

The Company’s sponsor is PTK Holdings LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on July 13, 2020. On July 15, 2020, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the common stock included in the Units, the “Public Shares”), including the issuance of 1,500,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $115.0 million, and incurring offering costs of approximately $7.3 million, inclusive of approximately $4.0 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,800,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $0.50 per Private Placement Warrant to the Sponsor, generating gross proceeds to the Company of $3.4 million.

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $115.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the distribution of the Trust Account as described below.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the income earned on the Trust Account) at the time of signing the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

The Company will provide its holders (the “Public Stockholders”) of its common stock, par value $0.0001, sold in the Initial Public Offering (the “Public Shares”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share), calculated as of two business days prior to the consummation of a Business Combination, including interest (which interest shall be net of taxes payable). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon consummation of the Business Combination and a majority of the Company’s common stock voted at the applicable meeting are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors have agreed to vote any Insider Shares (as defined below in Note 5) and Public Shares held by them in favor of a Business Combination. In addition, the Sponsor and the Company’s officers and directors have agreed to waive their redemption rights with respect to any Public Shares held by them in connection with the completion of a Business Combination.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its initial Business Combination and the Company does not conduct redemptions in connection with its initial Business Combination pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors agreed not to propose any amendment to the Company’s Amended and Restated Certificate of Incorporation (1) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 18 months from the closing of the Initial Public Offering, or January 15, 2022 (the “Combination Period”) or (2) which adversely affects the rights of holders of the Public Shares, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account (net of interest that may be used by the Company to pay income taxes or other taxes) which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining holders of common stock and the Company’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Company will pay the costs of any liquidation following the redemptions from its remaining assets outside of the Trust Account. If such funds are insufficient, the Sponsor has agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $50,000) and has agreed not to seek repayment for such expenses.

The Sponsor and the Company’s officers and directors agreed to waive their liquidation rights with respect to any Insider Shares they hold if the Company fails to complete a Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares held by them if the Company fails to complete a Business Combination within the Combination Period). The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the allotted time frame and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account, or less than such amount in certain circumstances. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (excluding the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to have all third parties, including, but not limited to, all vendors, service providers (excluding its independent registered public accounting firm), prospective target businesses and other entities with which the Company does business execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders.

Liquidity, Capital Resources and Going Concern

As of December 31, 2020, the Company had approximately $333,000 in its operating bank accounts and working capital deficit of approximately $172,000 (not taken into account tax obligations of approximately $109,000 that may be paid using investment income earned from Trust Account). In order to meet our working capital needs following the consummation of the Initial Public Offering, our sponsor may, but is not obligated to, loan us funds, from time to time or at any time, in whatever amount it deems reasonable in its sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at our sponsor’s discretion, up to $1.0 million of the notes may be converted upon consummation of our business combination into private warrants at a price of $0.50 per warrant (which, for example, would result in our sponsor being issued 1,000,000 private warrants at a purchase price of $0.50 per warrant if $500,000 of notes were so converted). If we do not complete a business combination, any outstanding loans from our sponsor, will be repaid only from amounts remaining outside our trust account, if any.

Prior to the completion of the Initial Public Offering on July 15, 2020, the Company’s liquidity needs were satisfied through the receipt of $25,000 from the Sponsor in exchange for the issuance of the Insider Shares, and a $300,000 Note issued to the Sponsor, which was converted in to private warrants upon closing of the Initial Public Offering (Note 5). Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs will be satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 5). To date, there were no amounts outstanding under any Working Capital Loans.

The Company needs to raise additional capital through loans or additional investments from its Sponsor, or an affiliate of our Sponsor, shareholders, officers or directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet its working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. Management cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through January 15, 2022, the date that it will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Note 2—Restatement of Previously Issued Financial Statements

In May 2021, the Company concluded that, because of a misapplication of the accounting guidance related to its public warrants issued in the Private Placement in July 2020 and conversion of note payable (collectively, the “Private Warrants”), the Company’s previously issued financial statements for the year ended December 31, 2020 and for the quarter ended September 30, 2020 (collectively, the “Affected Periods”) should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Amendment No.1 to the Annual Report on Form 10-K (“Annual Report”).

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on July 15, 2020, the Company’s Warrants were accounted for as equity within the Company’s previously reported balance sheets, and after discussion and evaluation, including with the Company’s independent auditors, management concluded that the outstanding Private Warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Private Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Private Warrants issued on July 15, 2020 in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Private Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period.

Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued Financial Statements for the Affected Periods should be restated because of a misapplication in the guidance around accounting for the Private Warrants should no longer be relied upon.

Impact of the Restatement

The impact of the restatement on the balance sheet, statement of operations and statements of cash flows for the Affected Periods is presented below (see Note 11 - Quarterly Financial Information (Unaudited) for the revision of the quarterly financial statements):

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$115,403,470	$—	$115,403,470

Liabilities and shareholders’ equity
Total current liabilities	$678,319	$—	$678,319
Deferred underwriting commissions	4,025,000	—	4,025,000
Warrant liabilities	—	5,180,000	5,180,000

Total liabilities	4,703,319	5,180,000	9,883,319
Common stock, $0.0001 par value; shares subject to possible redemption	105,700,150	(5,180,000)	100,520,150
Stockholders’ equity
Preferred stock—$0.0001 par value	—	—	—
Common stock—$0.0001 par value	381	51	432
Additional paid-in-capital	5,726,973	1,727,142	7,454,115
Accumulated deficit	(727,353)	(1,727,193)	(2,454,546)

Total shareholders’ equity	5,000,001	—	5,000,001

Total liabilities and shareholders’ equity	$115,403,470	$—	$115,403,470

	For the Year Ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
General and administrative expenses	$568,151	$—	$568,151
Administrative fees—related party	55,000	—	55,000
Franchise tax expense	107,400	—	107,400

Loss from operations	(730,551)	—	(730,551)
Change in fair value of warrant liabilities	—	(1,702,000)	(1,702,000)
Offering costs associated with issuance of private placement warrants	—	(25,193)	(25,193)
Net gain from investments held in Trust Account	6,035	—	6,035

Net loss	$(724,516)	$(1,727,193)	$(2,451,709)

Weighted average shares outstanding of common stock subject to possible redemption, basic and diluted	10,616,459	(348,801)	10,267,658
Basic and diluted net income per share, common stock subject to possible redemption	$—	$—	$—
Weighted average shares outstanding of non-redeemable common stock, basic and diluted	3,084,568	162,012	3,246,580
Basic and diluted net loss per share, non-redeemable common stock	$(0.23)	$(0.53)	$(0.76)

	For the Year Ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(724,516)	$(1,727,193)	$(2,451,709)
Change in fair value of warrant liabilities	—	1,702,000	1,702,000
Offering costs associated with issuance of private placement warrants	—	25,193	25,193
Net cash used in operating activities	(347,869)	—	(347,869)
Net cash used in investing activities	(115,000,000)	—	(115,000,000)
Net cash provided by financing activities	115,500,075		115,500,075

Net change in cash	$152,206	$—	$152,206

In addition, the impact to the balance sheet dated July 15, 2020, filed on Form 8-K on July 21, 2020 related to the impact of accounting for the Private Warrants as liabilities at fair value resulted in an approximate $3.5 million increase to the derivative warrant liabilities line item at July 15, 2020 and offsetting decrease to the common stock subject to possible redemption temporary equity line item. There is no change to total shareholders’ equity at the reported balance sheet date.

	As of July 15, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$116,167,273	$—	$116,167,273

Liabilities and shareholders’ equity
Total current liabilities	$832,899	$—	$832,899
Deferred underwriting commissions	4,025,000	—	4,025,000
Warrant liabilities	—	3,478,000	3,478,000
Total liabilities	4,857,899	3,478,000	8,335,899
Common stock, $0.0001 par value; shares subject to possible redemption	106,309,370	(3,478,000)	102,831,370
Stockholders’ equity
Preferred stock—$0.0001 par value	—	—	—
Common stock, $0.0001 par value	375	35	410
Additional paid-in-capital	5,117,759	25,158	5,142,917
Accumulated deficit	(118,130)	(25,193)	(143,323)

Total stockholders’ equity	5,000,004	—	5,000,004

Total liabilities and shareholders’ equity	$116,167,273	$—	$116,167,273

Note 3—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements for the Affected Periods are restated in this Annual Report to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2— Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2020 and 2019.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Investments Held in the Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, approximately $115.0 million, was placed in the Trust Account and invested in money market funds that invest in U.S. government securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. The estimated fair values of investments held in Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

As of December 31, 2020, and 2019, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, accrued expenses—related party and franchise tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments in money market funds held in Trust Account are valued using NAV as a practical expedient for fair value under ASU 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent), and are therefore excluded from the levels of the fair value hierarchy.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering.” Offering costs consist of costs incurred in connection with the formation and preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged to additional paid-in capital upon the completion of the Initial Public Offering. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the common stock and public warrants were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Common Stock Subject to Possible Redemption

The Company accounts for its stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 10,052,015 shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Net Income (Loss) Per Share of Common Stock

Net income (loss) per share is computed by dividing net loss by the weighted-average number of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement, as well as the warrants issued on the Note conversion to purchase an aggregate of 18,900,000 shares of common stock in the calculation of diluted loss per common stock, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods presented.

The Company’s statements of operations include a presentation of income (loss) per share for common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common stock, basic and diluted, for common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Insider Shares and non-redeemable shares of Public Shares. Non- redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per common stock:

	For the Year Ended December 31, 2020	For the Period from August 19, 2019 (inception) through December 31, 2019
Common stock subject to possible redemption
Numerator:
Net gain from investments held in Trust Account	$5,275	$—
Less: Company’s portion available to be withdrawn to pay taxes	(5,275)	—

Net income attributable to common stock subject to possible redemption	$—	$—
Denominator:
Weighted average shares outstanding of common stock subject to possible redemption, basic and diluted	10,267,658	—

Basic and diluted net income per share, common stock subject to possible redemption	$—	$—

Non-Redeemable Common Stock
Numerator:
Net loss	$(2,451,709)	$(2,837)
Less: Net income attributable to common stock subject to possible redemption	—	—

Net loss attributable to non-redeemable common stock	$(2,451,709)	$(2,837)
Denominator:
Weighted average shares outstanding of non-redeemable common stock, basic and diluted	3,246,580	2,500,000

Basic and diluted net loss per share, non-redeemable common stock	$(0.76)	$(0.00)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued 7,400,000 warrants in connection with its Private Placement (6,800,000) and conversion of note payable (600,000) which are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes these warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the Private Placement and conversion of note payable have been estimated using a Modified Black-Scholes Model for the Affective Periods.

Recent Adopted Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Recent Issued Accounting Standards

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statement.

Note 4—Initial Public Offering

On July 15, 2020, the Company consummated the Initial Public Offering of 11,500,000 Units, including the issuance of 1,500,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $115.0 million, and incurring offering costs of approximately $7.3 million, inclusive of approximately $4.0 million in deferred underwriting commissions. Each Unit consists of one share of common stock (each a “Public Share”, and collectively, “Public Shares”) and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one-half (1/2) of one share of common stock at a price of $11.50 per whole share, subject to adjustment (see Note 7).

Of the 11,500,000 Units sold in the Initial Public Offering, an aggregate of 1,000,000 Units were purchased by Primerose Development Group Ltd. (“Primerose”). Primerose also entered into an agreement with the Company providing that it will hold at least 1,000,000 shares of the Company’s common stock following the Initial Business Combination. Primerose’s commitment to hold at least 1,000,000 shares of the Company’s common stock following the Initial Business Combination was satisfied by a purchase of Units in the Initial Public Offering.

Note 5—Related Party Transactions

Insider Shares

In October 2019, the Company’s Sponsor purchased 2,875,000 shares of common stock, par value $0.0001, for an aggregate price of $25,000. The Company’s Sponsor has agreed to forfeit up to 375,000 Insider Shares to the extent that the over-allotment option is not exercised in full by the underwriters. On July 15, 2020, the over- allotment option was exercised in full. Accordingly, no Insider Shares were forfeited.

The Sponsor and the Company’s officers and directors agreed to place their Insider Shares into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of nine months after the date of the consummation of the initial Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30- trading day period commencing after the consummation of the initial Business Combination and the remaining 50% of the Insider Shares will not be transferred, assigned, sold or released from escrow until nine months after the date of the consummation of the initial Business Combination, or earlier, in either case, if, subsequent to the initial Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. The limited exceptions referred to above include (1) transfers among the insiders, to the Company’s officers, directors, advisors and employees, (2) transfers to an insider’s affiliates or its members upon its liquidation, (3) transfers to relatives and trusts for estate planning purposes, (4) transfers by virtue of the laws of descent and distribution upon death, (5) transfers pursuant to a qualified domestic relations order, (6) private sales made at prices no greater than the price at which the securities were originally purchased or (7) transfers to the Company for cancellation in connection with the consummation of an initial Business Combination, in each case (except for clause 7) where the transferee agrees to the terms of the escrow agreement and forfeiture, as the case may be, as well as the other applicable restrictions and agreements of the holders of the Insider Shares.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,800,000 Private Placement Warrants, at a price of $0.50 per Private Placement Warrant to the Sponsor, generating gross proceeds to the Company of $3.4 million, and incurring offering costs of approximately $25,000. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

Related Party Loans

On October 10, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing, and on July 9, 2020 the Company amended such loan to provide that such loan: (A) was convertible into 600,000 private warrants issuable to the Sponsor at a purchase price of $0.50 per warrant upon the consummation of the Initial Public Offering; or (B) due in cash to the Sponsor on the date the Company determines not to proceed with the Initial Public Offering. The Company fully borrowed the Note amount of $300,000 and, on July 15, 2020, the Note was converted into 600,000 private warrants upon the consummation of the Initial Public Offering. The amended Note did not contain a beneficial conversion feature. Accordingly, the Company reclassified the $300,000 Note balance to additional paid-in-capital upon conversion.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the Sponsor’s discretion, up to $1.0 million of such Working Capital Loans may be convertible into private placement warrants at a price of $0.50 per warrant. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

On July 13, 2020, the Company entered into an agreement to pay the Sponsor a total of up to $10,000 per month for overhead and administration support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2020, the Company incurred $55,000 of administrative fees which amount is included as accrued expenses—related party on the balance sheets.

Note 6—Commitments and Contingencies

Registration Rights

The holders of Insider Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters fully exercised their over- allotment option on July 15, 2020.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $2.3 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $4.0 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee is payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Right of First Refusal

Subject to certain conditions, the Company granted Chardan, for a period of 15 months after the date of the consummation of the Business Combination, a right of first refusal to act as either (at the Company’s sole discretion) (a) a lead underwriter or (b) minimally as a co-manager, with at least 30% of the economics; or, in the case of a three-handed deal 20% of the economics, for any and all future public and private equity and debt offerings. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement related to the Initial Public Offering.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 7—Stockholders’ Equity

Preferred stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2020, there are no shares of preferred stock issued or outstanding.

Common stock—The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. As of December 31, 2020, there were a total of 14,375,000 shares of common stock outstanding, including 11,500,000 Public Shares and 2,875,000 Insider Shares. As of December 31, 2019, there were 2,500,000 Insider Shares outstanding, excluding an aggregate of up to 375,000 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriters’ over- allotment option was not exercised in full or in part, so as to maintain the number of Insider Shares at 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering. On July 15, 2020, the over-allotment option was exercised in full. Accordingly, no Insider Shares were forfeited.

Warrants—The Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the common stock issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective within 90 days from the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company has failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of common stock for the 10 trading days ending on the day prior to the date of exercise.

The warrants are exercisable at $11.50 per whole share, subject to adjustment, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Price”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Value.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Placement Warrants and the common stock issuable upon exercise of the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any warrants. If the Company is unable to complete the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8—Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account—U.S. Treasury Securities	$115,006,035	$—	$—	$115,006,035
Liabilities:
Warrant liabilities—private warrants (restated)	—	—	5,180,000	5,180,000

Total fair value	$—	$—	$5,180,000	$5,180,000

Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period. There were no transfers between levels for the year ended December 31, 2020.

The Company utilized a Modified Black-Scholes Model at July 15, 2020, September 30, 2020 and December 31, 2020 for Private Warrants, with changes in fair value recognized in the statement of operations. The Company recognized approximately $3.5 million for the warrant liabilities upon their issuance on July 15, 2020. For the year ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of warrant liabilities of approximately $1.7 million presented as change in fair value of warrant liabilities on the accompanying statements of operations.

The change in the fair value of the derivative warrant liabilities for the year ended December 31, 2020 is summarized as follows:

Warrant liabilities at January 1, 2020	$—
Issuance of private warrants	3,478,000
Change in fair value of warrant liabilities	1,702,000

Warrant liabilities at December 31, 2020	$5,180,000

The estimated fair value of the derivative warrant liabilities is determined using Level 3 inputs. Inherent in a Modified Black-Scholes Model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	December 31, 2020	July 15, 2020
Exercise price	$11.50	$11.50
Stock Price	$10.00	$10.00
Term (in years)	5.00	5.00
Volatility	20.00%	15.00%
Risk-free interest rate	0.85%	0.85%
Dividend yield	—	—

Note 9—Income Taxes

The Company does not currently have taxable income but will generate taxable income in the future primarily consisting of interest income earned on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible.

The income tax provision (benefit) consists of the following:

	For the Year Ended December 31, 2020	For the Period from August 19, 2019 (inception) through December 31, 2019
Current
Federal	$(21,287)	$(463)
State	—	—
Deferred
Federal	(130,861)	(133)
State	—	—
Valuation allowance	152,148	596

Income tax (benefit) provision	$—	$—

The Company’s net deferred tax assets are as follows:

	December 31, 2020	December 31, 2019
Deferred tax assets:
Net-operating loss carryforward	$21,287	$(463)
Start-up/Organization costs	130,861	(133)

Total deferred tax assets	152,148	(596)
Valuation allowance	(152,148)	596

Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. At December 31, 2020 and 2019, the valuation allowance were approximately $152,000 and $1,000.

There were no unrecognized tax benefits as of December 31, 2020 and 2019. No amounts were accrued for the payment of interest and penalties at December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows:

	For the Year Ended December 31, 2020	For the Period from August 19, 2019 (inception) through December 31, 2019
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in fair value of warrant liabilities	(14.6)%	0.0%
Change in valuation allowance	(6.4)%	(21.0)%

Income tax provision expense	0.0%	0.0%

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.

Note 10—Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date the financial statements were issued required potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

Note 11—Quarterly Financial Information (Unaudited)

The following tables contain unaudited quarterly financial information for the quarterly period ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s financial statements as described in Note 2—Restatement of Previously Issued Financial Statements. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.

Unaudited Condensed Balance Sheet

	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$115,548,436	$—	$115,548,436

Liabilities and shareholders’ equity
Total current liabilities	$474,965	$—	$474,965
Deferred underwriting commissions	4,025,000	—	4,025,000
Warrant liabilities	—	3,478,000	3,478,000

Total liabilities	4,499,965	3,478,000	7,977,965
Common stock, $0.0001 par value; shares subject to possible redemption	106,048,460	(3,477,990)	102,570,470
Stockholders’ equity
Preferred stock—$0.0001 par value	—	—	—
Common stock—$0.0001 par value	377	35	412
Additional paid-in-capital	5,378,667	25,148	5,403,815
Accumulated deficit	(379,033)	(25,193)	(404,226)

Total shareholders’ equity	5,000,011	(10)	5,000,001

Total liabilities and shareholders’ equity	$115,548,436	$—	$115,548,436

	For the Nine Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
General and administrative expenses	$203,367	$—	$203,367
Administrative fees—related party	25,000	—	25,000
Franchise tax expense	150,965	—	150,965

Loss from operations	(379,332)	—	(379,332)
Change in fair value of warrant liabilities	—	—	—
Offering costs associated with issuance of private placement warrants	—	(25,193)	(25,193)
Net gain from investments held in Trust Account	3,136	—	3,136

Net income (loss)	$(376,196)	$(25,193)	$(401,389)

Weighted average shares outstanding of common stock subject to possible redemption, basic and diluted	10,630,603	(347,800)	10,282,803
Basic and diluted net income per share, common stock subject to possible redemption	$—	$—	$—
Weighted average shares outstanding of non-redeemable common stock, basic and diluted	2,854,245	99,008	2,953,253
Basic and diluted net loss per share, non-redeemable common stock	$ (0.13)	$(0.01)	$(0.14)

	For the Three Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
General and administrative expenses	$196,596	$—	$196,596
Administrative fees—related party	25,000	—	25,000
Franchise tax expense	50,914	—	50,914

Loss from operations	(272,510)	—	(272,510)
Change in fair value of warrant liabilities	—	—	—
Offering costs associated with issuance of private placement warrants	—	(25,193)	(25,193)
Net gain from investments held in Trust Account	3,136	—	3,136

Net income	$(269,374)	$(25,193)	$(294,567)

Weighted average shares outstanding of common stock subject to possible redemption, basic and diluted	10,630,603	(347,800)	10,282,803
Basic and diluted net income per share, common stock subject to possible redemption	$—	$—	$—
Weighted average shares outstanding of non-redeemable common stock, basic and diluted	3,555,033	294,874	3,849,907
Basic and diluted net loss per share, non-redeemable common stock	$(0.8)	$—	$(0.08)

	For the Nine Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net income	$(376,196)	$(25,193)	$(401,389)
Change in fair value of warrant liabilities	—	—	—
Share based compensation	—	—	—
Offering costs associated with issuance of private placement warrants	—	25,193	25,193
Net cash used in operating activities	—	—	—
Net cash used in investing activities	—	—	—
Net cash provided by financing activities	(42,927)	—	(42,927)

Net change in cash	$(42,927)	$—	$(42,927)

PTK ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$177,972	$333,181
Prepaid expenses	29,900	64,254

Total current assets	207,872	397,435
Investments held in Trust Account	115,008,871	115,006,035

Total assets	$115,216,743	$115,403,470

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$399,609	$399,863
Accrued expenses	674,455	115,976
Accrued expenses - related party	81,677	53,677
Franchise tax payable	158,118	108,803

Total current liabilities	1,313,859	678,319
Deferred underwriting commissions	4,025,000	4,025,000
Warrant liabilities	5,180,000	5,180,000

Total liabilities	10,518,859	9,883,319

Commitments and Contingencies (Note 5)
Common stock, $0.0001 par value; 9,969,788 and 10,052,015 shares subject to possible redemption at $10.00 per share at March 31, 2021 and December 31, 2020, respectively	99,697,880	100,520,150

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 4,405,212 and 4,322,985 shares issued and outstanding (excluding 9,969,788 and 10,052,015 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	440	432
Additional paid-in capital	8,276,377	7,454,115
Accumulated deficit	(3,276,813)	(2,454,546)

Total stockholders’ equity	5,000,004	5,000,001

Total liabilities and stockholders’ equity	$115,216,743	$115,403,470

The accompanying notes are an integral part of these unaudited condensed financial statements.

PTK ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31, 2021	March 31, 2020
Operating expenses
General and administrative expenses	$745,788	$6,570
Administrative fees - related party	30,000	—
Franchise tax expense	49,315	2,022

Loss from operations	$(825,103)	$(8,592)
Net gain from investments held in Trust Account	2,836	—

Net loss	$(822,267)	$(8,592)

Weighted average shares outstanding of common stock subject to possible redemption , basic and diluted	10,051,101	—

Basic and diluted net income per share, common stock subject to possible redemption	$—	$—

Weighted average shares outstanding of non-redeemable common stock, basic and diluted	4,323,899	2,500,000

Basic and diluted net loss per share, non-redeemable common stock	$(0.19)	$(0.00)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PTK ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	For the Three Months Ended March 31, 2021
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance - December 31, 2020	4,322,985	$432	$7,454,115	$(2,454,546)	$5,000,001
Change in value of common stock subject to possible redemption	82,227	8	822,262	—	822,270
Net loss	—	—	—	(822,267)	(822,267)

Balance - March 31, 2021	4,405,212	$440	$8,276,377	$(3,276,813)	$5,000,004

	For the Three Months Ended March 31, 2020
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance - December 31, 2019	2,875,000	$288	$24,712	$(2,837)	$22,163
Net loss	—	—	—	(8,592)	(8,592)

Balance - March 31, 2020	2,875,000	$288	$24,712	$(11,429)	$13,571

The accompanying notes are an integral part of these unaudited condensed financial statements.

PTK ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31, 2021	March 31, 2020
Cash Flows from Operating Activities:
Net loss	$(822,267)	$(8,592)
Adjustments to reconcile net loss to net cash used in operating activities:
Net gain from investments held in Trust Account	(2,836)	—
Changes in operating assets and liabilities:
Prepaid expenses	34,354	—
Accounts payable	(254)	(18,608)
Accrued expenses	558,479	—
Accrued expenses - related party	28,000	—
Franchise tax payable	49,315	2,023

Net cash used in operating activities	(155,209)	(25,177)

Cash Flows from Financing Activities:
Offering costs paid	—	(17,750)

Net cash used in financing activities	—	(17,750)

Net change in cash	(155,209)	(42,927)
Cash - beginning of the period	333,181	180,975

Cash - end of the period	$177,972	$138,048

Supplemental disclosure of noncash activities:
Offering costs included in accounts payable	$—	$155,617

Change in value of common stock subject to possible redemption	$(822,270)	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

1. Description of Organization and Business Operations

Organization and General

PTK Acquisition Corp. (the “Company”) was incorporated in Delaware on August 19, 2019. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from August 19, 2019 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on investments held in trust from the proceeds derived from the Initial Public Offering and the sale of the Private Placement Warrants (as defined below). The Company has selected December 31 as its fiscal year end.

Sponsor and Financing

The Company’s sponsor is PTK Holdings LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on July 13, 2020. On July 15, 2020, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the common stock included in the Units, the “Public Shares”), including the issuance of 1,500,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $115.0 million, and incurring offering costs of approximately $7.3 million, inclusive of approximately $4.0 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,800,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $0.50 per Private Placement Warrant to the Sponsor, generating gross proceeds to the Company of $3.4 million (Note 4).

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $115.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the distribution of the Trust Account as described below.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the income earned on the Trust Account) at the time of signing the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

The Company will provide its holders (the “Public Stockholders”) of its common stock, par value $0.0001, sold in the Initial Public Offering (the “Public Shares”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share), calculated as of two business days prior to the consummation of a Business Combination, including interest (which interest shall be net of taxes payable). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon consummation of the Business Combination and a majority of the Company’s common stock voted at the applicable meeting are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors have agreed to vote any Insider Shares (as defined below in Note 4) and Public Shares held by them in favor of a Business Combination. In addition, the Sponsor and the Company’s officers and directors have agreed to waive their redemption rights with respect to any Public Shares held by them in connection with the completion of a Business Combination.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its initial Business Combination and the Company does not conduct redemptions in connection with its initial Business Combination pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors agreed not to propose any amendment to the Company’s Amended and Restated Certificate of Incorporation (1) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 18 months from the closing of the Initial Public Offering, or January 15, 2022 (the “Combination Period”) or (2) which adversely affects the rights of holders of the Public Shares, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account (net of interest that may be used by the Company to pay income taxes or other taxes) which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining holders of common stock and the Company’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Company will pay the costs of any liquidation following the redemptions from its remaining assets outside of the Trust Account. If such funds are insufficient, the Sponsor has agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $50,000) and has agreed not to seek repayment for such expenses.

The Sponsor and the Company’s officers and directors agreed to waive their liquidation rights with respect to any Insider Shares they hold if the Company fails to complete a Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares held by them if the Company fails to complete a Business Combination within the Combination Period). The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the allotted time frame and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account, or less than such amount in certain circumstances. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (excluding the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to have all third parties, including, but not limited to, all vendors, service providers (excluding its independent registered public accounting firm), prospective target businesses and other entities with which the Company does business execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders.

Liquidity, Capital Resources and Going Concern

As of March 31, 2021, the Company had approximately $178,000 in its operating bank accounts and working capital deficit of approximately $948,000 (not taken into account tax obligations of approximately $158,000 that may be paid using investment income earned from Trust Account). In order to meet our working capital needs following the consummation of the Initial Public Offering, our sponsor may, but is not obligated to, loan us funds, from time to time or at any time, in whatever amount it deems reasonable in its sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at our sponsor’s discretion, up to $1.0 million of the notes may be converted upon consummation of our business combination into private warrants at a price of $0.50 per warrant (which, for example, would result in our sponsor being issued 1,000,000 private warrants at a purchase price of $0.50 per warrant if $500,000 of notes were so converted). If we do not complete a business combination, any outstanding loans from our sponsor, will be repaid only from amounts remaining outside our trust account, if any.

Prior to the completion of the Initial Public Offering on July 15, 2020, the Company’s liquidity needs were satisfied through the receipt of $25,000 from the Sponsor in exchange for the issuance of the Insider Shares, and a $300,000 Note issued to the Sponsor, which was converted in to private warrants upon closing of the Initial Public Offering (Note 4). Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs will be satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 4). To date, there were no amounts outstanding under any Working Capital Loans.

We will need to raise additional capital through loans or additional investments from our Sponsor, or an affiliate of our Sponsor, shareholders, officers or directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern through January 15, 2022, the date that we will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These conditions raise substantial doubt about our ability to continue as a going concern.

2. Significant Accounting Policies.

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the period for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the period ending December 31, 2021.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K/A filed by the Company with the SEC on June 14, 2021.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenue and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at March 31, 2021 and December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Investments Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government Securities or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets; and

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the statement of operations as incurred. The Company issued 7,400,000 warrants in connection with its Private Placement (6,800,000) and conversion of note payable (600,000) which are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the Private Placement and conversion of note payable have been estimated using a Modified Black-Scholes model for the Affected Periods.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering.” Offering costs consist of costs incurred in connection with the formation and preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged to additional paid-in capital upon the completion of the Initial Public Offering. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the common stock and public warrants were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, the Company had 9,969,788 and 10,052,015, respectively, of shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

Net Income (Loss) Per Share of Common Stock

Net income (loss) per share is computed by dividing net loss by the weighted-average number of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement, as well as the warrants issued on the Note conversion to purchase an aggregate of 18,900,000 shares of common stock in the calculation of diluted loss per common stock, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods presented.

The Company’s statements of operations include a presentation of income (loss) per share for common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common stock, basic and diluted, for common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Insider Shares and non-redeemable shares of Public Shares. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per common stock:

	For the Three Months Ended
	March 31, 2021	March 31, 2020
Common stock subject to possible redemption
Numerator:
Net gain from investments held in Trust Account	$2,459	$—
Less: Company’s portion available to be withdrawn to pay taxes	(2,459)	—

Net income attributable to common stock subject to possible redemption	$—	$—
Denominator:
Weighted average shares outstanding of common stock subject to possible redemption, basic and diluted	10,051,101	—

Basic and diluted net income per share, common stock subject to possible redemption	$—	$—

	For the Three Months Ended
	March 31, 2021	March 31, 2020
Non-Redeemable Common Stock
Numerator:
Net loss	$(822,267)	$(8,592)
Less: Net income attributable to common stock subject to possible redemption	—	—

Net loss attributable to non-redeemable common stock	$(822,267)	$(8,592)
Denominator:
Weighted average shares outstanding of non-redeemable common stock, basic and diluted	4,323,899	2,500,000

Basic and diluted net loss per share, non-redeemable common stock	$(0.19)	$(0.00)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Recent Adopted Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Recent Issued Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statement.

3. Initial Public Offering.

On July 15, 2020, the Company consummated the Initial Public Offering of 11,500,000 Units, including the issuance of 1,500,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $115.0 million, and incurring offering costs of approximately $7.3 million, inclusive of approximately $4.0 million in deferred underwriting commissions. Each Unit consists of one share of common stock (each a “Public Share”, and collectively, “Public Shares”) and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one-half (1/2) of one share of common stock at a price of $11.50 per whole share, subject to adjustment (see Note 6).

Of the 11,500,000 Units sold in the Initial Public Offering, an aggregate of 1,000,000 Units were purchased by Primerose Development Group Ltd. (“Primerose”). Primerose also entered into an agreement with the Company providing that it will hold at least 1,000,000 shares of the Company’s common stock following the Initial Business Combination. Primerose’s commitment to hold at least 1,000,000 shares of the Company’s common stock following the Initial Business Combination was satisfied by a purchase of Units in the Initial Public Offering.

4. Related Party Transactions.

Insider Shares

In October 2019, the Company’s Sponsor purchased 2,875,000 shares of common stock, par value $0.0001, for an aggregate price of $25,000. The Company’s Sponsor has agreed to forfeit up to 375,000 Insider Shares to the extent that the over-allotment option is not exercised in full by the underwriters. On July 15, 2020, the over-allotment option was exercised in full. Accordingly, no Insider Shares were forfeited.

The Sponsor and the Company’s officers and directors agreed to place their Insider Shares into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of nine months after the date of the consummation of the initial Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the consummation of the initial Business Combination and the remaining 50% of the Insider Shares will not be transferred, assigned, sold or released from escrow until nine months after the date of the consummation of the initial Business Combination, or earlier, in either case, if, subsequent to the initial Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. The limited exceptions referred to above include (1) transfers among the insiders, to the Company’s officers, directors, advisors and employees, (2) transfers to an insider’s affiliates or its members upon its liquidation, (3) transfers to relatives and trusts for estate planning purposes, (4) transfers by virtue of the laws of descent and distribution upon death, (5) transfers pursuant to a qualified domestic relations order, (6) private sales made at prices no greater than the price at which the securities were originally purchased or (7) transfers to the Company for cancellation in connection with the consummation of an initial Business Combination, in each case (except for clause 7) where the transferee agrees to the terms of the escrow agreement and forfeiture, as the case may be, as well as the other applicable restrictions and agreements of the holders of the Insider Shares.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,800,000 Private Placement Warrants, at a price of $0.50 per Private Placement Warrant to the Sponsor, generating gross proceeds to the Company of $3.4 million. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

Related Party Loans

On October 10, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing, and on July 9, 2020 the Company amended such loan to provide that such loan: (A) was convertible into 600,000 private warrants issuable to the Sponsor at a purchase price of $0.50 per warrant upon the consummation of the Initial Public Offering; or (B) due in cash to the Sponsor on the date the Company determines not to proceed with the Initial Public Offering. The Company fully borrowed the Note amount of $300,000 and, on July 15, 2020, the Note was converted into 600,000 private warrants upon the consummation of the Initial Public Offering. The amended Note did not contain a beneficial conversion feature. Accordingly, the Company reclassified the $300,000 Note balance to additional paid-in-capital upon conversion.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the Sponsor’s discretion, up to $1.0 million of such Working Capital Loans may be convertible into private placement warrants at a price of $0.50 per warrant. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

On July 13, 2020, the Company entered into an agreement to pay the Sponsor a total of up to $10,000 per month for overhead and administration support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2021, the Company incurred $30,000 of administrative fees which amount is included as accrued expenses – related party on the balance sheets.

5. Commitments and Contingencies.

Registration Rights

The holders of Insider Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters fully exercised their over-allotment option on July 15, 2020.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $2.3 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $4.0 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee is payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Right of First Refusal

Subject to certain conditions, the Company granted Chardan, for a period of 15 months after the date of the consummation of the Business Combination, a right of first refusal to act as either (at the Company’s sole discretion) (a) a lead underwriter or (b) minimally as a co-manager, with at least 30% of the economics; or, in the case of a three-handed deal 20% of the economics, for any and all future public and private equity and debt offerings. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement related to the Initial Public Offering.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

6. Derivative Warrant Liabilities.

As of March 31, 2021 and December 31, 2020, the Company had 7,400,000 warrants in connection with its Private Placement (6,800,000) and conversion of note payable (600,000) which are recognized as derivative liabilities in accordance with ASC 815-40.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Placement Warrants and the common stock issuable upon exercise of the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

7. Stockholder’s Equity.

Preferred stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there are no shares of preferred stock issued or outstanding.

Common stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. As of March 31, 2021 and December 31, 2020, there were a total of 14,375,000 shares of common stock outstanding, including 11,500,000 Public Shares and 2,875,000 Insider Shares. As of December 31, 2019, there were 2,875,000 shares outstanding.

Warrants — The Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the common stock issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder (or the

Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective within 90 days from the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company has failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of common stock for the 10 trading days ending on the day prior to the date of exercise.

The warrants are exercisable at $11.50 per whole share, subject to adjustment, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Price”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Value.

The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any warrants. If the Company is unable to complete the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

8. Fair Value Measurements.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Fair Value Measured as of March 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account—U.S. Treasury Securities	$115,008,871	$—	$—	$115,008,871
Liabilities:
Warrant liabilities — private warrants	$—	$—	$5,180,000	$5,180,000

	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account—U.S. Treasury Securities	$115,006,035	$—	$—	$115,006,035
Liabilities:
Warrant liabilities — private warrants	$—	$—	$5,180,000	$5,180,000

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels for three months ended March 31, 2021.

The Company utilizes a Modified Black-Scholes Model at July 15, 2020 and subsequently remeasured at end of each reporting period for Private warrants, with changes in fair value recognized in the statement of operations. The Company recognized approximately $3.5 million for the warrant liabilities upon their issuance on July 15, 2020. There was no change in fair value of warrant liabilities for the three months ended March 31, 2021.

The estimated fair value of the derivative warrant liabilities is determined using Level 3 inputs. Inherent in a Modified Black-Scholes Model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	March 31, 2021	December 31, 2020
Exercise price	$11.50	$11.50
Stock Price	$10.00	$10.00
Term (in years)	5.00	5.00
Volatility	20.00%	20.00%
Risk-free interest rate	0.85%	0.85%
Dividend yield	—	—

9. Subsequent Events.

On May 25, 2021, the Company entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with Valens

Semiconductor Ltd., a limited liability company organized under the laws of the State of Israel (“Valens”) and Valens Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Valens (“Merger Sub”), which provides for, among other things, a series of transactions where Merger Sub will merge with an into the Company (the “Business Combination”), with the Company surviving the Business Combination as a wholly-owned subsidiary of Valens.

The Business Combination Agreement and the transactions contemplated thereby were unanimously approved by the Board of Directors of the Company on May 24, 2021.

Annex A

[NOTE: Schedules and exhibits to this agreement omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request. Additionally, certain exhibits to this agreement have been separately filed as part of this Registatement / Proxy Statement.]

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

PTK ACQUISITION CORP.,

VALENS MERGER SUB, INC.,

AND

VALENS SEMICONDUCTOR LTD.

DATED AS OF MAY 25, 2021

A-i

A-ii

ANNEXES AND EXHIBITS

Annex A	List of Key Employees
Annex B	Reorganization Covenants

Exhibit A	Form of Subscription Agreement
Exhibit B	Form of Sponsor Letter Agreement
Exhibit C	Form of Transaction Support Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Company Warrant Agreement
Exhibit F	Form of Company A&R Articles of Association
Exhibit G	Conversion Factor

A-iii

Execution Version

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of May 25, 2021, is entered into by and among PTK Acquisition Corp., a Delaware corporation (“SPAC”), Valens Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Valens Semiconductor Ltd., a limited liability company organized under the laws of the State of Israel (the “Company”). SPAC, Merger Sub and the Company shall be referred to herein from time to time individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of the Company that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents (the “Transactions”);

WHEREAS, subject to the terms and conditions hereof, on the Closing Date, (a) Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned Subsidiary of the Company, (b) each SPAC Share will be automatically converted as of the Effective Time into the right to receive one Company Ordinary Share, (c) all of the Company Preferred Shares will be converted into Company Ordinary Shares, and (d) each of the SPAC Warrants will automatically become a Company Warrant and all rights with respect to SPAC Shares underlying the SPAC Warrants will be automatically converted into rights with respect to Company Ordinary Shares and thereupon assumed by the Company;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has (a) approved this Agreement, the Ancillary Documents to which SPAC is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, approval of this Agreement and the Transactions (including the Merger) by the holders of SPAC Shares entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the Company, acting in its capacity as the sole shareholder of Merger Sub, has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that the transactions contemplated by this Agreement and the Ancillary Documents to which the Company is or will be a party are fair to, advisable and in the best interests of the Company and its shareholders, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (c) recommended, upon the terms and subject to the conditions set forth in this Agreement, among other things, the approval of the Company Preferred Shareholder Proposals and the Company Shareholder Proposals, by the holders of Company Shares entitled to vote thereon at the Company Shareholder Meeting;

WHEREAS, concurrently with the execution of this Agreement, the Company and each of the parties (the “Subscribers”) subscribing for Company Ordinary Shares thereunder have entered into certain subscription agreements, dated as of the date hereof (as amended or modified from time to time, collectively, the “Subscription Agreements”), in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, each Subscriber has agreed to subscribe for and purchase on the Closing Date immediately following the Closing, and the Company has agreed to issue and sell to each such Subscriber on the Closing Date immediately following the Closing, the number of Company Ordinary Shares set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein, on the terms and subject to the conditions set forth in the applicable Subscription Agreement (the equity financing under all Subscription Agreements, collectively, hereinafter referred to as the “PIPE Financing”);

WHEREAS, concurrently with the execution of this Agreement, Sponsor, SPAC and the Company are entering into the sponsor letter agreement in substantially the form attached hereto as Exhibit B (the “Sponsor Letter Agreement”), pursuant to which, among other things, Sponsor has agreed to vote in favor of this Agreement and the transactions contemplated hereby (including the Merger) and subject a portion of the Merger Consideration payable to Sponsor to certain earn-out provisions, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, concurrently with the execution of this Agreement, certain Company Shareholders (collectively, the “Supporting Company Shareholders”), which, in the aggregate, represent the Requisite Majority, are entering into a transaction support agreement, substantially in the form attached hereto as Exhibit C (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Shareholder will agree to vote in favor of the approval of the Company Preferred Shareholder Proposals and the Company Shareholder Proposals, as applicable, at the Company Shareholder Meeting;

WHEREAS, pursuant to the Governing Documents of SPAC, SPAC is required to provide an opportunity for its public shareholders to have their outstanding SPAC Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Governing Documents of SPAC and the Trust Agreement (the “Offer”);

WHEREAS, concurrently with the execution of this Agreement, in connection with the Merger, the Company, certain Company Shareholders and the Sponsor have entered into that certain Second Amended Investors’ Rights Agreement (the “Registration Rights Agreement”), substantially in the form set forth on Exhibit D to be effective upon the Closing, which agreement, upon execution and delivery by such parties, will replace and supersede the Investor Rights Agreement in its entirety;

WHEREAS, at the Closing, in connection with the Merger, the Company and Continental Stock Transfer & Trust Company (or its applicable Affiliate) will enter into that certain Assignment, Assumption, Amended and Restated Warrant Agreement (the “Company Warrant Agreement”), substantially in the form set forth on Exhibit E to be effective upon the Closing;

WHEREAS, the Company shall, subject to obtaining the Company Preferred Shareholder Approval and the Company Shareholder Approval, adopt the amended and restated articles of association of the Company (the “Company A&R Articles of Association”) substantially in the form attached hereto as Exhibit F, effective immediately following the Effective Time;

WHEREAS, immediately prior to the Effective Time, the Company shall, subject to obtaining the Company Shareholder Approval, adopt the Company Incentive Equity Plan; and

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of the Company, SPAC and Merger Sub are parties pursuant to Section 368(b) of the Code and that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this Agreement, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Transaction Proceeds” means an amount equal to (a) the aggregate cash proceeds to be released to SPAC from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the SPAC Stockholder Redemptions but before release of any other funds) plus (b) the aggregate proceeds to be received by the Company in connection with the Closing from the PIPE Financing minus (c) the SPAC Liabilities.

“Aggregate Vested Company Equity Awards Exercise Price” means the aggregate amount of the exercise price that would be paid to the Company in respect of all Vested Company Equity Awards if all Vested Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Documents” means the Sponsor Letter Agreement, the Subscription Agreements, the Transaction Support Agreements, the Registration Rights Agreement, the Company Warrant Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement and executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, the Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, Sub-chapter 5 of Chapter 9 of Part B of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law, 5760-2000, OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, United States Currency, Foreign Transactions Reporting Act of 1970, as amended, and any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Antitrust Laws” means any antitrust, competition, merger control or trade regulatory law.

“Business Combination” has the meaning set forth in Section 8.18.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Tel Aviv, Israel are open for the general transaction of business.

“Capital Restructuring” has the meaning set forth in Section 2.1(c).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (Pub. L. No. 116-136), as signed into law by the President of the United States on March 27, 2020.

“Cash” means (i) the cash on hand (including petty cash), cash in current accounts (including checking and savings accounts and money market accounts), cash in short-term deposit or similar accounts (including interest accrued with respect thereto), money orders, certified checks, checks and drafts received from third parties and not yet deposited and cleared, and cash equivalents (including negotiable or other readily marketable securities and short term investments or any short-term Indebtedness issued or guaranteed by the government of the United States or the State of Israel), but excluding any Restricted Cash, plus (ii) any Company Expenses paid by the Company prior to the Closing, plus (iii) any SPAC Expenses paid by the Company prior to Closing, if any.

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company A&R Articles of Association” has the meaning set forth in the recitals to this Agreement.

“Company Acquisition Proposal” means any transaction or series of related transactions under which (a) any Person(s), directly or indirectly, acquires or otherwise purchases (i) voting control of the Company or any of its controlled Affiliates or (ii) all or a material portion of the consolidated assets of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, the Transactions nor the PIPE Financing shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SPAC by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise that is outstanding.

“Company Equity Plan” means, collectively, the Company’s 2007 Option Plan, the Company’s 2012 Option Plan and the U.S. Sub-Plan of the Company’s 2012 Option Plan, and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any

Group Company or Merger Sub in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers and finders, investment bankers, consultants, or other agents or service providers of any Group Company or Merger Sub, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company or Merger Sub pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of all fees for registering the Company Securities on the Registration Statement, fifty percent (50%) of all fees for the application for listing the Company Securities on NYSE, fifty percent (50%) of all filing fees (if any) for any filings pursuant to any applicable Antitrust Laws and fifty percent (50%) of all Transfer Taxes; provided, that if any amounts to be included in the calculation of the Company Expenses which are in a currency other than US dollars, such amounts shall be deemed converted to US dollars at the prevailing official rate of exchange published by the Federal Reserve Bank of New York for the conversion of such currency or currency unit into US dollars (except for the conversion of NIS denominated expenses which shall be deemed converted on the basis of the official USD-NIS exchange rates) on the last Business Day immediately preceding the Closing. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any SPAC Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a), Section 3.2(c) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (Absence of Changes) and Section 3.18 (Brokers).

“Company Incentive Equity Plan” has the meaning set forth in Section 5.17.

“Company Intellectual Property” means all Company Owned Intellectual Property and all Company Licensed Intellectual Property.

“Company Inbound License” means Contracts pursuant to which any Group Company receives a license to, or is otherwise granted a right to use, any Intellectual Property Rights of a third Person.

“Company Investor Agreements” has the meaning set forth in Section 3.20.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Management” means the employees of the Company listed in the first column in the chart on Section 3.2(b) of the Company Disclosure Schedules.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, Israel or any other jurisdiction where any of the Group Companies operate, or changes therein, or the global economy generally, (ii) acts of war, sabotage or terrorism (including cyberterrorism) in the United states, Israel or any other jurisdiction where any of the Group Companies operate, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Israel or any other jurisdiction where any of the Group Companies operate, or changes therein, including changes in interest rates and changes in exchange rates, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third-parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if otherwise contemplated by, and not otherwise excluded from, this definition), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, explosions, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof)), acts of God or other natural disasters or comparable events, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent (and only to the extent) such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company Parties).

“Company Option” means, as of any determination time, each option to purchase Company Ordinary Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Ordinary Shares” means ordinary shares, par value NIS 0.01 per share, of the Company.

“Company Outbound License” means Contracts pursuant to which any Group Company licenses to a third Person, or otherwise grants any third Person a right to use, any Company Intellectual Property.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned by or purported to be owned by any Group Company.

“Company Parties” means, together, the Company and Merger Sub.

“Company Preferred A Shares” means the Series A Preferred Shares of the Company, par value NIS 0.01 per share, of the Company.

“Company Preferred B1 Shares” means the Series B1 Preferred Shares of the Company, par value NIS 0.01 per share, of the Company.

“Company Preferred B2 Shares” means the Series B2 Preferred Shares of the Company, par value NIS 0.01 per share, of the Company.

“Company Preferred C Shares” means the Series C Preferred Shares of the Company, par value NIS 0.01 per share, of the Company.

“Company Preferred D Shares” means the Series D Preferred Shares of the Company, par value NIS 0.01 per share, of the Company.

“Company Preferred E Shares” means the Series E Preferred Shares of the Company, par value NIS 0.01 per share, of the Company.

“Company Preferred Shareholder Approval” means the affirmative vote of the Preferred Majority, voting as a single class, at the Company Shareholder Meeting, approving the Company Preferred Shareholder Proposals.

“Company Preferred Shareholder Proposals” means the proposals for (i) the adoption and approval of this Agreement and the Transactions; (ii) the approval of the effectiveness of the Stock Split in connection with the Capital Restructuring, (iii) the election of directors to the Company Board and the entry into customary indemnification agreements with the directors of the Company, (iv) the purchase by the Company of a D&O insurance policy, effective as of immediately following the Closing Date, covering the Company’s directors and officers as of immediately following the Closing Date, (v) the adoption and approval of a proposal to terminate each Company Investor Agreement requiring consent of the Company Preferred Shareholders and the entry by the Company into the Registration Rights Agreement, (vi) the adoption of an amended and restated Articles of Association substantially consistent with the form attached to the Transaction Support Agreements, to be in effect prior to the Effective Time, and the further adoptions of the Company A&R Articles of Association and (vii) the waiver of rights of first refusal, preemptive rights, rights of first offer, rights of first notice, participation, co-sale, anti-dilution, over-allotment, any veto rights, rights of purchase, subscription or any other similar rights and any notice thereof set forth in the Company’s Governing Documents, in each case in connection with the Transaction.

“Company Preferred Shares” means, collectively, the Company Preferred A Shares, the Company Preferred B1 Shares, the Company Preferred B2 Shares, the Company Preferred C Shares, the Company Preferred D Shares and the Company Preferred E Shares.

“Company Preferred Share Conversion” has the meaning set forth in Section 2.1(a).

“Company Products” means all Semiconductor products, Software and other products and services, including any of the foregoing currently in development, from which any Group Company has derived within the three (3) years preceding the date hereof, is currently deriving or is scheduled to derive revenue from the sale, license, maintenance or other provision thereof in the conduct of the business of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by any Group Company.

“Company Related Party” has the meaning set forth in Section 3.20.

“Company Related Party Transactions” has the meaning set forth in Section 3.20.

“Company Shareholder Approval” means the affirmative vote of the holders of Company Shares holding more than fifty percent (50%) of the then issued and outstanding Company Shares, on an as-converted basis, at the Company Shareholder Meeting, approving the Company Shareholder Proposals.

“Company Shareholder Meeting” has the meaning set forth in Section 5.13(b).

“Company Shareholder Proposals” means the proposals for (i) the adoption and approval of this Agreement and the Transactions; (ii) the approval of the effectiveness of the Stock Split in connection with the Capital Restructuring, (iii) the election of directors to the Company Board and the entry into customary indemnification agreements with the directors of the Company, (iv) the adoption and approval of a proposal to terminate each Company Investor Agreement requiring consent of the Company Shareholders, and (v) the adoption of an amended and restated Articles of Association substantially consistent with the form attached to the Transaction Support Agreements, to be in effect prior to the Effective Time, and the further adoptions of the Company A&R Articles of Association, (vi) the proposal to increase of the number of Company Ordinary Shares reserved for issuance pursuant to the Company’s incentive equity plan(s) and the employee stock purchase plan or in connection with the Stock Split, (vii) the purchase by the Company of a D&O insurance policy, effective as of immediately following the Closing Date, covering the Company’s directors and officers as of immediately following the Closing Date, and (ix) the appointment of the Company’s auditors.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Ordinary Shares.

“Company Warrant Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Warrants” means warrants to purchase Company Ordinary Shares on the terms set forth in the Company Warrant Agreement (which shall be in the identical form of redeemable public warrants of SPAC which were sold as part of SPAC’s initial public offering, but in the name of the Company and as amended pursuant to the Company Warrant Agreement).

“Confidentiality Agreement” means, that certain Mutual Confidentiality Agreement, dated as of September 10, 2020, by and between the Company and SPAC.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Order, clearance, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, franchise, note, bond, mortgage, indenture, guarantee, lease, obligation, undertaking or other commitment or arrangement (whether oral or written) that is legally binding upon a Person or any of his, her or its properties or assets, including any CBA, and any amendments thereto.

“Conversion Factor” shall mean the number calculated in accordance with the methodology set forth on Exhibit G by which each Company Ordinary Share outstanding immediately following the Company Preferred Share Conversion will be multiplied in order to effect the Stock Split in accordance with Section 2.1(c), which number shall be calculated and determined as of the Measurement Time by the Company in accordance with Section 2.1(a).

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2, coronavirus or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any (i) quarantine, “shelter in place,” “stay at home,” social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard,” shut down, closure, sequester or any other Law, decree, judgment, injunction or other Order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to COVID-19 pandemic, including, the CARES Act, and (ii) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of legal counsel, to be reasonably necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 or to respond to COVID-19, including to maintain and preserve the business organization, assets, properties and business relations of the Group Companies (or with respect to health and safety).

“Creator” has the meaning set forth in Section 3.13(d).

“DGCL” means the Delaware General Corporation Law.

“D&O Persons” has the meaning set forth in Section 5.14(a).

“Effective Time” has the meaning set forth in Section 2.2(b).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each severance, gratuity, termination indemnity, incentive, commissions or bonus, retention, change in control, deferred compensation, profit sharing, retirement, relocation, welfare, post-employment welfare, vacation, sick leave, or paid-time-off, stock purchase, stock option or equity incentive plan, program, policy, Contract, or arrangement (whether formal or informal) and each other stock purchase, stock option or other equity or equity-based, termination, severance, transition, employment, individual consulting, retention, transaction, change-in-control, fringe benefit, pension (including pension funds, managers’ insurance and/or similar funds, and education fund (“keren hishtalmut”)), bonus, incentive, deferred compensation, employee loan or other compensation or benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, that any Group Company maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which any Group Company has any Liability or with respect to which any Group Company has or could reasonably be expected to have any Liability, other than any plan required by applicable Law that is sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws, Orders or binding policy concerning pollution, protection of the environment, natural resources, or human health or safety (to the extent relating to exposure to Hazardous Substances).

“Environmental Permit” means any approval, permit, registration, certification, license, clearance or consent required to be obtained from any Person or any Governmental Entity under any Environmental Law.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $850,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Evaluation Material” means certain confidential and proprietary information in the possession of SPAC of third parties received in connection with the SPAC’s evaluation of alternative business combinations, including but not limited to, information concerning the business, financial condition, operations, assets and liabilities, trade secrets, know-how, technology, customers, business plans, intellectual property, promotional and marketing efforts, the existence and progress of financings, mergers, sales of assets, take-overs or tender offers of third parties, including SPAC’s and its Representatives’ internal notes and analysis concerning such information

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Fund” has the meaning set forth in Section 2.6(b).

“Excluded Share” has the meaning set forth in Section 2.3(d).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors, owners or other individual service providers located outside of the United States.

“Fraud” means actual and intentional common law fraud under Delaware law with respect to the express representations and warranties set forth in this Agreement and the Ancillary Documents against the Person committing such fraud.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of an Israeli company are its incorporation certificate and articles of association.

“Governmental Entity” means any United States, Israeli or other foreign or international (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private) or (d) the Israel Innovation Authority (previously known as the Office of the Chief Scientist at the Israeli Ministry of Economy) or any other body operating under the Israeli Ministry of the Economy or the Israeli Ministry of Finance.

“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the Israel Innovation Authority, the Investment Center of the Israeli Ministry of Economy and Industry, the Israel Tax Authority (solely with respect to “benefit” or “approved” enterprise status or similar programs), the State of Israel, and any other bi- or multi-national grant program, framework or foundation (including the BIRD foundation) for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries (other than Merger Sub), which shall include the Surviving Company and its Subsidiaries from immediately after the Effective Time.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, or has been defined, designated, regulated or listed by any Governmental Entity as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar import under any Environmental Law, and any material mixture or solution that contains Hazardous Substance, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon, in each case, to the extent regulated by any Environmental Law.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage, termination fees or other amounts payable upon the discharge thereof) arising under or in respect of (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred and unpaid purchase price of property, assets or services, including “earn-outs” and “seller notes” (but excluding any amounts payable under purchase orders made in the ordinary course of business, including any trade payables), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases (other than operating leases) required to be capitalized under

GAAP, (f) derivative, hedging, swap, cap, collar, foreign exchange or similar arrangements, including all obligations or unrealized Losses of the Group Companies pursuant to hedging or foreign exchange arrangements, or (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property and proprietary rights and related priority rights protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) Internet domain names, (d) copyrights and works of authorship, database and design rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (e) all rights in mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, (f) trade secrets and other intellectual property rights in methodologies, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; and (g) intellectual property rights in or to semiconductor or other technology.

“Intended Tax Treatment” has the meaning set forth in Section 5.5(b).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement, dated as of August 2, 2018, by and among the Company and the investors party thereto.

“IPO” has the meaning set forth in Section 8.18.

“IRS” means the United States Internal Revenue Service.

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999, as amended.

“IT Assets” means any and all computers, Software, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines databases, and all other information technology equipment, in each case, owned, leased, or licensed or otherwise under the control of any Group Company and used or held for use in the conduct of the business of any Group Company.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Key Employees” means the individuals listed in Annex A.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation, order (including extension order), judgment, injunction, ruling, award, decree, writ or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter. Unless explicitly stated herein, “Law” does not include COVID-19 Measures.

“Leased Real Property” has the meaning set forth in Section 3.19(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or other Software that is designed to (a) materially disrupt or adversely affect the functionality of any Software or IT Assets or (B) enable or assist any Person to access without authorization any Software or IT Assets.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Measurement Time” means 5:00 P.M. Eastern Time on the later of: (i) the date of the SPAC Stockholder Meeting and (ii) the date that is 3 Business Days prior to Closing.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“NYSE” means the New York Stock Exchange, or any successor thereto.

“Off-the-Shelf Software” means any shrink-wrap or click-wrap Software or any other Software that is made generally available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis.

“Offer” has the meaning set forth in the recitals to this Agreement.

“Order” means any writ, order, extension order, judgment, injunction, decision, determination, award, ruling, verdict or decree entered, issued or rendered by any Governmental Entity.

“ordinary course of business”, “normal course of business” and other similar phrases when referring to a Group Company means actions taken by a Group Company that are consistent with the past usual day-to-day customs and practices of such Group Company in the ordinary course of operations of the business (taking into account COVID-19 Measures).

“Ordinance” means the Israeli Income Tax Ordinance [New Version], as amended, and the rules and regulations promulgated thereunder.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, and (f) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity, or Governmental Entity.

“Personal Information” means, to the extent regulated by Privacy Laws, “personal data”, “personally identifiable information”, “PII” or all information that identifies or could be used to directly or indirectly identify an individual person.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“Preferred Majority” means the holders of at least 65% of the issued and outstanding Company Preferred Shares, voting together as a single class, on an as converted to Company Ordinary Shares basis, including at least 75% of the issued and outstanding Company Preferred D Shares and at least 50% of the issued and outstanding Company Preferred E Shares, in each case voting together as a single class, on an as converted to Company Ordinary Shares basis.

“Privacy Laws” means (a) applicable laws relating to the Processing of Personal Information, including, to the extent applicable, the California Consumer Privacy Act, the Israeli Protection of Privacy Law, 5741-1981, Regulation (EU) 2016/679 and any laws implementing that Regulation, the UK Data Protection Act 2018, the UK General Data Protection Regulation as defined by the UK Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019, Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002 on privacy and electronic communications and the Privacy and Electronic Communications (EC Directive) Regulations 2003, the CAN-SPAM Act, and any applicable international laws, rules or regulations requiring a person or Governmental Entity to be notified of any situation where there is, or reason to believe there has been, a loss, misuse, or unauthorized access, disclosure or acquisition of Personal Information; and (b) industry standards applicable to the Group Companies’ businesses.

“Proceeding” means any lawsuit, litigation, action, audit, investigation, inquiry, examination, claim, complaint, charge, grievance, legal proceeding, administrative enforcement proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity (other than office actions and similar proceedings in connection with the prosecution of applications for registration or issuance of Intellectual Property Rights).

“Processed”, “Processes”, or “Processing” means any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, including but not limited to: collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Proxy Statement” has the meaning set forth in Section 5.7.

“Public Stockholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software application that (a) is licensed pursuant to any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, including the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) contains, includes, or incorporates, any Software that is distributed as free Software or open source Software or similar licensing or distribution models, in each case of (a) or (b), whether or not source code is available or included in such license, and including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (i) be made available or distributed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases, sub-leases or otherwise occupies any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending Copyright applications, Internet domain name registrations and mask work registrations and applications therefor.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” has the meaning set forth in Section 5.7.

“Released Claims” has the meaning set forth in Section 8.18.

“Reorganization Covenants” has the meaning set forth in Section 5.5(c).

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Requisite Majority” means the votes required to obtain the Company Shareholder Approval and the Company Preferred Shareholder Approval.

“Restricted Cash” means all Cash that is held (x) as security deposits (other than in connection with real estate leases), (y) on behalf of third parties, or (z) pledged or held as collateral in escrow or other restricted accounts, including under the terms and conditions of any Indebtedness or any other credit agreement, security agreement or Contract.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774), and the Export Controls Act of 2018, 22 U.S.C. 2751 et seq., the Israeli Control of Products and Services Order (Engagement in Encryption), 5735-1974, the

Israeli Defense Export Control Order (Combat Equipment), 5768-2008, the Israeli Defense Export Control Law, 5767-2007, and Israeli Ministry of Economy List of Source Items and Dual Use Items, and all other export control laws administered by the Israeli Ministry of Defense, including the Israeli Trading With the Enemy Ordinance, 1939, (b) economic or financial sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, Her Majesty’s Treasury of the United Kingdom, or the State of Israel, or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means, collectively, the Company Disclosure Schedules and the SPAC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC SPAC Warrant Statement” means the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, issued by the SEC on April 12, 2021.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws, the Israeli Securities Law, 5728-1968, and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“SPAC Acquisition Proposal” means (a) any transaction or series of related transactions under which SPAC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases, or is acquired by or otherwise purchased by, any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (b) any equity, debt or similar investment in SPAC or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents nor the Transactions shall constitute a SPAC Acquisition Proposal.

“SPAC Benefit Plans” has the meaning set forth in Section 4.19.

“SPAC Board” has the meaning set forth in the recitals to this Agreement.

“SPAC Board Recommendation” has the meaning set forth in Section 5.8.

“SPAC Change in Recommendation” has the meaning set forth in Section 5.8.

“SPAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SPAC on the date of this Agreement.

“SPAC Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, SPAC in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of SPAC and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to SPAC pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of all fees for registering the Company Securities on the Registration Statement, fifty percent (50%) of all fees for the application for listing the Company Securities on NYSE, fifty percent (50%) of all filing fees (if any) for any filings pursuant to any applicable Antitrust Laws and fifty percent (50%) of all Transfer Taxes. Notwithstanding the foregoing or anything to the contrary herein, SPAC Expenses shall not include any Company Expenses.

“SPAC Financial Statements” means all of the financial statements of SPAC included in the SPAC SEC Reports.

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), Section 4.6 (Capitalization of SPAC) and Section 4.18 (Absence of Changes).

“SPAC Liabilities” means, as of any determination time, the aggregate amount of Liabilities of SPAC that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time (excluding any SPAC Expenses), which shall include any deferred underwriting commissions.

“SPAC Non-Party Affiliates” means, collectively, each SPAC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any SPAC Related Party (other than, for the avoidance of doubt, SPAC).

“SPAC Prospectus” has the meaning set forth in Section 8.18.

“SPAC Related Party” has the meaning set forth in Section 4.10.

“SPAC Related Party Transactions” has the meaning set forth in Section 4.10.

“SPAC SEC Reports” has the meaning set forth in Section 4.7.

“SPAC Share” means a share of common stock of SPAC, par value $0.0001 per share.

“SPAC Stockholder Approval” means approval of the Transaction Proposals by the affirmative vote of the holders of the requisite number of SPAC Shares entitled to vote thereon, whether in person or by proxy at the SPAC Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of SPAC and applicable Law.

“SPAC Stockholder Redemption” means the right of the holders of SPAC Shares to redeem all or a portion of their SPAC Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of SPAC and the Trust Agreement.

“SPAC Stockholders” means, collectively, holders of SPAC Shares, Sponsor and holders of SPAC Warrants.

“SPAC Stockholders Meeting” has the meaning set forth in Section 5.8.

“SPAC Unit” means a unit of SPAC, par value $0.0001 per unit, consisting of (a) one (1) SPAC Share and (b) one SPAC Warrant.

“SPAC Warrant” means a warrant entitling the holder to purchase 1⁄2 of a SPAC Share per warrant at a price of $11.50 per a whole share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by Sponsor).

“Sponsor” means PTK Holdings LLC.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Standard Inbound License” means (a) licenses for Off-the-Shelf Software, (b) licenses for Public Software, (c) licenses contained in the applicable standard form contract entered into by the Group Companies with its employees and individual contractors, and (d) incidental trademark and feedback licenses granted in the ordinary course of business.

“Standard Outbound License” means (a) non-exclusive licenses granted to customers of the Group Companies pursuant to a Contract that (i) does not materially differ from the Group Companies’ form therefor that has been made available to SPAC or (ii) otherwise contains a non-exclusive license substantially similar in scope to that contained in the Group Companies’ form; (b) incidental trademark and feedback licenses granted in the ordinary course of business; and (c) non-exclusive licenses to the Group Companies’ service providers for the sole purpose of providing services to the Group Companies.

“Stock Split” has the meaning set forth in Section 2.1(c).

“Subscribers” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.2(a).

“Surviving Company Common Stock” has the meaning set forth in Section 2.3(d).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, national health insurance, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any

Governmental Entity with respect thereto, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Trading Day” means a day on which trading in shares of the Surviving Company Common Stock occurs on the NYSE.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Transaction Litigation” has the meaning set forth in Section 5.2(c).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.5(a).

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8(a).

“Trustee” has the meaning set forth in Section 4.8(a).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SPAC Expenses” means the SPAC Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SPAC Liabilities” means the SPAC Liabilities as of immediately prior to the Closing.

“Unvested Company Equity Awards” means any Company Equity Award (or portion thereof) that is not a Vested Company Equity Award.

“VAT” has the meaning set forth in Section 3.17(f).

“Vested Company Equity Awards” means any Company Equity Award (or portion thereof) that has become vested or is expected to vest on or prior to the Effective Time in accordance with the terms of the Company Equity Plan and such Company Equity Award (after taking into consideration any accelerated vesting that may occur in connection with the Closing, if any).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law.

“Warrant Agreement” means the Warrant Agreement, dated as of July 13, 2020, by and between SPAC and Continental Stock Transfer & Trust Company.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE II.

MERGER

Section 2.1 Pre-Closing Transactions.

(a) Conversion Factor. No later than two (2) Business Days prior to the Closing, the Company shall deliver to SPAC its good faith estimate of the Conversion Factor. The Company shall consider in good faith SPAC’s comments thereto (or to any component thereof), it being understood that SPAC’s approval of the Conversion Factor will not be a condition to SPAC’s obligations to consummate the transactions contemplated hereunder and the Company shall have no obligation to revise the Conversion Factor to reflect any comments provided by SPAC.

(b) Company Preferred Share Conversion. Each Company Preferred Share issued and outstanding at the end of the date immediately prior to the Closing Date shall be converted into and become one Company Ordinary Share effective as of the end of such date immediately prior to the Closing Date (the “Company Preferred Share Conversion”). Each certificate previously evidencing Company Preferred Shares shall be exchanged for a certificate (if requested) representing the same number of Company Ordinary Shares upon the surrender of such certificate. Each certificate formerly representing Company Preferred Shares shall thereafter represent only the right to receive the same number of Company Ordinary Shares upon the surrender of such certificate.

(c) Stock Split. Immediately following the Company Preferred Share Conversion but prior to the Effective Time, each Company Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall be converted into a number of Company Ordinary Shares determined by multiplying each such Company Ordinary Share by the Conversion Factor (the “Stock Split” and, together with the Company Preferred Share Conversion, the “Capital Restructuring”)); provided, that no fraction of a Company Ordinary Share will be issued by virtue of the Stock Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole Company Ordinary Share.

(d) Company Options. Immediately following the Company Preferred Share Conversion but prior to the Effective Time, all of the Company Options, whether vested or unvested, outstanding and unexercised immediately prior to the Effective Time, automatically and without any action on the part of any holder of such Company Options or beneficiary thereof, will be adjusted by multiplying the number of Company Ordinary Shares subject to such Company Option immediately prior to the Effective Time by the Conversion Factor, which product shall be rounded to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Conversion Factor, which quotient shall be rounded to the nearest whole cent; provided, that the exercise price and the number of Company Ordinary Shares purchasable under each adjusted Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of Company Ordinary Shares purchasable under such adjusted Company Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code. All Company Options shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the Effective Time (including vesting (if applicable), expiration date and exercise provisions).

Section 2.2 The Merger.

(a) On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, on the Closing Date, Merger Sub shall merge with and into SPAC (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and SPAC shall continue as the surviving company of the Merger (the “Surviving Company”), and a direct, wholly-owned subsidiary of the Company.

(b) At the Closing, the Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and SPAC, in a form reasonable satisfactory to the Company and SPAC (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by SPAC and the Company in writing and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(c) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets and property of every description, rights, business, undertakings, goodwill, benefits, immunities and privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and SPAC shall become the assets, property, rights, business, undertakings, goodwill, benefits, immunities and privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time.

(d) If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and SPAC, the officers and directors of the Merger Sub and SPAC are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(e) At the Effective Time, the Governing Documents of the Surviving Company shall be amended and restated to be in the form of the Governing Documents of Merger Sub in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

(f) At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal. At the Effective Time, the Company Board shall initially have a minimum of three (3) and a maximum of nine (9) members, with one being the then-current Chief Executive Officer of the Company, one (1) initially designated by the Sponsor (the “Sponsor Designee”), and up to seven (7) initially designated by the Company (the “Company Designees”). The Sponsor Designee and (x) three (3) of the Company Designees (in the case of a seven member Company Board) or (y) four (4) or five (5) of the Company Designees in the case of an eight (8) or nine (9) member Company Board, respectively, shall qualify as “independent” in accordance with NYSE requirements, as applicable, and the Sponsor Designee shall be reasonably acceptable to the Company. At the election of the Company, with effect from the Effective Time, the Company Board shall be divided into three (3) classes, designated Class I, II and III with each class consisting of an approximately equal number of directors determined by the Company (and Class III including the Sponsor Designee).

Section 2.3 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of the securities of SPAC, holders of the securities of the Company or holders of the securities of Merger Sub (but subject to the Sponsor Letter Agreement):

(a) Each SPAC Unit issued and outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) SPAC Share and one (1) SPAC Warrant, which underlying securities shall be converted in accordance with the applicable terms of this Section 2.3.

(b) Each SPAC Share (excluding, for the avoidance of doubt, any Excluded Shares) issued and outstanding (taking into consideration any SPAC Stockholder Redemption) immediately prior to the Effective Time shall be converted automatically into, and the holders of such SPAC Shares shall be entitled to receive from the Exchange Agent, for each SPAC Share, one (1) Company Ordinary Share after giving effect to the Capital Restructuring (the “Merger Consideration”), following which all SPAC Shares shall automatically be canceled and shall cease to exist by virtue of the Merger. The holders of SPAC Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or under applicable Law.

(c) Each SPAC Warrant that is issued and outstanding immediately prior to the Effective Time shall automatically and irrevocably be converted into a corresponding Company Warrant exercisable for one-half (1⁄2) of a Company Ordinary Share under the terms and conditions of the Company Warrant Agreement.

(d) Each SPAC Share held immediately prior to the Effective Time by SPAC as treasury stock, including shares redeemed by the SPAC in connection with a SPAC Stockholder Redemption (if any) (each an “Excluded Share”) shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(e) Each issued and outstanding share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Company (the “Surviving Company Common Stock”), which shall constitute the only outstanding share of capital stock of the Surviving Company.

(f) The Conversion Factor shall be adjusted to reflect appropriately the effect of any share split, split-up, reverse share split, share dividend or share distribution (including any dividend or distribution of securities convertible into Company Ordinary Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (in each case, other than the Capital Restructuring) with respect to Company Ordinary Shares occurring on or after the date hereof and prior to the Closing.

Section 2.4 No Fractional Company Ordinary Shares. No certificates for Company Ordinary Shares representing fractional Company Ordinary Shares or book entry credit of the same will be issued upon the conversion of SPAC Shares, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Company Ordinary Shares. Notwithstanding any other provision of this Agreement, in lieu of receiving any fraction of a Company Ordinary Share, all fractions of Company Ordinary Shares that otherwise would be issued hereunder shall be aggregated and the resulting fraction of a Company Ordinary Share will be rounded to the nearest whole Company Ordinary Share.

Section 2.5 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as SPAC and the Company may agree in writing.

Section 2.6 Deliverables.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, SPAC and the Company shall appoint Continental Stock Transfer & Trust Company (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of (i) exchanging each SPAC Share on the stock transfer books of SPAC immediately prior to the Effective Time for one (1) Company Ordinary Share pursuant to Section 2.3(b) (after giving effect to any required Tax withholding as provided under Section 2.7) and on the terms and subject to the other conditions set forth in this Agreement and (ii) exchanging each SPAC Warrant on the stock transfer books of SPAC immediately prior to the Effective Time for one

(1) Company Warrant issuable in respect of such SPAC Warrant pursuant to Section 2.3(c) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that such exchange agent is unable or unwilling to serve as the Exchange Agent, or if the Company and such exchange agent fail to agree on the terms of engagement of the Exchange Agent, then SPAC and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon another exchange agent to serve as the Exchange Agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), SPAC and the Company shall appoint and enter into an exchange agent agreement with such other exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent.

(b) At the Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of SPAC Shares and SPAC Warrants, and for exchange in accordance with this Section 2.6 through the Exchange Agent, (i) evidence of Company Ordinary Shares in book-entry form representing the Merger Consideration issuable pursuant to Section 2.3(b) in exchange for the SPAC Shares outstanding immediately prior to the Effective Time and (ii) evidence of Company Warrants in book-entry form representing the Company Warrants issuable pursuant to Section 2.3(c) in exchange for the SPAC Warrants, in each case after giving effect to any required Tax withholding as provided under Section 2.7. All (i) shares in book-entry form representing the Merger Consideration issuable pursuant to Section 2.3(b) deposited with the Exchange Agent and (ii) warrants in book-entry form representing the Company Warrants issuable pursuant to Section 2.3(c) deposited with the Exchange Agent shall be collectively referred to in this Agreement as the “Exchange Fund”.

(c) Each SPAC Stockholder (including Sponsor) whose SPAC Shares have been converted into the right to receive the Merger Consideration pursuant to Section 2.3(b) shall be entitled to receive the number of Company Ordinary Shares to which he, she or it is entitled on the date provided in Section 2.6(e).

(d) Each SPAC Stockholder and Sponsor whose SPAC Warrants have been converted into the right to receive Company Warrants pursuant to Section 2.3(c) shall be entitled to receive Company Warrants to which he, she or it is entitled on the date provided in Section 2.6(e).

(e) The Company and SPAC shall take all necessary actions to cause the Merger Consideration and the Company Warrants to be issued in book-entry form within three (3) Business Days after the Effective Time.

(f) If the Merger Consideration is to be issued to a Person other than the SPAC Stockholder or Sponsor in whose name the transferred SPAC Share in book-entry form is registered, it shall be a condition to the issuance of the Merger Consideration that (i) such SPAC Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g) If the Company Warrants to be issued to a Person other than the SPAC Stockholder in whose name the transferred SPAC Warrant in book-entry form is registered, it shall be a condition to the issuance of the Company Warrants that (i) such SPAC Warrant in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Warrant in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(h) No interest will be paid or accrued on the Merger Consideration or the Company Warrants to be issued pursuant to this ARTICLE II (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.6, each SPAC Share shall solely represent the right to receive the Merger Consideration to which such SPAC Share is entitled to receive pursuant to Section 2.3(b), as applicable, and each SPAC Warrant shall solely represent the right to receive the Company Warrants to which such SPAC Warrant is entitled to receive pursuant to Section 2.3(c).

(i) At the Effective Time, the stock transfer books of SPAC shall be closed and there shall be no transfers of SPAC Shares or SPAC Warrants that were outstanding immediately prior to the Effective Time.

(j) Any portion of the Exchange Fund that remains unclaimed by the SPAC Stockholders twelve (12) months following the Closing Date shall be delivered to the Company or as otherwise instructed by the Company, and any SPAC Stockholder who has not exchanged his, her or its SPAC Shares or SPAC Warrants, as applicable, for the Merger Consideration or the Company Warrants, as applicable, in accordance with this Section 2.6 prior to that time shall thereafter look only to the Company for the issuance of the Merger Consideration or the Company Warrants, as applicable, without any interest thereon. None of the Company, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any Merger Consideration or Company Warrants remaining unclaimed by the SPAC Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.7 Withholding. Each of SPAC, the Company, Merger Sub, the Exchange Agent and each of their respective Affiliates shall (i) be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law and (ii) duly pay over to the appropriate Governmental entity any amounts so deducted and withheld. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each of the Parties shall provide the other Parties with prompt notice of any withholding it believes is required (other than withholding in respect of compensatory payments, withholding resulting from the failure of the SPAC to provide the certificate required by Section 5.5(d), and backup withholding). The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). Upon the written request of any Person with respect to which amounts were deducted or withheld, the payor shall provide such Person with a copy of documentary evidence of remittance of such amounts.

Section 2.8 PIPE Financing. Immediately following the Effective Time, the Company shall seek to consummate the PIPE Financing pursuant to, and in the amounts set forth in, the Subscription Agreements.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES RELATING

TO THE GROUP COMPANIES AND MERGER SUB

Except as set forth in the Company Disclosure Schedules, the Company and Merger Sub hereby represent and warrant to SPAC as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company and Merger Sub is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company and Merger Sub. Each Group Company and Merger Sub has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its material properties and to carry on its businesses as presently conducted in all material respects, except where the failure to have such power and authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Group Companies and the Investor Rights Agreement have been made available to SPAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Group Companies and the Investor Rights Agreement are in full force and effect, and none of the Group Companies is in breach or violation in any material respect of any provision set forth in its Governing Documents or the Investor Rights Agreement.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has timely filed all requisite annual reports, paid all annual fees and has not been designated a “violating company” (as such term is understood under the Israeli Companies Law) by the Israeli Registrar of Companies, except where the failure to be have filed or paid such reports and fees, or to not be designated a “violating company”, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) The Company has no direct or indirect Subsidiaries other than those listed in Section 3.1(d) of the Company Disclosure Schedules. Except as set forth in Section 3.1(d) of the Company Disclosure Schedules, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries.

(e) Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and, except with respect to the Subsidiaries or as provided by this Agreement, the Company does not have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any Contract under which it may become obligated to make any future investment in or capital contribution to any other entity.

(f) From its incorporation on April 13, 2021, Merger Sub has not conducted any business activities other than as contemplated by this Agreement. Merger Sub has no assets or liabilities.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding and (ii) the identity of the Persons that are the record owners thereof. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable. The issuance of Company Shares upon the exercise or conversion, as applicable, of Equity Securities that are derivative securities, will, upon exercise or conversion in accordance with the terms of such Equity Securities against payment therefor, be duly authorized, validly issued, fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company, the Investor Rights Agreement, any other Contract to which the Company is party or bound and (2) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of (other than under the Governing Documents of the Company, the Investor Rights Agreement or transfer restrictions under applicable Securities Laws or) and were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person. Except for the Company Equity Awards set forth on Section 3.2(a) of the Company Disclosure Schedules or the Company Equity Awards either permitted by Section 5.17 or issued, granted or entered into in accordance with Section 5.17, the Company has no outstanding options, restricted stock, phantom stock, stock or equity appreciation rights, equity ownership interests or other equity, equity-based or similar rights in the Company, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, preemptive rights, rights of first refusal or first offer or other Contracts or commitments of any kind of any character, written or oral, that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b) The Equity Securities of the Company have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the Governing Documents of the Company and the Company Investor Agreements, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record owners thereof. Other than as set forth in Section 3.2(c) of the Company Disclosure Schedules, there are no outstanding (A) stock or equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, preemptive rights, rights of first refusal or first offer or other Contracts or commitments of any kind of any character, written or oral, that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company.

(d) Except for their respective Governing Documents and the Company Investor Agreements, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

Section 3.3 Authority.

(a) Each of the Company Parties has the requisite corporate, limited liability or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Preferred Shareholder Approval and the Company Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which any Company Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company (or other similar) action on the part of the applicable Company Party. The Company Preferred Shareholder Approval and Company Shareholder Approval are the only approvals of holders of Company Equity Securities necessary to approve the Transactions. The affirmative vote of the Supporting Company Shareholders will constitute the Requisite Majority and be sufficient to obtain the Company Preferred Shareholder Approval and Company Shareholder Approval. This Agreement and each Ancillary Document to which either Company Party is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the applicable Company Party, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the applicable Company Party (assuming that this Agreement and the Ancillary Documents to which either Company Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the applicable Company Party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b) The Company Board has unanimously: (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and the Company Shareholders, (ii) approved the Transactions, and (iii) resolved to recommend to the Company Shareholders each of the matters set forth in the Company Shareholder Proposals and Company Preferred Shareholder Proposals.

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to SPAC a draft of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2020 (including any comparison figures to the year ended December 31, 2019) and the related draft of statements of operations, changes in shareholders’ equity and cash flows of the Group Companies for the year ended December 31, 2020 (including any comparison figures to the year ended

December 31, 2019) and (ii) the unaudited consolidated balance sheets of the Group Companies as of March 31, 2021 (the “Latest Balance Sheet”) and the related unaudited statements of operations, changes in shareholders’ equity and cash flows of the Group Companies for the three (3)-month period then ended, each of which are attached as Section 3.4(a) of the Company Disclosure Schedules (all such balance sheets and statements, collectively, the “Financial Statements”). Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) is based upon and consistent with information contained in the books and records of the Company and (C) fairly presents in all material respects in accordance with GAAP the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein. All financial statements delivered pursuant to Section 5.16, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments and the absence of footnotes) and (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b) Except (i) as set forth on the face of or otherwise provided for in the Latest Balance Sheet (or the notes thereto), (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law) and (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, none of the Group Companies nor Merger Sub has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP that would be material to the Group Companies, taken as a whole.

(c) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business.

(d) Since January 1, 2018, no Group Company has received any written complaint, or, to the knowledge of the Company, any allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedules, no Consent, Permit, approval or authorization of, or designation, declaration or filing with or notification to, any Governmental Entity is required on the part of either Company Party with respect to the applicable Company Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the applicable Company Party is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) any other documents or information required pursuant to applicable requirements, if any, of the Federal Securities Laws, (ii) compliance with and filings or notifications required to be filed with state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) filing of the Certificate of Merger, (iv) applicable requirements of and filings under the Israeli Securities Law, 1968, and the rules and regulations thereunder or any other similar Laws, (v) the Company Shareholder Approval and the Company Preferred Shareholder Approval, (vi) filings pursuant to any applicable

Antitrust Laws (or any investment laws or laws that provide for review of national security or defense matters), (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of any Company Party to consummate the Transactions, or (viii) as otherwise set forth in Section 3.5(a) of the Company Disclosure Schedules.

(b) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5(a), neither the execution, delivery or performance by either Company Party of this Agreement nor the Ancillary Documents to which the applicable Company Party is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of any Company Party’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration (with or without notice) under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company or Merger Sub is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or Merger Sub or any of their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company or Merger Sub, except, in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or reasonably be expected to have a material adverse effect on the ability of either Company Party to enter into or perform its obligations under this Agreement or consummate the Transactions.

Section 3.6 Permits. Each of the Group Companies has all material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (the “Material Permits”). Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit (or proposed revocation, cancellation or termination) has been received by any of the Group Companies.

Section 3.7 Material Contracts; No Defaults.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of all Contracts (whether written or oral) to which a Group Company is a party as of the date hereof: (i) for the sale of Company services or for the purchase of products or services of at least $500,000 per year or $1,000,000 in the aggregate, (ii) that purports to limit, in any material respect, either the type of business or product line in which a Group Company may engage, the geographic area in which they may engage in business, the ability to solicit customers or the ability to sell or purchase any product, property or other asset (tangible or intangible), or any services, from any other Person or to sell any product or other asset to or perform any services for any other Person, (iii) containing any indemnification that represents a material obligation of a Group Company other than in the ordinary course of business, (iv) under which a Group Company has permitted any material asset to become subject to a Lien (including Permitted Liens) other than in the ordinary course of business, (v) that evidences indebtedness for borrowed money, whether incurred, assumed, guaranteed, or secured by any asset of a Group Company having an outstanding principal amount in excess of $500,000, (vi) involving the acquisition or disposition, directly or indirectly, by merger or otherwise, of assets or Equity Interests of any other Person (other than another Group Company) with an aggregate value in excess of $500,000 (other than assets acquired and sales of material, supply and inventory, in each case, in the ordinary course of business) pursuant to which a Group Company has material ongoing obligations (other than confidentiality obligations), or any Contract pursuant to which a Group Company has any ongoing obligations with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation exceeding $500,000, (vii) any CBA; (viii) any Contract (A) that is a settlement, conciliation or similar agreement with any Governmental Entity or (B) pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement, (ix) any Contract that is for the employment or engagement of any directors, employees or independent contractors at annual compensation in excess of $500,000 other than (A) Contracts that can be terminated by the Company without cost or penalty or (B) Contracts that provide for transaction bonuses payable in connection with the Transactions as disclosed in Section 5.17(d) of the Company Disclosure Schedules, (x) agreement under which it is lessee of or holds or operates any personal property owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $500,000, (xi) agreement pursuant to which the Company is granted a lease in, a sublease in, or the right to use or occupy any land or building that require the Group Companies to make annual payments in excess of $500,000, (xii) any Contract with any Person (A) pursuant to which any Group Company may be required to pay milestones, royalties or other contingent payments in excess of $500,000 in any year based on any research, testing, development, sale distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, or option to license rights to any material Company Product or any material Company Owned Intellectual Property, (xiii) that establish a joint venture, partnership or limited liability company with a third party, including for the sharing of profits and joint research or development Contracts (in each case, other than with respect to wholly owned Subsidiaries of the Company), (xiv) any Contract required to be disclosed on Section 3.20 of the Company Disclosure Schedules, or (xv) agreement under which it is lessor of or permits any third party to hold or operate any personal property owned or controlled by it (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with the IP Contracts required to be set forth on Section 3.13(c) of the Company Disclosure Schedules and each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) or Section 3.13(c) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”). The Company has furnished or made available to SPAC true and complete copies of all Material Contracts, including any supplementations or amendments thereto.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract.

(c) None of the Group Companies has ever been suspended or disbarred from bidding on Contracts or subcontracts for or with any Governmental Entity (“Government Contracts”) and no suspension or debarment actions have been commenced or, to the knowledge of the Company, threatened against any of the Group Companies or any of such Group Company’s directors, officers or employees. None of the Group Companies has received any notice that they are being audited or investigated by any Governmental Entity with respect to any Government Contracts. Each of the Group Companies has conducted their operations in material compliance with the requirements of all applicable Laws and regulations pertaining to all Government Contracts and bids for Government Contracts. The Group Companies do not have in effect, nor are they required to have in effect, and have never had in effect, any security clearances in connection with the operation of their business.

Section 3.8 Absence of Changes. During the period beginning on December 31, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, (i) the Company has conducted its business in the ordinary course of all business in all material respects and (ii) no Group Company has taken any action that both (A) would require the consent of SPAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(iv), Section 5.1(b)(vii), Section 5.1(b)(x), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xvi) and (B) is material to the Group Companies, taken as a whole.

Section 3.9 Litigation. There is as of the date hereof (and since January 1, 2018, there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or affecting any Group Company or Merger Sub or either of their assets, including any condemnation or similar proceedings that, if adversely decided or resolved, has had or would reasonably be expected to be material to the Group Companies, taken as a whole. None of the Group Companies, nor Merger Sub nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company or

Merger Sub pending against any other Person. There is no unsatisfied judgment or any open injunction binding upon Company or Merger Sub which could have a material effect on the ability of either Company or Merger Sub to enter into, perform its respective obligations under this Agreement and consummate the Transactions.

Section 3.10 Compliance with Applicable Law. Each Group Company and Merger Sub (a) conducts (and since January 1, 2018, has conducted) its business in accordance with all Laws and Orders applicable to such Group Company or Merger Sub and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company or Merger Sub is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided or made available to SPAC true and complete copies of (as applicable): (i) all current plan documents pursuant to which the plan is maintained, funded and administered (including any trust agreement, insurance contract or other funding instrument); (ii) the most recent IRS determination or opinion letter (or, for Employee Benefit Plans maintained for the benefit of employees primarily performing services outside the United States, any similar determination by an applicable Governmental Entity), if applicable; (iii) the most recent summary plan description distributed to participations; (iv) the nondiscrimination and compliance testing results for the three most recent plan years; and (v) all non-ordinary course communications between the Company and any Governmental Entity sent or received in the last three years.

(b) Except as would not be material to the Group Companies, taken as a whole, no Group Company has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Except as would not be material to the Group Companies, taken as a whole, no Group Company has any Liabilities to provide any retiree or post-employment health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to Law for which the recipient pays the full cost of coverage. Except as would not be material to the Group Companies, taken as a whole, no Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Except as would not be material to the Group Companies, taken as a whole, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code, and no circumstance exists or event has occurred that could reasonably be expected to result in the imposition of any such penalty or Tax.

(d) Except as would not be material to the Group Companies, taken as a whole, there are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, transferred and paid in full, or if not yet due, have been properly accrued in accordance with GAAP. Each Employee Benefit Plan has been established, funded, administered and maintained, in form and in operation, in all material respects in compliance with its terms and all applicable Laws.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in combination with any other event(s)) will (i) result in any payment or benefit becoming due to or result in the forgiveness of any Indebtedness of any director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies (whether current, former or retired) or their beneficiaries, (ii) materially increase the amount or value of any compensation or benefits payable to any director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies (whether current, former or retired or their beneficiaries), or (iii) result in the acceleration of the time of payment, funding or vesting, or trigger any payment or funding of any material compensation or material benefits to any director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies (whether current, former or retired) or their beneficiaries.

(f) No amount that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise Tax under Section 4999 of the Code.

(g) No Group Company has any current or contingent obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.

(h) Except as would not be material to the Group Companies, taken as a whole, each Foreign Benefit Plan that is required to be registered or intended to be Tax exempt or receive favorable tax treatment has been registered (and, where applicable, accepted for registration) and is Tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. Except as would not be material to the Group Companies, taken as a whole, or as set forth under Section 3.11(h) of the Company Disclosure Schedules, no Foreign Benefit Plan is a gratuity, termination indemnity or “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement. Except as would not be material to the Group Companies, taken as a whole, all contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

(i) The Group Companies have not made, and there are no facts that would reasonably be expected to give rise to, any material changes to the Employee Benefit Plans resulting from disruptions caused by the COVID-19 pandemic or COVID-19 Matters, nor are any such changes currently contemplated.

(j) All Company Options have been issued in compliance in all material respects with the Company Equity Plan and all applicable Laws and properly accounted for in all material respects in accordance with applicable accounting standards. All Company Options granted under Section 102 of the Ordinance were duly and timely deposited with the 102 Trustee in accordance with the provisions of Section 102 of the Ordinance. Section 3.11(j)(a) of the Company Disclosure Letter sets forth a list of all Company Options issued and outstanding as of the date hereof, including, with respect to each Company Option: (A) the name of the holder thereof; (B) the number of Company Ordinary Shares issuable upon exercise or conversion of such Company Option; (C) the incentive equity plan or other agreement under which such Company Option was granted; and (D) the date of grant, the exercise price, and the vesting schedule, including any acceleration provisions with respect thereto, as applicable, of such Company Option. Except as set forth in Section 3.11(j)(b) of the Company Disclosure Letter, each Company Option or Company Ordinary Share issued as a result of exercise of such Company Option that is identified in Section 3.11(j)(a) of the Company Disclosure Letter as having been granted under Section 102(b)(2) of the Ordinance is intended to qualify for any favorable tax treatment for Israeli taxpayers under Section 102(b)(2) of the Ordinance. The Company has made available to the SPAC accurate and complete copies of the Company Options database, each of the Company Plans and each standard form of award agreement pursuant to which any Company Option was granted thereunder.

Section 3.12 Environmental Matters. Except as set forth in Section 3.12 of the Company’s Disclosure Schedules, or as would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Group Companies are in compliance in all material respects with all applicable Environmental Laws and since January 1, 2018 have at all times conducted their business in compliance in all material respects with all applicable Environmental Laws.

(b) None of the Group Companies have received any written notice from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any material respect of, or a failure to comply in all material respects with, any Environmental Laws or Environmental Permits.

(c) There is no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company concerning or relating to compliance with applicable Environmental Laws or any Environmental Permits or any Hazardous Materials Activity of the Group Companies that is or is reasonably likely to be material to any Group Company.

(d) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances by any Group Company, other than in compliance in all material respects with Environmental Laws.

(e) The Group Companies have made available to SPAC copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of all issued, registered or pending Company Registered Intellectual Property as of the date of this Agreement including the applicable jurisdiction, title, application, registration or serial number, date, and record owner, or if different, the legal owner. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Company Registered Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed other than in the ordinary course of business. All Company Registered Intellectual Property is subsisting and, to the Company’s knowledge, no Company Owned Intellectual Property is invalid and unenforceable, and as of the date of this Agreement, there are no Proceedings pending challenging the ownership, validity or enforceability of any Company Owned Intellectual Property, and, to the Company’s knowledge, no such Proceedings are threatened by any Person.

(b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedules, the Group Companies solely and exclusively owns (free and clear of all Liens, except Permitted Liens) all right, title and interest in and to all Company Owned Intellectual Property, and each Group Company, to the Company’s knowledge, has a valid and enforceable right to use, all Company Licensed Intellectual Property pursuant to a valid written Contract. Neither the execution, delivery or performance by any Group Company nor the Ancillary Documents to which any Group Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will result in the loss, termination or impairment of any material Company Owned Intellectual Property or material Company Licensed Intellectual Property. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to any material Company Owned Intellectual Property or (ii) granted any customer the right to use any Customer Product on anything other than a non-exclusive basis. The Company Owned Intellectual Property, together with any Company Licensed Intellectual Property constitutes all Intellectual Property Rights that are used in or necessary to the conduct of the business of the Group Companies as currently conducted. None of the material Company Owned Intellectual Property and, to the Company’s knowledge, none of the material Company Licensed Intellectual Property, are subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Intellectual Property.

(c) Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current (i) Company Inbound Licenses (other than Standard Inbound Licenses) used in the Company Products or are material to the business of the Company; (ii) Company Outbound Licenses (other than Standard Outbound Licenses) (clauses (i) through (ii) collectively, the “IP Contracts”); and (iii) (A) Material Contracts that contain an agreement by any Group Company to provide any Person with access to the source code or material trade secrets for any Company Product, or (B) Contracts pursuant to which an escrow agent agrees to provide for the source code for any Company Product to be put in escrow.

(d) Each Group Company’s current and former employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property on behalf of the Group Companies (each such person, a “Creator”) have (i) agreed to maintain the confidentiality of the trade secrets of the applicable Group Companies and (ii) assigned to such Group Company by way of present assignment exclusive ownership of all Intellectual Property Rights authored, invented, created, improved, modified, or developed by such Person on behalf of a Group Company in the course of such Creator’s employment or other engagement with such Group Company.

(e) There are no current or, to the Company’s knowledge, threatened, claims from any Creator for compensation or remuneration for inventions or copyright works created or invented by any such Creator or any similar claim, including under Israeli Patents Law, 5727-1967.

(f) Each Group Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any material trade secrets owned by each Group Company. No material trade secret of any of the Group Companies has been disclosed other than subject to a written agreement sufficiently restricting the disclosure and use of such trade secret and, to the Company’s knowledge, no such Person to whom such a trade secret of any of the Group Companies has been so disclosed is in violation of any such agreement. To the Company’s knowledge, there has been no unauthorized access to or disclosure of any trade secrets owned by a Group Company.

(g) Except as set forth in Section 3.13(g) of the Company Disclosure Schedules, no facilities of a university, college, other educational institution or research center was used in the development of any material Company Owned Intellectual Property. Except as set forth in Section 3.13(g) of the Company Disclosure Schedules, to the knowledge of the Company, no employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any material Company Owned Intellectual Property, has performed services for or otherwise was under restrictions resulting from his/her relations with any government, university, college or other educational institution or research center during a period of time during which any such Company Owned Intellectual Property were created or during such time that such employee, consultant or independent contractor was also performing services for or for the benefit of the Company, nor has any such person created or developed any material Company Owned Intellectual Property with any Governmental Grant. No Governmental Entity has any government purpose or march-in rights in any material Company Owned Intellectual Property, which could reasonably be expected to diminish the ability of the Group Companies commercialize such Company Owned Intellectual Property.

(h) The Group Companies’ use of the Company Owned Intellectual Property, in the past six (6) years, have not infringed, diluted, misappropriated or otherwise violated, and are not infringing, diluting, misappropriating, or otherwise violating any Intellectual Property Rights of any other Person; provided that the foregoing representation is made to the Company’s knowledge with respect to third party patent and trademark rights only. There are no and, in the past three (3) years, there have not been any Proceeding pending or initiated, nor to the Company’s knowledge, has any Proceeding been threatened, either (A) alleging that a Group Company has infringed, misappropriated, diluted or otherwise violated any Intellectual Property Rights of any other Person or (B) challenging the ownership, use, patentability, validity, or enforceability of any Company Owned Intellectual Property. To the Company’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property in any material respect and no such claims have been made or threatened in writing by any of the Group Companies against any Person in the past three (3) years.

(i) A Group Company possesses or otherwise has a valid right to use all source code and other documentation and materials necessary to compile and operate the Company Products. No Person other than the Group Companies possesses or has a right to possess, a copy, in any form, of any source code for any Software constituting Company Owned Intellectual Property (other than Creators of the Group Companies subject to confidentiality obligations with respect to such source code and solely to the extent necessary for them to maintain, use and develop such Software for the Group Companies).    No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to written agreement imposing confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that would reasonably be expected to, result in the delivery, license or disclosure of any source code or material trade secret that constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company or other Person, in each case, subject to confidentiality obligations with respect thereto.

(j) No Group Company accesses, uses, modifies, or links to, nor has accessed, used, modified, linked to, or created derivative works of any Public Software in a manner which would subject any material Company Owned Intellectual Property to any obligations set forth in the license for such Public Software, that (i) require any such Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grant, or require any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any such Company Owned Intellectual Property, (iii) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any such Company Owned Intellectual Property, or (iv) grant a license to, or refrain from asserting or enforcing any Patents constituting such Company Owned Intellectual Property. Each Group Company is in compliance in all material respects with the terms and conditions of all relevant licenses for Public Software used in the business of the Group Companies.

(k) To the knowledge of the Company, there are, and for the past three (3) years have been, no material defects or any Malicious Code in any of the Company Products currently offered by the Group Companies that have resulted in such Company Products not performing substantially in accordance with their user specifications or functionality descriptions in any material respect.

(l) The Group Companies own, lease, license, or otherwise have the legal right to use all IT Assets material to the conduct of the businesses of the Group Companies as currently conducted. The IT Assets operate and perform as required by the Group Companies in all material respects, and have not materially malfunctioned or failed during the past three (3) years. Each Group Company has taken commercially reasonable actions to protect the integrity and security of the IT Assets (and all material information stored or contained therein or transmitted thereby), including by implementing procedures designed to inhibit unauthorized access and the introduction of any Malicious Code. To the Company’s knowledge, the Software constituting material Company Owned Intellectual Property and IT Assets do not contain any Malicious Code. The Group Companies have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans and procedures in all material respects.

(m) Since January 1, 2018, to the knowledge of the Company, there has been no actual or alleged material data security breach, or unauthorized access to, the IT Assets which resulted in the unauthorized, use, access, deletion, modification, corruption, or encryption of any material information or material data contained therein.

Section 3.14 Privacy and Data Security.

(a) Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, the Group Companies comply, and since January 1, 2018 have complied, in all material respects with all: (i) applicable Privacy Laws; (ii) obligations imposed upon the Group Company regarding Personal Information under any Contracts; (iii) internal and public-facing privacy, data handling and/or data security policies of the Group Company; and (iv) applicable data privacy rules of applicable self-regulatory organizations.

(b) To the Company’s knowledge, each of the Group Companies has established commercially reasonable technical and organizational measures to safeguard the security, confidentiality, integrity and availability of IT Assets and Personal Information, in its possession, custody, or under its control, in accordance with applicable laws.

(c) To the Company’s knowledge: (i) no Group Company has suffered any material security breach with respect to any Personal Information and/or with respect to the IT Assets and there has been no material misuse of, or unauthorized Processing of, access to, or disclosure of, any Personal Information in the possession, custody, or control of any of the Group Companies or Processed by the Group Companies (each, a “Personal Information Breach”); (ii) none of the Group Companies have experienced any information security incidents that have materially compromised the integrity or availability of the IT Assets or the data thereon; and (iii) none of the Group Companies have been legally required to provide any notices to any Person as a result of any Personal Information Breach.

(d) Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, the Company warrants that, since January 1, 2018, each of the Group Companies ensure all cross border transfers of Personal Information are compliant with applicable Privacy Laws in all material respects.

(e) Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, the Company warrants that, since January 1, 2018, each of the Group Companies which have distributed marketing communications to any Person are compliant with applicable Privacy Laws in all material respects.

(f) The Group Companies have not intentionally sold or rented and are not sharing or renting to third parties any Personal Information.

(g) None of the Group Companies has received any written notice of any claims, investigations, or alleged violations of Privacy Laws with respect to Personal Information possessed by the Group Companies.

Section 3.15 Labor Matters.

(a) None of the Group Companies (A) has any material Liability for any arrears of wages or other compensation (including salaries, wage premiums, commissions, fees or bonuses) to their current or former employees and independent contractors under applicable Law, Contract, Employee Benefit Plan or Group Company policy, or any fines, Taxes, interest, penalty or other sums for failure to comply with any of the foregoing, or (B) has any material Liability for any payment to any pension fund, trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business). The Group Companies have withheld and paid all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, including (for avoidance of doubt) with respect to Company Options. As of the date of this Agreement, no Key Employee is under notice of termination and there are no proposals relating to such termination.

(b) Other than extension orders applicable to all employees in Israel, no Group Company is a party to or bound by any CBA, and no employees of any Group Company is represented by any labor organization, labor union, works council or other employee representative, employee delegate, representative or other employee collective group nor is there any duty on the part of any Group Company to give notice, consult or bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, and to the knowledge of the Company there are no labor organizations purporting to represent, or seeking to represent, any employees of any Group Company.

(c) Except as would not be material to the Group Companies, taken as a whole, the Company’s liabilities to present or former employees regarding severance pay, accrued vacation, recreation pay and contributions to all pension plans and material Company Benefit Plans are either fully funded or are accrued for on the Company’s financial statements as of the date of such financial statements. Except as would not be material to the Group Companies, taken as a whole, an arrangement pursuant to Section 14 of the Israeli Severance Pay Law, 5763-1963 (a “Section 14 Arrangement”), was properly applied in accordance with the terms of the general permit issued by the Israeli Minister of Labor regarding mandatory pension arrangement regarding all employees based on their full salaries and from the date of the commencement of their employment and, upon the termination of employment of any of the employees, the Company will not have to make any payment under the Severance Pay Law, 5763-1963, except for release of the funds accumulated in accordance with the applicable Section 14 Arrangement.

(d) Since January 1, 2018, there is no, and there has been no, actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company.

(e) To the Company’s knowledge, since January 1, 2018, there are, and there have been, no actual or threatened organizing activities with respect to any employees of any Group Company.

(f) To the Company’s knowledge no current employee who is a member of the Company Management, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing. Except as set forth in Section 3.15(f) of the Company Disclosure Schedules, to the Company’s knowledge, no current employee or independent contractor of the Group Companies is in breach of a confidentiality, non-competition, non-solicitation or inventions assignments obligation owed to the Group Companies with respect to such person or entity’s engagement with the Group Companies.

(g) No Group Company has, since January 1, 2018, incurred any material Liability with respect to any sexual harassment, or other discrimination, retaliation or policy violation allegations and is not aware of any allegations relating to officers or directors of any Group Company, that, if known to the public, would bring the Group Companies into material disrepute.

(h) The Group Companies have not experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

Section 3.16 Insurance. Section 3.16 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. Except as set forth on Section 3.16 of the Company Disclosure Schedules, all such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to SPAC. No Group Company has received any notice of cancellation of any such material insurance policies. To the knowledge of the Company, as of the date of this Agreement, no material claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed by the underwriters thereof (other than a customary reservation of rights notice).

Section 3.17 Tax Matters.

(a) Each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects, and each Group Company has paid all income and other material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, creditors, equity interest holder or other third-party.

(c) No deficiencies for any material amount of Taxes against any of the Group Companies have been claimed, proposed or assessed in writing by any Tax Authority that remain unpaid. No Group Company is currently the subject of a material Tax audit or examination with respect to any Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company is party to any agreement (or has otherwise agreed) to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect.

(e) No Group Company is or has been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(f) Any Group Company required to be registered for purposes of Israeli value added tax is duly registered and has complied in all material respects with the requirements concerning Israeli value added Tax (“VAT”). Each Group Company (i) has not made any exempt transactions (as defined in the Israeli Value Added Tax Law, 5736-1975 (the “Israeli VAT Law”)) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) if and to the extent applicable, has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. No non-Israeli Group Company is required to register in Israel for Israeli VAT purposes.

(g) No Group Company is benefiting, has benefited or during the last three (3) years has applied for benefits from any grants, exemption, tax holiday, reduced tax rates or accelerated depreciation under the Israeli Law for the Encouragement of Capital Investments, 5719-1959 (the “Capital Investment Law”), including but not limited to Preferred Technological Enterprise, Preferred Enterprise, Benefitted Enterprise and Approved Enterprise Status. No Group Company has retained earnings that would be subject to Israeli corporate Tax due to the distribution of a “dividend” from such earnings (as the term “dividend” is specifically defined by the ITA in the framework of the Capital Investment Law) or other actions that are deemed as dividend for these purposes.

(h) Except as set forth in Section 3.17(h) of the Company Disclosure Schedules, no “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings (including any “taxation decision” (Hachlatat Misui) from the ITA), technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(i) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(j) (i) No Group Company participates or engages in, nor for the past two (2) years has participated or engaged in, any transaction listed in Section 131(g) of the Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006, promulgated thereunder; (ii) no Group Company is taking, or in the last two (2) years has taken, a Tax position that is subject to reporting under Section 131E of the Ordinance; (iii) no Group Company in the last two (2) years has obtained a legal or Tax opinion that is subject to reporting under Section 131D of the Ordinance; and (iv) no Group Company is engaging in or is part of, nor in the last two (2) years has engaged in or was part of, any action or transaction that is classified as a “reportable opinion” under Section 67C of the Israeli VAT Law or a “reportable position” under Section 67D of the Israeli VAT Law, in each case, that has not been disclosed in the relevant Tax Return of the relevant Group Company.

(k) There are no Liens for material amounts of Taxes on any assets of the Group Companies other than Permitted Liens.

(l) Each Foreign Benefit Plan that is intended to qualify as a capital gains route plan under Section 102(b)(2) of the Ordinance has received an approval letter from the ITA or is otherwise deemed approved by the ITA. Except as set forth in Section 3.17(l) of the Company Disclosure Schedules, all equity awards granted pursuant to such Foreign Benefit Plan and all shares issued pursuant to such equity awards were and are currently in compliance with the applicable requirements of Section 102(b)(2) of the Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized 102 Trustee, and the due deposit of such securities with the 102 Trustee pursuant to the terms of Section 102(b)(2) of the Ordinance and the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012, in each case, or as otherwise provided in tax rulings obtained by the Group Companies from the ITA.

(m) During the two (2)-year period ending on the date of this Agreement, no Group Company was a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Section 355 of the Code.

(n) No Group Company nor, to the knowledge of the Company, any holder of Company securities is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(o) No Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company) or (ii) has any Liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(p) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(q) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(r) Each Group Company is Tax resident only in its jurisdiction of formation. No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(s) Each Group Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, and the prices for any property or services provided by or to any Group Company are arm’s length prices for purposes of the applicable laws, including Treasury Regulations promulgated under Section 482 of the Code and Section 85A of the Ordinance and the Income Tax Regulations (Determination of Market Terms), 5767-2006 and including to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Group Companies.

(t) No Group Company organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(u) No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date.

(v) The Company is treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes. Section 3.17(v) of the Company Disclosure Schedules lists the U.S. federal income Tax classification of each of the Subsidiaries of the Company for U.S. federal income Tax purposes.

(w) To the Company’s knowledge, the Company is not a passive foreign investment company as defined under Section 1297 of the Code immediately prior to the Closing Date applying such tests assuming the taxable year of the Company ends at the end of the day immediately prior the Closing Date.

(x) The Group Companies have been engaged in an active trade or business outside the United States for the entire 36-month period immediately before the Closing Date and has no intention to substantially dispose of or discontinue such trade or business (all within the meaning of Treasury Regulation Section 1.367(a)-3(c)(3)(i)).

Section 3.18 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.18 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.19 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 3.19(b)(i) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased, subleased, or similarly used or occupied by any of the Group Companies (the “Leased Real Property”) and all material Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases (including, for the avoidance of doubt, all amendments, extensions, renewals, guaranties and other material agreements with respect thereto) have been made available to SPAC. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any counterparty or third-party under any such Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases. Except as set forth on Section 3.19(b)(ii) of the Company Disclosure Schedules, with respect to each of the Real Property Leases: (i) the possession and quiet enjoyment of the Leased Real Property by the applicable Group Company party thereto under such Real Property Lease has not been disturbed in any material respects, and to the Company’s knowledge, there are no material disputes with respect to such Real Property Lease; (ii) the applicable Group Company party thereto has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (iii) the applicable Group Company party thereto has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein. The Leased Real Property comprises all of the material real property used by the Group Companies.

Section 3.20 Transactions with Affiliates. Section 3.20 of the Company Disclosure Schedules sets forth (a) all Contracts between any Group Company, on the one hand, and any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than another Group Company), on the other hand (each Person identified in this clause (a), a “Company Related Party”), and (b) the Investor Rights Agreement, each and every side letter and management rights letter with shareholders (including all Management Rights Letters and Side Letters as defined in Section 3.5(b) of the Company Disclosure Schedules), each shareholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract of any Group Company, including any Contract granting any shareholder of the Company investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights, but excluding, for the avoidance of doubt, the Ancillary Documents (collectively, the “Company Investor Agreements”), in each case other than (i) Contracts with respect to or otherwise incident to a Company Related Party’s employment or other similar engagement with (including benefit plans and other compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Shareholder’s or a holder of Company Equity Awards’ status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.20 are referred to herein as “Company Related Party Transactions”. All material transactions since the incorporation of the Company between the Company and interested parties that require approvals pursuant to Sections 268 to 284 of the Israeli Companies Law or pursuant to the Governing Documents of the Company have been duly approved. To the Company’s knowledge, except as set forth on Section 3.20 of the Company Disclosure Schedules, no Company Related Party (i) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of any Group Company or (B) any other entity in any business arrangement or relationship with any Group Company; provided, however, that the ownership of securities listed on any national securities exchange representing less than five percent (5%) of the outstanding voting power of any Person with no seat of a board of directors (or other similar governing body) or any rights to control or manage such Person (under law, by contract or otherwise) shall not be deemed to be a “financial interest” in any such Person; (ii) has any interest in any property, asset or right used by the Group Company for the business; (iii) has outstanding any Indebtedness owed to any Group Company; or (iv) has received any funds from the Group Company since the date of the Latest Balance Sheet, except for employment-related compensation received in the ordinary course of business.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) During the past 5 (five) years, and except where the failure to be, or to have been, in compliance with such Laws has not been or would not, individually or in the aggregate, reasonably be expected to be material to the Company taken as a whole, neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been (i) a Person named on any Israel, US, EU, or UN sanctions list; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity fifty-percent (50%) or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaged in dealings with or for the benefit of any Person described in clauses (i) through (iii).

(b) Neither the Group Companies, their directors or officers, nor, to the Company’s knowledge, any of their employees, agents, or any other Persons acting for or on behalf of any of the Group Companies has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Israel, US, EU, or other applicable Anti-Corruption Laws. The Group Companies have implemented and maintained policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws.

(c) To the knowledge of the Company, there is no current investigation, allegation, request for information, or other inquiry by any Governmental Entity regarding the actual or possible violation of the Anti-Corruption Laws or Sanctions and Export Control Laws by any Group Company and during the past 5 (five) years, no Group Company has received any written notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Entity regarding an actual or possible violation of the Anti-Corruption Laws or Sanctions and Export Control Laws.

(d) No Group Company is, or is required to be, registered with the Israeli Ministry of Defense as a security exporter. Except as set forth in Section 3.21(d) of the Company Disclosure Schedules, the business of the Group Companies and Merger Sub does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, marketing or export is restricted under Israeli Law, and the business of the Group Companies does not require any Group Company to obtain a license from the Israeli Ministry of Economy or the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 5734-1974 or other legislation regulating the development, commercialization, marketing or export of technology.

Section 3.22 PIPE Financing. The Company has entered into Subscription Agreements with Subscribers for the sale of Company Ordinary Shares upon Closing, pursuant to which such Subscribers have committed to provide equity financing in the aggregate gross amount of approximately $125,000,000.

Section 3.23 Governmental Grants.

(a) Except as disclosed in Section 3.23 of the Company Disclosure Schedules, no material Governmental Grants were received by any Group Company. There are no pending applications for Governmental Grants by any Group Company.

(b) Company has been and is in compliance in all material respects with all the terms, conditions, requirements of all Governmental Grants (including any reporting requirements) and any applicable Law in connection thereto, and has duly fulfilled all conditions, undertakings and other obligations relating thereto.

Section 3.24 Information Supplied. None of the information relating to the Group Companies supplied or to be supplied by or on behalf of the Group Companies or Merger Sub expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Group Companies make no representations or warranties as to the information contained or incorporated by reference in or omitted from the Registration Statement / Proxy Statement in reliance upon and in conformity with information furnished in writing to the Group Companies by or on behalf of SPAC specifically for inclusion in the Registration Statement / Proxy Statement.

Section 3.25 Anti-trust. The Group Companies’ combined sales turnover in Israel (as defined under and calculated in accordance with the Israeli Economic Competition Law, 5748-1988) for the year ended December 31, 2020 did not exceed NIS 360,000,000.

Section 3.26 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, SPAC and (ii) it has been furnished with or given access to such documents and information about SPAC and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLE IV and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of SPAC, any SPAC Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in ARTICLE IV and in the Ancillary Documents to which it is or will be a party, none of SPAC, any SPAC Non-Party Affiliate nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions

(c) The Company acknowledges and agrees that any cost estimates, projections or other predictions, any data, any financial information, any SPAC SEC reports, or any memoranda or offering materials or presentations, including, but not limited to, any offering memorandum or similar materials made available by or on behalf of SPAC are not and shall not be deemed to be or to include representations or warranties of SPAC, any SPAC

Non-Party Affiliate or any other person, and are not and shall not be deemed to be relied upon by the Company or any Company Non-Party Affiliate in executing, delivering or performing this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.27 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, MERGER SUB, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY AND MERGER SUB EACH EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES OR MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES OR MERGER SUB BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC OR ANY SPAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.27, CLAIMS AGAINST ANY GROUP COMPANY, MERGER SUB, OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD UNDER DELAWARE LAW IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III AND THE REPRESENTATIONS AND WARRANTIES IN THE ANCILLARY DOCUMENTS BY SUCH PERSON.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES RELATING TO SPAC

Except as set forth in the SPAC Disclosure Schedules (subject to Section 8.8), or except as set forth in any SPAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification. SPAC is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware. The copies of the Governing Documents of SPAC previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. SPAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its Governing Documents.

Section 4.2 Authority.

(a) SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the SPAC Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof)

duly authorized by all necessary corporate action on the part of SPAC. This Agreement has been and each Ancillary Document to which SPAC is or will be a party will be, upon execution and delivery thereof, duly and validly executed and delivered by SPAC and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of SPAC (assuming this Agreement has been and the Ancillary Documents to which SPAC is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against SPAC in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b) By written consent and in accordance with Section 141(f) of the DGCL and the Governing Documents of SPAC, the SPAC Board has unanimously: (i) determined that this Agreement and the Transactions are fair and in the best interests of the SPAC Stockholders, (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (less any deferred underwriting commissions and Taxes payable on interest earned) as of the date hereof, (iii) approved the Transactions as a business combination and (iv) resolved to recommend to the shareholders of SPAC approval of each of the matters requiring SPAC Stockholder Approval.

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent, Permit, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of SPAC with respect to SPAC’s execution or delivery of, or performance of its obligations under, this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC, (B) any other documents or information required pursuant to applicable requirements, if any, of the Federal Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (ii) compliance with and filings or notifications required to be filed with state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the Ancillary Documents, or the Transactions, (iii) filing of the Certificate of Merger, (iv) filings pursuant to any applicable Antitrust Laws or (v) the SPAC Stockholder Approval.

(b) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.3(a), neither the execution, delivery or performance by SPAC of this Agreement nor the Ancillary Documents to which SPAC is or will be a party nor the consummation by SPAC of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of SPAC, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration (with or without notice) under, any of the terms, conditions or provisions of any Contract to which SPAC is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which SPAC or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of SPAC, except, in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to be material to the SPAC or reasonably be expected to have a material effect on the ability of SPAC to enter into or perform its obligations under this Agreement or consummate the Transactions.

Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the SPAC Disclosure Schedules (which fees shall be the sole responsibility of SPAC, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SPAC for which SPAC or any of its Affiliates, including Sponsor, has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Capitalization of SPAC.

(a) Section 4.6(a) of the SPAC Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of the number and class or series (as applicable) of the issued and outstanding SPAC Shares and SPAC Warrants. All outstanding Equity Securities of SPAC have been duly authorized and validly issued and are fully paid and non-assessable. The issuance of SPAC Shares upon the exercise or conversion, as applicable, of Equity Securities that are derivative securities, will, upon exercise or conversion in accordance with the terms of such Equity Securities against payment therefor, be duly authorized, validly issued, fully paid, and non-assessable. Except as set forth in Section 4.6(a) of the SPAC Disclosure Schedules, such Equity Securities (i) were not issued in violation of the Governing Documents of SPAC or any applicable Law and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SPAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the SPAC Shares and SPAC Warrants set forth on Section 4.6(a) of the SPAC Disclosure Schedules (subject to any SPAC Stockholder Redemptions), immediately prior to Closing, there shall be no other outstanding Equity Securities of SPAC.

(b) Except as disclosed in the SPAC SEC Reports, in Section 4.6(b) of the SPAC Disclosure Schedules, as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions or as otherwise mutually agreed to by the Company and SPAC, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require SPAC, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions or as otherwise mutually agreed in writing by the Company and SPAC, there is no obligation of SPAC, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SPAC. Except as disclosed in the SPAC SEC Reports or SPAC’s Governing Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or Equity Securities of SPAC. Except as disclosed in the SPAC SEC Reports or in Section 4.6(b) of the SPAC Disclosure Schedules, there are no outstanding bonds, debentures, notes or other Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Stockholders may vote. Except as disclosed in the SPAC SEC Reports or in Section 4.6(b) of the SPAC Disclosure Schedules, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Shares or any other Equity Securities of SPAC. SPAC does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into any Equity Securities, of such Person.

Section 4.7 SEC Filings. SPAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its IPO (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SPAC SEC Reports”). Each of the SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SPAC SEC Reports. As of their respective dates of filing, the SPAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports.

Section 4.8 Trust Account.

(a) As of the date of this Agreement, SPAC has an amount in cash in the Trust Account of approximately $115,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of July 13, 2020 (the “Trust Agreement”), between SPAC and the Exchange Agent, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the SPAC Stockholders who shall have elected to redeem their SPAC Shares pursuant to the Governing Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the SPAC Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC and the Trust Agreement. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent, in any material respect, in performance or any other respect (claimed or actual) in connection with, the Trust Agreement and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no claims or Proceedings pending with respect to the Trust Account. Since July 13, 2020, SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the SPAC Stockholders who have elected to redeem their SPAC Shares pursuant to the Governing Documents of SPAC, each in accordance with the terms of and as set forth in the Trust Agreement, SPAC shall have no further obligation under either the Trust Agreement or the Governing Documents of SPAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

(b) Assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date (after disbursements in respect of deferred underwriting commissions, Taxes, and to the SPAC Stockholders who shall have elected to redeem their SPAC Shares pursuant to the Governing Documents of SPAC).

Section 4.9 Indebtedness. Except as set forth in Section 4.9 of the SPAC Disclosure Schedules, as of the date hereof, SPAC does not have, or have any Contract requiring it to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 4.10 Transactions with Affiliates. Section 4.10 of the SPAC Disclosure Schedules sets forth all Contracts between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor, on the other hand (each Person identified in this clause (b), an “SPAC Related Party”). Except as set forth in Section 4.10 of the SPAC Disclosure Schedules, no SPAC Related Party (A) owns any interest in any material asset used in the business of SPAC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of SPAC or (C) owes any material amount to, or is owed material any amount by, SPAC. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.10 are referred to herein as “SPAC Related Party Transactions”.

Section 4.11 Litigation. As of the date of this Agreement, there is (and since its incorporation, there has been) no Proceeding pending or, to SPAC’s knowledge, threatened against or involving or otherwise affecting SPAC or its assets, including any condemnation or similar proceedings. Neither SPAC nor any of its properties or assets is subject to any Order. As of the date of this Agreement, there are no Proceedings by SPAC pending against any other Person. There is no unsatisfied judgment or any open injunction binding upon SPAC which could have a material effect on the ability of SPAC to enter into, perform its obligations under this Agreement and consummate the Transactions.

Section 4.12 Compliance with Applicable Law. SPAC is (and since its incorporation, has been) in compliance in all material respects with all applicable Laws. SPAC has not received any written notice from any Governmental Entity of a violation of any applicable Law by SPAC at any time since its formation, which violation would reasonably be expected to have a material effect on the ability of SPAC to enter into, perform its obligations under this Agreement and consummate the Transactions.

Section 4.13 Business Activities.

(a) Since its IPO, SPAC has held all IPO proceeds in the Trust Account (other than any amounts permitted to be disbursed under the terms of the Trust Agreement and as described in the SPAC Prospectus) for the purpose of being used in the conduct of business following its Business Combination. Except as set forth in SPAC’s Governing Documents, there is no Contract binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it (including, in each case, following the Closing).

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a business combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby or as set forth in Section 4.13(c) of the SPAC Disclosure Schedules, SPAC is not and at no time has been, party to any Contract with any other Person that would require payments by SPAC in excess of $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby and Contracts set forth in Section 4.13(c) of the SPAC Disclosure Schedules).

(d) There is no liability, debt or obligation against SPAC, except for liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of December 31, 2020 or disclosed in the notes thereto, (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of December 31, 2020 in the ordinary course of the operation of business of SPAC or that are set forth in Section 4.13(d) of the SPAC Disclosure Schedules or (iii) incurred in connection with or contemplated by this Agreement and/or the Transactions or (iv) that would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

Section 4.14 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its IPO, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.

(b) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(c) Since its IPO, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “PTK-UN”. The issued and outstanding SPAC Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “PTK”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “PTK-WT”. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of SPAC, threatened against SPAC by NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Units, SPAC Shares or SPAC Warrants or prohibit or terminate the listing of the SPAC Units, SPAC Shares or SPAC Warrants on NYSE. Neither SPAC nor any of its Affiliates has taken any action that is designed to terminate the registration of the SPAC Units, SPAC Shares or SPAC Warrants under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Units, SPAC Shares or SPAC Warrants from NYSE or the SEC.

(d) The SPAC SEC Reports contain true and complete copies of the applicable SPAC Financial Statements. The SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) SPAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s assets. SPAC maintains and, for all periods covered by the SPAC Financial Statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(f) Since its incorporation, SPAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SPAC to SPAC’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of SPAC to SPAC’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(g) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. None of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.15 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.15 of the SPAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions (it being understood and agreed that the expected third-parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.15 of the SPAC Disclosure Schedules), (c) that are incurred in connection with or incident or related to SPAC’s incorporation or continuing corporate existence, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.10(e) or incurred in accordance with Section 5.10(e) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the SPAC Financial Statements included in the SPAC SEC Reports, SPAC has no Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.16 Tax Matters.

(a) SPAC has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects, and SPAC has paid all income and other material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) SPAC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, creditors, equity interest holder or other third-party.

(c) No deficiencies for any material amount of Taxes against SPAC have been claimed, proposed or assessed in writing by any Tax Authority that remain unpaid. SPAC is not currently the subject of a material Tax audit or examination with respect to any Taxes. SPAC has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) SPAC is not party to any agreements (or has otherwise agreed) to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to SPAC which agreement or ruling would be effective after the Closing Date.

(f) SPAC is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material amounts of Taxes on any assets of SPAC other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, SPAC was not a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Section 355 of the Code.

(i) SPAC (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has no any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury

Regulations (or any similar provision of state, local or non-United States Law) as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) SPAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(l) SPAC is Tax resident only in its jurisdiction of incorporation.

(m) SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) SPAC is not and since its incorporation has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o) Sponsor is, and has always been, tax resident solely in its country of incorporation. Sponsor does not have, and has never had, a “permanent establishment” (as defined in any applicable income tax treaty) or a fixed place of business in any country other than its country of incorporation. Sponsor is a non-Israeli resident company that never had any activities in Israel, and its activity is and always has been controlled and managed outside of Israel. Each of Sponsor’s respective directors, officers, managers and general managers are non-Israeli residents and conducted its activity solely outside of Israel. Neither Sponsor nor any of the equityholders of the Sponsor is an Israeli resident or has a “permanent establishment” (as defined in any applicable income tax treaty) or a fixed place of business in Israel to which its holdings in SPAC or the Sponsor, respectively, can be attributed.

(p) To the knowledge of SPAC, no shareholder in the SPAC who holds 5% or more of the SPAC’s shares is tax resident in Israel or has a fixed place of business in Israel.

(q) SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date.

(r) SPAC is treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

Section 4.17 Material Contracts; No Defaults.

(a) The SPAC has filed as an exhibit to the SPAC SEC Reports all Contracts, including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound.

(b) Each Contract of a type required to be filed as an exhibit to the SPAC SEC Reports, whether or not filed, was entered into at arm’s length. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SPAC SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC, and, to the knowledge of the SPAC, the other parties thereto, and are enforceable by SPAC to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law), (ii) the SPAC and, to the knowledge of the SPAC, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) SPAC has not received any written or oral claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by SPAC or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 4.18 Absence of Changes. Since the date of SPAC’s incorporation, (a) no change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of SPAC or the ability of SPAC to enter into, perform its obligations under this Agreement or consummate the Transactions and (b) except for commercially reasonable actions and omissions taken as a result of COVID-19 and COVID-19 Measures, or as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, (i) SPAC has conducted its business in the ordinary course in all material respects and (ii) SPAC has not taken any action that would require the consent of the Company if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.10.

Section 4.19 Employee Benefit Plans. SPAC does not maintain, contribute to or have any material obligation or liability, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than employment agreements) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider of SPAC, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which SPAC has no remaining obligations or liabilities (collectively, the “SPAC Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of SPAC or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of SPAC to material (x) payments or (y) benefits or (z) increases in any existing payments or benefits or any loan forgiveness.

Section 4.20 Sponsor Letter Agreement and the Registration Rights Agreement. SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Letter Agreement and the Registration Rights Agreement. The Sponsor Letter Agreement and the Registration Rights Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Letter Agreement and the Registration Rights Agreement are legal, valid and binding obligations of SPAC and, to the knowledge of SPAC, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Letter Agreement or the Registration Rights Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the Sponsor Letter Agreement or the Registration Rights Agreement.

Section 4.21 Investment Company Act. SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.22 Charter Provisions. As of the date of this Agreement, there is no shareholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

Section 4.23 Compliance with International Trade & Anti-Corruption Laws.

(a) Since SPAC’s incorporation, neither SPAC nor, to SPAC’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Israel, US, EU and UN Sanctions list and Export Control Laws; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any comprehensive Sanctions and Export Control Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine); (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaged in dealings with or for the benefit of any Person described in clauses (i) through (iii).

(b) Since SPAC’s incorporation, neither SPAC, its directors or officers, nor, to SPAC’s knowledge, any of its employees, agents or any other Persons acting for or on behalf of any of SPAC has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any applicable Anti-Corruption Laws. SPAC has implemented and maintained policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws, Sanctions and Export Control Laws.

(c) To the knowledge of SPAC, there is no current investigation, allegation, request for information, or other inquiry by any Governmental Entity regarding the actual or possible violation of the Anti-Corruption Laws by SPAC and since its date of incorporation, SPAC has not received any written notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Entity regarding an actual or possible violation of the Anti-Corruption Laws.

Section 4.24 Investigation; No Other Representations.

(a) SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, SPAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLE III and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non- Party Affiliate or any other Person, either express or implied, and SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in ARTICLE III and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

(c) SPAC acknowledges and agrees that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by any Group Company or Merger Sub are not and shall not be deemed to be or to include representations or warranties of the Company, Merger Sub any Company Non-Party Affiliate or any other person, and are not and shall not be deemed to be relied upon by SPAC or any SPAC Non-Party Affiliate in executing, delivering or performing this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.25 Residency. SPAC is a non-Israeli resident company that has no activities in Israel, and its activity is controlled and managed outside of Israel. Each of SPAC’s directors, officers, managers and general managers are non-Israeli residents and conduct SPAC’s activity outside of Israel.

Section 4.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY PARTIES OR ANY OF ITS OR THEIR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV AND THE ANCILLARY DOCUMENTS, NEITHER SPAC, NOR ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY PARTIES OR ANY OF ITS OR THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC BY OR ON BEHALF OF THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, MERGER SUB, OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.26, CLAIMS AGAINST SPAC OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD UNDER DELAWARE LAW IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV AND THE REPRESENTATIONS AND WARRANTIES IN THE ANCILLARY DOCUMENTS BY SUCH PERSON.

ARTICLE V.

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law (including COVID-19 Measures), as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by SPAC (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), use its commercially reasonable efforts to (i) conduct and operate the business of the Group Companies in the ordinary course in all material respects, (ii) maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, (iii) keep available the services of the Key Employees of the Company and (iv) preserve existing relations and goodwill of the Group Companies with major customers, suppliers, distributors and creditors of the Group Companies (as determined by the gross revenue contributed to the Group Companies by or the aggregate expenses or other amounts paid by the Group Companies to, such Persons, as applicable).

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law (including COVID-19 Measures), as set forth on

Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by SPAC (such consent, not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment (whether in cash, stock or property) in respect of, any Equity Securities of any Group Company or Merger Sub or repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of any Group Company or Merger Sub, other than (x) dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, (y) any dividends or distributions required under the Governing Documents of any joint venture of any Subsidiaries of the Company and (z) repurchases of any Equity Securities pursuant to its existing equity incentive awards as of the date hereof (or equity incentive awards permitted to be issued pursuant to this Agreement on and after the date hereof);

(ii) (A) merge, consolidate, combine or amalgamate any Group Company or Merger Sub with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, other than such acquisitions and purchases that would not require financial statements of the acquired business to be included in the Registration Statement / Proxy Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s or Merger Sub’s Governing Documents, the Company Investor Agreements or the Registration Rights Agreement (other than de minimis amendments);

(iv) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien (other than a Permitted Lien or a Lien in respect of the Equity Securities of the Company), (A) any Equity Securities of any Group Company or Merger Sub or (B) any options, restricted stock, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company or Merger Sub to issue, deliver or sell any Equity Securities of any Group Company, other than (i) to employees and independent contractors of the Group Companies in the ordinary course of business consistent with past practice in a cumulative amount not to exceed 300,000 Company Options, in each case, out of the Company Equity Plan, (ii) the issuance of shares of capital stock of the Company upon the exercise of any Company Equity Award outstanding on the date of this Agreement (or equity incentive awards permitted to be issued pursuant to this Agreement on and after the date hereof) in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement or (iii) pursuant to the PIPE Subscription Agreements;

(v) incur, create or assume any Indebtedness for borrowed money in excess of $1,000,000 (either individually or in the aggregate), other than (x) any amounts payable under purchase orders, including any trade payables, (y) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and Subsidiaries’ existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancings thereof; provided that, in the case of clause (z) above, such borrowings do not exceed $5,000,000 in the aggregate, and such Indebtedness for borrowed money is incurred in the ordinary course of the Company’s or such Subsidiary’s business;

(vi) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, in each case for an amount in excess of $500,000 (either individually or in the aggregate), other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries, (B) the reimbursement of expenses of employees in the ordinary course of business, (C) prepayments and deposits paid to suppliers of any Group Company in the ordinary course of business, (D) trade credit extended to customers of the Group Companies in the ordinary course of business and (E) advances to wholly owned Subsidiaries of the Company;

(vii) except (w) as required under the existing terms of any Employee Benefit Plan of any Group Company that is set forth on Section 3.11(a) of the Company Disclosure Schedules, (x) as required under the terms of this Agreement (including pursuant to Section 5.17 of this Agreement), (y) as required by any applicable Law or (z) in the ordinary course of business, (A) adopt, enter into, terminate or materially amend or modify any material Employee Benefit Plan of any Group Company or any other material benefit or compensation plan, policy, program, agreement, trust, fund or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) materially increase or decrease the compensation payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, in each case with annual base compensation in excess of $500,000, (C) accelerate, by any action or omission of any Group Company, any payment, right to payment, vesting or benefit, or the funding of any payment, right to payment, vesting or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company in each case with annual base compensation in excess of $500,000;

(viii) (i) materially modify, extend (other than extension in the ordinary course of business), terminate, negotiate, or enter into any CBA or (ii) recognize or certify any labor union, works council, or other labor organization or group of employees of the Group Companies as the bargaining representative for any employees of the Group Companies;

(ix) hire, engage, terminate (without cause), furlough, or temporarily lay off any Key Employee;

(x) implement or announce any closings, employee layoffs, furloughs, reductions-in-force, reduction in terms and conditions of employment, or other personnel actions that could implicate the WARN Act;

(xi) except in the ordinary course of business, make, change or revoke any material election concerning Taxes (including, for the avoidance of doubt, making any U.S. federal income Tax entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) with respect to the Company), change or otherwise modify any material income or other method of accounting as such relates to Taxes, amend any material Tax Return, surrender any right to claim a material refund of Taxes, enter into any Tax closing agreement, settle any material Tax claim or assessment, change the Company’s jurisdiction of Tax residence, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment;

(xii) enter into any settlement, conciliation or similar Contract outside of the ordinary course of business the performance of which would involve the payment by the Group Companies in excess of either $1,000,000 individually or $5,000,000 in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or SPAC or any of its Affiliates after the Closing);

(xiii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company (other than dormant entities), or to voluntarily initiate or permit or consent to any proceeding of insolvency, bankruptcy, receivership, administration, conservatorship or other similar proceeding involving any Group Company (other than dormant entities);

(xiv) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xvi) except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate

(excluding any termination for breach by the counterparty(ies) or expiration in accordance with its terms), any Contract required to be disclosed on Section 3.7(a) of the Company Disclosure Schedules or any material Real Property Lease (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract or Real Property Lease pursuant to its terms);

(xvii) abandon, sell, assign, or exclusively license any material Company Owned Intellectual Property to any Person (other than in the ordinary course of business);

(xviii) sell, lease, license, encumber or otherwise dispose of any properties or assets material to the Group Companies, taken as a whole, except for the sale, lease, license, or disposition in the ordinary course of business;

(xix) close any material facility or discontinue any material line of business or material business operations;

(xx) suffer any Lien on or transfer (other than pursuant to non-exclusive licenses), let lapse, abandon or dispose of any material Company Owned Intellectual Property; or

(xxi) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of this Section 5.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the Company Board reasonably determines that such act or omission is necessary in response to COVID-19, including to maintain and preserve the business organization, assets, properties and business relations of the Group Companies shall not be deemed to constitute a breach of this Section 5.1; provided, however, (i) in the case of each of clauses (b) and (c), the Company shall give SPAC prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to SPAC promptly after such act or omission, and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(vii), Section 5.1(b)(viii), Section 5.1(b)(x), Section 5.1(b)(xii) or Section 5.1(b)(xiv) (to the extent related to any of the foregoing).

Section 5.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE VI and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement and (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the Transactions (including the filing of any Form F-4 as provided in Section 5.7 and any filing by the Company of a notification with the IIA as required in connection with the Governmental Grants obtained by the Group Companies (as accompanied, if required under the IIA Law, by the IIA Undertaking(s) (as such terms are defined below))). The Company on the one hand, and

SPAC, on the other hand, shall, each, pay fifty percent (50%) of all costs incurred in connection with obtaining such Consents; provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any filing for any such Consents. Each Party shall respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to any Law. SPAC shall promptly inform the Company of any communication between SPAC, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform SPAC of any communication between any Company Party, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the Transactions. Without limiting the foregoing, each Party and its respective Affiliates shall not enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions, except with the prior written consent of SPAC and the Company. Nothing in this Section 5.2 or this Agreement obligates any Party or any of its Affiliates to agree to (A) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (B) terminate, amend or assign existing relationships and contractual rights or obligations, (C) amend, assign or terminate existing licenses or other agreements, (D) enter into new licenses or other agreements or (E) enter into any consent decree or similar arrangement. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with SPAC’s and the Company’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company Parties, on the other hand, shall, to the extent permitted by applicable Law, (i) use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Antitrust Law in connection with the transactions contemplated by this Agreement or the Ancillary Documents, (ii) keep each other apprised of the status of matters relating to any Consent of any Governmental Entity contemplated by this Agreement or any Ancillary Document, (iii) give counsel for the Company Parties (in the case of SPAC) or SPAC (in the case of any Company Party), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the Transactions, and (iv) consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with judicial proceedings under or relating to any Antitrust Law. To the extent reasonably practicable and permitted by applicable Law, each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Company Party, SPAC, or, in the case of SPAC, any Company Party, in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Company Party, SPAC, or, in the case of SPAC, the Company, the opportunity to attend and participate in such meeting or discussion. If any Party receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement or the Ancillary Documents, then such Party will use its reasonable best efforts to make, or cause to be made, as expeditiously as possible and after consultation with the other Parties, an appropriate response to such request.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a Representative of SPAC) or, in the case of the Company and Merger Sub, any Group Company or Merger Sub or any of their respective Representatives (in their capacity as a Representative of any Group Company or Merger Sub). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such

Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other in connection therewith. Notwithstanding the foregoing, (1) SPAC shall, subject to and without limiting the covenants and agreements, and the rights of the Company, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation that is commenced against SPAC or any of its Representatives (in their capacity as a Representative of SPAC); provided, however, that in no event shall SPAC or any of its Representatives settle or compromise any such Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for the Company to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of the Company, any other Group Company, Merger Sub and their respective Representative(s) that are the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by the Company, any other Group Company, Merger Sub or any of their respective Representative(s) thereof or would otherwise constitute a Company Liability or (y) any non-monetary, injunctive, equitable or similar relief against the Company, any other Group Company, Merger Sub or any of their respective Representatives or (C) contains an admission of wrongdoing or Liability by the Company, any other Group Company, Merger Sub or any of their respective Representatives) and (2) the Company shall, subject to and without limiting the covenants and agreements, and the rights of the SPAC, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation that is commenced against any Group Company or Merger Sub or any of their respective Representatives (in their capacity as a Representative of any Group Company or Merger Sub); provided, however, that in no event shall the Company, any other Group Company, Merger Sub or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for SPAC to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of SPAC and its Representative(s) that are the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by SPAC or its Representative(s) thereof or would otherwise constitute a SPAC Liability or (y) any non-monetary, injunctive, equitable or similar relief against SPAC or any of its Representatives or (C) contains an admission of wrongdoing or Liability by SPAC or any of its Representatives).

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein or therein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SPAC and, subject to execution and delivery of a confidentiality agreement in the Company’s standard form, its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies, including financial information used in the preparation of the Financial Statements (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to SPAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any privacy Law, (B) result in the disclosure of any trade secrets of third-parties in breach of any Contract with such third-party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company or Merger Sub, on the one hand, and SPAC, any SPAC Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SPAC shall provide, or cause to be provided, to the Company and, subject to execution and delivery of a confidentiality agreement in SPAC’s standard form, its Representatives (i) during normal business hours reasonable access to the directors, officers, books and records of SPAC (in a manner so as to not interfere with the normal business operations of SPAC) and (ii) information that is reasonably necessary for the Company to calculate the SPAC Expenses and Aggregate Transaction Proceeds. Notwithstanding the foregoing, SPAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any Evaluation Material.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and SPAC or, after the Closing, the Company; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with the Company, if the disclosing party is SPAC, or SPAC, if the disclosing party is any Company Party, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with the Company and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) subject to the terms of Section 5.2, to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SPAC shall consider such comments in good faith. The Company, on the one hand, and SPAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), the Company shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, each of the Company and SPAC shall pay fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes (which, for the avoidance of doubt, shall not include any Tax imposed on or determined with reference to income, profits, gross receipts, or direct or indirect capital gains) incurred in connection with the Merger and the other transactions contemplated hereby (“Transfer Taxes”). The Parties shall file (or cause to be filed) all necessary Tax Returns with respect to all such Transfer Taxes. The Parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Transfer Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Transfer Taxes.

(b) Tax Treatment. It is intended that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and (ii) any transfer of SPAC Shares by a SPAC Stockholder pursuant to the Merger (other than any person that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of the Company that does not enter into a five (5)-year gain recognition agreement in the form provided in United States Treasury Regulation Section 1.367(a)-8(c)) qualify for an exception to Section 367(a)(1) of the Code as of the Effective Time (collectively, the “Intended Tax Treatment”). Each of the Parties hereto agrees to report for all Tax purposes in a manner consistent with the Intended Tax Treatment, and not otherwise take any U.S. federal income tax position inconsistent with, this Section 5.5(b), in each case, to the extent permitted by Law. No Party shall assert that such reporting is not permitted by Law unless (i) such Party first makes a determination in good faith based on advice of a law firm or accounting firm that such reporting is not permitted by Law and (ii) consults in good faith with the other Parties and the Sponsor about such determination. Without limiting the foregoing, the Company shall cause the SPAC to comply with the reporting requirements contained in Treasury Regulations Section 1.367(a)-3(c)(6) unless otherwise required by applicable Law. Each of the Parties hereto further acknowledges and hereby agrees that (A) it is not a condition to the Closing that (i) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the transfer of SPAC Shares by any SPAC Stockholder pursuant to the Merger qualifies for an exception to Section 367(a)(1) of the Code, and (B) neither SPAC nor any Group Company shall have any liability or obligation to any Person (including any Person who at any time held shares or warrants of SPAC) if the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code or the transfer of SPAC Shares by any SPAC Stockholder does not qualify for an exception to Section 367(a)(1) of the Code.

(c) So long as there has not been an agreement by Sponsor, SPAC, and the Company that the Intended Tax Treatment is not permitted by Law or a “determination” within the meaning of Section 1313 of the Code that the tax treatment is not permitted by Law, the Group Companies shall use reasonable best efforts to comply with the covenants set forth in Annex B (the “Reorganization Covenants”).

(d) At or prior to the Closing, SPAC shall have delivered to the Company a certificate and notice pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2) certifying that SPAC has not been a “United Stated real property holding corporation” within the meaning of Code Section 897(c)(2) during the five (5)-year period ending on the Closing Date, in a form reasonably acceptable to the Company.

Section 5.6 Exclusive Dealing.

(a) The Company shall immediately cease and cause to be terminated all existing discussions and negotiations with any parties with respect to any proposal that constitutes or may be reasonably expected to constitute or lead to a Company Acquisition Proposal. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company Parties shall not, and shall cause the other Group Companies not to, and shall not authorize or permit their respective Representatives to, and shall use their reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any

Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company or Merger Sub (or any Affiliate or successor of any Group Company or Merger Sub); (v) waive or otherwise forbear in the enforcement of any rights or other benefits under confidential information agreements relating to a Company Acquisition Proposal, including without limitation any “standstill” or similar provisions thereunder, or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a SPAC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a SPAC Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of SPAC (or any Affiliate or successor of SPAC); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 5.7 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable): (a) a proxy statement (the “Proxy Statement”) to be filed with the SEC by SPAC relating to the Transaction Proposals to be submitted to the holders of SPAC Shares at the SPAC Stockholders Meeting, all in accordance with and as required by SPAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE and (b) a registration statement on Form F-4 to be filed with the SEC by Company pursuant to which Company Ordinary Shares and Company Warrants issuable in the Merger will be registered with the SEC and that will include the Proxy Statement (such document, the “Registration Statement / Proxy Statement”), all in accordance with and as required by SPAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE. Each of SPAC and the Company shall use its commercially reasonable efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the other party of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. SPAC, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of the Company or SPAC to the SEC or NYSE in connection with the Transactions. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Company Party, SPAC, or, in the case of SPAC, the Company, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of SPAC, the Company, or, in the case of the Company, SPAC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) the Company shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the SPAC Stockholders and the Company Shareholders. The Company shall as promptly as reasonably practicable advise SPAC of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Company Ordinary Shares or Company Warrants for offering or sale in any jurisdiction, and the Company and SPAC shall each use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use commercially reasonable efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company and/or its designees shall pay all fees in connection with the registration of Company Securities and the filing of the Registration Statement / Proxy Statement.

Section 5.8 SPAC Stockholder Approval. SPAC shall, as promptly as reasonably practicable, (i) after the Registration Statement / Proxy Statement is declared effective under the Securities Act, establish the record date for, duly call, give notice of, convene and hold the SPAC stockholders meeting in accordance with the Governing Documents of SPAC and the DGCL (the “SPAC Stockholders Meeting”), (ii) after the Registration Statement / Proxy Statement is declared effective under the Securities Act, cause the proxy statement contained therein to be disseminated to the SPAC Stockholders and (iii) after the Registration Statement / Proxy Statement is declared effective under the Securities Act, solicit proxies from the SPAC Stockholders to vote in accordance with the SPAC Board Recommendation, and, if applicable, any approvals related thereto, and providing the SPAC Stockholders with the Offer. SPAC shall, through approval of its board of directors, recommend to its shareholders (the “SPAC Board Recommendation”): (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger and the issuance of the Merger Consideration hereunder) (the “Business Combination Proposal”); (ii) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (iii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions; and (iv) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (iv) together, the “Transaction Proposals”); provided, that SPAC may adjourn the SPAC Stockholders Meeting (and SPAC shall adjourn the meeting in increments of not more than ten (10) Business Days but in no event more than thirty (30) Business Days in the aggregate if an adjournment is reasonably requested by the Company in writing (in each case, such later date requested by the Company, the “Requested Date”)) (A) to solicit additional proxies for the purpose of obtaining the SPAC Stockholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Stockholders prior to the SPAC Stockholders Meeting or (D) if the holders of SPAC Shares have elected to redeem a number of SPAC Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(c) not being satisfied; provided further that, without the consent of the Company, in no event shall SPAC adjourn the SPAC Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond four (4) Business Days prior to the Termination Date. The SPAC Board Recommendation shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law, SPAC covenants that none of the SPAC Board or SPAC nor any committee of the SPAC Board shall change, withdraw, withhold or modify, or propose publicly or by formal action of the SPAC Board, any committee of the SPAC Board or SPAC to change, withdraw, withhold or modify the SPAC Board

Recommendation or any other recommendation by the SPAC Board or SPAC of the proposals set forth in the Registration Statement / Proxy Statement (a “SPAC Change in Recommendation”).

Section 5.9 Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, the Company, as the sole shareholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.10 Conduct of Business of SPAC. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.10 of the SPAC Disclosure Schedules, or as consented in writing by the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned, or delayed), use its commercially reasonable efforts to comply with and continue performing under SPAC’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which SPAC may be a party. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall not, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.10 of the SPAC Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of SPAC;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment (whether in cash, stock or property) in respect of, any Equity Securities of SPAC, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SPAC;

(c) (i) merge, consolidate, combine or amalgamate SPAC with any Person or (ii) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(d) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(e) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently, or otherwise) any Indebtedness or other Liability;

(f) make any loans or advances to, or capital contributions to, or guarantees for the benefit of, or any investment in, any other Person, other than to, of, or in, SPAC;

(g) issue any Equity Securities of SPAC or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of SPAC;

(h) enter into, renew, modify or revise any SPAC Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a SPAC Related Party Transaction);

(i) engage in any activities or business, other than activities or business (i) in connection with or incident or related to SPAC’s incorporation or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(j) except in the ordinary course of business, make, change or revoke any material election concerning Taxes (including, for the avoidance of doubt, making any U.S. federal income Tax entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) with respect to SPAC), change or otherwise modify any material method of accounting as such relates to Taxes, amend any material Tax Return, surrender any right to claim a material refund of Taxes, enter into any Tax closing agreement, settle any Tax claim or assessment, change its jurisdiction of Tax residence, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment;

(k) enter into any settlement, conciliation or similar Contract that would require any payment from the Trust Account or that would impose non-monetary obligations on SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing);

(l) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving SPAC;

(m) change SPAC’s methods of accounting in any material respect, other than changes that are made (i) in accordance with PCAOB standards or (ii) as required by any Securities Law or any Order, directive, guideline, recommendation, statement or guidance issued, passed, approved, published, promulgated or released by, the SEC, following reasonable prior consultation with the Company and, to the extent such change would adversely affect SPAC’s ability to consummate the transactions contemplated by the Agreement, delay the consummation of the transactions contemplated by the Agreement or result in any material Liability, subject to the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed);

(n) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(o) except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under, terminate (excluding any expiration in accordance with its terms) or fail to renew, any Material Contract of the type described in Section 4.17(excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms);

(p) enter into or adopt any SPAC Benefit Plan or any benefit or compensation plan, policy, program or arrangement that would be a SPAC Benefit Plan if in effect as of the date of this Agreement; or

(q) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of SPAC and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, SPAC from using the funds held by SPAC outside the Trust Account to pay any SPAC Expenses or SPAC Liabilities or from otherwise distributing or paying over any funds held by SPAC outside the Trust Account to Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.11 NYSE Listing. The Company shall use commercially reasonable efforts to cause: (a) the Company’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement to have been approved: (b) the Company to satisfy all applicable initial listing requirements of NYSE; and (c) the Company Ordinary Shares and Company Warrants issuable in accordance with this Agreement, including the Merger, to be approved for listing on NYSE (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. The Company shall pay all fees of NYSE, in connection with the application to list and the listing of Company Securities on NYSE.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE IV and provision of notice thereof to the Trustee, (a) at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust

Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of SPAC pursuant to the SPAC Stockholder Redemption, (B) pay the amounts due to the underwriters of the IPO for their deferred underwriting commissions as set forth in the Trust Agreement, (C) pay the amounts due to the Sponsor, directors and officers of SPAC as repayment of the Unpaid SPAC Liabilities, (D) pay the amounts due to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its operations and efforts to effect the Transactions, and (E) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13 Transaction Support Agreements; Company Shareholder Approval and Company Shareholder Approval; Subscription Agreements.

(a) As promptly as reasonably practicable, SPAC shall deliver, or cause to be delivered, to the Company the Sponsor Letter Agreement duly executed by Sponsor.

(b) As promptly as reasonably practicable but in no event later than five (5) Business Days following the date that the SEC declares the Registration Statement effective, the Company shall establish the record date for, duly call and give notice of, a general meeting of the Company Shareholders (the “Company Shareholder Meeting”). Promptly thereafter, the Company shall convene and hold the Company Shareholder Meeting, in each case in accordance with the Governing Documents of the Company and the laws of the State of Israel, at which the Company Preferred Shareholders shall vote on the Company Preferred Shareholder Proposals and the Company Shareholders shall vote on the Company Shareholder Proposals. The Company may adjourn the Company Shareholder Meeting, if necessary, to permit further solicitation of approvals because there are not sufficient votes to approve and adopt the Company Preferred Shareholder Proposals or the Company Shareholder Proposals or because of the absence of a quorum.

(c) The Company may not modify or waive any provisions of a Subscription Agreement without the prior written consent of SPAC; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of a Subscription Agreement shall not require the prior written consent of SPAC.

(d) The Company may not amend, modify or waive any provisions of a Transaction Support Agreement without the prior written consent of SPAC, and SPAC may not amend, modify or waive any provisions of the Sponsor Letter Agreement without the prior written consent of the Company.

Section 5.14 Indemnification; Directors’ and Officers’ Insurance.

(a) To the maximum extent permitted by applicable Law, all rights to indemnification or exculpation now existing in favor of the directors and officers of SPAC, as provided in the SPAC Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the Transactions and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and the Company will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Company shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the SPAC Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the SPAC Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of SPAC (the “D&O Persons”) entitled to be so indemnified, their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such D&O Person was a director or officer of SPAC immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) The Company shall not have any obligation under this Section 5.14 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Closing, SPAC shall purchase and shall maintain for a period of six (6) years after the Effective Time, a directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of SPAC as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (i.e., “tail coverage”). Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under SPAC’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that SPAC shall not be required to, and shall not without the Company’s prior written consent, pay aggregate premiums in excess of three hundred percent (300%) of the most recent annual premium paid by SPAC prior to the date of this Agreement and, in such event, SPAC shall purchase the maximum coverage available for three hundred percent (300%) of the most recent aggregate premium paid by SPAC prior to the date of this Agreement.

(d) If the Surviving Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Company shall assume all of the obligations set forth in this Section 5.14.

(e) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Surviving Company.

Section 5.15 Post-Closing Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Company immediately following the Effective Time.

Section 5.16 Financial Statements.

(a) As promptly as reasonably practicable (but in no event later than June 24, 2021 (or, if later, the date that the Registration Statement / Proxy Statement is filed with the SEC)), the Company shall deliver to SPAC (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2019 and December 31, 2020 and the related audited statements of operations, changes in shareholders’ equity and cash flows of the Group Companies for each of the periods then ended, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors and (ii) the unaudited consolidated balance sheet and the related statements of operations, changes in shareholders’ equity and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement / Proxy Statement to be made by the Company and/or SPAC with the SEC in connection with the Transactions (collectively, the “Required Company Financial Statements”).

(b) The Company shall use its commercially reasonable efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement to be made by the Company with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

(c) As promptly as reasonably practicable (but in no event later than June 17, 2021), SPAC shall file with the SEC (i) an amended Annual Report on Form 10-K that complies in all material respects with the SEC’s rules and regulations (including the SEC SPAC Warrant Statement) and contains restated audited balance sheets of SPAC as of December 31, 2019 and 2020 and the related audited statements of operations, stockholders’ equity and cash flows of the SPAC for the year ended December 31, 2020 and the period from August 19, 2019 (inception) through December 31, 2019, audited in accordance with the standards of the PCAOB and containing a report of SPAC’s auditors and (ii) a Quarterly Report on Form 10-Q for the period ended March 31, 2021 that complies in all material respects with the SEC’s rules and regulations (including the SEC SPAC Warrant Statement) and contains the unaudited balance sheet and the related statements of operations, changes in stockholders’ equity and cash flows of SPAC as of and for the year-to-date period ended March 31, 2021 and the comparable period in the prior year.

(d) SPAC shall use its commercially reasonable efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of SPAC, the Company in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement to be made by the Company with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.17 Company Incentive Equity Plan / Employee Share Purchase Plan / Cash Bonus.

(a) Prior to the effectiveness of the Registration Statement / Proxy Statement, the Company shall approve and adopt an equity incentive plan (the “Company Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, initially reserving a number of Company Ordinary Shares for grant thereunder (exclusive of the number of Company Ordinary Shares subject to outstanding Company Equity Awards as of such date of approval) equal to six percent (6%) of the total number of Company Ordinary Shares on a fully diluted basis immediately following the Effective Time (including as a result of the PIPE Financing) plus an additional fixed amount of 370,000 Company Ordinary Shares. The Company Incentive Equity Plan will provide for customary annual increases to such share reserve such that no less than five percent (5%) of the total number of Company Ordinary Shares on a fully diluted basis would be reserved and available for grant under the Company Incentive Equity Plan.

(b) Prior to the effectiveness of the Registration Statement / Proxy Statement, the Company shall approve and adopt an employee share purchase plan (the “Employee Share Purchase Plan”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, initially reserving a number of Company Ordinary Shares for issuance to employees of the Company equal to one percent (1%) of the total number of Company Ordinary Shares on a fully diluted basis immediately following the Effective Time (including as a result of the PIPE Financing). The Employee Share Purchase Plan will provide for customary annual increases to such share reserve such that no less than one percent (1%) of the total number of Company Ordinary Shares on a fully diluted basis would be reserved and available for grant under the Employee Share Purchase Plan.

(c) The Company shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Company Ordinary Shares issuable pursuant to the Company Incentive Equity Plan and Employee Share Purchase Plan. Such registration statement shall be filed as soon as reasonably practicable after registration of shares on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) first becomes available to the Company, and the Company shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Company Incentive Equity Plan or any Ordinary Shares issued under the Employee Share Purchase Plan remain outstanding.

(d) Without prejudice to the foregoing provisions in this Section 5.17, the Company shall grant to the individuals listed on Section 5.17(d) of the Company Disclosure Schedules a certain amount of cash bonuses at the Closing, with the recipients, the aggregate amount and the amounts allocated among all recipients of such cash bonus to be determined in good faith by the Company Board (in each case, subject to applicable Tax withholding requirements) prior to the Closing; provided that the aggregate amount of such cash bonuses shall not exceed $2,000,000.

Section 5.18 No Use of SPAC Name.

The Company shall have no right or expectancy in or to the name “PTK Acquisition Corp.” or any derivation thereof, the trading symbols “PTK”, “PTK-WT”, “PTK-UN”, SPAC’s internet domain name, any other name or logo of SPAC or any of its Affiliates, or the Intellectual Property Rights therein (it being understood that nothing in this Agreement shall prevent any of the Group Companies from making any fair use of any such names, symbols or logos in accordance with applicable Law).

Section 5.19 Company Warrant Agreement. Immediately prior to the Effective Time, (a) the Company, SPAC, and the Exchange Agent shall enter into an assignment and assumption agreement pursuant to which SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement and (b) the Company and the Exchange Agent shall enter into the Company Warrant Agreement which, among other things, (i) reflects the changes to convert the SPAC Warrants into Company Warrants as set forth in Section 2.3(c) and (ii) provides that the Company Warrants issued upon exchange of the SPAC Warrants held by the Sponsor are not redeemable and are exercisable for cash or on a cashless basis, at the holder’s option, so long as they are held by the Sponsor or its permitted transferees.

Section 5.20 Termination of Company Investor Agreements.

Prior to the Closing, the Company shall terminate each Company Investor Agreement set forth on Section 5.20 of the Company Disclosure Schedules (excluding the Transaction Support Agreements) without any liability being imposed on the part of SPAC, any Group Company, or Merger Sub; provided that, for the avoidance of doubt, the Investor Rights Agreement shall be amended and restated in the form of the Registration Rights Agreement.

Section 5.21 Continued Listing. SPAC shall maintain its listing on NYSE through the Effective Time.

Section 5.22. Employee Termination. Unless otherwise agreed in writing by the Company, prior to the Closing SPAC shall terminate the employment of its employees without any ongoing Liability to SPAC or any of its Affiliates (including the Company and its Subsidiaries).

ARTICLE VI.

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, if permitted by applicable Law, in writing by the Party for whose benefit such condition exists of the following conditions:

(a) there shall not have been entered, enacted or promulgated any Law or Order enjoining or prohibiting the consummation of the transactions contemplated by this Agreement;

(b) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(c) the Company Preferred Shareholder Approval and the Company Shareholder Approval shall have been obtained;

(d) the SPAC Stockholder Approval shall have been obtained;

(e) after giving effect to the transactions contemplated hereby, SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Offer;

(f) the Company’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement shall have been approved and the Company shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Company Shares (including, for the avoidance of doubt, the Company Ordinary Shares to be issued pursuant to the Merger) shall have been approved for listing on NYSE, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders;

(g) the Company Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 2.2(f); and

(h) any required notice and approval to and by the Israeli Innovation Authority (the “IIA”) in accordance with the IIA Law (as defined below) with respect to the transactions contemplated hereby, have been filed and obtained;

Section 6.2 Other Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, if permitted by applicable Law, in writing by SPAC of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Company Parties set forth in ARTICLE III (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to SPAC;

(e) SPAC shall have received a certificate of the secretary or equivalent officer of each of the Company Parties certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent body of each of the Company Parties authorizing the execution, delivery, and performance of this Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transactions; and

(f) each Ancillary Document (other than the Subscription Agreements) shall have been executed and delivered by the parties thereto (other than SPAC and Sponsor).

Section 6.3 Other Conditions to the Obligations of the Company Parties. The obligations of the Company Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, if permitted by applicable Law, in writing by the Company (on behalf of itself and Merger Sub) of the following further conditions:

(a) (i) the SPAC Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of SPAC set forth in ARTICLE IV (other than the SPAC Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a material adverse effect on SPAC;

(b) SPAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by SPAC under this Agreement at or prior to the Closing;

(c) the Aggregate Transaction Proceeds shall be equal to or greater than $215,000,000 (before the payment of: (a) Company Expenses and (b) SPAC Expenses).

(d) the Company shall have received a certificate of the secretary or equivalent officer of SPAC certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of SPAC authorizing the execution, delivery, and performance of this Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors of SPAC adopted in connection with the Transactions;

(e) at or prior to the Closing, SPAC shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of SPAC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company;

(f) each Ancillary Document (other than the Subscription Agreements) shall have been executed and delivered by SPAC and Sponsor; and

(g) the Company shall have received from the Subscribers and the holders of SPAC Shares any undertakings of such Persons that the Company has reasonably determined are required pursuant to The Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984 and the rules and regulations promulgated thereunder (collectively, the “IIA Law”), in the form and substance prescribed under the IIA Law (the “IIA Undertaking”).

ARTICLE VII.

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of SPAC and the Company;

(b) by SPAC, if any of the representations or warranties set forth in ARTICLE III shall not be true and correct or if either Company Party has breached or failed to perform any covenant or agreement on the part of the

Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the breaches or failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by SPAC, and (ii) the Termination Date; provided, however, that SPAC is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied; provided, further, that SPAC may only terminate this Agreement pursuant to a breach or failure by the Company to perform its obligations under Section 5.16(a) before the Company delivers the Required Company Financial Statements to SPAC;

(c) by the Company, if any of the representations or warranties set forth in ARTICLE IV shall not be true and correct or if SPAC has breached or failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the breaches or failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SPAC by the Company and (ii) the Termination Date; provided, however, neither Company Party is then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either SPAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to November 30, 2021 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d)shall not be available to the Company if either Company Party’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either SPAC or the Company, if any Governmental Entity shall have issued an Order, promulgated a Law or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided, that (i) the right to terminate this Agreement under this Section 7.1(e) shall not be available to SPAC if (A) SPAC’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) SPAC is in material breach of its obligations under this Agreement on such date and (ii) the right to terminate this Agreement under this Section 7.1(e) shall not be available to the Company if (A) a Company Party’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on before such date or (B) the Company is in material breach of its obligations under this Agreement on such date;

(f) by either SPAC or the Company if the SPAC Stockholders Meeting has been held (including any adjournment thereof), has concluded, SPAC Stockholders have duly voted and the SPAC Stockholder Approval was not obtained;

(g) by the Company, if: (i) at any time before the SPAC Stockholders shall have duly voted at a SPAC Stockholders Meeting, if the SPAC Stockholders shall have not duly voted at a SPAC Stockholders Meeting that shall have been held and concluded within the later of: (A) thirty (30) Business Days after the date that the SEC declares the Registration Statement effective; and (B) the Requested Date; or (ii) at any time before the SPAC Stockholder Approval is obtained, if the SPAC Stockholder Approval shall have not been obtained within the later of: (A) thirty (30) Business Days after the date that the SEC declares the Registration Statement effective; and (B) the Requested Date;

(h) by the Company if, prior to obtaining the SPAC Stockholder Approval, the SPAC Board (i) shall have made a SPAC Change in Recommendation or (ii) shall have failed to include the SPAC Board Recommendation in the Registration Statement / Proxy Statement distributed to SPAC Stockholders; or

(i) by SPAC if: (i) at any time before the Company Shareholders shall have duly voted at a Company Shareholder Meeting, if the Company Shareholders shall have not duly voted at a Company Shareholder Meeting that shall have been held (including any adjournment thereof) and concluded within eighteen (18) calendar days after the date that the SEC declares the Registration Statement effective; or (ii) at any time before each of the Company Preferred Shareholder Approval and the Company Shareholder Approval are obtained, if either the Company Preferred Shareholder Approval or the Company Shareholder Approval shall have not been obtained within eighteen (18) calendar days after the date that the SEC declares the Registration Statement effective.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) the confidentiality obligation set forth in Section 5.3(a), this Section 7.1(h), ARTICLE I and ARTICLE VIII (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Subscription Agreement, the Confidentiality Agreement, any Transaction Support Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 Non-Survival. Other than those representations, warranties and covenants set forth in, Section 3.26 and Section 4.24, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any SPAC Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents), the Confidentiality Agreement, and any other documents, instruments and certificates explicitly referred to herein, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of their respective Subsidiaries with respect to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, with respect to the subject matter contemplated by this Agreement exist between the Parties, except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement. No Party shall assign, delegate or otherwise transfer this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 8.2 shall be null and void, ab initio.

Section 8.3 Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be null and void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to SPAC, to:

PTK Acquisition Corp.

4601 Wilshire Boulevard

Suite 240

Los Angeles, California 90010

Attention:         Peter Kuo

Email:               peterkuo@ptktech.com

with copies (which shall not constitute notice) to:

Goodwin Procter LLP / Goodwin Procter (Hong Kong) LLP

100 Northern Avenue

Boston, MA 02210

Attention: Douglas Freeman / Jocelyn M. Arel / Chi Pan / Daniel J. Espinoza

E-mail: DFreeman@goodwinlaw.com / jarel@goodwinlaw.com / ChiPan@goodwinlaw.com / despinoza@goodwinlaw.com

Goldfarb Seligman & Co.

Ampa Tower

98 Yigal Alon Street

Tel Aviv 6789141, Israel

Attention: Aaron M. Lampert

E-mail: aaron.lampert@goldfarb.com

(b) If to the Company, to:

Valens Semiconductor Ltd.

8 Hanagar Street

POB 7152

Hod Hasharon, 45011309

Israel

Attention: General Counsel

Email: keren.shmuelisidi@valens.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York NY 10017

Attention: Brian Wolfe

                 Michael Kaplan

Email:     brian.wolfe@davispolk.com

                michael.kaplan@davispolk.com

and

Meitar | Law Offices

16 Abba Hillel Road

Ramat Gan 52506, Israel

Attention:     Alon Sahar

                     Assaf Naveh

                     Tali Lungin

Email:     asahar@meitar.com

                assafn@meitar.com

                talil@meitar.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and SPAC shall pay, or cause to be paid, all Unpaid SPAC Expenses and (b) if the Closing occurs, then the Company shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid SPAC Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor their respective counsels, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import

(regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SPAC, any documents or other materials posted to the electronic data room located at valens.securedocs.com under the project name “DR” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SPAC Disclosure Schedules corresponding to any Section or subsection of ARTICLE III (in the case of the Company Disclosure Schedules) or ARTICLE IV (in the case of the SPAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of ARTICLE III (in the case of the Company Disclosure Schedules) or ARTICLE IV (in the case of the SPAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of ARTICLE III or ARTICLE IV may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns and, except as provided in Section 5.14 and the two subsequent sentences of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Sponsor shall be an express third-party beneficiary of Section 8.2, Section 8.3, Section 8.14 and this Section 8.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of SPAC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, after conducting reasonable and due inquiry. For all purposes of this Agreement, the phrase “to

SPAC’s knowledge” and “to the knowledge of SPAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the SPAC Disclosure Schedules, after conducting reasonable due inquiry. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the SPAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any SPAC Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the SPAC Non-Party Affiliates, in the case of SPAC, that, absent any Fraud, (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, SPAC or any Non-Party Affiliate concerning any Group Company, SPAC, this Agreement or the transactions contemplated hereby.

Section 8.14 Extension; Waiver. The Company prior to the Closing and the Company and Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of SPAC set forth herein, (b) waive any inaccuracies in the representations and warranties of SPAC set forth herein or (c) waive compliance by SPAC with any of the agreements or conditions set forth herein. SPAC may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH

PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION  8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting Wilmington, Delaware or any appellate court therefrom), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages and without posting a bond, prior to the valid termination of this Agreement in accordance with Section 7.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.17 shall not be required to provide any bond or other security in connection with any such injunction.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of SPAC, filed with the SEC (File No. 333-239149) on July 15, 2020 (the “SPAC Prospectus”). Each of the Company Parties acknowledges, agrees and understands that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the SPAC Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their SPAC Shares in connection with the consummation of SPAC’s initial business combination (as such term is used in the SPAC Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if SPAC fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay for any franchise and income taxes, or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself, its shareholders, and its Affiliates that, none of the Company, its shareholders nor any of its Affiliates does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company or any of its Representatives or Affiliates, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Each Company Party on behalf of itself, its shareholders and its Affiliates hereby irrevocably waives any Released Claims that it or any of its Representatives or Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SPAC or its Affiliates).

*    *    *    *    *    *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

PTK ACQUISITION CORP.

By:	/s/ Peter Kuo
Peter Kuo
Chief Executive Officer

[Signature Page to Business Combination Agreement]

VALENS MERGER SUB, INC.

By:	/s/ Gideon Ben-Zvi
Gideon Ben-Zvi
Chief Executive Officer

VALENS SEMICONDUCTOR LTD.

By:	/s/ Dror Heldenberg
Dror Heldenberg
Chief Financial Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

Form of Subscription Agreement

[see attached]

[Exhibit A to Business Combination Agreement]

EXHIBIT B

Form of Sponsor Letter Agreement

[see attached]

[Exhibit B to Business Combination Agreement]

EXHIBIT C

Form of Transaction Support Agreement

[see attached]

[Exhibit C to Business Combination Agreement]

EXHIBIT D

Form of Registration Rights Agreement

[see attached]

[Exhibit D to Business Combination Agreement]

EXHIBIT E

Form of Company Warrant Agreement

[see attached]

[Exhibit E to Business Combination Agreement]

EXHIBIT F

Form of Company A&R Articles of Association

[see attached]

[Exhibit F to Business Combination Agreement]

EXHIBIT G

Conversion Factor Methodology

[see attached]

[Exhibit G to Business Combination Agreement]

Annex B

THE COMPANIES LAW, 1999

A LIMITED LIABILITY COMPANY

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

VALENS SEMICONDUCTOR LTD.

As Adopted on             , 2021

PRELIMINARY

1.	DEFINITIONS; INTERPRETATION.

(a) In these Articles, the following terms (whether or not capitalized) shall bear the meanings set forth opposite them, respectively, unless the subject or context requires otherwise.

“Articles”	shall mean these Amended and Restated Articles of Association, as amended from time to time.

“Board of Directors”	shall mean the Board of Directors of the Company.

“Chairperson”	shall mean the Chairperson of the Board of Directors, or the Chairperson of the General Meeting, as the context implies;

“Companies Law”	shall mean the Israeli Companies Law, 5759-1999, and the regulations promulgated thereunder. The Companies Law shall include reference to the Companies Ordinance (New Version), 5743-1983, of the State of Israel, to the extent in effect according to the provisions thereof.

“Company”	shall mean Valens Semiconductor Ltd.

“Director(s)”	shall mean the member(s) of the Board of Directors holding office at a given time.

“Economic Competition Law”	shall mean the Israeli Economic Competition Law, 5758-1988, and the regulations promulgated thereunder.

“External Director(s)”	shall have the meaning provided for such term in the Companies Law.

“General Meeting”	shall mean an Annual General Meeting or Special General Meeting of the Shareholders (each as defined in Article 23 of these Articles), as the case may be.

“NIS”	shall mean New Israeli Shekels.

“Office”	shall mean the registered office of the Company at any given time.

“Office Holder” or “Officer”	shall have the meaning provided for such term in the Companies Law.

“Securities Law”	shall mean the Israeli Securities Law, 5728-1968, and the regulations promulgated thereunder.

“Shareholder(s)”	shall mean the shareholder(s) of the Company, at any given time.

(b) Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in their entirety and not to any part hereof; all references herein to Articles or clauses shall be deemed references to Articles or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any law (‘din’) as defined in the Interpretation Law, 5741-1981, and any applicable supranational, national, federal, state, local, or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated thereunder; any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; any reference to a business day shall mean each calendar day other than any calendar day on which commercial banks in Tel-Aviv, Israel are authorized or required by applicable law to close; reference to a month or year means according to the Gregorian calendar; any reference to a “Person” shall mean any individual, partnership, corporation, limited liability company, association, estate, any political, governmental, regulatory or similar agency or body, or other legal entity; and reference to “written” or “in writing” shall include written, printed, photocopied, typed, any electronic communication (including email, facsimile, signed electronically (in Adobe PDF, DocuSign or any other format)) or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly.

(c) The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

(d) The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted thereunder.

LIMITED LIABILITY

2.

The Company is a limited liability company and each Shareholder’s liability for the Company’s debts is therefore limited (in addition to any liabilities under any contract) to the payment of the full amount (par value (if any) and premium) such Shareholder was required to pay the Company for such Shareholder’s Shares (as defined below) and which amount has not yet been paid by such Shareholder.

COMPANY’S OBJECTIVES

3.	OBJECTIVES.

The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.

4.	DONATIONS.

The Company may donate a reasonable amount of money (in cash or in kind, including the Company’s securities) to worthy purposes, as the Board of Directors may determine in its discretion, even if such donations are not made on the basis or within the scope of business considerations of the Company.

SHARE CAPITAL

5.	AUTHORIZED SHARE CAPITAL.

(a) The authorized share capital of the Company shall consist of 700,000,000 Ordinary Shares [without par value][par value NIS [●] each] (the “Shares”).

(b) The Shares shall rank pari passu in all respects. The Shares may be redeemable to the extent set forth in Article 18.

6.	INCREASE OF AUTHORIZED SHARE CAPITAL.

(a) The Company may, from time to time, by a Shareholders’ resolution, whether or not all of the shares then authorized have been issued, and whether or not all of the shares theretofore issued have been called up for payment, increase its authorized share capital by increasing the number of shares it is authorized to issue by such amount, and such additional shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.

(b) Except to the extent otherwise provided in such resolution, any new shares included in the authorized share capital increase as aforesaid shall be subject to all of the provisions of these Articles that are applicable to shares that are included in the existing share capital.

7.	SPECIAL OR CLASS RIGHTS; MODIFICATION OF RIGHTS.

(a) The Company may, from time to time, by a Shareholders’ resolution, provide for shares with such preferred or deferred rights or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

(b) If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or cancelled by the Company by a resolution of the General Meeting of the holders of all shares as one class, without any required separate resolution of any class of shares.

(c) The provisions of these Articles relating to General Meetings shall apply, mutatis mutandis, to any separate General Meeting of the holders of the shares of a particular class, it being clarified that the requisite quorum at any such separate General Meeting shall be two or more Shareholders present in person or by proxy and holding not less than thirty-three and one-third percent (33 1⁄3%) of the issued shares of such class, provided, however, that if (i) such separate General Meeting of the holders of the particular class was initiated by and convened pursuant to a resolution adopted by the Board of Directors and (ii) at the time of such meeting the Company is qualified to use the forms of a “foreign private issuer” under US securities laws, then the requisite quorum at any such separate General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding not less than twenty-five percent (25%) of the issued shares of such class. For the purpose of determining the quorum present at such General Meeting, a proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders represented by the proxy holder.

(d) Unless otherwise provided by these Articles, an increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 7, to modify or derogate or cancel the rights attached to previously issued shares of such class or of any other class.

8.	CONSOLIDATION, DIVISION, CANCELLATION AND REDUCTION OF SHARE CAPITAL.

(a) The Company may, from time to time, by or pursuant to an authorization of a Shareholders’ resolution, and subject to applicable law:

(i) consolidate all or any part of its issued or unissued authorized share capital;

(ii) divide or sub-divide its shares (issued or unissued) or any of them and the resolution whereby any share is divided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

(iii) cancel any authorized shares which, at the date of the adoption of such resolution, have not been issued to any person nor has the Company made any commitment, including a conditional commitment, to issue such shares, and reduce the amount of its share capital by the amount of the shares so canceled; or

(iv) reduce its share capital in any manner.

(b) With respect to any consolidation of issued shares and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, and, in connection with any such consolidation or other action which could result in fractional shares, may, without limiting its aforesaid power:

(i) determine, as to the holder of shares so consolidated, which issued shares shall be consolidated;

(ii) issue, in contemplation of or subsequent to such consolidation or other action, shares sufficient to preclude or remove fractional share holdings;

(iii) redeem such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(iv) round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares; or

(v) cause the transfer of fractional shares by certain Shareholders of the Company to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this sub-Article 8(b)(v).

9.	ISSUANCE OF SHARE CERTIFICATES, REPLACEMENT OF LOST CERTIFICATES.

(a) To the extent that the Board of Directors determines that all shares shall be certificated or, if the Board of Directors does not so determine, to the extent that any Shareholder requests a share certificate or the Company’s transfer agent so requires, share certificates shall be issued under the corporate seal of the Company or its written, typed or stamped name and shall bear the signature of one Director, the Company’s Chief Executive Officer, or any person or persons authorized therefor by the Board of Directors. Signatures may be affixed in any mechanical or electronic form, as the Board of Directors may prescribe.

(b) Subject to the provisions of Article 9(a), each Shareholder shall be entitled to one numbered certificate for all of the shares of any class registered in his or her name. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon. The Company (as determined by an officer of the Company to be designated by the Chief Executive Officer) shall not refuse a request by a Shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of such officer, unreasonable. Where a Shareholder has sold or transferred a portion of such Shareholder’s shares, such Shareholder shall be entitled to receive a certificate in respect of such Shareholder’s remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.

(c) A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register of Shareholders in respect of such co-ownership.

(d) A share certificate which has been defaced, lost or destroyed, may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors in its discretion deems fit.

10.	REGISTERED HOLDER.

Except as otherwise provided in these Articles or the Companies Law, the Company shall be entitled to treat the registered holder of each share as the absolute owner thereof, and accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by the Companies Law, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

11.	ISSUANCE AND REPURCHASE OF SHARES.

(a) The unissued shares from time to time shall be under the control of the Board of Directors (and, to the extent permitted by law, any Committee thereof), which shall have the power to issue or otherwise dispose of shares and of securities convertible or exercisable into or other rights to acquire from the Company to such persons, on such terms and conditions (including, inter alia, price, with or without premium, discount or commission, and terms relating to calls set forth in Article 13(f) hereof), and at such times, as the Board of Directors (or the Committee, as the case may be) deems fit, and the power to give to any person the option to acquire from the Company any shares or securities convertible or exercisable into or other rights to acquire from the Company on such terms and conditions (including, inter alia, price, with or without premium, discount or commission), during such time as the Board of Directors (or the Committee, as the case may be) deems fit.

(b) The Company may at any time and from time to time, subject to the Companies Law, repurchase or finance the purchase of any shares or other securities issued by the Company, in such manner and under such terms as the Board of Directors shall determine, whether from any one or more Shareholders. Such purchase shall not be deemed as payment of dividends and as such, no Shareholder will have the right to require the Company to purchase his or her shares or offer to purchase shares from any other Shareholders.

12.	PAYMENT IN INSTALLMENT.

If pursuant to the terms of issuance of any share, all or any portion of the price thereof shall be payable in installments, every such installment shall be paid to the Company on the due date thereof by the then registered holder(s) of the share or the person(s) then entitled thereto.

13.	CALLS ON SHARES.

(a) The Board of Directors may, from time to time, as it, in its discretion, deems fit, make calls for payment upon Shareholders in respect of any sum (including premium) which has not been paid up in respect of shares held by such Shareholders and which is not, pursuant to the terms of issuance of such shares or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him or her (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such times may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the shares in respect of which such call was made.

(b) Notice of any call for payment by a shareholder shall be given in writing to such shareholder not less than fourteen (14) days prior to the time of payment fixed in such notice, and shall specify the time and place of payment, and the person to whom such payment is to be made. Prior to the time for any such payment fixed in a notice of a call given to a shareholder, the Board of Directors may in its absolute discretion, by notice in writing to such shareholder, revoke such call in whole or in part, extend the time fixed for payment thereof, or designate a different place of payment or person to whom payment is to be made. In the event of a call payable in installments, only one notice thereof need be given.

(c) If pursuant to the terms of issuance of a share or otherwise, an amount is made payable at a fixed time, such amount shall be payable at such time as if it were payable by virtue of a call made by the Board of Directors and for which notice was given in accordance with paragraphs (a) and (b) of this Article 13, and the provision of these Articles with regard to calls (and the non-payment thereof) shall be applicable to such amount or such installment (and the non-payment thereof).

(d) Joint holders of a share shall be jointly and severally liable to pay all calls for payment in respect of such share and all interest payable thereon.

(e) Any amount called for payment which is not paid when due shall bear interest from the date fixed for payment until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and payable at such time(s) as the Board of Directors may prescribe.

(f) Upon the issuance of shares, the Board of Directors may provide for differences among the holders of such shares as to the amounts and times for payment of calls for payment in respect of such shares.

14.	PREPAYMENT.

With the approval of the Board of Directors, any Shareholder may pay to the Company any amount not yet payable in respect of his or her shares, and the Board of Directors may approve the payment by the Company of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 14 shall derogate from the right of the Board of Directors to make any call for payment before or after receipt by the Company of any such advance.

15.	FORFEITURE AND SURRENDER.

(a) If any Shareholder fails to pay an amount payable by virtue of a call, installment or interest thereon as provided for in accordance herewith, on or before the day fixed for payment of the same, the Board of Directors may at any time after the day fixed for such payment, so long as such amount (or any portion thereof) or interest thereon (or any portion thereof) remains unpaid, forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including, without limitation, attorneys’ fees and costs of legal proceedings, shall be added to, and shall, for all purposes (including the accrual of interest thereon) constitute a part of, the amount payable to the Company in respect of such call.

(b) Upon the adoption of a resolution as to the forfeiture of a Shareholder’s share, the Board of Directors shall cause notice thereof to be given to such Shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than fourteen (14) days after the date such notice is given and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to such date, the Board of Directors may cancel such resolution of forfeiture, but no such cancellation shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

(c) Without derogating from Articles 51 and 55 hereof, whenever shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

(d) The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

(e) Any share forfeited or surrendered as provided herein, shall become the property of the Company as a dormant share, and the same, subject to the provisions of these Articles, may be sold, re-issued or otherwise disposed of as the Board of Directors deems fit.

(f) Any person whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 13(e) above, and the Board of Directors, in its discretion, may, but shall not be obligated to, enforce or collect the payment of such amounts, or any part thereof, as it shall deem fit. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the person in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another.

(g) The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-issued or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 15.

16.	LIEN.

(a) Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his or her debts, liabilities and engagements to the Company arising from any amount payable by such Shareholder in respect of any unpaid or partly paid share, whether or not such debt, liability or engagement has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

(b) The Board of Directors may cause the Company to sell a share subject to such a lien when the debt, liability or engagement giving rise to such lien has matured, in such manner as the Board of Directors deems fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such Shareholder, his or her executors or administrators.

(c) The net proceeds of any such sale, after payment of the costs and expenses thereof or ancillary thereto, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder in respect of such share (whether or not the same have matured), and the remaining proceeds (if any) shall be paid to the shareholder, his or her executors, administrators or assigns.

17.	SALE AFTER FORFEITURE OR SURRENDER OR FOR ENFORCEMENT OF LIEN.

Upon any sale of a share after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such share. The purchaser shall be registered as the shareholder and shall not be bound to see to the regularity of the sale proceedings, or to the application of the proceeds of such sale, and after his or her name has been entered in the Register of Shareholders in respect of such share, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

18.	REDEEMABLE SHARES.

The Company may, subject to applicable law, issue redeemable shares or other securities and redeem the same upon terms and conditions to be set forth in a written agreement between the Company and the holder of such shares or in their terms of issuance.

TRANSFER OF SHARES

19.	REGISTRATION OF TRANSFER.

No transfer of shares shall be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer) has been submitted to the Company (or its transfer agent), together with any share certificate(s) and such other evidence of title as the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer may require. Notwithstanding anything to the contrary herein, shares registered in the name of The Depository Trust Company or its nominee shall be transferrable in accordance with the policies and procedures of The Depository Trust Company. Until the transferee has been registered in the Register of Shareholders in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a transfer, and may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on the New York Stock Exchange or on any other stock exchange on which the Company’s shares are then listed for trading.

20.	SUSPENSION OF REGISTRATION.

The Board of Directors may, in its discretion to the extent it deems necessary, close the Register of Shareholders of registration of transfers of shares for a period determined by the Board of Directors, and no registrations of transfers of shares shall be made by the Company during any such period during which the Register of Shareholders is so closed.

TRANSMISSION OF SHARES

21.	DECEDENTS’ SHARES.

Upon the death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer.

22.	RECEIVERS AND LIQUIDATORS.

(a) The Company may recognize any receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder, and a trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a Shareholder or its properties, as being entitled to the shares registered in the name of such Shareholder.

(b) Such receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder and such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceedings with respect to a Shareholder or its properties, upon producing such evidence as the Board of Directors (or an officer of the Company to be designated by the Chief Executive Officer) may deem sufficient as to his or her authority to act in such capacity or under this Article, shall with the consent of the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer (which the Board of Directors or such officer may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

GENERAL MEETINGS

23.	GENERAL MEETINGS.

(a) An annual General Meeting (“Annual General Meeting”) shall be held at such time and at such place, either within or outside of the State of Israel, as may be determined by the Board of Directors.

(b) All General Meetings other than Annual General Meetings shall be called “Special General Meetings”. The Board of Directors may, at its discretion, convene a Special General Meeting at such time and place, within or outside of the State of Israel, as may be determined by the Board of Directors.

(c) If so determined by the Board of Directors, an Annual General Meeting or a Special General Meeting may be held through the use of any means of communication approved by the Board of Directors, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at such general meeting and a Shareholder shall be deemed present in person at such general meeting if attending such meeting through the means of communication used at such meeting.

24.	RECORD DATE FOR GENERAL MEETING.

Notwithstanding any provision of these Articles to the contrary, and to allow the Company to determine the Shareholders entitled to notice of or to vote at any General Meeting or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or grant of any rights, or entitled to exercise any rights in respect of or to take or be the subject of any other action, the Board of Directors may fix a record date for the General Meeting, which shall not be more than the maximum period and not less than the minimum period permitted by law. A determination of Shareholders of record entitled to notice of or to vote at a General Meeting shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

25.	SHAREHOLDER PROPOSAL REQUEST.

(a) Any Shareholder or Shareholders of the Company holding at least the required percentage under the Companies Law of the voting rights of the Company which entitles such Shareholder(s) to require the Company to include a matter on the agenda of a General Meeting (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that the Board of Directors include a matter on the agenda of a General Meeting to be held in the future, provided that the Board of Directors determines that the matter is appropriate to be considered at a General Meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered in accordance with applicable law, and the Proposal Request must comply with the requirements of these Articles (including this Article 25) and any applicable law and stock exchange rules and regulations. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by registered mail, postage prepaid, and received by the Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company). To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law. The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law, a Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting, and a representation that the Proposing Shareholder(s) intend to appear in person or by proxy at the meeting; (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a General Meeting, as the Board of Directors may reasonably require.

A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

(b) The information required pursuant to this Article shall be updated as of (i) the record date of the General Meeting, (ii) five business days before the General Meeting, and (iii) as of the General Meeting, and any adjournment or postponement thereof.

(c) The provisions of Articles 25(a) and 25(b) shall apply, mutatis mutandis, to any matter to be included on the agenda of a Special General Meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Companies Law.

(d) Notwithstanding anything to the contrary herein, this Article 25 may only be amended, replaced or suspended by a resolution adopted at a General Meeting by a supermajority of at least sixty-five percent (65%) of the total voting power of the Shareholders.

26.	NOTICE OF GENERAL MEETINGS; OMISSION TO GIVE NOTICE.

(a) The Company is not required to give notice of a General Meeting, subject to any mandatory provision of the Companies Law.

(b) The accidental omission to give notice of a General Meeting to any Shareholder, or the non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting or any resolution adopted thereat.

(c) No Shareholder present, in person or by proxy, at any time during a General Meeting shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such General Meeting on account of any defect in the notice of such meeting relating to the time or the place thereof, or any item acted upon at such meeting.

(d) In addition to any places at which the Company may make available for review by Shareholders the full text of the proposed resolutions to be adopted at a General Meeting, as required by the Companies Law, the Company may add additional places for Shareholders to review such proposed resolutions, including an internet site.

PROCEEDINGS AT GENERAL MEETINGS

27.	QUORUM.

(a) No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the quorum required under these Articles for such General Meeting or such adjourned meeting, as the case may be, is present when the meeting proceeds to business.

(b) In the absence of contrary provisions in these Articles, the requisite quorum for any General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding shares conferring in the aggregate at least thirty-three and one-third percent (33 1⁄3%) of the voting power of the Company, provided, however, that if (i) such General Meeting was initiated by and convened pursuant to a resolution adopted by the Board of Directors and (ii) at the time of such General Meeting the Company is qualified to use the forms of a “foreign private issuer” under US securities laws, then the requisite quorum shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding shares conferring in the aggregate at least twenty-five percent (25%) of the voting power of the Company. For the purpose of determining the quorum present at a certain General Meeting, a proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders represented by the proxy holder.

(c) If within half an hour from the time appointed for the meeting a quorum is not present, then without any further notice the meeting shall be adjourned either (i) to the same day in the next week, at the same time and place, (ii) to such day and at such time and place as indicated in the notice of such meeting, or (iii) to such day and at such time and place as the Chairperson of the General Meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, if the original meeting was convened pursuant to a request under Section 63 of the Companies Law, one or more shareholders, present in person or by proxy, and holding the number of shares required for making such request, shall constitute a quorum, but in any other case any shareholder (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

28.	CHAIRPERSON OF GENERAL MEETING.

The Chairperson of the Board of Directors shall preside as Chairperson of every General Meeting of the Company. If at any meeting the Chairperson is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling or unable to act as Chairperson, any of the following may preside as Chairperson of the meeting (and in the following order): a Director designated by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Secretary or any person designated by any of the foregoing. If at any such meeting none of the foregoing persons is present or all are unwilling or unable to act as Chairperson, the Shareholders present (in person or by proxy) shall choose a Shareholder or its proxy present at the meeting to be Chairperson. The office of Chairperson shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairperson to vote as a Shareholder or proxy of a Shareholder if, in fact, the Chairperson is also a Shareholder or such proxy).

29.	ADOPTION OF RESOLUTIONS AT GENERAL MEETINGS.

(a) Except as required by the Companies Law or these Articles, including, without limitation, Article 39 below, a resolution of the Shareholders shall be adopted if approved by the holders of a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting. Without limiting the generality of the foregoing, a resolution with respect to a matter or action for which the Companies Law prescribes a higher majority or pursuant to which a provision requiring a higher majority would have been deemed to have been incorporated into these Articles, but for which the Companies Law allows these Articles to provide otherwise (including, Sections 327 and 24 of the Companies Law), shall be adopted by a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting.

(b) Every question submitted to a General Meeting shall be decided by a show of hands, but the Chairperson of the General Meeting may determine that a resolution shall be decided by a written ballot. A written ballot may be implemented before the proposed resolution is voted upon or immediately after the declaration by the Chairperson of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot.

(c) A defect in convening or conducting a General Meeting, including a defect resulting from the non-fulfillment of any provision or condition set forth in the Companies Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions or decisions which took place thereat.

(d) A declaration by the Chairperson of the General Meeting that a resolution has been carried unanimously, or carried by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

30.	POWER TO ADJOURN.

A General Meeting, the consideration of any matter on its agenda, or the resolution on any matter on its agenda, may be postponed or adjourned, from time to time and from place to place: (i) by the Chairperson of a General Meeting at which a quorum is present (and he shall do so if directed by the General Meeting, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment), but no business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting as originally called, or a matter on its agenda with respect to which no resolution was adopted at the meeting originally called; or (ii) by the Board of Directors (whether prior to or at a General Meeting).

31.	VOTING POWER.

Subject to the provisions of Article 32(a) and to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by the Shareholder of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot, or by any other means.

32.	VOTING RIGHTS.

(a) No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls then payable by him or her in respect of his or her shares in the Company have been paid.

(b) A company or other corporate body being a Shareholder of the Company may duly authorize any person to be its representative at any meeting of the Company or to execute or deliver a proxy on its behalf. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the Shareholder could have exercised if it were an individual. Upon the request of the Chairperson of the General Meeting, written evidence of such authorization (in form acceptable to the Chairperson) shall be delivered to him or her.

(c) Any Shareholder entitled to vote may vote either in person or by proxy (who need not be a Shareholder of the Company), or, if the Shareholder is a company or other corporate body, by representative authorized pursuant to Article (b) above.

(d) If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s). For the purpose of this Article 32(d), seniority shall be determined by the order of registration of the joint holders in the Register of Shareholders.

(e) If a Shareholder is a minor, under protection, bankrupt or legally incompetent, or in the case of a corporation, is in receivership or liquidation, it may, subject to all other provisions of these Articles and any documents or records required to be provided under these Articles, vote through his, her or its trustees, receiver, liquidator, natural guardian or another legal guardian, as the case may be, and the persons listed above may vote in person or by proxy.

PROXIES

33.	INSTRUMENT OF APPOINTMENT.

(a) An instrument appointing a proxy shall be in writing and shall be substantially in the following form:

“I		of
	(Name of Shareholder)		(Address of Shareholder)
Being a shareholder of Valens Semiconductor Ltd. hereby appoints of
	(Name of Proxy)		(Address of Proxy)
as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the day of , and at any adjournment(s) thereof.

Signed this day of , .

(Signature of Appointor)”

or in any usual or common form or in such other form as may be approved by the Board of Directors. Such proxy shall be duly signed by the appointor of such person’s duly authorized attorney, or, if such appointor is company or other corporate body, in the manner in which it signs documents which binds it together with a certificate of an attorney with regard to the authority of the signatories.

(b) Subject to the Companies Law, the original instrument appointing a proxy or a copy thereof certified by an attorney (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at its Office, at its principal place of business, or at the offices of its registrar or transfer agent, or at such place as notice of the meeting may specify) not less than forty eight (48) hours (or such shorter period as the notice shall specify) before the time fixed for such meeting. Notwithstanding the above, the Chairperson shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept instruments of proxy until the beginning of a General Meeting. A document appointing a proxy shall be valid for every adjourned meeting of the General Meeting to which the document relates.

34.	EFFECT OF DEATH OF APPOINTOR OF TRANSFER OF SHARE AND OR REVOCATION OF APPOINTMENT.

(a) A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the prior death or bankruptcy of the appointing Shareholder (or of his or her attorney-in-fact, if any, who signed such instrument), or the transfer of the share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairperson of such meeting prior to such vote being cast.

(b) Subject to the Companies Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairperson, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 33(b) for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 33(b) hereof, or (ii) if the appointing Shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairperson of such meeting of written notice from such Shareholder of the revocation of such appointment, or if and when such Shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing Shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 34(b) at or prior to the time such vote was cast.

BOARD OF DIRECTORS

35.	POWERS OF THE BOARD OF DIRECTORS.

(a) The Board of Directors may exercise all such powers and do all such acts and things as the Board of Directors is authorized by law or as the Company is authorized to exercise and do and are not hereby or by law required to be exercised or done by the General Meeting. The authority conferred on the Board of Directors by this Article 35 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time at a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

(b) Without limiting the generality of the foregoing, the Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall deem fit, including without limitation, capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

36.	EXERCISE OF POWERS OF THE BOARD OF DIRECTORS.

(a) A meeting of the Board of Directors at which a quorum is present in accordance with Article 45 shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

(b) A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present, entitled to vote and voting thereon when such resolution is put to a vote.

(c) The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, in writing or in any other manner permitted by the Companies Law.

37.	DELEGATION OF POWERS.

(a) The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees (in these Articles referred to as a “Committee of the Board of Directors”, or “Committee”), each consisting of one or more persons (who may or may not be Directors), and it may from time to time revoke such delegation or alter the composition of any such Committee. Any Committee so formed shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors, subject to applicable law. No regulation imposed by the Board of Directors on any Committee and no resolution of the Board of Directors shall invalidate any prior act done or pursuant to a resolution by the Committee which would have been valid if such regulation or resolution of the Board of Directors had not been adopted. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, to the extent not superseded by any regulations adopted by the Board of Directors. Unless otherwise expressly prohibited by the Board of Directors, in delegating powers to a Committee of the Board of Directors, such Committee shall be empowered to further delegate such powers.

(b) The Board of Directors may from time to time appoint a Secretary to the Company, as well as Officers, agents, employees and independent contractors, as the Board of Directors deems fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and compensation, of all such persons.

(c) The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purposes(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him or her.

38.	NUMBER OF DIRECTORS.

(a) The Board of Directors shall consist of such number of Directors (not less than three (3) nor more than [eleven (11)]1, including the External Directors, if any were elected) as may be fixed from time to time by resolution of the Board of Directors.

(b) Notwithstanding anything to the contrary herein, this Article 38 may only be amended or replaced by a resolution adopted at a General Meeting by a majority of at least [sixty-five percent (65%)] of the total voting power of the Company’s shareholders.

[1]	NTD: To be confirmed.

39.	ELECTION AND REMOVAL OF DIRECTORS.

(a) The Directors (excluding the External Directors if any were elected), shall be classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, hereby designated as Class I, Class II and Class III (each, a “Class”). The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective.

(i)    The term of office of the initial Class I directors shall expire at the Annual General Meeting to be held in 2022 and when their successors are elected and qualified,

(ii)    The term of office of the initial Class II directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (i) above and when their successors are elected and qualified, and

(iii)    The term of office of the initial Class III directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (ii) above and when their successors are elected and qualified.

(b) At each Annual General Meeting, commencing with the Annual General Meeting to be held in 2022, each Nominee or Alternate Nominee (each as defined below) elected at such Annual General Meeting to serve as a Director in a Class whose term shall have expired at such Annual General Meeting shall be elected to hold office until the third Annual General Meeting next succeeding his or her election and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each Director shall serve until his or her successor is elected and qualified or until such earlier time as such Director’s office is vacated.

(c) If the number of Directors (excluding External Directors, if any were elected) that comprises the Board of Directors is hereafter changed by the Board of Directors, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(d) Prior to every General Meeting of the Company at which Directors are to be elected, and subject to clauses (a) and (h) of this Article, the Board of Directors (or a Committee thereof) shall select, by a resolution adopted by a majority of the Board of Directors (or such Committee), a number of Persons to be proposed to the Shareholders for election as Directors at such General Meeting (the “Nominees”).

(e) Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a Person to be proposed to the Shareholders for election as Director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article 39(e), Article 25 and applicable law. Unless otherwise determined by the Board of Directors, a Proposal Request relating to an Alternate Nominee is deemed to be a matter that is appropriate to be considered only at an Annual General Meeting. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 25, and shall also set forth: (i) the name, address, telephone number, fax number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings during the past three (3) years, and any other material relationships, between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he or she consents to be named in the Company’s notices and proxy materials and on the Company’s proxy card relating to the General Meeting, if provided or published, and that he or she, if elected, consents to serve on the Board of Directors and to be named in the Company’s disclosures and filings; (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such an Alternate Nominee and an undertaking that all of the information that is required under law and stock exchange rules and regulations to be provided to the Company in connection with such an appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under Form 20-F (or Form 10-K, if applicable) or any other applicable form prescribed by the U.S. Securities and Exchange Commission (the “SEC”)); (v) a declaration made by the Alternate Nominee of whether he or she meets the criteria for an independent director and, if applicable, External Director of the Company under the Companies Law and/or under any applicable law, regulation or stock exchange rules, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder(s) and each Alternate Nominee shall promptly provide any other information reasonably requested by the Company, including a duly completed director and officer questionnaire, in such form as may be provided by the Company, with respect to each Alternate Nominee. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder or Alternate Nominee pursuant to this Article 39(e) and Article 25, and the Proposing Shareholder and Alternate Nominee shall be responsible for the accuracy and completeness thereof.

(f) The Nominees or Alternate Nominees shall be elected by a resolution adopted at the General Meeting at which they are subject to election. Notwithstanding Articles 25(a) and 25(c), in the event of a Contested Election, the method of calculation of the votes and the manner in which the resolutions will be presented to the General Meeting shall be determined by the Board of Directors in its discretion. In the event that the Board of Directors does not or is unable to make a determination on such matter, then the method described in clause (ii) below shall apply. The Board of Directors may consider, among other things, the following methods: (i) election of competing slates of Director nominees (determined in a manner approved by the Board of Directors) by a majority of the voting power represented at the General Meeting in person or by proxy and voting on such competing slates, (ii) election of individual Directors by a plurality of the voting power represented at the General Meeting in person or by proxy and voting on the election of Directors (which shall mean that the nominees receiving the largest number of “for” votes will be elected in such Contested Election), (iii) election of each nominee by a majority of the voting power represented at the General Meeting in person or by proxy and voting on the election of Directors, provided that if the number of such nominees exceeds the number of Directors to be elected, then as among such nominees the election shall be by plurality of the voting power as described above, and (iv) such other method of voting as the Board of Directors deems appropriate, including use of a “universal proxy card” listing all Nominees and Alternate Nominees by the Company. For the purposes of these Articles, election of Directors at a General Meeting shall be considered a “Contested Election” if the aggregate number of Nominees and Alternate Nominees at such meeting exceeds the total number of Directors to be elected at such meeting, with the determination thereof being made by the Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company) as of the close of the applicable notice of nomination period under Article 25 or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with Article 25, this Article 39 and applicable law; provided, however, that the determination that an election is a Contested Election shall not be determinative as to the validity of any such notice of nomination; and provided, further, that, if, prior to the time the Company mails its initial proxy statement in connection with such election of Directors, one or more notices of nomination of an Alternate Nominee are withdrawn such that the number of candidates for election as Director no longer exceeds the number of Directors to be elected, the election shall not be considered a Contested Election. Shareholders shall not be entitled to cumulative voting in the election of Directors, except to the extent specifically set forth in this clause (f).

(g) Notwithstanding anything to the contrary herein, this Article 39 and Article 42(e) may only be amended, replaced or suspended by a resolution adopted at a General Meeting by a majority of at least sixty-five percent (65%) of the total voting power of the Company’s shareholders.

(h) Notwithstanding anything to the contrary in these Articles, the election, qualification, removal or dismissal of External Directors, if so elected, shall be only in accordance with the applicable provisions set forth in the Companies Law.

40.	COMMENCEMENT OF DIRECTORSHIP.

Without derogating from Article 39, the term of office of a Director shall commence as of the date of his or her appointment or election, or on a later date if so specified in his or her appointment or election.

41.	CONTINUING DIRECTORS IN THE EVENT OF VACANCIES.

The Board of Directors (and, if so determined by the Board of Directors, the General Meeting) may at any time and from time to time appoint any person as a Director to fill a vacancy (whether such vacancy is due to a Director no longer serving or due to the number of Directors serving being less than the maximum number stated in Article 38 hereof). In the event of one or more such vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, provided, however, that if the number of Directors serving is less than the minimum number provided for pursuant to Article 38 hereof, they may only act in an emergency or to fill the office of a Director which has become vacant up to a number equal to the minimum number provided for pursuant to Article 38 hereof, or in order to call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies. The office of a Director that was appointed by the Board of Directors to fill any vacancy shall only be for the remaining period of time during which the Director whose service has ended was filled would have held office, or in case of a vacancy due to the number of Directors serving being less than the maximum number stated in Article 38 hereof the Board of Directors shall determine at the time of appointment the Class pursuant to Article 39 to which the additional Director shall be assigned. Notwithstanding anything to the contrary herein, this Article 41 may only be amended, replaced or suspended by a resolution adopted at a General Meeting by a majority of at least [sixty-five percent (65%)] of the total voting power of the Company’s shareholders.

42.	VACATION OF OFFICE.

The office of a Director shall be vacated and he shall be dismissed or removed:

(a) ipso facto, upon his or her death;

(b) if he or she is prevented by applicable law from serving as a Director;

(c) if the Board of Directors determines that due to his or her mental or physical state he or she is unable to serve as a director;

(d) if his or her directorship expires pursuant to these Articles and/or applicable law;

(e) by a resolution adopted at a General Meeting by a majority of at least [sixty-five percent (65%)] of the total voting power of the Shareholders (with such removal becoming effective on the date fixed in such resolution);

(f) by his or her written resignation, such resignation becoming effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later; or

(g) with respect to an External Director, if so elected, and notwithstanding anything to the contrary herein, only pursuant to applicable law.

43.	CONFLICT OF INTERESTS; APPROVAL OF RELATED PARTY TRANSACTIONS.

(a) Subject to the provisions of applicable law and these Articles, no Director shall be disqualified by virtue of his or her office from holding any office or place of profit in the Company or in any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested, be avoided, nor, other than as required under the Companies Law, shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director’s holding that office or of the fiduciary relations thereby established, but the nature of his or her interest, as well as any material fact or document, must be disclosed by him or her at the meeting of the Board of Directors at which the contract or arrangement is first considered, if his or her interest then exists, or, in any other case, at no later than the first meeting of the Board of Directors after the acquisition of his or her interest.

(b) Subject to the Companies Law and these Articles, a transaction between the Company and an Office Holder, and a transaction between the Company and another entity in which an Office Holder of the Company has a personal interest, in each case, which is not an Extraordinary Transaction (as defined by the Companies Law), shall require only approval by the Board of Directors or a Committee of the Board of Directors. Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific type of transactions.

PROCEEDINGS OF THE BOARD OF DIRECTORS

44.	MEETINGS.

(a) The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Board of Directors thinks fit.

(b) A meeting of the Board of Directors shall be convened by the Secretary upon instruction of the Chairperson or upon a request of at least two Directors which is submitted to the Chairperson or in any event that such meeting is required by the provisions of the Companies Law. In the event that the Chairperson does not instruct the Secretary to convene a meeting upon a request of at least two (2) Directors within seven (7) days of such request, then such two Directors may convene a meeting of the Board of Directors. Any meeting of the Board of Directors shall be convened upon not less than two (2) days’ notice, unless such notice is waived in writing by all of the Directors as to a particular meeting or by their attendance at such meeting or unless the matters to be discussed at such meeting are of such urgency and importance that notice is reasonably determined by the Chairperson as ought to be waived or shortened under the circumstances.

(c) Notice of any such meeting shall be given orally, by telephone, in writing or by mail, facsimile, email or such other means of delivery of notices as the Company may apply, from time to time.

(d) Notwithstanding anything to the contrary herein, failure to deliver notice to a Director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived prior to action being taken at such meeting, by all Directors entitled to participate at such meeting to whom notice was not duly given as aforesaid. Without derogating from the foregoing, no Director present at any time during a meeting of the Board of Directors shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such meeting on account of any defect in the notice of such meeting relating to the date, time or the place thereof or the convening of the meeting.

45.	QUORUM.

Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence in person or by any means of communication of a majority of the Directors then in office who are lawfully entitled to participate and vote in the meeting. No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present (in person or by any means of communication on the condition that all participating Directors can hear each other simultaneously) when the meeting proceeds to business. If within thirty (30) minutes from the time appointed for a meeting of the Board of Directors a quorum is not present, the meeting shall stand adjourned at the same place and time forty-eight (48) hours thereafter unless the Chairperson has determined that there is such urgency and importance that a shorter period is required under the circumstances. If an adjourned meeting is convened in accordance with the foregoing and a quorum is not present within thirty (30) minutes of the announced time, the requisite quorum at such adjourned meeting shall be, any two (2) Directors, if the number of Directors then serving is up to five (5), and any three (3) Directors, if the number of Directors then serving is more than five (5), in each case who are lawfully entitled to participate in the meeting and who are present at such adjourned meeting. At an adjourned meeting of the Board of Directors the only matters to be considered shall be those matters which might have been lawfully considered at the meeting of the Board of Directors originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the meeting of the Board of Directors originally called.

46.	CHAIRPERSON OF THE BOARD OF DIRECTORS.

The Board of Directors shall, from time to time, elect one of its members to be the Chairperson of the Board of Directors, remove such Chairperson from office and appoint in his or her place. The Chairperson of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairperson, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting or if he is unwilling to take the chair, the Directors present shall choose one of the Directors present at the meeting to be the Chairperson of such meeting. The office of Chairperson of the Board of Directors shall not, by itself, entitle the holder to a second or casting vote.

47.	VALIDITY OF ACTS DESPITE DEFECTS.

All acts done or transacted at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meeting or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

CHIEF EXECUTIVE OFFICER

48.	CHIEF EXECUTIVE OFFICER.

The Board of Directors shall from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officer of the Company who shall have the powers and authorities set forth in the Companies Law, and may confer upon such person(s), and from time to time modify or revoke, such titles and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to any additional approvals required under, and the provisions of, the Companies Law and of any contract between any such person and the Company) fix their salaries and compensation, remove or dismiss them from office and appoint another or others in his, her or their place or places.

MINUTES

49.	MINUTES.

Any minutes of the General Meeting or the Board of Directors or any Committee thereof, if purporting to be signed by the Chairperson of the General Meeting, the Board of Directors or a Committee thereof, as the case may be, or by the Chairperson of the next succeeding General Meeting, meeting of the Board of Directors or meeting of a Committee, as the case may be, shall constitute prima facie evidence of the matters recorded therein.

DIVIDENDS

50.	DECLARATION OF DIVIDENDS.

The Board of Directors may, from time to time, declare, and cause the Company to pay dividends as permitted by the Companies Law. The Board of Directors shall determine the time for payment of such dividends and the record date for determining the shareholders entitled thereto.

51.	AMOUNT PAYABLE BY WAY OF DIVIDENDS.

Subject to the provisions of these Articles and subject to the rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, any dividend paid by the Company shall be allocated among the Shareholders (not in default in payment of any sum referred to in Article 13 hereof) entitled thereto on a pari passu basis in proportion to their respective holdings of the issued and outstanding Shares in respect of which such dividends are being paid.

52.	INTEREST.

No dividend shall carry interest as against the Company.

53.	PAYMENT IN SPECIE.

If so declared by the Board of Directors, a dividend declared in accordance with Article 50 may be paid, in whole or in part, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or other securities of the Company or of any other companies, or in any combination thereof, in each case, the fair value of which shall be determined by the Board of Directors in good faith.

54.	IMPLEMENTATION OF POWERS.

The Board of Directors may settle, as it deems fit, any difficulty arising with regard to the distribution of dividends, bonus shares or otherwise, and in particular, to issue certificates for fractions of shares and sell such fractions of shares in order to pay their consideration to those entitled thereto, or to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than NIS 0.01 shall not be taken into account. The Board of Directors may instruct to pay cash or convey these certain assets to a trustee in favor of those people who are entitled to a dividend, as the Board of Directors shall deem appropriate.

55.	DEDUCTIONS FROM DIVIDENDS.

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him or her to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

56.	RETENTION OF DIVIDENDS.

(a) The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b) The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 21 or 22, entitled to become a

Shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

57.	UNCLAIMED DIVIDENDS.

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of one (1) year (or such other period determined by the Board of Directors) from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The principal (and only the principal) of any unclaimed dividend of such other moneys shall be if claimed, paid to a person entitled thereto.

58.	MECHANICS OF PAYMENT.

Any dividend or other moneys payable in cash in respect of a share, less the tax required to be withheld pursuant to applicable law, may, as determined by the Board of Directors in its sole discretion, be paid by check or warrant sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such Persons or his or her bank account or the person who the Company may then recognize as the owner thereof or entitled thereto under Article 21 or 22 hereof, as applicable, or such person’s bank account), or to such person and at such other address as the person entitled thereto may by writing direct, or in any other manner the Board of Directors deems appropriate. Every such check or warrant or other method of payment shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the Person entitled to the money represented thereby.

ACCOUNTS

59.	BOOKS OF ACCOUNT.

The Company’s books of account shall be kept at the Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as explicitly conferred by law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to the Shareholders.

60.	AUDITORS.

The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors (with right of delegation to a Committee thereof or to management) to fix such remuneration subject to such criteria or standards, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s). The General Meeting may, if so recommended by the Board of Directors, appoint the auditors for a period that may extend until the third Annual General Meeting after the Annual General Meeting in which the auditors were appointed.

61.	FISCAL YEAR.

The fiscal year of the Company shall be the 12 months period ending on December 31 of each calendar year.

SUPPLEMENTARY REGISTERS

62.	SUPPLEMENTARY REGISTERS.

Subject to and in accordance with the provisions of Sections 138 and 139 of the Companies Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

EXEMPTION, INDEMNITY AND INSURANCE

63.	INSURANCE.

Subject to the provisions of the Companies Law with regard to such matters, the Company may enter into a contract for the insurance of the liability, in whole or in part, of any of its Office Holders imposed on such Office Holder due to an act performed by or an omission of the Office Holder in the Office Holder’s capacity as an Office Holder of the Company arising from any matter permitted by law, including the following:

(a) a breach of duty of care to the Company or to any other person;

(b) a breach of his or her duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that act that resulted in such breach would not prejudice the interests of the Company;

(c) a financial liability imposed on such Office Holder in favor of any other person; and

(d) any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P of the Economic Competition Law).

64.	INDEMNITY.

(a) Subject to the provisions of the Companies Law, the Company may retroactively indemnify an Office Holder of the Company to the maximum extent permitted under applicable law, including with respect to the following liabilities and expenses, provided that such liabilities or expenses were imposed on such Office Holder or incurred by such Office Holder due to an act performed by or an omission of the Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

(i) a financial liability imposed on an Office Holder in favor of another person by any court judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court;

(ii) reasonable litigation expenses, including legal fees, expended by the Office Holder (A) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such Office Holder as a result of such investigation or proceeding; and (2) no financial liability in lieu of a criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent, or (B) in connection with a financial sanction;

(iii) reasonable litigation costs, including legal fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings filed against the Office Holder by the Company or in its name or by any other person or in a criminal charge in respect of which the Office Holder was acquitted or in a criminal charge in respect of which the Office Holder was convicted for an offence which did not require proof of criminal intent; and

(iv) any other event, occurrence, matter or circumstance under any law with respect to which the Company may, or will be able to, indemnify an Office Holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if and to the extent applicable, and Section 50P(b)(2) of the RTP Law).

(b) Subject to the provisions of the Companies Law, the Company may undertake to indemnify an Office Holder, in advance, with respect to those liabilities and expenses described in the following Articles:

(i) Sub-Article 64(a)(ii) to 64(a)(iv); and

(ii) Sub-Article 64(a)(i), provided that:

(1) the undertaking to indemnify is limited to such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

(2) the undertaking to indemnify shall set forth such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

65.	EXEMPTION.

Subject to the provisions of the Companies Law, the Company may, to the maximum extent permitted by law, exempt and release, in advance, any Office Holder from any liability for damages arising out of a breach of a duty of care.

66.	GENERAL.

(a) Any amendment to the Companies Law or any other applicable law adversely affecting the right of any Office Holder to be indemnified, insured or exempt pursuant to Articles 63 to 65 and any amendments to Articles 63 to 65 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify, insure or exempt an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

(b) The provisions of Articles 63 to 65 (i) shall apply to the maximum extent permitted by law (including, the Companies Law, the Securities Law and the Economic Competition Law); and (ii) are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification (whether in advance or retroactively) and/or exemption, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

LOCK –UP

67.	LOCK-UP.

Notwithstanding anything to the contrary herein, and subject only to the exceptions set forth in Article 68, other than with the written consent of the Company, each Shareholder as of immediately prior to the time these Articles have become effective (but after giving effect to the stock split as contemplated pursuant to the Business Combination Agreement, dated as of May 25, 2021, by and among the Company, Valens Merger Sub, Inc., a Delaware corporation, and PTK Acquisition Corp., a Delaware corporation (“SPAC”)) (such time, the “Lock-Up Effective Time,” and each such Shareholder, a “Locked-Up Shareholder”) shall not be entitled to Transfer any Shares held by such Locked-Up Shareholder as of immediately prior to the Lock-Up Effective Time and any Ordinary Shares issuable upon conversion or exercise of warrants, options or any other instrument held by the Holders as of immediately prior to the Closing (“Locked-Up Shares”) or any instruments exercisable or exchangeable for, or convertible into, such Locked-Up Shares, in each case until a date that is one hundred and eighty (180) days following the Lock-Up Effective Time (the “Lock-Up Period”). “Transfer” shall mean, directly or indirectly, the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, the Locked-Up Shares, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, the Locked-Up Shares, whether any such transaction is to be settled by delivery of such Locked-Up Shares, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

68.	PERMITTED TRANSFERS.

Each Locked-Up Shareholder and its Permitted Transferees may Transfer the Locked-up Shares during the Lock-up Period (a) to (i) such Locked-Up Shareholder’s officers or directors, (ii) any affiliates or family members of such Locked-Up Shareholder’s officers or directors, (iii) any members or partners, shareholder or other equity holder of such Locked-Up Shareholder or their affiliates, or (iv) any affiliates of such Locked-Up Shareholder or any employees of any such affiliates; (b) in the case of an individual, (I) by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, (II) by virtue of laws of descent and distribution upon death of the individual and (III) pursuant to a qualified domestic relations order; (c) by virtue of such Locked-Up Shareholder’s certificate of incorporation or bylaws (or equivalent), as amended, upon dissolution of such Locked-Up Shareholder; (d) in connection with a bona fide gift or charitable contribution without consideration; (e) with the written consent of the Board of Directors; (f) in connection with a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction, in each case in this clause (f) as approved by the Board of Directors or a duly authorized committee thereof, which results in all of the Company’s Shareholders having the right to exchange their Shares for cash, securities or other property subsequent to the Lock-Up Effective Time (collectively, the “Permitted Transferees”); provided, however, that in the case of clauses (a) through (d) such Permitted Transferees continue to be subject to these Articles with respect to any Locked-up Shares.

WINDING UP

69.	WINDING UP.

If the Company is wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the Shareholders shall be distributed to them in proportion to the number of issued and outstanding shares held by each Shareholder.

NOTICES

70.	NOTICES.

(a) Any written notice or other document may be served by the Company upon any Shareholder either personally, by facsimile, email or other electronic transmission, or by sending it by prepaid mail (airmail if sent internationally) addressed to such Shareholder at his or her address as described in the Register of Shareholders or such other address as the Shareholder may have designated in writing for the receipt of notices and other documents.

(b) Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the Secretary or the Chief Executive Officer of the Company at the principal office of the Company, by facsimile transmission, or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.

(c) Any such notice or other document shall be deemed to have been served:

(i) in the case of mailing, forty-eight (48) hours after it has been posted, or when actually received by the addressee if sooner than forty-eight hours after it has been posted, or

(ii) in the case of overnight air courier, on the next business day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner than three business days after it has been sent;

(iii) in the case of personal delivery, when actually tendered in person, to such addressee;

(iv) in the case of facsimile, email or other electronic transmission, on the first business day (during normal business hours in place of addressee) on which the sender receives automatic electronic confirmation by the addressee’s facsimile machine that such notice was received by the addressee or delivery confirmation from the addressee’s email or other communication server.

(d) If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 70.

(e) All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.

(f) Any Shareholder whose address is not described in the Register of Shareholders, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

(g) Notwithstanding anything to the contrary contained herein, notice by the Company of a General Meeting, containing the information required by applicable law and these Articles to be set forth therein, which is published, within the time otherwise required for giving notice of such meeting, in either or several of the following manners (as applicable) shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any Shareholder whose address as registered in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located either inside or outside the State of Israel:

(i) if the Company’s shares are then listed for trading on a national securities exchange in the United States or quoted in an over-the-counter market in the United States, publication of notice of a General Meeting pursuant to a report or a schedule filed with, or furnished to, the SEC pursuant to the Securities Exchange Act of 1934, as amended; and/or

(ii) on the Company’s internet site.

(h) The mailing or publication date and the record date and/or date of the meeting (as applicable) shall be counted among the days comprising any notice period under the Companies Law and the regulations thereunder.

AMENDMENT

71.	AMENDMENT.

Any amendment of these Articles shall require, in addition to the approval of the General Meeting of shareholders in accordance with these Articles, also the approval of the Board of Directors with the affirmative vote of a majority of the then serving Directors.

FORUM FOR ADJUDICATION OF DISPUTES

72.	FORUM FOR ADJUDICATION OF DISPUTES.

(a) Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the U.S. Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. The foregoing provisions of this Article 72 shall not apply to causes of action arising under the U.S. Securities Exchange Act of 1934, as amended.

(b) Unless the Company consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law.

(c) Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to the provisions of this Article 72.

*        *        *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

The Companies Law, 5759-1999 provides that a company may not exempt or indemnify a director or an executive officer (each an “Officer”) for, or enter into an insurance contract that would provide coverage for, any liability incurred as a result of any of the following: (i) a breach by the Officer of his or her duty of loyalty unless, with respect to insurance coverage or indemnification, due to a breach of his or her duty of loyalty to the company committed in good faith and with reasonable grounds to believe that such act would not prejudice the interests of the company; (ii) a breach by the Officer of his or her duty of care to the company committed intentionally or recklessly; (iii) any act or omission done with the intent of unlawfully realizing personal gain; or (iv) a fine, monetary sanction, forfeit or penalty imposed upon an Officer. In addition, the Companies Law provides that Officers can only be exempted in advance with respect to liability for damages caused as a result of a breach of their duty of care to the company (but not for such breaches committed intentionally or recklessly, as noted above, or in connection with a distribution (as defined in the Companies Law)).

Valens’ Articles of Association include provisions under which officers are or may be insured, exempted or indemnified against liability, which they may incur in their capacities as such, to the maximum extent permitted by law.

Item 21. Exhibits and Financial Statements Schedules

Exhibit Number	Description

2.1†	Business Combination Agreement, dated as of May 25, 2021, by and among Valens, PTK and Merger Sub (included as Annex A to the proxy statement/prospectus).

3.1+	Articles of Association of Valens.

3.2	Form of Amended and Restated Articles of Association of Valens (included as Annex B to the proxy statement/prospectus).

3.3	Amended and Restated Certificate of Incorporation of PTK (incorporated by reference to Exhibit 3.2 to PTK’s Registration Statement on Form S-1 filed on June 12, 2020).

4.1	Specimen Unit Certificate of PTK (incorporated by reference to Exhibit 4.1 to PTK’s Registration Statement on Form S-1 filed on June 12, 2020).

4.2	Specimen Common Stock Certificate of PTK (incorporated by reference to Exhibit 4.2 to PTK’s Registration Statement on Form S-1 filed on June 12, 2020).

4.3	Specimen Warrant Certificate of PTK (incorporated by reference to Exhibit 4.3 to PTK’s Registration Statement on Form S-1 filed on June 12, 2020).

4.4	Warrant Agreement, dated as of July 13, 2020, between Continental and PTK (incorporated by reference to PTK’s Current Report on Form 8-K filed on July 21, 2020).

4.5	Registration Rights Agreement, dated as of July 13, 2020, by and among PTK, Sponsor and certain equityholders of PTK (incorporated by reference to Exhibit 10.4 to PTK’s Current Report on Form 8-K filed on July 21, 2020).

4.6	Letter Agreement, dated as of July 13, 2020, by and among PTK, its officers and directors, and Sponsor (incorporated by referenced to Exhibit 10.1 to PTK’s Current Report on Form 8-K filed on July 21, 2020).

4.7*	Specimen Ordinary Share Certificate of Valens.

4.8*	Specimen Warrant Certificate of Valens.

Exhibit Number	Description

4.9+	Form of Amended and Restated Warrant Agreement, by and among Valens, PTK and Continental.

4.10+	Second Amended and Restated Investors’ Rights Agreement, dated as of May 25, 2021, by and among Valens, certain equityholders of Valens and certain equityholders of PTK.

5.1*	Opinion of Meitar | Law Offices, as to the validity of the Valens ordinary shares and Valens warrants to be issued.

5.2*	Opinion of Davis Polk & Wardwell LLP as to the validity of the Valens warrants to be issued.

10.1	Investment Management Trust Agreement, dated as of July 13, 2020, by and between Continental and PTK (incorporated by reference to Exhibit 10.2 to PTK’s Current Report on Form 8-K filed on July 21, 2020).

10.2+	Form of Support Agreement, dated as of May 25, 2021, by and among Valens, PTK and certain equityholders of Valens.

10.3+	Sponsor Letter Agreement, dated as of May 25, 2021, by certain officers, directors and initial stockholders of PTK in favor of Valens and PTK.

10.4+	Form of Subscription Agreement, by and between Valens and the subscribers party thereto.

10.5*	Form of Director and Officer Indemnification Agreement.

10.6*	Valens Semiconductor Ltd. Compensation Policy

21.1*	List of subsidiaries of Valens.

23.1	Consent of Kesselman & Kesselman, independent registered public accounting firm for Valens.

23.2	Consent of Marcum LLP, independent registered accounting firm for PTK.

23.3*	Consent of Meitar | Law Offices (included in Exhibit 5.1).

23.4*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.2).

24.1+	Power of Attorney.

99.1*	Form of Proxy for Special Meeting

99.2*	Consent of Ker Zhang (Director Nominee)

99.3*	Consent of Adi Toledano Yarel (Director Nominee)

*	To be filed by amendment.

†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

+	Previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hod Hasharon, Israel on the 28th day of July, 2021.

VALENS SEMICONDUCTOR LTD.

By:	/s/ Gideon Ben-Zvi
Name: Gideon Ben-Zvi
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Gideon Ben-Zvi Gideon Ben-Zvi	Chief Executive Officer and Director (Principal Executive Officer)	July 28, 2021

* Dror Heldenberg	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 28, 2021

* Peter Mertens	Director	July 28, 2021

* Yahal Zilka	Director	July 28, 2021

* Eyal Kishon	Director	July 28, 2021

* Dror Jerushalmi	Director	July 28, 2021

* Moshe Lichtman	Director	July 28, 2021

* Michael Linse	Director	July 28, 2021

/s/ Gideon Ben-Zvi
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Valens Semiconductor Ltd. has signed this proxy statement/prospectus in the City of New York, State of New York, on the 28th day of July, 2021.

Authorized U.S. Representative-Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of Cogency Global Inc.